Exhibit 10.25

EXECUTION COPY

$2,550,000,000

CREDIT AGREEMENT

dated as of

November 9, 2007

among

FOUNDATION MERGER SUB, INC.

(to be merged with and into CERIDIAN CORPORATION),

CERIDIAN CANADA LTD.

and

CERIDIAN CANADA HOLDINGS ULC,

as the Borrowers,

THE LENDERS PARTY HERETO,

DEUTSCHE BANK AG NEW YORK BRANCH,

as Administrative Agent

and Collateral Agent

and

DEUTSCHE BANK AG CANADA BRANCH,

as Canadian Sub-Agent

DEUTSCHE BANK SECURITIES INC.

and

CREDIT SUISSE SECURITIES (USA) LLC,

as Joint Lead Arrangers for the Credit Facilities,

DEUTSCHE BANK SECURITIES INC.,

CREDIT SUISSE SECURITIES (USA) LLC

and

BANK OF AMERICA SECURITIES LLC,

as Joint Bookrunners for the Credit Facilities

Table of Contents

			Page
ARTICLE I Definitions			2
Section	1.01.	Defined Terms	2
Section	1.02.	Terms Generally	70
Section	1.03.	Classification of Loans and Borrowings	71
Section	1.04.	Rounding	71
Section	1.05.	References to Agreements and Laws	71
Section	1.06.	Times of Day	71
Section	1.07.	Timing of Payment or Performance	71
Section	1.08.	[Reserved]	71
Section	1.09.	Exchange Rate; Currency Equivalents Generally	72
Section	1.10.	Approved Alternate L/C Currencies	72
Section	1.11.	Pro Forma Calculations	73

ARTICLE II The Credits			74
Section	2.01.	Commitments	74
Section	2.02.	Loans	75
Section	2.03.	Borrowing Procedure	78
Section	2.04.	Evidence of Debt; Repayment of Loans	78
Section	2.05.	Fees	79
Section	2.06.	Interest on Loans	81
Section	2.07.	Default Interest	83
Section	2.08.	Alternate Rate of Interest; Bankers’ Acceptances Availability	84
Section	2.09.	Termination and Reduction of Commitments	84
Section	2.10.	Conversion and Continuation of Borrowings	85
Section	2.11.	Repayment of Borrowings	87
Section	2.12.	Optional Prepayment	87
Section	2.13.	Mandatory Prepayments	88
Section	2.14.	Limitation on Mandatory Prepayments	92
Section	2.15.	Reserve Requirements; Change in Circumstances	93
Section	2.16.	Change in Legality	94
Section	2.17.	Indemnity	95
Section	2.18.	Pro Rata Treatment	95
Section	2.19.	Sharing of Setoffs	96
Section	2.20.	Payments	97
Section	2.21.	Taxes	97
Section	2.22.	Assignment of Commitments under Certain Circumstances; Duty to Mitigate	99
Section	2.23.	Swingline Loans	101
Section	2.24.	US Letters of Credit	103
Section	2.25.	Multicurrency Letters of Credit	108
Section	2.26.	Incremental Credit Extensions	113
Section	2.27.	Provisions Regarding Bankers’ Acceptances, Drafts, etc.	115

(i)

Section	2.28.	Special Provisions Relating to a Re-Allocation Event	115

ARTICLE III Representations and Warranties			116
Section	3.01.	Organization; Powers	116
Section	3.02.	Authorization	116
Section	3.03.	Enforceability	117
Section	3.04.	Governmental Approvals	117
Section	3.05.	Financial Statements	117
Section	3.06.	No Material Adverse Change	118
Section	3.07.	Title to Properties	118
Section	3.08.	Subsidiaries	118
Section	3.09.	Litigation; Compliance with Laws	118
Section	3.10.	Federal Reserve Regulations	118
Section	3.11.	Investment Company Act	118
Section	3.12.	Taxes	119
Section	3.13.	No Material Misstatements	119
Section	3.14.	Employee Benefit Plans	119
Section	3.15.	Environmental Matters	119
Section	3.16.	Security Documents	120
Section	3.17.	Location of Real Property and Leased Premises	120
Section	3.18.	Solvency	120
Section	3.19.	Intellectual Property	120
Section	3.20.	Subordination of Junior Financing	121

ARTICLE IV Conditions of Lending			121
Section	4.01.	All Credit Events	121
Section	4.02.	First Credit Event	122
Section	4.03.	Canadian Multicurrency Revolving Loans to Canadian Revolver Borrower	124

ARTICLE V Affirmative Covenants			125
Section	5.01.	Existence; Compliance with Laws; Businesses and Properties	125
Section	5.02.	Insurance	126
Section	5.03.	Taxes	126
Section	5.04.	Financial Statements, Reports, etc.	126
Section	5.05.	Notices	128
Section	5.06.	Information Regarding Collateral	128
Section	5.07.	Maintaining Records; Access to Properties and Inspections	128
Section	5.08.	Use of Proceeds	129
Section	5.09.	Further Assurances	129
Section	5.10.	Designation of Subsidiaries	132
Section	5.11.	Post-Closing Obligations	133

ARTICLE VI Negative Covenants			134
Section	6.01.	Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock	134
Section	6.02.	Liens	141
Section	6.03.	Restricted Payments	141

(ii)

Section	6.04.	Fundamental Changes	147
Section	6.05.	Asset Sales	150
Section	6.06.	Transactions with Affiliates	151
Section	6.07.	Restrictive Agreements	153
Section	6.08.	Business of the US Borrower and its Restricted Subsidiaries; Canadian Term Borrower	155
Section	6.09.	Modification of Junior Financing Documentation	155
Section	6.10.	Financial Covenant	156
Section	6.11.	Accounting Changes	157

ARTICLE VII Events of Default			157
Section	7.01.	Events of Default	157
Section	7.02.	Right to Cure	160

ARTICLE VIII The Administrative Agent and the Collateral Agent			160

ARTICLE IX Miscellaneous			165
Section	9.01.	Notices	165
Section	9.02.	Survival of Agreement	168
Section	9.03.	Binding Effect	168
Section	9.04.	Successors and Assigns	168
Section	9.05.	Expenses; Indemnity	173
Section	9.06.	Right of Setoff; Payments Set Aside	175
Section	9.07.	Applicable Law	175
Section	9.08.	Waivers; Amendment	175
Section	9.09.	Interest Rate Limitation	178
Section	9.10.	Entire Agreement	178
Section	9.11.	WAIVER OF JURY TRIAL	178
Section	9.12.	Severability	179
Section	9.13.	Counterparts	179
Section	9.14.	Headings	179
Section	9.15.	Jurisdiction; Consent to Service of Process	179
Section	9.16.	Confidentiality	180
Section	9.17.	Release of Collateral	181
Section	9.18.	USA PATRIOT Act Notice	182
Section	9.19.	Lender Action	182
Section	9.20.	Effectiveness of Merger	182
Section	9.21.	Judgment Currency	182

(iii)

SCHEDULES

Schedule 1.01(a)	—	Subsidiary Guarantors
Schedule 1.01(b)	—	Disqualified Institutions
Schedule 1.01(c)	—	Existing Letters of Credit
Schedule 1.01(d)	—	Mandatory Cost Rate
Schedule 2.01	—	Lenders and Commitments
Schedule 2.02(b)	—	Provisions Relating to Bankers’ Acceptance Loans and B/A Equivalent Loans
Schedule 3.08	—	Subsidiaries
Schedule 3.17(a)	—	Owned Real Property
Schedule 3.17(b)	—	Leased Real Property
Schedule 5.11	—	Post-Closing Matters
Schedule 6.01	—	Existing Indebtedness
Schedule 6.02	—	Existing Liens

EXHIBITS

Exhibit A	—	Form of Administrative Questionnaire
Exhibit B	—	Form of Assignment and Acceptance
Exhibit C	—	Form of Borrowing Request
Exhibit D	—	Form of US Guarantee and Collateral Agreement
Exhibit E	—	Form of Non-Bank Certificate
Exhibit F-1	—	Form of Trademark Security Agreement
Exhibit F-2	—	Form of Patent Security Agreement
Exhibit F-3	—	Form of Copyright Security Agreement
Exhibit G	—	Form of Intercompany Subordination Agreement
Exhibit H	—	Form of Joinder Agreement
Exhibit I	—	Form of Holdings Pledge Agreement

(iv)

CREDIT AGREEMENT dated as of November 9, 2007 (this “Agreement”), among FOUNDATION MERGER SUB, INC., a Delaware corporation (“Merger Sub”), to be merged with and into CERIDIAN CORPORATION, a Delaware corporation (the “Company”), CERIDIAN CANADA HOLDINGS ULC, a Nova Scotia unlimited liability company (the “Canadian Term Borrower”), CERIDIAN CANADA LTD., a Canadian corporation to be amalgamated with 6866212 Canada Inc., a Canadian federal corporation, with the amalgamated entity continuing as Ceridian Canada Ltd. (the “Canadian Amalgamation”, with the amalgamated entity being referred to herein as the “Canadian Revolver Borrower”; and together with the US Borrower (as defined herein) and the Canadian Term Borrower, the “Borrowers” and each, a “Borrower”), the Lenders (as defined herein), and DEUTSCHE BANK AG NEW YORK BRANCH (“DBNY”), as the Administrative Agent and the Collateral Agent (in each case, as defined herein) for the Lenders, DEUTSCHE BANK AG CANADA BRANCH, as the Canadian Sub-Agent (as defined herein) for the Lenders, DEUTSCHE BANK SECURITIES INC. (“DBSI”) and CREDIT SUISSE SECURITIES (USA) LLC (“CS”), as Arrangers (as defined herein) for the Credit Facilities, and DBSI, CS and BANK OF AMERICA SECURITIES LLC, as joint bookrunners. Capitalized terms used herein shall have the meanings set forth in Article I.

RECITALS

A. Foundation Holdings, Inc., a Delaware corporation (“Holdings”), owns all of the Equity Interests of Merger Sub. Pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into the Company, with the Company surviving the Merger as a wholly-owned subsidiary of Holdings.

B. To fund a portion of the Merger, the Sponsors and certain other investors (including the Management Investors) will contribute an amount in cash directly or indirectly to Holdings in exchange for Equity Interests in Holdings (which cash will be contributed to Merger Sub in exchange for Equity Interests in Merger Sub), which together with the amount of any rollover equity issued to the Management Investors, shall be no less than 25.0% of the total debt and equity of the US Borrower after giving effect to the transactions described herein (such contribution and rollover, collectively, the “Equity Investment”).

C. To consummate the transactions contemplated by the Merger Agreement, Merger Sub will issue the Senior Notes.

D. The Borrowers have requested (a) the Lenders to extend credit in the form of (i) US Term Loans on the Closing Date in an aggregate principal amount of $2,140,000,000 to the US Borrower, (ii) Canadian Term Loans on the Closing Date in an aggregate principal amount of $110,000,000 to the Canadian Term Borrower, (iii) US Revolving Loans at any time and from time to time prior to the Revolving Credit Maturity Date, in an aggregate principal amount at any time outstanding not in excess of $225,000,000 and (iv) Multicurrency Revolving Loans at any time after the Closing Date and from time to time prior to the Revolving Credit Maturity Date, in an aggregate Principal Amount at any time outstanding not in excess of $75,000,000, (b) the US Swingline Lender to extend credit in the form of US Swingline Loans, in an aggregate principal amount at any time outstanding not in excess of $75,000,000, (c) the Multicurrency Swingline Lender to extend credit in the form of Multicurrency Swingline Loans, in an aggregate Principal Amount at any time outstanding not in excess of $25,000,000, (d) the US Issuing Banks to issue US Letters of Credit, in an aggregate Stated Amount at any time outstanding not in excess of $75,000,000 and (e) the Multicurrency Issuing Banks to issue Multicurrency Letters of Credit, in an aggregate Stated Amount at any time outstanding not in excess of $25,000,000.

E. The Lenders are willing to extend such credit to the Borrowers and the Issuing Banks are willing to issue Letters of Credit for the account of the Borrowers, in each case, on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

Section 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acquired Indebtedness” shall mean, with respect to any specified Person,

(a) Indebtedness of any other Person existing at the time such other Person is merged or amalgamated with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging or amalgamating with or into or becoming a Restricted Subsidiary of such specified Person, and

(b) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Lender” shall have the meaning assigned to such term in Section 2.26(a).

“Adjusted Consolidated Leverage Ratio” shall mean, with respect to the US Borrower and its Restricted Subsidiaries as of the end of any fiscal quarter of the US Borrower, the ratio of Adjusted Consolidated Total Debt on such date to EBITDA for the period of four consecutive fiscal quarters most recently ended on or prior to such date.

“Adjusted Consolidated Secured Debt Ratio” shall mean, as of the date of determination, the ratio of (a) the Adjusted Consolidated Total Debt of the US Borrower and its Restricted Subsidiaries on such date that is secured by Liens to (b) EBITDA of the US Borrower and its Restricted Subsidiaries for the most recently ended four fiscal quarters ending on or immediately prior to such date.

“Adjusted Consolidated Total Debt” shall mean, at any time with respect to any Person and its subsidiaries, the total Indebtedness of such Person in respect of borrowed money, Capitalized Lease Obligations and purchase money Indebtedness, minus the amount of unrestricted cash (other than Customer Funds) and Cash Equivalents held by such Person and its Subsidiaries and cash and Cash Equivalents restricted in favor of the Administrative Agent or the Collateral Agent; provided that (i) in calculating the amount of outstanding Revolving Loans or Swingline Loans, Revolving Loans and Swingline Loans shall be equal to the principal amount outstanding on the last Friday of the relevant period for which such calculation is being made and (ii) in calculating the amount of such cash and Cash Equivalents, such Cash and Cash Equivalents shall be equal to the sum of (A) such cash and Cash Equivalents as of the last day of the relevant period determined in accordance with GAAP plus (B) the remainder of (1) such cash and Cash Equivalents set forth in the bank ledger as of the last Friday of the relevant period minus (2) such cash and Cash Equivalents set forth in the bank ledger as of the last day of such period; provided, further, however, that if Revolving Loans or Swingline Loans are incurred after the last Friday of the relevant period and prior to the last day of such period to finance an acquisition or a Restricted Payment made pursuant to Section 6.03(a) or Section 6.03(b)(xi) (to the extent representing a dividend, distribution or return on investment to any direct or indirect parent of the US Borrower) or to refinance other long-term Indebtedness (other than revolving loans), the aggregate principal amount of such Revolving Loans or Swingline Loans so incurred shall be treated as if the same were outstanding on the last Friday of such period.

“Adjusted EURIBO Rate” shall mean, with respect to any EURIBOR Borrowing for any Interest Period, (a) the EURIBO Rate in effect for such Interest Period plus (b) the Mandatory Costs Rate.

“Adjusted LIBO Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum equal to the product of (a) the LIBO Rate in effect for such Interest Period and (b) Statutory Reserves.

“Adjusted Sterling LIBO Rate” shall mean, with respect to any Sterling LIBOR Borrowing for any Interest Period, (a) the Sterling LIBO Rate in effect for such Interest Period plus (b) the Mandatory Costs Rate.

“Administration Fee” shall have the meaning assigned to such term in Section 2.05(b).

“Administrative Agent” shall mean DBNY, in its capacity as administrative agent for the Lenders, and shall include any successor administrative agent appointed pursuant to Article VIII; provided that as used herein and in the other Loan Documents, for purposes of actions to be taken hereunder, notices to be received or given and payments to be received or made by the Canadian Revolver Borrower in respect of all borrowings under, and issuances of Multicurrency Letters of Credit pursuant to, the Multicurrency Revolving Credit Commitments, the term “Administrative Agent” shall mean the Canadian Sub-Agent.

“Administrative Questionnaire” shall mean an Administrative Questionnaire in the form of Exhibit A, or such other form as may be supplied from time to time by the Administrative Agent.

“Affiliate” shall mean, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with the Person specified; provided, however, that no Lender or Agent (nor any of their respective Affiliates) shall be deemed to be an Affiliate of the US Borrower or any of its subsidiaries by virtue of its capacity as a Lender or Agent hereunder.

“Agents” shall have the meaning assigned to such term in Article VIII.

“Aggregate Multicurrency Revolving Credit Exposure” shall mean, at any time, the aggregate amount of the Lenders’ Multicurrency Revolving Credit Exposures at such time.

“Aggregate Revolving Credit Exposure” shall mean, at any time, the sum of the Aggregate Multicurrency Revolving Credit Exposure and the Aggregate US Revolving Credit Exposure at such time.

“Aggregate US Revolving Credit Exposure” shall mean, at any time, the aggregate amount of the Lenders’ US Revolving Credit Exposures at such time.

“Agreement” shall have the meaning assigned to such term in the preamble.

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the greater of (a) (i) solely in the case of Multicurrency Revolving Loans incurred by the Canadian Revolver Borrower and Multicurrency Letters of Credit issued for the account of the Canadian Revolver Borrower, in each case denominated in US Dollars, the Canadian Prime Lending Rate in effect on such day or (ii) otherwise, the US Prime Rate in effect on such day, and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Alternate Base Rate due to a change in the US Prime Rate, the Canadian Prime Lending Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in the US Prime Rate, the Canadian Prime Lending Rate or the Federal Funds Effective Rate, as the case may be.

“Alternate Borrowing Currency” shall mean Canadian Dollars, Euros and Sterling.

“Alternate Currency” shall mean any Alternate Borrowing Currency and any Approved Alternate L/C Currency.

“Alternate Currency Denominated Loans” shall mean any Loans denominated in an Alternate Borrowing Currency.

“Applicable Currency” shall mean (a) with respect to any Loan or payment with respect thereto, the Available Currency in which such Loan was incurred and (b) with respect to any Letter of Credit or payment with respect thereto, the Available Currency in which such Letter of Credit is denominated; provided that (i) the Applicable Currency of any US Letter of Credit denominated in an Approved Alternate L/C Currency shall be US Dollars and (ii) after the occurrence of a Re-Allocation Event, the Applicable Currency with respect to each Loan and each Letter of Credit shall be US Dollars.

“Applicable Percentage” shall mean, for any day, a percentage per annum equal to (a) with respect to any Term Loan, a percentage per annum equal to (i) in the case of a Eurodollar Term Loan, 3.00% and (ii) in the case of an ABR Term Loan, 2.00%, (b) with respect to any Swingline Loan, the applicable percentage per annum set forth below under the caption “ABR Revolving Spread”, (c) with respect to any Euro Rate Revolving Loan, ABR Revolving Loan, Bankers’ Acceptance Loan or Canadian Prime Rate Loan, the applicable percentage per annum set forth below under the caption “Euro Rate Revolving Spread”, “ABR Revolving Spread”, “Drawing Fee” or “Canadian Prime Rate Revolving Spread”, as the case may be, and (d) with respect to a Commitment Fee, the applicable percentage per annum set forth below under the caption “Commitment Fee Percentage”, as the case may be (in the case of clauses (a), (b), (c) and (d) above, based upon the Adjusted Consolidated Leverage Ratio as of the relevant date of determination):

Adjusted Consolidated Leverage Ratio	Euro Rate Revolving Spread and Drawing Fee	ABR Revolving Spread, Canadian Prime Rate Revolving Spread and Swingline Loans	Commitment Fee Percentage
Category 1 Greater than 6.25 to 1.00	3.00%	2.00%	0.50%
Category 2 Less than or equal to 6.25 to 1.00	2.75%	1.75%	0.375%

In respect of clauses (a), (b), (c) and (d) of this definition, each change in the Applicable Percentage resulting from a change in the Adjusted Consolidated Leverage Ratio shall be effective on and after the date of delivery to the Administrative Agent of the Section 5.04 Financials and a Pricing Certificate indicating such change until and including the date immediately preceding the next date of delivery of such financial statements and the related Pricing Certificate indicating another such change. Notwithstanding the foregoing, until the US Borrower shall have delivered the Section 5.04 Financials and the related Pricing Certificate covering a period that includes the first fiscal quarter of the US Borrower ended after the Closing Date, the Adjusted Consolidated Leverage Ratio shall be deemed to be in Category 1 for purposes of determining the Applicable Percentage. In addition, at the option of the Administrative Agent and the Required Lenders, (x) at any time during which the US Borrower has failed to deliver the Section 5.04 Financials or the related Pricing Certificate by the date required thereunder or (y) at any time after the occurrence and during the continuance of an Event of Default, then the Adjusted Consolidated Leverage Ratio shall be deemed to be in the then-existing Category for the purposes of determining the Applicable Percentage (but only for so long as such failure or Event of Default continues, after which the Category shall be otherwise as determined as set forth above).

“Applicable Prepayment Percentage” shall mean 105% or, at any time any Event of Default has occurred and is continuing, 100%.

“Approved Alternate L/C Currency” shall mean each currency (other than US Dollars) that is approved in accordance with Section 1.10.

“Arrangers” shall mean DBSI and CS, in their capacity as joint lead arrangers for the Credit Facilities.

“Asset Sale” shall mean:

(a) the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale and Lease-Back Transaction) of the US Borrower or any of its Restricted Subsidiaries (each referred to in this definition as a “disposition”); or

(b) the issuance or sale of Equity Interests of any Restricted Subsidiary, whether in a single transaction or a series of related transactions;

in each case, other than:

(i) any disposition of Cash Equivalents, Investment Grade Securities or securities constituting Customer Funds or obsolete or worn out property or any disposition of inventory or goods (or other assets) held for sale, in any such case, in the ordinary course of business;

(ii) the disposition of all or substantially all of the assets of the US Borrower and its Restricted Subsidiaries in a manner permitted pursuant to the provisions described under Section 6.04 or any disposition that constitutes a Change of Control;

(iii) the making of any Restricted Payment that is permitted to be made under Section 6.03 or any Permitted Investment;

(iv) any disposition of assets or issuance or sale of Equity Interests of a Restricted Subsidiary in any transaction or series of transactions with an aggregate fair market value of less than $25,000,000;

(v) any disposition of property or assets or issuance of securities (A) by a Restricted Subsidiary of the US Borrower to the US Borrower or (B) by the US Borrower or a Restricted Subsidiary of the US Borrower to another Restricted Subsidiary of the US Borrower; provided that in the case of any event described in clause (B) where the transferee or purchaser is not a US Loan Party, unless both the transferor or seller and the transferee or purchaser are not US Loan Parties, then at the option of the US Borrower, either (1) such disposition shall constitute an Asset Sale for purposes of the definition of Prepayment Asset Sale or (2) the Net Cash Proceeds thereof, when aggregated with the amount of Permitted Investments made pursuant to clauses (a) and (c) of the definition thereof, shall not exceed the US Dollar amount set forth in the final proviso of such definition;

(vi) to the extent allowable under Section 1031 of the Code, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(vii) the sale, lease, assignment or sub-lease of any real or personal property in the ordinary course of business;

(viii) any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(ix) foreclosures on assets;

(x) sales of accounts receivable, or participations therein, in connection with any Receivables Facility;

(xi) any financing transaction with respect to property built or acquired by the US Borrower or a Restricted Subsidiary after the Closing Date, including Sale and Lease-Back Transactions, and asset securitizations permitted under this Agreement and the St. Petersburg Sale and Leaseback;

(xii) sales of accounts receivable in connection with the collection or compromise thereof;

(xiii) transfers of property subject to casualty or condemnation proceedings (including in lieu thereof) upon the receipt of the Net Cash Proceeds therefor; provided such transfer shall constitute a Property Loss Event;

(xiv) the abandonment of intellectual property rights in the ordinary course of business, which in the reasonable good faith determination of the US Borrower, are not material to the conduct of the business of the US Borrower and its Restricted Subsidiaries taken as a whole; and

(xv) voluntary terminations of Hedging Obligations.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee, and accepted by the Administrative Agent and, to the extent required by Section 9.04(b), consented to by the US Borrower, substantially in the form of Exhibit B or such other form as shall be reasonably approved by the Administrative Agent.

“Auto-Renewal Multicurrency Letter of Credit” shall have the meaning assigned to such term in Section 2.25(c).

“Auto-Renewal US Letter of Credit” shall have the meaning assigned to such term in Section 2.24(c).

“Available Currency” shall mean (i) with respect to Term Loans, US Revolving Loans and US Swingline Loans, US Dollars, (ii) with respect to US Letters of Credit, US Dollars and any Approved Alternate L/C Currency, (iii) with respect to Multicurrency Revolving Loans and Multicurrency Letters of Credit, US Dollars and any Alternate Borrowing Currency and (iv) with respect to Multicurrency Swingline Loans, US Dollars or (if such Multicurrency Swingline Loans are incurred by the Canadian Revolver Borrower) Canadian Dollars.

“B/A Discount Proceeds” shall mean, in respect of any Bankers’ Acceptance or Draft issued by the Canadian Revolver Borrower to be purchased by a Multicurrency Revolving Credit Lender on any Drawing Date, as the case may be, pursuant to Section 2.02(b) and Schedule 2.02(b) hereto, the remainder of (i) the result (rounded to the nearest whole Canadian cent, and with one-half of one Canadian cent being rounded up) calculated on the Drawing Date by dividing the aggregate Face Amount of such Bankers’ Acceptance or Draft by the sum of one plus the product of (x) the Reference Discount Rate (expressed as a decimal) applicable to such Bankers’ Acceptance or Draft multiplied by (y) a fraction, the numerator of which is the number of days in the term of such Bankers’ Acceptance or Draft and the denominator of which is 365, with such product being rounded up or down to the fifth decimal place and .000005 being rounded up; minus (ii) the aggregate applicable Drawing Fee.

“B/A Equivalent Note” shall have the meaning provided in Schedule 2.02(b) hereto.

“B/A Instruments” shall mean, collectively, Bankers’ Acceptances, purchased but unaccepted Drafts and B/A Equivalent Notes, and, in the singular, any one of them.

“B/A Lender” shall mean any Multicurrency Revolving Credit Lender which is not a Non-B/A Lender.

“Bankers’ Acceptance” shall mean a Draft drawn and accepted by a B/A Lender pursuant to Section 2.02(b) and Schedule 2.02(b) hereto.

“Bankers’ Acceptance Borrowing” shall mean a Borrowing in respect of Bankers’ Acceptance Loans.

“Bankers’ Acceptance Loans” shall mean (i) the acceptance by a B/A Lender of Bankers’ Acceptances or (ii) the purchase by a Non-B/A Lender of completed Drafts and the exchange of such Drafts for B/A Equivalent Notes, in each case as contemplated in Section 2.02(b) and Schedule 2.02(b) hereto.

“Basel II” means the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement (“Basel II”) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, a Lender or any Issuing Bank or any of their Affiliates).

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Borrowers” shall have the meaning assigned to such term in the preamble.

“Borrowing” shall mean (a) Loans of the same Class and Type made, converted or continued on the same date and, in the case of Euro Rate Loans, as to which a single Interest Period is in effect and having, in the case of Bankers’ Acceptance Loans, the same maturity date, (b) a US Swingline Loan or (c) a Multicurrency Swingline Loan.

“Borrowing Request” shall mean a request by a Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit C, or such other form as shall be approved by the Administrative Agent.

“Business Day” shall mean any day other than a Saturday, Sunday or day on which banks in New York City are generally authorized or required by law to close; provided, however, that when used (a) in connection with a Eurodollar Loan (including with respect to all notices and determinations in connection therewith and any payments of principal, interest or other amounts thereon), the term “Business Day” shall also exclude any day on which banks are generally not open for dealings in US Dollar deposits in the London interbank market, (b) in connection with a EURIBOR Loan (including with respect to all notices and determinations in connection therewith and any payments of principal, interest or other amounts thereon), the term “Business Day” shall also exclude (i) any day on which banks are generally not open for dealings in Euro deposits in the London interbank market and (ii) any day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) Payment System is not open, (c) in connection with a Sterling LIBOR Loan (including with respect to all notices and determinations in connection therewith and any payments of principal, interest or other amounts thereon), the term “Business Day” shall also exclude any day on which banks are generally not open for dealings in Sterling deposits in the London interbank market, and (d) in connection with a Loan denominated in Canadian Dollars (including with respect to all notices and determinations in connection therewith and any payments of principal (or Face Amount, as applicable), interest, fees or other amounts thereon), the term “Business Day” shall also exclude any day on which banks in Toronto, Ontario or Winnipeg, Manitoba are generally authorized or required by law to close.

“Canadian Acquisition” shall mean (a) the incorporation by the Canadian Term Borrower of a new subsidiary, a Canadian corporation (“New CanCo”), (b) the purchase of Ceridian Canada Ltd., a Canadian corporation, by the Canadian Term Borrower from Ceridian Canada Holdings, Inc., a Delaware corporation, (c) the purchase of Ceridian Canada Ltd. by New CanCo from the Canadian Term Borrower and (d) the amalgamation of New CanCo and Ceridian Canada Ltd., with the amalgamated entity continuing as the Canadian Revolver Borrower.

“Canadian Amalgamation” shall have the meaning assigned to such term in the preamble.

“Canadian Borrowers” shall mean each of the Canadian Term Borrower and the Canadian Revolver Borrower.

“Canadian Branch” shall mean a Canadian branch or office of a Multicurrency Revolving Credit Lender which is an authorized foreign bank (within the meaning of Section 2 of the Bank Act), it being understood that such Canadian branch or office shall hold all Loans made by the corresponding Lender to the Canadian Revolver Borrower hereunder and receive all amounts payable to such Lender by the Canadian Revolver Borrower hereunder or under the other Loan Documents in respect of such Multicurrency Revolving Credit Lender’s “Canadian banking business”, for purposes of the Income Tax Act (Canada), with the result that the applicable Multicurrency Revolving Credit Lender, as the case may be, is deemed to be resident in Canada for the purposes of Part XIII of the Income Tax Act (Canada) in respect of any amount paid or credited or to be paid or credited to such Multicurrency Revolving Credit Lender, as the case may be, hereunder.

“Canadian Dollar-Denominated Revolving Loans” shall mean any Multicurrency Revolving Loans denominated in Canadian Dollars.

“Canadian Dollars” or “CAN$” shall mean lawful money of Canada.

“Canadian Guarantee and Collateral Agreement” shall mean, collectively,

(i) a guarantee by the Canadian Term Borrower of the Obligations of the Canadian Revolver Borrower in favor of the Collateral Agent and the other relevant Secured Parties in form and substance reasonably satisfactory to the Collateral Agent;

(ii) a guarantee of each Canadian Subsidiary Guarantor (other than the Canadian Term Borrower) of the Obligations of Canadian Revolver Borrower in favor of the Collateral Agent and the other relevant Secured Parties in form and substance reasonably satisfactory to the Collateral Agent;

(iii) a security agreement by each Canadian Loan Party securing its obligations under the Loan Documents to which it is a party and otherwise in form and substance reasonably satisfactory to the Collateral Agent; and

(iv) a movable hypothec granted by each Canadian Loan Party with assets located in the Province of Quebec securing a bond issued by it in favor of the Collateral Agent and pledged by it to the Collateral Agent for the benefit of the relevant Secured Parties, in each case, pursuant to a movable hypothec, bond and bond pledge agreement in form and substance reasonably satisfactory to the Collateral Agent.

“Canadian Loan Parties” shall mean the Canadian Term Borrower, the Canadian Revolver Borrower and the other Canadian Subsidiary Guarantors.

“Canadian Prime Lending Rate” shall mean the rate which DB Canada (or another Canadian bank or Canadian branch of a United States bank, in each case, of recognized standing reasonably selected by the Administrative Agent in consultation with the Canadian Revolver Borrower) announces from time to time as its prime lending rate for commercial loans denominated in US Dollars at its principal office in Toronto, the Canadian Prime Lending Rate to change when and as such prime lending rate changes. The Canadian Prime Lending Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. DB Canada (or such other bank as may be selected by the Administrative Agent) may make commercial loans or other loans denominated in US Dollars at rates of interest at, above or below the Canadian Prime Lending Rate.

“Canadian Prime Rate” means, for any day, the rate of interest per annum equal to the per annum rate of interest quoted or established as the “prime rate” of the Canadian Sub-Agent which it quotes or establishes for such day as its reference rate of interest in order to determine interest rates for commercial loans made by it in Canadian Dollars in Canada to its Canadian borrowers, adjusted automatically with each quoted or established change in such rate, all without the necessity of any notice to the Canadian Revolver Borrower or any other Person.

“Canadian Resident” shall mean a Person who at that time is (a) a resident of Canada for purposes of the Income Tax Act (Canada); (b) an authorized foreign bank deemed to be resident in Canada for purposes of Part XIII of the Income Tax Act (Canada) in respect of all amounts payable to such Person pursuant to this Agreement, as the case may be; (c) a Canadian partnership, within the meaning of that term for the purposes of paragraph 212(13.1)(b) of the Income Tax Act (Canada); or (d) able to establish to the satisfaction of the Administrative Agent and the Canadian Revolver Borrower based on applicable law in effect on the date on which it becomes a party to this Agreement that such Person is not liable for Canadian withholding tax pursuant to Part XIII of the Income Tax Act (Canada) or pursuant to an income tax treaty in respect of all amounts payable to such Person pursuant to this Agreement.

“Canadian Revolver Borrower” shall have the meaning assigned to such term in the preamble.

“Canadian Sub-Agent” shall mean DB Canada or any other Affiliate of DB Canada which is a Canadian Resident and which is designated by DBNY to act in such capacity.

“Canadian Subsidiary” shall mean any subsidiary of the US Borrower organized under the laws of Canada or any province or territory thereof.

“Canadian Subsidiary Guarantor” shall mean the Canadian Term Borrower and each Canadian Subsidiary listed on Part B of Schedule 1.01(a), and each other Canadian Subsidiary that is or becomes a party to the Canadian Guarantee and Collateral Agreement pursuant to Section 5.09 or otherwise, excluding any Excluded Canadian Subsidiary.

“Canadian Term Borrower” shall have the meaning assigned to such term in the preamble.

“Canadian Term Borrowing” shall mean a Borrowing comprised of Canadian Term Loans.

“Canadian Term Lender” shall mean a Lender with a Canadian Term Loan Commitment or an outstanding Canadian Term Loan.

“Canadian Term Loan Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Canadian Term Loans hereunder as set forth on Schedule 2.01, as the same may be (a) reduced from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.

“Canadian Term Loans” shall mean the term loans made by the Lenders to the Canadian Term Borrower pursuant to Section 2.01(a)(ii).

“Capital Expenditures” shall mean, as to any Person for any period, the additions to property, plant and equipment, software purchases and development expenditures which can be capitalized under GAAP and other capital expenditures of such Person and its subsidiaries that are (or should be) set forth in a consolidated statement of cash flows of such Person.

“Capital Stock” shall mean:

(a) in the case of a corporation, corporate stock;

(b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(c) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligations” shall mean, as to any Person, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) of such Person in accordance with GAAP.

“Cash Equivalents” shall mean:

(a) US Dollars and Canadian Dollars;

(b) (i) Euros; or

(ii) in the case of the US Borrower or a Restricted Subsidiary, such local currencies held by them from time to time in the ordinary course of business;

(c) securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government, the Canadian Government, the United Kingdom government , any member state of the European economic area or any Participating Member State or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;

(d) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus of not less than $500,000,000 in the case of U.S. banks and $100,000,000 (or the U.S. dollar equivalent as of the date of determination) in the case of non-U.S. banks;

(e) repurchase obligations for underlying securities of the types described in clauses (c) and (d) entered into with any financial institution meeting the qualifications specified in clause (d) above;

(f) commercial paper rated at least P-1 by Moody’s or at least A-1 by S&P and in each case maturing within 24 months after the date of creation thereof;

(g) marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) and in each case maturing within 24 months after the date of creation thereof and institutional money market funds registered under the Investment Company Act of 1940;

(h) readily marketable direct obligations issued by any state, commonwealth or territory of the United States, the United Kingdom government, any member state of the European economic area or any Participating Member State or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s or S&P with maturities of 24 months or less from the date of acquisition;

(i) Indebtedness or Preferred Stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of 24 months or less from the date of acquisition;

(j) Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P, Aaa3 (or the equivalent thereof) or better by Moody’s or any 2(a)-7 money fund; and

(k) investment funds investing 95% of their assets in securities of the types described in clauses (a) through (j) above.

Notwithstanding the foregoing, (x) Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (a) and (b) above, provided that such amounts are converted into any currency listed in clauses (a) and (b) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts and (y) Cash Equivalents shall not include Customer Funds.

“CDOR Rate” shall mean, on any day, the per annum rate of interest which is the rate determined as being the arithmetic average of the annual rates applicable to Canadian Dollar bankers’ acceptances having the applicable issue and maturity dates (or dates as closely comparable to the applicable dates) as the Bankers’ Acceptance Loans proposed to be incurred by the Canadian Revolver Borrower displayed and identified as such on the display referred to as the “CDOR Page” (or any display substituted therefor) of Reuters Monitor Money Rates Service as at approximately 10:00 a.m. (Toronto time) on such day, or if such day is not a Business Day, then on the immediately preceding Business Day (as adjusted by DB Canada in good faith after 10:00 a.m. (Toronto time) to reflect any error in a posted rate of interest or in the posted average annual rate of interest); provided, however, if such a rate does not appear on such CDOR Page, then the CDOR Rate, on any day, shall be the discount rate quoted by DB Canada (determined as of 10:00 A.M. (Toronto Time)) on such day at which DB Canada would purchase its own bankers’ acceptances with comparable face amount and with the same maturity dates as (or dates as closely comparable to the maturity dates of) Bankers’ Acceptance Loans to be incurred by the Canadian Revolver Borrower (as applicable) on such day, or if such day is not a Business Day, then on the immediately preceding Business Day.

“Change in Law” shall mean (a) the adoption of any law, rule or regulation after the date of this Agreement or, in the case of an assignee, an adoption after the date such Person became a party to this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or, in the case of an assignee, a change after the date such Person became a party to this Agreement, or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 2.15, by any lending office of such Lender or by such Lender’s or Issuing Bank’s holding company, if any) with any request, guideline or directive of any Governmental Authority made or issued after the date the relevant Lender or Issuing Bank becomes a party to this Agreement.

A “Change of Control” shall be deemed to have occurred if:

(a) the Permitted Investors cease to have the power, directly or indirectly, to vote or direct the voting of Equity Interests of the US Borrower representing a majority of the ordinary voting power for the election of directors (or equivalent governing body) of the US Borrower; provided that the occurrence of the foregoing event shall not be deemed a Change of Control if,

(i) any time prior to the consummation of a Qualified Public Offering, and for any reason whatsoever, (A) the Permitted Investors otherwise have the right, directly or indirectly, to designate (and do so designate) a majority of the board of directors of the US Borrower or (B) the Permitted Investors own, directly or indirectly, of record and beneficially an amount of Equity Interests of the US Borrower having ordinary voting power that is equal to or more than 50% of the amount of Equity Interests of the US Borrower having ordinary voting power owned, directly or indirectly, by the Permitted Investors of record and beneficially as of the Closing Date (determined by taking into account any stock splits, stock dividends or other events subsequent to the Closing Date that changed the amount of Equity Interests, but not the percentage of Equity Interests, held by the Permitted Investors) and such ownership by the Permitted Investors represents the largest single block of Equity Interests of the US Borrower having ordinary voting power held by any person or related group for purposes of Section 13(d) of the Securities Exchange Act of 1934, or

(ii) at any time after the consummation of a Qualified Public Offering, and for any reason whatsoever, (A) no “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 as in effect on the date hereof, but excluding any employee benefit plan of such Person and its subsidiaries, and any Person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), excluding the Permitted Investors, shall become the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under such Act), directly or indirectly, of more than the greater of (1) 35% of outstanding Equity Interests of the US Borrower having ordinary voting power and (2) the percentage of the then outstanding Equity Interests of the US Borrower having ordinary voting power owned, directly or indirectly, beneficially and of record by the Permitted Investors and (B) during each period of 12 consecutive months, a majority of the board of directors of the US Borrower shall consist of the Continuing Directors; or

(b) any change in control (or similar event, however defined) with respect to the US Borrower or any Restricted Subsidiary shall occur under and as defined in the Senior Notes Documentation, to the extent the Senior Notes constitute Material Indebtedness of the US Borrower or any Restricted Subsidiary; or

(c) at any time prior to the consummation of a Qualified Public Offering, Holdings shall directly own, beneficially and of record, less than 100% of the issued and outstanding Equity Interests of the US Borrower.

“Charges” shall have the meaning assigned to such term in Section 9.09.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are US Revolving Loans, Multicurrency Revolving Loans, US Term Loans, Canadian Term Loans, US Swingline Loans or Multicurrency Swingline Loans, and, when used in reference to any Commitment, refers to whether such Commitment is a US Revolving Credit Commitment, Multicurrency Revolving Credit Commitment, US Term Loan Commitment, Canadian Term Loan Commitment, US Swingline Commitment or Multicurrency Swingline Commitment.

“Closing Date” shall mean November 9, 2007.

“Closing Date Projections” shall mean the financial model dated October 30, 2007 delivered to the Arrangers prior to the Closing Date.

“Code” shall mean the Internal Revenue Code of 1986.

“Collateral” shall mean all property and assets of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document, and shall include the Mortgaged Properties but shall not include Equity Interests representing more than 65% of the total combined voting power of any Foreign Subsidiary to secure the Obligations of any US Loan Party or the Canadian Term Borrower, except to the extent such excess portion over 65% secures the guaranty Obligations of such US Loan Party or the Canadian Term Borrower of the Obligations of the Canadian Revolver Borrower only.

“Collateral Agent” shall mean DBNY, in its capacity as collateral agent for the Secured Parties, and shall include any successor collateral agent appointed pursuant to Article VIII.

“Comdata” shall mean Comdata Network, Inc., a Maryland corporation.

“Commitment Fee” shall mean the US Commitment Fee and/or the Multicurrency Commitment Fee, as the context may require.

“Commitments” shall mean the Revolving Credit Commitments, Term Loan Commitments and Swingline Commitments.

“Company” shall have the meaning assigned to such term in the preamble.

“Company Material Adverse Effect” shall mean a “Material Adverse Effect” (as defined in the Merger Agreement) with respect to the Company.

“Consolidated Depreciation and Amortization Expense” shall mean, with respect to any Person, for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees and capitalized software expenditures and amortization of unrecognized prior service costs and actuarial gains and losses related to pensions and other post-employment benefits, of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Indebtedness” shall mean, as of any date of determination, the sum, without duplication, of (a) the total amount of Indebtedness of the US Borrower and its Restricted Subsidiaries, plus (b) the greater of the aggregate liquidation value and maximum fixed repurchase price without regard to any change of control or redemption premiums of all Disqualified Stock of the US Borrower and the Restricted Guarantors and all Preferred Stock of its Restricted Subsidiaries that are not US Subsidiary Guarantors, in each case, determined on a consolidated basis in accordance with GAAP less (c) the amount of unrestricted cash (other than Customer Funds) and Cash Equivalents held by the US Borrower and its Restricted Subsidiaries and cash and Cash Equivalents of such Person and restricted in favor of the Administrative Agent or the Collateral Agent; provided that in calculating the amount of outstanding Revolving Loans, Swingline Loans or cash and Cash Equivalents on such date of determination, Revolving Loans, Swingline Loans and cash and Cash Equivalents shall be equal to the amount outstanding on the Friday immediately preceding such date of determination; provided, further, however, that if Revolving Loans or Swingline Loans are incurred after the last Friday prior to the date of determination and on or prior to the date of determination to finance an acquisition or a Restricted Payment made pursuant to Section 6.03(a) or Section 6.03(b)(xi) (to the extent representing a dividend, distribution or return on investment to any direct or indirect parent of the US Borrower) or to refinance other long-term Indebtedness (other than revolving loans), the aggregate Principal Amount of such Revolving Loans or Swingline Loans so incurred shall be treated as if the same were outstanding on the Friday immediately preceding such date of determination.

“Consolidated Interest Expense” shall mean, with respect to any Person for any period, without duplication, the sum of:

(a) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (i) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (ii) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (iii) non-cash interest expense (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (iv) the interest component of Capitalized Lease Obligations, and (v) net payments, if any, pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding (w) any Special Interest, (x) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, (y) any expensing of bridge, commitment and other financing fees and (z) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Receivables Facility); plus

(b) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; less

(c) interest income of such Person and its Restricted Subsidiaries for such period (other than interest and investment income earned on Customer Funds).

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by the US Borrower to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Leverage Ratio” shall mean, as of the date of determination, the ratio of (a) the Consolidated Indebtedness of the US Borrower and its Restricted Subsidiaries on such date to (b) EBITDA of the US Borrower and its Restricted Subsidiaries for the most recently ended four fiscal quarters ending immediately prior to such date for which financial statements have been delivered to the Lenders pursuant to this Agreement.

“Consolidated Net Income” shall mean, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that (without duplication),

(a) any after-tax effect of extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses (including relating to the Transactions) and severance, legal settlements, relocation costs, curtailments or modifications to pension and post-retirement employee benefit plans, the amount of any restructuring charges or reserves deducted, including any restructuring costs incurred in connection with acquisitions, costs related to the closure, opening and/or consolidation of facilities, retention charges, systems establishment costs, spin-off costs, transition costs associated with transferring operations offshore and other transition costs, signing, retention and completion bonuses, conversion costs and excess pension charges and consulting fees incurred in connection with any of the foregoing shall be excluded,

(b) the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period and adjust for the one-time or out-of-period impact of any accounting policy changes,

(c) any after-tax effect of income (loss) from disposed or discontinued operations and any net after-tax gains or losses on disposal of disposed, abandoned or discontinued operations shall be excluded,

(d) any after-tax effect of gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business, as determined in good faith by the US Borrower, shall be excluded,

(e) the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided, that Consolidated Net Income of such Person shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to such Person or a Subsidiary thereof that is the US Borrower or a Restricted Subsidiary in respect of such period,

(f) solely for the purpose of determining the amount available under clause (a) of the definition of Restricted Payment Applicable Amount, the Net Income for such period of any Restricted Subsidiary (other than any US Subsidiary Guarantor) shall be excluded if the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination wholly permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived, provided, that Consolidated Net Income of the US Borrower will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) to the US Borrower or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein,

(g) effects of purchase accounting adjustments (including the effects of such adjustments pushed down to such Person and such Subsidiaries) in component amounts required or permitted by GAAP, resulting from the application of purchase accounting in relation to the Transactions or any consummated acquisition or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded,

(h) any after-tax effect of income (loss) from the early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments (other than those arising from Comdata fuel derivative arrangements) shall be excluded,

(i) any impairment charge or asset write-off, in each case, pursuant to GAAP and the amortization of intangibles arising pursuant to GAAP shall be excluded,

(j) any non-cash compensation expense recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights and any non-cash charges associated with the rollover, acceleration or payout of Equity Interests by management of the US Borrower or any of its direct or indirect parent companies in connection with Transactions shall be excluded,

(k) any fees and expenses incurred during such period, or any amortization thereof for such period, in each case, regardless of how characterized under GAAP, in connection with the Transactions and any acquisition, Investment, disposition not prohibited under Section 6.05, issuance or repayment of Indebtedness, issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument (in each case, including any such transaction consummated prior to the Closing Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction shall be excluded,

(l) accruals and reserves that are established within twelve months after the Closing Date that are so required to be established as a result of the Transactions in accordance with GAAP shall be excluded, and

(m) to the extent actually reimbursed, or so long as the US Borrower had made a determination that there exists reasonable evidence that such will be reimbursed by the insurer and only to the extent that such amount is (i) not denied by the applicable carrier in writing within 180 days and (ii) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), expenses with respect to liability or casualty events or business interruptions shall be excluded.

Notwithstanding the foregoing, for the purpose of Section 6.03 only (other than paragraph (d) of the definition of Restricted Payment Applicable Amount), there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by the US Borrower and its Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from the US Borrower and its Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments by the US Borrower or any of its Restricted Subsidiaries, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under paragraph (d) of the definition of Restricted Payment Applicable Amount.

“Consolidated Secured Debt Ratio” shall mean, as of the date of determination, the ratio of (a) the Consolidated Indebtedness of the US Borrower and its Restricted Subsidiaries on such date that is secured by Liens, to (b) EBITDA of the US Borrower and its Restricted Subsidiaries for the most recently ended four fiscal quarters ending immediately prior to such date for which financial statements have been delivered to the Lenders pursuant to this Agreement.

“Contingent Obligations” shall mean, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that, in each case, do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent,

(a) to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(b) to advance or supply funds

(i) for the purchase or payment of any such primary obligation, or

(ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or

(c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Continuing Directors” shall mean the directors of the US Borrower on the Closing Date, as elected or appointed after giving effect to the Merger and the other transactions contemplated hereby, and each other director, if, in each case, such other director’s nomination for election to the board of directors of the US Borrower is recommended by a majority of the then Continuing Directors or such other director receives the vote of the Permitted Investors in his or her election by the stockholders of the US Borrower.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Credit Event” shall have the meaning assigned to such term in Section 4.01.

“Credit Facilities” shall mean the revolving credit, swingline and letter of credit facilities provided hereunder, and the term loan facilities contemplated by Section 2.01 and Section 2.26, if any.

“Credit Increase” shall have the meaning assigned to such term in Section 2.26(a).

“CS” shall have the meaning assigned to such term in the preamble.

“Cumulative Retained Excess Cash Flow Amount” shall mean, at any date, an amount not less than zero in the aggregate, determined on a cumulative basis equal to the aggregate cumulative sum of the Excess Cash Flow for each fiscal year ending after December 31, 2007 and prior to such date not required to prepay the Term Loans pursuant to Section 2.13(c); provided that for purposes of this definition only, the term “Excess Cash Flow” for any fiscal year shall exclude 100% of the Excess Cash Flow for such fiscal year that is subject to the restrictions described in the proviso appearing in Section 2.13(c) (i.e., not just the applicable ECF Percentage of the portion of the Excess Cash Flow that is not required to be prepaid as a result of the application of such proviso).

“Cure Amount” shall have the meaning assigned to such term in Section 7.02.

“Cure Right” shall have the meaning assigned to such term in Section 7.02.

“Current Assets” shall mean, at any time, (a) the consolidated current assets (other than cash and Cash Equivalents) of the US Borrower and its Restricted Subsidiaries that would, in accordance with GAAP, be classified on a consolidated balance sheet of the US Borrower and its Restricted Subsidiaries as current assets at such date of determination, other than amounts related to current or deferred Taxes based on income or profits (but excluding assets held for sale, loans (permitted) to third parties, pension assets, deferred bank fees and derivative financial instruments) and (b) in the event that a Receivables Facility is accounted for off-balance sheet, (x) gross accounts receivable comprising part of the assets subject to such Receivables Facility less (y) collections against the amounts sold pursuant to clause (x).

“Current Liabilities” shall mean, at any time, the consolidated current liabilities of the US Borrower and its Restricted Subsidiaries at such time, but excluding, without duplication, (a) the current portion of any long-term Indebtedness, (b) outstanding Revolving Loans, L/C Exposure and Swingline Loans, (c) accruals of consolidated interest expense (excluding consolidated interest expense that is due and unpaid), (d) accruals for current or deferred Taxes based on income or profits and (e) accruals of any costs or expenses related to restructuring reserves to the extent permitted to be included in the calculation of Consolidated Net Income pursuant to clause (a) thereof.

“Customer Funds” shall mean any investments in client or customer assets identified in the books and records of the US Borrower and its subsidiaries whether held in trust accounts or otherwise pursuant to investment policies established by the US Borrower and its subsidiaries from time to time.

“DB Canada” shall mean Deutsche Bank AG Canada Branch (which, for greater certainty, is a Canadian Branch for purposes of this Agreement), in its individual capacity, and any successor corporation thereto by merger, amalgamation, consolidation or otherwise which is a Canadian Resident or a Canadian Branch.

“DBNY” shall have the meaning assigned to such term in the preamble.

“DBSI” shall have the meaning assigned to such term in the preamble.

“Default” shall mean any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would constitute an Event of Default.

“Defaulting Lender” shall mean any Lender that (a) has failed (which failure has not been cured) to fund any portion of the Revolving Loans, Term Loans or participations in the L/C Exposure required to be funded by it hereunder on the date required to be funded by it hereunder, (b) has otherwise failed (which failure has not been cured) to pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder on the date when due, unless the subject of a good faith dispute, (c) has notified the Administrative Agent and/or the US Borrower that it does not intend to comply with the obligations under Sections 2.02, 2.23, 2.24 or 2.25, or (d) is insolvent or is the subject of a bankruptcy or insolvency proceeding; provided, however, that any Lender which ceases to be a “Defaulting Lender” as a result of a cure of any failure described in clause (a) or (b) above shall nevertheless constitute a Defaulting Lender for purposes of said clauses (and this Agreement) if such Lender has previously cured such a failure at least two times.

“Designated Non-Cash Consideration” shall mean the fair market value of non-cash consideration received by the US Borrower or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-Cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, executed by a Financial Officer of the US Borrower, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-Cash Consideration.

“Designated Preferred Stock” shall mean Preferred Stock of the US Borrower, a Restricted Subsidiary or any direct or indirect parent company of the US Borrower (in each case other than Disqualified Stock) that is issued for cash (other than to the US Borrower or a Restricted Subsidiary or an employee stock ownership plan or trust established by the US Borrower or its subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate executed by a Financial Officer of the US Borrower, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in the definition of Restricted Payment Applicable Amount.

“Disqualified Institutions” shall mean those institutions set forth on Schedule 1.01(b) hereto or any Persons (or Affiliates of such Persons) who are competitors of the US Borrower and its subsidiaries as notified in writing to the Administrative Agent or the Lenders from time to time.

“Disqualified Stock” shall mean, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (in each case, other than solely for Capital Stock which is not Disqualified Stock or solely as a result of a change of control or asset sale, so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale shall be subject to the occurrence of the Termination Date or such repurchase or redemption is otherwise permitted by this Agreement (including as a result of a waiver or amendment hereunder)), in whole or in part, in each case prior to the date 91 days after the Term Loan Maturity Date; provided, however, that if such Capital Stock is issued to any plan for the benefit of employees of the US Borrower or its subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased in order to satisfy applicable statutory or regulatory obligations.

“Domestic Subsidiaries” shall mean all subsidiaries incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.

“Draft” shall mean at any time either a depository bill within the meaning of the Depository Bills and Notes Act (Canada), or a bill of exchange, within the meaning of the Bills of Exchange Act (Canada), in Canadian Dollars and drawn by the Canadian Revolver Borrower on a Multicurrency Revolving Credit Lender and bearing such distinguishing letters and numbers as such Multicurrency Revolving Credit Lender may determine, but which at such time has not been completed or accepted by such Multicurrency Revolving Credit Lender.

“Drawing Date” shall mean any Business Day fixed pursuant to Section 2.03 and Schedule 2.02(b) for the creation of Bankers’ Acceptances or the purchase of completed Drafts and the exchange thereof for B/A Equivalent Notes, in each case by a Multicurrency Revolving Credit Lender pursuant to Schedule 2.02(b).

“Drawing Fee” shall mean, in respect of a Draft drawn by the Canadian Revolver Borrower hereunder and accepted by a B/A Lender or a Draft purchased by a Non-B/A Lender, a fee calculated on the Face Amount of such Draft at a rate per annum equal to the Applicable Percentage that would be payable with respect to a Bankers’ Acceptance Loan drawn on the Drawing Date of such Draft and maturing on the maturity date of respective Draft. Drawing Fees shall be calculated on the basis of the term to maturity of the Draft and a year of 365 days.

“EBITDA” shall mean, with respect to any Person for any period, the Consolidated Net Income of such Person and its Restricted Subsidiaries for such period :

(a) increased (without duplication and only to the extent deducted (and not added back) in computing Consolidated Net Income) by:

(i) provision for taxes based on income or profits or capital, including, without limitation, state, franchise and similar taxes, foreign withholding taxes and foreign unreimbursed value added taxes of such Person and such subsidiaries paid or accrued during such period; plus

(ii) Fixed Charges of such Person and such subsidiaries for such period (including (x) net losses on Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, (y) fees payable in respect of letters of credit and (z) costs of surety bonds in connection with financing activities, in each case, to the extent included in Fixed Charges); plus

(iii) Consolidated Depreciation and Amortization Expense of such Person and such subsidiaries for such period; plus

(iv) any expenses or charges (other than depreciation or amortization expense) related to any Equity Offering, Permitted Investment, acquisition, disposition, recapitalization or the incurrence or repayment of Indebtedness (and any amendment or modification to any such transaction) permitted under this Agreement (including a refinancing thereof) (whether or not successful), including (x) such fees, expenses or charges related to the offering of the Senior Notes and the obtaining of the Credit Facilities, (y) any amendment or other modification of the Senior Notes and the Credit Facilities and (z) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Receivables Facility; plus

(v) [reserved];

(vi) any other non-cash charges not set forth in clauses (i) through (v), including any write offs or write downs, for such period; provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from EBITDA in such future period to the extent paid, and excluding amortization of a prepaid cash item that was paid in a prior period; plus

(vii) the amount of any minority interest expense consisting of subsidiary income attributable to minority equity interests of third parties in any non-Wholly-Owned Subsidiary; plus

(viii) (x) the amount of management, monitoring, consulting, transaction and advisory fees and related expenses paid in such period to the Sponsors to the extent otherwise permitted under Section 6.06 and (y) any business optimization expenses; plus

(ix) the amount of loss on sale of receivables and related assets to the Receivables Subsidiary in connection with a Receivables Facility; plus

(x) any costs or expense by such Person or any such subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the US Borrower or a Restricted Guarantor or net cash proceeds of an issuance of Equity Interest of the US Borrower or a Restricted Guarantor (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation set forth in the definition of Restricted Payment Applicable Amount;

(b) decreased by (without duplication) (i) any non-cash gains increasing Consolidated Net Income of such Person and such subsidiaries for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced EBITDA in any prior period and (ii) the minority interest income consisting of subsidiary losses attributable to minority equity interests of third parties in any non-Wholly-Owned Subsidiary to the extent such minority interest income is included in Consolidated Net Income; and

(c) increased or decreased by (without duplication):

(i) any net loss or gain resulting in such period from Hedging Obligations and the application of Statement of Financial Accounting Standards No. 133 and International Accounting Standards No. 39 and their respective related pronouncements and interpretations; provided that those arising from Comdata fuel derivative arrangements shall be included other than to the extent they relate to mark-to-market adjustments; plus or minus, as applicable, and

(ii) any net loss or gain resulting in such period from currency translation losses or gains related to currency remeasurements of indebtedness (including any net loss or gain resulting from hedge agreements for currency exchange risk).

“ECF Percentage” shall mean, with respect to any fiscal year, 50%; provided, however, if the Adjusted Consolidated Leverage Ratio as of the end of a fiscal year is (a) less than or equal to 6.50 to 1.00 but greater than 4.50 to 1.00, then the ECF Percentage with respect to such fiscal year shall mean 25% and (b) less than or equal to 4.50 to 1.00, then the ECF Percentage with respect to such fiscal year shall mean 0%.

“Eligible Assignee” shall have the meaning assigned to such term in Section 9.04(b).

“EMU” shall mean economic and monetary union as contemplated in the Treaty on European Union.

“Environmental Laws” shall mean all applicable Federal, state, local and foreign laws (including common law), treaties, regulations, rules, ordinances, codes, decrees, judgments, directives and orders (including consent orders), having the force and effect of law, in each case, relating to protection of the environment, natural resources, or to human health and safety as it relates to environmental protection.

“Equity Cure Proceeds” shall mean the proceeds received by the US Borrower in respect of any Cure Amount.

“Equity Interests” shall mean Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“Equity Investment” shall have the meaning assigned to such term in the recitals.

“Equity Offering” shall mean any public or private sale of common stock or Preferred Stock of the US Borrower or of a direct or indirect parent of the US Borrower (excluding Disqualified Stock), other than:

(a) public offerings with respect to any such Person’s common stock registered on Form S-8;

(b) issuances to the US Borrower or any subsidiary of the US Borrower; and

(c) any such public or private sale that constitutes an Excluded Contribution.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that is under common control with any Loan Party under Section 414 of the Code or Section 4001 of ERISA.

“ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, but excluding any event for which the 30-day notice period is waived, with respect to a Pension Plan, (b) any “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived, or the failure to satisfy any statutory funding requirement that results in a Lien, with respect to a Pension Plan, (c) the incurrence by any Loan Party or an ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Pension Plan or the withdrawal or partial withdrawal of any Loan Party or an ERISA Affiliate from any Pension Plan or Multiemployer Plan, (d) the filing or a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the receipt by any Loan Party or any ERISA Affiliate from the PBGC or a plan administrator of any notice of intent to terminate any Pension Plan or Multiemployer Plan or to appoint a trustee to administer any Pension Plan, (e) the adoption of any amendment to a Pension Plan that would require the provision of security pursuant to the Code, ERISA or other applicable law, (f) the receipt by any Loan Party or any ERISA Affiliate of any notice concerning statutory liability arising from the withdrawal or partial withdrawal of any Loan Party or any ERISA Affiliate from a Multiemployer Plan or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA, (g) the occurrence of a “prohibited transaction” (within the meaning of Section 4975 of the Code) with respect to which the US Borrower or any Restricted Subsidiary is a “disqualified person” (within the meaning of Section 4975 of the Code) or with respect to which the US Borrower or any Restricted Subsidiary could reasonably be expected to have any liability, (h) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of any Pension Plan or Multiemployer Plan or the appointment of a trustee to administer any Pension Plan or (i) any other extraordinary event or condition with respect to a Pension Plan or Multiemployer Plan which could reasonably be expected to result in a Lien or any acceleration of any statutory requirement to fund all or a substantial portion of the unfunded accrued benefit liabilities of such plan.

“EURIBO Rate” shall mean, with respect to any EURIBOR Borrowing for any Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (Brussels time) on the date that is 2 Business Days prior to the commencement of such Interest Period by reference to the Banking Federation of the European Union that appears on the Reuters Page EURIBOR-01 for deposits in Euros (or such other comparable page as may, in the opinion of the Administrative Agent, replace such page for the purpose of displaying such rates) for a period equal to such Interest Period and for an amount approximately equal to the proposed EURIBOR Borrowing; provided that to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “EURIBO Rate” shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in Euro are offered for such relevant Interest Period and for an amount approximately equal to the proposed EURIBOR Borrowing to major banks in the European interbank market by the Administrative Agent at approximately 11:00 a.m. (Brussels time) on the date that is 2 Business Days prior to the beginning of such Interest Period.

“EURIBOR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted EURIBO Rate.

“Euro” shall mean the single currency of the Participating Member States.

“Euro Rate”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate, the Adjusted EURIBO Rate or the Adjusted Sterling LIBO Rate.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” shall have the meaning assigned to such term in Section 7.01.

“Excess Amount” shall have the meaning assigned to such term in Section 2.14.

“Excess Cash Flow” shall mean, for any fiscal year of the US Borrower, the excess of:

(a) the sum, without duplication, of

(i) EBITDA (it being understood, for avoidance of doubt, that the Cure Amount shall not increase EBITDA for purposes of this definition);

(ii) reductions to working capital of the US Borrower and its Restricted Subsidiaries (i.e., the decrease, if any, in Current Assets minus Current Liabilities from the beginning to the end of such fiscal year), but excluding any such reductions in working capital arising from the acquisition of any Person by the US Borrower and/or the Restricted Subsidiaries;

(iii) foreign currency translation gains received in cash related to currency remeasurements of indebtedness (including any net cash gain resulting from hedge agreements for currency exchange risk), to the extent not otherwise included in calculating EBITDA;

(iv) net cash gains resulting in such period from Hedging Obligations and the application of Statement of Financial Accounting Standards No. 133 and International Accounting Standards No. 39 and their respective pronouncements and interpretations, to the extent not otherwise included in calculating EBITDA;

(v) extraordinary, unusual or nonrecurring cash gains (other than gains on Asset Sales), to the extent not otherwise included in calculating EBITDA; and

(vi) to the extent not otherwise included in calculating EBITDA, cash gains from any sale or disposition outside the ordinary course of business (excluding gains from Prepayment Asset Sales to the extent an amount equal to the Net Cash Proceeds therefrom was applied to the prepayment of Term Loans pursuant to Section 2.13(b));

minus

(b) the sum, without duplication, of

(i) the amount of any Taxes, including Taxes based on income, profits or capital, state, franchise and similar Taxes, foreign withholding Taxes and foreign unreimbursed value added Taxes (to the extent added in calculating EBITDA), and including penalties and interest on any of the foregoing, in each case, payable in cash by the US Borrower and its Restricted Subsidiaries (to the extent not otherwise deducted in calculating EBITDA), including payments made pursuant to any tax sharing agreements or arrangements among the US Borrower, its Restricted Subsidiaries and any direct or indirect parent company of the US Borrower (so long as such tax sharing payments are attributable to the operations of the US Borrower and its Restricted Subsidiaries) but without regard to the amount of any cash Tax refund received in respect of the 2006 and 2007 calendar years;

(ii) Consolidated Interest Expense, including costs of surety bonds in connection with financing activities (to the extent included in Consolidated Interest Expense), to the extent payable in cash and not otherwise deducted in calculating EBITDA;

(iii) foreign currency translation losses payable in cash related to currency remeasurements of indebtedness (including any net cash loss resulting from hedge agreements for currency risk), to the extent not otherwise deducted in calculating EBITDA;

(iv) without duplication of amounts deducted pursuant to this clause (iv) or clause (xviii) below in respect of a prior fiscal year, Capital Expenditures of the US Borrower and its subsidiaries made in cash prior to the date the Excess Cash Flow prepayment is required to be made pursuant to Section 2.13(c), to the extent financed with Internally Generated Cash;

(v) repayments of long-term Indebtedness (including (A) the principal component of Capitalized Lease Obligations, (B) the amount of repayment of Loans pursuant to Section 2.11 (but excluding prepayments of Loans deducted pursuant to clause (ii) of Section 2.13(c)), any Receivables Facility and, to the extent made with the Net Cash Proceeds of a Prepayment Asset Sale that resulted in an increase to Consolidated Net Income and not in excess of the amount of such increase, Section 2.13(b), but excluding all other prepayments of the Loans and (C) the aggregate amount of any premium, make-whole or penalties paid in connection with any such repayments of Indebtedness), made by the US Borrower and its Restricted Subsidiaries, but only to the extent that such repayments (x) by their terms cannot be reborrowed or redrawn and (y) are not financed with the proceeds of long-term Indebtedness (other than revolving Indebtedness);

(vi) additions to working capital (i.e., the increase, if any, in Current Assets minus Current Liabilities from the beginning to the end of such fiscal year), but excluding any such additions to working capital arising from the acquisition of any Person by the US Borrower and/or the Restricted Subsidiaries;

(vii) without duplication of amounts deducted pursuant to this clause (vii) or clause (xviii) below in respect of a prior fiscal year, the amount of Permitted Investments (other than Permitted Investments in (x) Cash Equivalents and Government Securities and (y) the US Borrower or any of its Restricted Subsidiaries) and Restricted Investments pursuant to Section 6.03 made by the US Borrower and its Restricted Subsidiaries, in cash, prior to the date the Excess Cash Flow prepayment is required to be made pursuant to Section 2.13(c) to the extent such Permitted Investments and Restricted Investments were financed with Internally Generated Cash;

(viii) letter of credit fees paid in cash, to the extent not otherwise deducted in calculating EBITDA;

(ix) extraordinary, unusual or nonrecurring cash charges, to the extent not otherwise deducted in calculating EBITDA;

(x) cash fees and expenses incurred in connection with the Transactions, any Permitted Investment, any Investment permitted under Section 6.03, any disposition not prohibited under Section 6.05, any recapitalization, any Equity Offering, the issuance of any Indebtedness or any exchange, refinancing or other early extinguishment of Indebtedness permitted by this Agreement (in each case, whether or not consummated);

(xi) cash charges added to EBITDA pursuant to clauses (a)(iv), (viii) and (ix) thereof and to Consolidated Net Income pursuant to clause (a) of the definition thereof;

(xii) the amount of management, monitoring, consulting and advisory fees and related expenses paid to the Sponsors permitted by Section 6.06, to the extent not otherwise deducted in calculating EBITDA;

(xiii) the amount of Restricted Payments made by the US Borrower to the extent permitted by clauses (iv), (xi) and (xv) of Section 6.03(b) (but, with respect to Section 6.03(b)(xv)(H), only to the extent such amounts would have been permitted to be deducted under clause (b) of this definition if the US Borrower or Restricted Subsidiary had instead made such Investment) to the extent that such Restricted Payments were financed with Internally Generated Cash;

(xiv) cash expenditures in respect of Hedging Obligations (including net cash losses resulting in such period from Hedging Obligations and the application of Statement of Financial Accounting Standards No. 133 and International Accounting Standards No. 39 and their respective pronouncements and interpretations), to the extent not otherwise deducted in calculating EBITDA;

(xv) to the extent added to Consolidated Net Income, cash losses from any sale or disposition outside the ordinary course of business;

(xvi) cash payments by the US Borrower and its Restricted Subsidiaries in respect of long-term liabilities (other than Indebtedness) of the US Borrower and its Restricted Subsidiaries;

(xvii) the aggregate amount of expenditures actually made by the US Borrower and its Restricted Subsidiaries in cash (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed; and

(xviii) without duplication of amounts deducted from Excess Cash Flow in respect of a prior fiscal year, the aggregate consideration required to be paid in cash by the US Borrower and its Restricted Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such fiscal year relating to Permitted Investments (other than Investments in (x) Cash Equivalents and Government Securities and (y) the US Borrower or any of its Restricted Subsidiaries), Investments permitted under Section 6.03 or Capital Expenditures to be consummated or made plus cash restructuring expenses to be incurred, in each case, during the period of 4 consecutive fiscal quarters of the US Borrower following the end of such fiscal year; provided that to the extent the aggregate amount of Internally Generated Cash actually utilized to finance such Capital Expenditures or Investments during such period of 4 consecutive fiscal quarters is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of 4 consecutive fiscal quarters;

“Excluded Canadian Subsidiary” shall mean (a) any Foreign Subsidiary (other than a Canadian Subsidiary) or any subsidiary that is not a Wholly-Owned Subsidiary, (b) any subsidiary which qualifies as an Excluded Subsidiary pursuant to clause (b), (c), (d), (e), (f) or (i) of the definition of “Excluded Subsidiary”, and (c) any direct or indirect Canadian Subsidiary of a direct or indirect Foreign Subsidiary of the US Borrower that is not a Canadian Subsidiary.

“Excluded Contributions” shall mean net cash proceeds, marketable securities or Qualified Proceeds received by or contributed to the US Borrower (other than Equity Cure Proceeds) from,

(a) contributions to its common equity capital, and

(b) the sale (other than to the US Borrower or a Subsidiary of the US Borrower or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the US Borrower or a Subsidiary of the US Borrower) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the US Borrower,

in each case, designated as Excluded Contributions pursuant to an Officer’s Certificate on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, which are excluded from the calculation of the Restricted Payment Applicable Amount.

“Excluded Subsidiary” shall mean (a) (i) any Foreign Subsidiary or (ii) any subsidiary that is not a Wholly-Owned Subsidiary, (b) any Immaterial Subsidiary, (c) any subsidiary that is prohibited by contractual obligations from guaranteeing the Obligations, (d) any Restricted Subsidiary acquired pursuant to a Permitted Investment or an acquisition permitted by Section 6.03 financed with secured Indebtedness permitted to be incurred pursuant to Section 6.01(b)(xi) (but only to the extent such Indebtedness is otherwise permitted to be secured under clause (t) of the definition of Permitted Liens) or Section 6.01(b)(xviii) and each Restricted Subsidiary thereof that guarantees such Indebtedness; provided that each such Restricted Subsidiary shall cease to be an Excluded Subsidiary under this clause (d) if such secured Indebtedness is repaid or becomes unsecured or if such Restricted Subsidiary ceases to guarantee such secured Indebtedness, as applicable, (e) any subsidiary that is a special purpose entity formed for the sole purpose of holding Customer Funds in a fiduciary capacity, (f) any Receivables Subsidiary and any Regulated Subsidiary, (g) any Domestic Subsidiary that is a disregarded entity for U.S. federal income tax purposes the sole asset of which are Equity Interests of Foreign Subsidiaries, (h) any direct or indirect Domestic Subsidiary of a direct or indirect Foreign Subsidiary of the US Borrower and (i) any other subsidiary with respect to which, in the reasonable judgment of the Administrative Agent and the Borrowers (as specified in writing by such Persons), the burden or cost or of providing a guarantee of the Obligations or a Lien to secure such guarantee shall outweigh the benefits to be afforded thereby.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrowers hereunder, (a) income Taxes imposed on (or measured by) its income or capital Taxes and franchise (and similar) Taxes imposed on it in lieu of income Taxes pursuant to the laws of the jurisdiction in which such recipient is organized or in which the principal office or applicable lending office of such recipient is located (or any political subdivision thereof), (b) any branch profits Taxes imposed by the United States of America or any similar Tax imposed by any other jurisdiction described in clause (a) above and (c) in the case of a recipient (other than an assignee pursuant to a request by the US Borrower under Section 2.22(a)), any withholding Tax that (i) is imposed on amounts payable to such recipient at the time such recipient becomes a party to this Agreement (or designates a new lending office) or (ii) is attributable to such recipient’s failure to comply with Section 2.21(e), (f) or (g), as applicable, except in the case of clause (i) to the extent that such recipient (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrowers with respect to such withholding tax pursuant to Section 2.21(a).

“Existing Debt” shall mean Indebtedness (other than letters of credit which constitute Existing Letters of Credit) outstanding under (i) that certain Credit Agreement dated as of November 18, 2005 by and among the Company and Ceridian Canada Ltd., as borrowers, the lenders from time to time party thereto, Bank of America, N.A., as administrative agent, swingline lender and L/C Issuer, and the other agents party thereto, and (ii) that certain Receivables Purchase Agreement, dated as of June 24, 2002, among Comdata Funding Corporation, Comdata Network, Inc., Jupiter Securitization Corporation, the financial institutions party thereto and Bank One, NA, as amended.

“Existing Letters of Credit” shall mean all letters of credit outstanding on the Closing Date as more fully described on Schedule 1.01(c).

“Face Amount” shall mean, in respect of a Draft, Bankers’ Acceptance or B/A Equivalent Note, as the case may be, the amount payable to the holder thereof on its maturity. The Face Amount of any Bankers’ Acceptance Loan shall be equal to the aggregate Face Amounts of the underlying: (a) Bankers’ Acceptances, or (b) B/A Equivalent Notes or purchased but unaccepted Drafts, as the case may be.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” shall mean the Amended and Restated Fee Letter, dated as of November 9, 2007, among the US Borrower, DBNY, DBSI, CS, Banc of America Securities LLC and Bank of America, N.A.

“Fees” shall mean the Commitment Fees, the Administration Fee, the L/C Participation Fees and the Issuing Bank Fees.

“Financial Officer” of any Person shall mean the chief executive officer, chief financial officer, any vice president, principal accounting officer, treasurer, assistant treasurer or controller of such Person or any officer performing duties customarily associated with the foregoing offices.

“5/25 Sunset Date” shall mean the effective date of amendments to the Income Tax Act (Canada) which have the effect of relieving Canadian Term Lenders which deal at arm’s length with the Canadian Term Borrower and that are not resident or deemed to be resident in Canada (all for purposes of such Act) from liability for tax under Part XIII of such Act on amounts paid to such Lenders in respect of Canadian Term Loans to the Canadian Term Borrower.

“Fixed Charges” shall mean, with respect to any Person for any period, the sum, without duplication, of:

(a) Consolidated Interest Expense of such Person and Restricted Subsidiaries for such period; plus

(b) all cash dividends or other distributions paid to any Person other than such Person or any such Subsidiary (excluding items eliminated in consolidation) on any series of Preferred Stock of the US Borrower or a Restricted Subsidiary during such period; plus

(c) all cash dividends or other distributions paid to any Person other than such Person or any such Subsidiary (excluding items eliminated in consolidation) on any series of Disqualified Stock of the US Borrower or a Restricted Subsidiary during such period.

“Foreign Lender” shall mean any Lender or Issuing Bank that is organized under the laws of a jurisdiction other than that in which the US Borrower is located, unless such Lender or Issuing Bank is a disregarded entity for U.S. federal income tax purposes owned by a non-disregarded U.S. entity. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Plan” shall mean any pension plan, fund or other similar program (other than a government-sponsored plan) that covers employees of any Loan Party and/or any of its Restricted Subsidiaries who are employed outside of the United States and either (i) is subject to any statutory funding requirement as to which the failure to satisfy such statutory funding requirement results in a Lien or other statutory requirement permitting any governmental authority to accelerate the obligation of the US Borrower or any Restricted Subsidiary to fund all or a substantial portion of the unfunded, accrued benefit liabilities of such plan, or (ii) is or is intended to be a “registered pension plan” as such term is defined in the Income Tax Act (Canada).

“Foreign Subsidiary” shall mean any subsidiary that is not a Domestic Subsidiary.

“Foreign Subsidiary Total Assets” shall mean the total assets of Foreign Subsidiaries of the US Borrower, determined on a consolidated basis in accordance with GAAP, as of the most recent balance sheet of the US Borrower, without giving effect to any amortization of the amount of intangible assets since the Closing Date (for such purpose, excluding all Customer Funds).

“GAAP” shall mean United States generally accepted accounting principles.

“Government Securities” shall mean securities that are:

(a) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or

(b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

“Governmental Authority” shall mean the government of the United States of America or any other nation, any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Granting Lender” shall have the meaning assigned to such term in Section 9.04(i).

“Guarantee and Collateral Agreement” shall mean the US Guarantee and Collateral Agreement and/or the Canadian Guarantee and Collateral Agreement, as the context may require.

“Guarantors” shall mean the US Borrower and the Subsidiary Guarantors.

“Hazardous Materials” shall mean any material, substance or waste classified, characterized or regulated as “hazardous,” “toxic,” “pollutant” or “contaminant” under any Environmental Laws.

“Hedging Obligations” shall mean, with respect to any Person, the obligations of such Person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contract, currency swap agreement or similar agreement.

“Holdings” shall mean Foundation Holdings, Inc., a Delaware corporation, and shall include any successor to such Person.

“Holdings Pledge Agreement” shall mean the Non-Recourse Pledge Agreement substantially in the form of Exhibit I, between Holdings and the Collateral Agent for the benefit of the Secured Parties described therein.

“Immaterial Subsidiary” shall mean all Restricted Subsidiaries of the US Borrower (other than (a) the Canadian Revolver Borrower and (b) the Canadian Term Borrower) designated as such in writing by the US Borrower from time to time for which (i) on the Closing Date, (A) the assets of such Restricted Subsidiary constitute less than 2.5% of the Total Assets of the US Borrower and its Restricted Subsidiaries on a consolidated basis and (B) the revenue of such Restricted Subsidiary accounts for less than 2.5% of the consolidated revenues of the US Borrower and its Restricted Subsidiaries on a consolidated basis, in each case determined as of the last day of the fiscal quarter ended of the Company ended June 30, 2007 and (ii) thereafter, (A) the assets of all relevant Restricted Subsidiaries constitute 5.0% or less than the Total Assets of the US Borrower and its Restricted Subsidiaries on a consolidated basis, and (B) the consolidated revenue of all relevant Restricted Subsidiaries accounts for less than 5.0% of the consolidated revenue of the US Borrower and its Restricted Subsidiaries on a consolidated basis, in each case determined as of the last day of the most recent fiscal quarter or fiscal year for which Section 5.04 Financials have been delivered. If, at any time and from time to time after the Closing Date, one or more Restricted Subsidiaries shall cease to qualify as “Immaterial Subsidiaries” as a result of the operation of clause (ii) of the preceding sentence, then the US Borrower shall, on the date on which Section 5.04 Financials for such fiscal quarter or fiscal year, as the case may be, are delivered pursuant to this Agreement, designate in writing to the Administrative Agent one or more of such Restricted Subsidiaries (which shall cease to constitute “Immaterial Subsidiaries”) as may be necessary to ensure compliance with clause (ii) of the preceding sentence.

“Incremental Amendment” shall have the meaning assigned to such term in Section 2.26(b).

“Incremental Canadian Term Loans” shall have the meaning assigned to such term in Section 2.26(a).

“Incremental Facility Closing Date” shall have the meaning assigned to such term in Section 2.26(b).

“Incremental Term Loans” shall have the meaning assigned to such term in Section 2.26(a).

“Incremental US Term Loans” shall have the meaning assigned to such term in Section 2.26(a).

“Indebtedness” shall mean, with respect to any Person, without duplication:

(a) any indebtedness (including principal and premium) of such Person, whether or not contingent:

(i) in respect of borrowed money;

(ii) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof);

(iii) representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations), except (A) any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business and (B) liabilities accrued in the ordinary course of business; or

(iv) representing any Hedging Obligations;

if and to the extent that any of the foregoing Indebtedness (other than letters of credit, bankers’ acceptances and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(b) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations of the type referred to in clause (a) of a third Person (whether or not such items would appear upon the balance sheet of such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business; and

(c) to the extent not otherwise included, the obligations of the type referred to in clause (a) of a third Person secured by a Lien on any asset owned by such first Person, whether or not such Indebtedness is assumed by such first Person;

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (x) Contingent Obligations incurred in the ordinary course of business and (y) obligations under or in respect of any Receivables Facility. The amount of Indebtedness of any person under clause (c) above shall be deemed to equal the lesser of (x) the aggregate unpaid amount of such Indebtedness secured by such Lien and (y) the fair market value of the property encumbered thereby as determined by such person in good faith.

“Indemnified Taxes” shall mean Taxes other than Excluded Taxes and Other Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 9.05(b).

“Independent Financial Advisor” shall mean an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing that is, in the good faith judgment of the US Borrower, qualified to perform the task for which it has been engaged.

“Information” shall have the meaning assigned to such term in Section 9.16.

“Intellectual Property Security Agreement” shall mean any of the following agreements executed on or after the Closing Date (a) a Trademark Security Agreement substantially in the form of Exhibit F-1, (b) a Patent Security Agreement substantially in the form of Exhibit F-2 or (c) a Copyright Security Agreement substantially in the form of Exhibit F-3.

“Intercompany Subordination Agreement” shall mean the Intercompany Subordination Agreement, substantially in the form attached as Exhibit G.

“Interest Payment Date” shall mean (a) with respect to any ABR Loan (including any US Swingline Loan and any Multicurrency Swingline Loan denominated in US Dollars) and any Canadian Prime Rate Loan (including any Multicurrency Swingline Loan denominated in Canadian Dollars), the last day of each March, June, September and December, commencing December 31, 2007 and (b) with respect to any Euro Rate Loan, the last day of the Interest Period applicable to such Loan and, in the case of a Euro Rate Borrowing with an Interest Period of more than 3 months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of 3 months’ duration been applicable to such Borrowing.

“Interest Period” shall mean, with respect to any Euro Rate Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 months (or 9 or 12 months, if agreed to by all of the relevant Lenders, or less than 1 month if permitted by the Administrative Agent in its sole discretion) thereafter, as the relevant Borrower may elect; provided, however, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Internally Generated Cash” shall mean any amount expended by the US Borrower and its Restricted Subsidiaries and not representing (a) a reinvestment by the US Borrower or any Restricted Subsidiaries of the Net Cash Proceeds of any Prepayment Asset Sale outside the ordinary course of business or Property Loss Event, (b) the proceeds of any issuance of long-term Indebtedness of the US Borrower or any Restricted Subsidiary (other than Indebtedness under any revolving credit facility) or (c) any credit received by the US Borrower or any Restricted Subsidiary with respect to any trade in of property for substantially similar property or any “like kind exchange” of assets.

“Investment Grade Rating” shall mean a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Investment Grade Securities” shall mean:

(a) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents);

(b) debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the US Borrower and its subsidiaries;

(c) investments in any fund that invests exclusively in investments of the type described in clauses (a) and (b) which fund may also hold immaterial amounts of cash pending investment or distribution; and

(d) corresponding instruments in countries other than the United States customarily utilized for high quality investments.

“Investments” shall mean, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances, issuances of letters of credit or similar financial accommodations or capital contributions (excluding accounts receivable, trade credit, advances to customers, commission, travel, and similar advances to directors, officers, members of management, employees or consultants, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of such Person in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. The amount of any Investment shall be deemed to be the amount actually invested, without adjustment for subsequent increases or decreases in value or any write-downs or write-offs thereof but giving effect to any repayments of principal in the case of Investments in the form of loans and any return of capital or return on Investment in the case of equity Investments (whether as a distribution, dividend, redemption or sale but not in excess of the amount of the initial Investment). For purposes of the definition of “Unrestricted Subsidiary” and Section 6.03:

(a) “Investments” shall include the portion (proportionate to the US Borrower’s direct or indirect equity interest in such subsidiary) of the fair market value of the net assets of a subsidiary of the US Borrower at the time that such subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such subsidiary as a Restricted Subsidiary, the US Borrower or applicable Restricted Subsidiary shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:

(i) the US Borrower’s direct or indirect “Investment” in such subsidiary at the time of such redesignation; less

(ii) the portion (proportionate to the US Borrower’s direct or indirect equity interest in such subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

(b) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the US Borrower.

“IRS” shall have the meaning assigned to such term in Section 2.21(e).

“Issuing Bank” shall mean a US Issuing Bank and/or a Multicurrency Issuing Bank, as the context may require.

“Issuing Bank Fees” shall mean US Issuing Bank Fees and/or Multicurrency Issuing Bank Fees, as the context may require.

“Judgment Currency” shall have the meaning provided in Section 9.21(a).

“Judgment Currency Conversion Date” shall have the meaning provided in Section 9.21(a).

“Junior Financing” shall mean any Subordinated Indebtedness which is Material Indebtedness.

“Junior Financing Documentation” shall mean any indenture and/or other agreement pertaining to Junior Financing and all documentation delivered pursuant thereto.

“Junior Lien Obligations” shall mean all obligations with respect to any Indebtedness incurred in compliance with Section 6.01 (which may constitute Subordinated Indebtedness), which Indebtedness and other obligations are secured on a junior basis with the Obligations pursuant to intercreditor arrangements on terms reasonably satisfactory to the Collateral Agent.

“L/C Backstop” shall mean, in respect of any Letter of Credit, (a) a letter of credit delivered to an Issuing Bank which may be drawn by such Issuing Bank to satisfy any obligations of the relevant Borrower in respect of such Letter of Credit or (b) cash or Cash Equivalents deposited with an Issuing Bank to satisfy any obligation of the relevant Borrower in respect of such Letter of Credit, in each case, on terms and pursuant to arrangements (including, if applicable, any appropriate reimbursement agreement) reasonably satisfactory to the respective Issuing Bank.

“L/C Commitment” shall mean as US L/C Commitment and/or a Multicurrency L/C Commitment, as the context may require.

“L/C Disbursement” shall mean US L/C Disbursement and/or a Multicurrency L/C Disbursement, as the context may require.

“L/C Exposure” shall mean, at any time, the sum of the US L/C Exposure and the Multicurrency L/C Exposure at such time.

“L/C Participation Fee” shall mean the US L/C Participation Fee and/or the Multicurrency L/C Participation Fee, as the context may require.

“Lenders” shall mean (a) the Persons listed on Schedule 2.01 under the heading “Credit Facilities” (other than any such Person that has ceased to be a party hereto pursuant to an Assignment and Acceptance or pursuant to Section 2.22(a)) and (b) any Person that has become a party hereto pursuant to an Assignment and Acceptance in respect of the Credit Facilities. Unless the context indicates otherwise, the term “Lenders” shall include each Swingline Lender.

“Letter of Credit” shall mean any US Letter of Credit and/or any Multicurrency Letter of Credit, as the context may require.

“LIBO Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is 2 Business Days prior to the commencement of such Interest Period by reference to the Reuters Screen LIBOR01 for deposits in US Dollars (or such other comparable page as may, in the opinion of the Administrative Agent, replace such page for the purpose of displaying such rates) for a period equal to such Interest Period; provided that to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBO Rate” shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in US Dollars are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is 2 Business Days prior to the beginning of such Interest Period.

“Lien” shall mean, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any option or other agreement to give a security interest therein, any lease giving rise to a Capitalized Lease Obligations and having substantially the same economic effect as any of the foregoing and any filing of or agreement to give any financing statement under the UCC (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Limited Non-Guarantor Debt Exceptions” shall have the meaning assigned to such term in Section 6.01(g).

“Loan Documents” shall mean this Agreement, the Security Documents and the promissory notes, if any, executed and delivered pursuant to Section 2.04(e).

“Loan Parties” shall mean the US Loan Parties and the Canadian Loan Parties.

“Loans” shall mean the Revolving Loans, the Term Loans and the Swingline Loans.

“Local Fueling Receivables Facility” shall mean any Receivables Facility pursuant to which the US Borrower and its Restricted Subsidiaries sell accounts receivables from their customers of the type originated through the MasterCard network.

“Management Investors” shall have the meaning assigned to such term in the definition of “Permitted Investors.”

“Mandatory Costs Rate” shall mean the percentage rate per annum to be charged in addition to the interest rate which is intended to compensate each Lender for the cost to such Lender of compliance with (a) in the case of Loans denominated in Sterling, the cash ratios and special deposit requirements of the Bank of England and/or the banking supervision or other costs imposed by the UK Financial Services Authority (or in either case, any other authority which replaces all or any of its functions), determined in accordance with Schedule 1.01(d), and (b) in the case of Loans denominated in Euros, any reserve asset requirements of the European Central Bank; provided, that, in each case the Mandatory Costs Rate excludes any costs attributable to Basel II.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” shall mean (a) on or prior to the Closing Date, a Company Material Adverse Effect and (b) after the Closing Date, a material adverse effect on the business, operations, assets, financial condition or results of operations of the US Borrower and its Restricted Subsidiaries, taken as a whole.

“Material Indebtedness” shall mean Indebtedness (other than the Loans and Letters of Credit), or Hedging Obligations, of any one or more of the US Borrower and its Restricted Subsidiaries in an aggregate principal amount greater than or equal to $50,000,000. For purposes of determining “Material Indebtedness”, the “principal amount” of the obligations of the US Borrower or any Restricted Subsidiary in respect of any Hedging Obligation at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the US Borrower or such Restricted Subsidiary would be required to pay if the relevant hedging agreement were terminated at such time.

“Maximum Rate” shall have the meaning assigned to such term in Section 9.09.

“Merger” shall mean the merger of Merger Sub with and into the Company, with the Company as the surviving entity of such merger, as contemplated by the Merger Agreement.

“Merger Agreement” shall mean that certain Agreement and Plan of Merger, dated as of May 30, 2007, by and among Holdings, Merger Sub and the Company, as amended by that certain Amendment No. 1, entered into as of July 30, 2007.

“Merger Sub” shall have the meaning assigned to such term in the preamble.

“Minimum Applicable Borrowing Amount” shall mean (i) in the case of any Borrowing or optional prepayment of US Dollar-Denominated Loans (other than Swingline Loans), $1,000,000 or a multiple of $250,000 in excess thereof, (ii) in the case of any Borrowing or optional prepayment of Loans (other than Swingline Loans) denominated in Canadian Dollars, CDN$500,000 or a multiple of CDN$100,000 in excess thereof, (iii) in the case of any Borrowing or optional prepayment of Loans denominated in Euros, €250,000 or a multiple of €100,000 in excess thereof, (iv) in the case of any Borrowing or optional prepayment of Loans denominated in Sterling, £250,000 or a multiple of £100,000 in excess thereof, (v) in the case of any Borrowing of Swingline Loans denominated in US Dollars, $250,000 or a multiple of $250,000 in excess thereof and (vi) in the case of any Borrowing of Swingline Loans denominated in Canadian Dollars, CDN$250,000 or a multiple of CDN$250,000 in excess thereof.

“Moody’s” shall mean Moody’s Investors Service, Inc., or any successor thereto.

“Mortgaged Properties” shall mean each parcel of fee-owned real property and improvements thereto with respect to which a Mortgage is granted pursuant to Section 5.09 to secure the relevant Secured Obligations.

“Mortgages” shall mean the mortgages, deeds of trust and other security documents granting a Lien on any fee-owned real property or interest therein to secure the Secured Obligations, each in a form reasonably satisfactory to the Collateral Agent and the US Borrower.

“Multicurrency Commitment Fee” shall have the meaning assigned to such term in Section 2.05(a).

“Multicurrency Issuing Bank” shall mean, as the context may require, (a) DB Canada, acting through any of its Affiliates or branches which, in either case shall be a Canadian Resident or a Canadian Branch, in its capacity as the issuer of Multicurrency Letters of Credit hereunder, and (b) any other Person that may become a Multicurrency Issuing Bank pursuant to Section 2.25(i) or 2.25(k), with respect to Multicurrency Letters of Credit issued at the time such Person was a Lender. Each Multicurrency Issuing Bank may, in its discretion, arrange for one or more Multicurrency Letters of Credit to be issued by Affiliates or branches which in either case shall be a Canadian Resident or Canadian Branch of the Multicurrency Issuing Bank, in which case the term “Multicurrency Issuing Bank” shall include any such Affiliate or branch with respect to Multicurrency Letters of Credit issued by such Affiliate or branch.

“Multicurrency Issuing Bank Fees” shall have the meaning assigned to such term in Section 2.05(d).

“Multicurrency L/C Commitment” shall mean the commitment of a Multicurrency Issuing Bank to issue Multicurrency Letters of Credit pursuant to Section 2.25.

“Multicurrency L/C Disbursement” shall mean a payment or disbursement made by a Multicurrency Issuing Bank pursuant to a Multicurrency Letter of Credit.

“Multicurrency L/C Exposure” shall mean, at any time, the sum of (a) the aggregate Stated Amount of all outstanding Multicurrency Letters of Credit at such time and (b) the aggregate Principal Amount of all Multicurrency L/C Disbursements that have not yet been reimbursed at such time. The Multicurrency L/C Exposure of any Multicurrency Revolving Credit Lender at any time shall equal its Pro Rata Percentage of the aggregate Multicurrency L/C Exposure at such time.

“Multicurrency L/C Participation Fee” shall have the meaning assigned to such term in Section 2.05(d).

“Multicurrency Letter of Credit” shall mean any letter of credit issued for the account of the Canadian Revolver Borrower pursuant to Section 2.25.

“Multicurrency Letter of Credit Application” shall have the meaning assigned to such term in Section 2.25(b).

“Multicurrency Letter of Credit Expiration Date” shall have the meaning assigned to such term in Section 2.25(c).

“Multicurrency Revolving Commitment Increase” shall have the meaning assigned to such term in Section 2.26(a).

“Multicurrency Revolving Credit Borrowing” shall mean a Borrowing comprised of Multicurrency Revolving Loans.

“Multicurrency Revolving Credit Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Multicurrency Revolving Loans (and acquire participations in Multicurrency Letters of Credit and Multicurrency Swingline Loans) hereunder as set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender assumed its Multicurrency Revolving Credit Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.09, 2.13(e) or 2.22(a) and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.

“Multicurrency Revolving Credit Exposure” shall mean, with respect to any Lender at any time, the aggregate Principal Amount at such time of all outstanding Multicurrency Revolving Loans of such Lender, plus the aggregate amount at such time of such Lender’s Multicurrency L/C Exposure, plus the aggregate amount at such time of such Lender’s Multicurrency Swingline Exposure.

“Multicurrency Revolving Credit Lender” shall mean a Lender with a Multicurrency Revolving Credit Commitment or any Multicurrency Revolving Credit Exposure, it being understood that (i) for each Lender that is described in part (a) of the definition of Lender (but for the avoidance of doubt and notwithstanding section 9.04(a), not its assigns), such Lender shall either be a resident of Canada for purposes of the Income Tax Act (Canada) or an authorized foreign bank (within the meaning of Section 2 of the Bank Act), (ii) for each Lender that is described in part (a) of the definition of Lender (but, for the avoidance of doubt and notwithstanding Section 9.04(a), not its assigns) that is an authorized foreign bank (within the meaning of Section 2 of the Bank Act) with respect to the Multicurrency Revolving Credit Commitments to be made available to the Canadian Revolver Borrower, the extensions of credit to the Canadian Revolver Borrower thereunder, all Multicurrency Letters of Credit and all interest, fees, indemnities, costs, expenses and other Obligations owing by the Canadian Revolver Borrower in connection with Multicurrency Revolving Loans, Multicurrency Letters of Credit, Multicurrency Swingline Loans and the Multicurrency Revolving Credit Commitments, and for all other related purposes hereunder (as the context may require), the term “Multicurrency Revolving Credit Lender” shall refer to such Lender’s Canadian Branch and (iii) for each Lender that is described in part (a) of the definition of Lender (but, for the avoidance of doubt and notwithstanding Section 9.04(a), not its assigns) that is a resident of Canada for all purposes of the Income Tax Act (Canada) and that is not eligible for the so called “portfolio interest exemption” under the Code, with respect to Multicurrency Revolving Credit Commitments to be made available to the US Borrower, the extensions of credit to the US Borrower thereunder and all interest, fees, indemnities, costs, expenses and other Obligations owing by the US Borrower in connection with Multicurrency Revolving Loans, Multicurrency Swingline Loans and the Multicurrency Revolving Credit Commitments, and for all other related purposes hereunder (as the context may require), the term “Multicurrency Revolving Credit Lender” shall refer to such Lender’s US branch or lending office.

“Multicurrency Revolving Loans” shall mean the revolving loans made by the Lenders to the US Borrower and the Canadian Revolver Borrower pursuant to Section 2.01(b)(ii).

“Multicurrency Swingline Commitment” shall mean the commitment of the Multicurrency Swingline Lender to make loans pursuant to Section 2.23(a)(ii), as the same may be reduced from time to time pursuant to Section 2.09.

“Multicurrency Swingline Exposure” shall mean, at any time, the aggregate Principal Amount at such time of all outstanding Multicurrency Swingline Loans. The Multicurrency Swingline Exposure of any Multicurrency Revolving Credit Lender at any time shall equal its Pro Rata Percentage of the aggregate Multicurrency Swingline Exposure at such time.

“Multicurrency Swingline Lender” shall mean (a) with respect to the Multicurrency Swingline Commitment to be made available to the Canadian Revolver Borrower, the extensions of credit to the Canadian Revolver Borrower thereunder and all interest, fees, indemnities, costs, expenses and other Obligations owing by the Canadian Revolver Borrower in connection with Multicurrency Swingline Loans, and for all other related purposes hereunder (as the context may require), DB Canada, acting through any of its Affiliates or branches (provided that such Affiliate or branch is a Canadian Resident or a Canadian Branch), in its capacity as lender of Multicurrency Swingline Loans hereunder, and (b) with respect to the Multicurrency Swingline Commitment to be made available to the US Borrower, the extensions of credit to the US Borrower thereunder and all interest, fees, indemnities, costs, expenses and other Obligations owing by the US Borrower in connection with Multicurrency Swingline Loans, and for all other related purposes hereunder (as the context may require), DBNY, acting through any of its Affiliates or branches, in its capacity as lender of Multicurrency Swingline Loans hereunder.

“Multicurrency Swingline Loan” shall mean any loan made by the Multicurrency Swingline Lender pursuant to Section 2.23(a)(ii).

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA under which the US Borrower, any Restricted Subsidiary or any of their respective ERISA Affiliates has any obligation or liability (contingent or otherwise).

“Net Cash Proceeds” shall mean (a) with respect to any Asset Sale or Property Loss Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds subsequently received (as and when received) in respect of deferred payments or noncash consideration initially received, net of any costs relating to the disposition thereof), net of (i) out-of-pocket expenses incurred (including reasonable and customary broker’s fees or commissions, investment banking, consultant, legal, accounting or similar fees, survey costs, title insurance premiums, and related search and recording charges, transfer, deed, recording and similar taxes incurred by the US Borrower and its Restricted Subsidiaries in connection therewith), and the US Borrower’s good faith estimate of Taxes paid or payable (including payments under any tax sharing agreement or arrangement of the type described in clause (b)(i) of the definition of Excess Cash Flow), in connection with such Asset Sale or Property Loss Event, (ii) amounts provided as a reserve, in accordance with GAAP, against any (x) liabilities under any indemnification obligations or purchase price adjustment associated with such Asset Sale and (y) other liabilities associated with the asset disposed of and retained by the US Borrower or any of its Restricted Subsidiaries after such disposition, including pension and other post-employment benefit liabilities and liabilities related to environmental matters (provided that to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds), (iii) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness or other obligation (other than Junior Lien Obligations) which is secured by a Lien on the asset sold and which is repaid (other than Indebtedness hereunder), (iv) in the case of any Asset Sale or Property Loss Event by a non-Wholly-Owned Restricted Subsidiary, the pro rata portion of the Net Cash Proceeds thereof (calculated without regard to this clause (iv)) attributable to minority interests and not available for distribution to or for the account of the US Borrower or a wholly owned Restricted Subsidiary as a result thereof, (v) in the case of any Asset Sale or Property Loss Event by a Foreign Subsidiary (other than a Canadian Subsidiary if Canadian Term Loans or Incremental Canadian Term Loans are outstanding), any amount to the extent the repatriation by such Foreign Subsidiary of such amount to the United States (x) is at the date of determination prohibited without obtaining any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to such Foreign Subsidiary, so long as (and only so long as) the applicable restriction remains in effect to prohibit such repatriation to the United States, after which time such amount shall constitute “Net Cash Proceeds” received by such Foreign Subsidiary at such time for purposes of Section 2.13(b), or (y) would have material adverse tax consequences if so repatriated, so long as on or before the date on which any such amount would (in the absence of this clause (y)) otherwise have been treated as “Net Cash Proceeds” and required to be applied to reinvestments or repayments pursuant to Section 2.13(b), the US Borrower or the Canadian Term Borrower, as applicable, apply an amount equal to such amount to such reinvestments or repayments as if such amount had been received by the respective Borrower rather than such Foreign Subsidiary less the amount of additional taxes that would have been payable if such amount had been repatriated (or, if less, the Net Cash Proceeds that would be calculated if received by such Foreign Subsidiary), and (vi) in the case of any Asset Sale or Property Loss Event by any Restricted Subsidiary that is required to maintain a minimum net worth or similar requirement under applicable law, rule or regulation or by order, decree or power of any Governmental Authority, amounts to the extent (and only to the extent) that the payment of cash by such Restricted Subsidiary to the US Borrower (by way of dividend, intercompany loan or otherwise) would result in such Restricted Subsidiary’s failure to comply with such requirement, so long, but only for so long, as the applicable requirement remains in effect, after which time such amount shall constitute Net Cash Proceeds received by such Restricted Subsidiary at such time for purposes of Section 2.13(b), (b) with respect to any incurrence of Indebtedness, the cash proceeds thereof, net of all Taxes (including, in the case of such Indebtedness incurred by a Foreign Subsidiary (other than a Canadian Subsidiary unless no Canadian Term Loans or Incremental Canadian Term Loans are outstanding), Taxes payable upon the repatriation of any such proceeds) and customary fees, commissions, costs and other expenses incurred by the US Borrower and its Restricted Subsidiaries in connection therewith and (c) with respect to any Receivables Facility, the portion of the amount of such Receivables Facility received in cash by the US Borrower or Restricted Subsidiary originating the receivable subject to sale pursuant to such Receivable Facility, net of all Taxes and customary fees, commissions, costs and other expenses incurred by the US Borrower and its Restricted Subsidiaries in connection therewith.

“Net Income” shall mean, with respect to any Person, the consolidated net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Non-B/A Lender” shall mean any Multicurrency Revolving Credit Lender which is generally unwilling, not permitted by applicable law or customary market practices or otherwise unable, to create Bankers’ Acceptances by accepting Drafts for purposes of subsequent sale and which has identified itself as a “Non-B/A Lender” by written notice to the Canadian Revolver Borrower.

“Non-Consenting Lenders” shall have the meaning assigned to such term in Section 2.22.

“Notice of Intent to Cure” shall have the meaning assigned to such term in Section 7.02.

“Obligation Currency” shall have the meaning provided in Section 9.21(a).

“Obligations” shall mean the unpaid principal of and interest on the Loans and all other obligations and liabilities of the Borrowers or any other Loan Party to the Administrative Agent or any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document and the Letters of Credit and whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or any Lender that are required to be paid pursuant hereto or any other Loan Document and including interest accruing after the maturity of the Loans and L/C Disbursements and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to a Loan Party, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) or otherwise.

“Offer to Prepay Canadian Term Loans” shall have the meaning provided in Section 2.13(e)(ii).

“Offer to Prepay Notice” shall have the meaning provided in Section 2.13(e)(ii).

“Officer” shall mean the Chairman of the Board, the Chief Executive Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the US Borrower.

“Officer’s Certificate” shall mean a certificate signed on behalf of the US Borrower by an Officer of the US Borrower, who must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the US Borrower, that meets the requirements set forth in this Agreement.

“Opinion of Counsel” shall mean a written opinion from legal counsel who is acceptable to the Administrative Agent. The counsel may be an employee of or counsel to the Borrowers or the Administrative Agent.

“Other Closing Date Representations” shall mean those representations and warranties made by or on behalf of the Company in the Merger Agreement that are material to the interests of the Lenders but only to the extent a breach of any of which would permit Holdings and/or Merger Sub to terminate their respective obligations under the Merger Agreement.

“Other Taxes” shall mean any and all present or future stamp or documentary taxes arising from the execution, delivery or enforcement of any Loan Document.

“Overnight Rate” shall mean, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Effective Rate and (ii) an overnight rate determined by the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in any Alternate Currency, the rate of interest per annum at which overnight deposits in such Alternative Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of the Administrative Agent in the applicable offshore interbank market for such Alternate Currency to major banks in such interbank market.

“Parent” shall mean a Person formed for the purpose of owning all of the Equity Interests, directly or indirectly, of Holdings.

“Participant Register” shall have the meaning assigned to such term in Section 9.04(f).

“Participating Member State” shall mean any member state of the European Community that adopts or has adopted the Euro as its lawful currency in accordance with the legislation of the European Community relating to Economic and Monetary Union.

“Payment Office” has the meaning provided in Section 2.20 and shall include any other office designated in writing by the Administrative Agent to the Borrowers and the Lenders.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Pension Event” shall mean (a) the whole or partial withdrawal of a Loan Party or any Restricted Subsidiary from a Foreign Plan during a Foreign Plan year, (b) the filing or a notice of interest to terminate in whole or in part a Foreign Plan or the treatment of a Foreign Plan amendment as a termination or partial termination, (c) the institution of proceedings by any Governmental Authority to terminate in whole or in part or have a trustee appointed to administer a Foreign Plan, (d) any other event or condition which might constitute grounds for the termination of, winding up or partial termination or winding up or the appointment of a trustee to administer, any Foreign Plan, (e) the failure to satisfy any statutory funding requirement, (f) the adoption of any amendment to a Foreign Plan that would require the provision of security pursuant to applicable law or (g) any other extraordinary event or condition with respect to a Foreign Plan which, with respect to each of the foregoing clauses, could reasonably be expected to result in (i) a Lien, (ii) any acceleration of any statutory requirement to fund all or a substantial portion of the unfunded accrued benefit liabilities of such plan or (iii) a requirement to remit an amount to any Foreign Plan.

“Pension Plan” shall mean any employee pension benefit plan as defined in Section 3(2) of ERISA (other than a Multiemployer Plan or Foreign Plan) that is subject to Title IV of ERISA and/or Section 412 of the Code or Section 302 of ERISA and is sponsored or maintained by any Loan Party or any ERISA Affiliate or to which any Loan Party or any ERISA Affiliate contributes or has any obligation or liability (contingent or otherwise).

“Permitted Asset Swap” shall mean the concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between the US Borrower or any of its Restricted Subsidiaries and another Person.

“Permitted Investments” shall mean:

(a) any Investment in the US Borrower or any of its Restricted Subsidiaries;

(b) any Investment in cash and Cash Equivalents or Investment Grade Securities or securities constituting Customer Funds;

(c) any Investment by the US Borrower or any of its Restricted Subsidiaries in a Person that is engaged in a Similar Business if as a result of such Investment:

(i) such Person becomes a Restricted Subsidiary; or

(ii) such Person, in one transaction or a series of related transactions, is merged, amalgamated or consolidated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the US Borrower or a Restricted Subsidiary, and, in each case, any Investment held by such Person; provided, that such Investment was not acquired by such Person in contemplation of such acquisition, merger, amalgamation, consolidation or transfer;

(d) any Investment in securities or other assets not constituting cash, Cash Equivalents or Investment Grade Securities and received in connection with an Asset Sale made pursuant to Section 6.05 or any other disposition of assets not constituting an Asset Sale;

(e) any Investment existing on the Closing Date or made pursuant to binding commitments in effect on the Closing Date, or an Investment consisting of any extension, modification or renewal of any Investment existing on the Closing Date; provided, that the amount of any such Investment may be increased (i) as required by the terms of such Investment as in existence on the Closing Date or (ii) as otherwise permitted under this Agreement;

(f) any Investment acquired by the US Borrower or any of its Restricted Subsidiaries:

(i) in exchange for any other Investment or accounts receivable held by the US Borrower or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable; or

(ii) as a result of a foreclosure by the US Borrower or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(g) Hedging Obligations permitted under Section 6.01(b)(ix);

(h) any Investment in a Similar Business having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (h) that are at that time outstanding, not to exceed the greater of $175,000,000 and 2.5% of Total Assets at the time of such Investment; provided that, the fair market value of Investments in Unrestricted Subsidiaries made pursuant to this clause (h), together with the fair market value of Investments in Unrestricted Subsidiaries made in reliance on clause (m), shall not exceed the greater of $100,000,000 and 1.5% of Total Assets (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(i) Investments the payment for which consists of Equity Interests (exclusive of Disqualified Stock and those issued in exchange for Equity Cure Proceeds) of the US Borrower or any of its direct or indirect parent companies; provided, however, that such Equity Interests will not increase the Restricted Payments Applicable Amount;

(j) Indebtedness permitted under Section 6.01 and Permitted Liens constituting Indebtedness;

(k) any transaction to the extent it constitutes an Investment that is permitted and made in accordance with Section 6.06 (except transactions described in clauses (c)(ix) and (xiii) thereof);

(l) Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment;

(m) additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (m) that are at the time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities), not to exceed the greater of $175,000,000 and 2.5% of Total Assets at the time of such Investment; provided, that the fair market value of Investments in Unrestricted Subsidiaries made pursuant to this clause (m), together with the fair market value of Investments in Unrestricted Subsidiaries made in reliance on clause (h), shall not exceed the greater of $100,000,000 and 1.5% of Total Assets (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(n) Investments relating to a Receivables Subsidiary that, in the good faith determination of the US Borrower, are necessary or advisable to effect any Receivables Facility;

(o) advances to, or guarantees of Indebtedness of, directors, officers, employees, members of management and consultants not in excess of $10,000,000 outstanding at any one time, in the aggregate;

(p) loans and advances to directors, officers, employees, members of management and consultants, in each case incurred in the ordinary course of business or to fund such Person’s purchase of Equity Interests of the US Borrower or any direct or indirect parent company thereof;

(q) Investments in the ordinary course of business consisting of endorsements for collection or deposit;

(r) Investments in joint ventures in an aggregate amount not to exceed $12,500,000 outstanding at any one time, in the aggregate; and

(s) loans and advances to customers, suppliers and distributors in the ordinary course of business;

provided that (x) in the case of any Investment pursuant to clauses (a) and (c) (except in the case of, clauses (a) and (c), an Investment (1) by any US Loan Party in another US Loan Party, (2) by any Canadian Loan Party in another Canadian Loan Party, (3) by any Restricted Subsidiary in any US Loan Party, (4) by any Restricted Subsidiary (other than a US Loan Party) in any Canadian Loan Party and (5) by any Restricted Subsidiary that is not a Loan Party in any other Restricted Subsidiary that is not a Loan Party) and clauses (h), (m) or (r) above, no Event of Default shall have occurred and be continuing at the time of such Investment or, in the case of an Investment made pursuant to a binding agreement entered into when no Event of Default existed, no Specified Default shall have occurred and be continuing at the time of the Investment and (y) the fair market value of all Investments in any Restricted Subsidiary that is not a US Subsidiary Guarantor made pursuant to clauses (a) and/or (c) above shall not exceed, when aggregated with the aggregate amount of Net Cash Proceeds from dispositions of assets described in clause (b)(v) of the definition of “Asset Sale” which are excluded for purposes of the definition of “Prepayment Asset Sale”, $300,000,000 in the aggregate (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value).

“Permitted Investors” shall mean (a) the Sponsors, their respective limited partners and any Person making an Investment in Parent, Holdings or its subsidiaries concurrently with the Sponsors and (b) the members of management of the Parent, Holdings and its subsidiaries who are investors, directly or indirectly, in the US Borrower (collectively, the “Management Investors”).

“Permitted Liens” shall mean, with respect to any Person:

(a) pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or Cash Equivalents to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

(b) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet overdue for a period of more than 30 days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(c) Liens for taxes, assessments or other governmental charges not yet overdue for a period of more than 30 days or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(d) Liens in favor of the issuer of stay, customs, appeal, performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(e) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(f) Liens securing Indebtedness permitted to be incurred pursuant to Section 6.01(b)(iv), (xvii), (xviii) or (xxiii); provided, that Liens securing Indebtedness permitted to be incurred pursuant to clause (xvii) extend only to the assets of Foreign Subsidiaries (other than a Canadian Loan Party) and Liens securing Indebtedness permitted to be incurred pursuant to paragraphs (b)(iv), (b)(xviii) and (b)(xxiii) are solely on the assets financed, purchased, constructed, improved, acquired or assets of the acquired entity, as the case may be and the proceeds and products thereof and accessions thereto;

(g) Liens existing on the Closing Date and described in all material respects on Schedule 6.02;

(h) Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, that such Liens may not extend to any other property owned by the US Borrower or any of its Restricted Subsidiaries;

(i) Liens on property at the time the US Borrower or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger, amalgamation or consolidation with or into the US Borrower or any of its Restricted Subsidiaries; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition; provided, further, that the Liens may not extend to any other property owned by the US Borrower or any of its Restricted Subsidiaries;

(j) Liens securing Indebtedness or other obligations of the US Borrower or a Restricted Subsidiary owing to the US Borrower or another Restricted Subsidiary permitted to be incurred in accordance with Section 6.01(b)(vii);

(k) Liens securing Hedging Obligations so long as, in the case of Hedging Obligations related to interest, the related Indebtedness is, and is permitted to be under this Agreement, secured by a Lien on the same property securing such Hedging Obligations;

(l) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(m) leases, subleases, licenses or sublicenses granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of the US Borrower or any of its Restricted Subsidiaries and do not secure any Indebtedness;

(n) Liens arising from UCC financing statement filings regarding operating leases entered into by the US Borrower and its Restricted Subsidiaries in the ordinary course of business;

(o) Liens in favor of the US Borrower or a Restricted Guarantor;

(p) Liens on equipment of the US Borrower or any of its Restricted Subsidiaries granted in the ordinary course of business to the US Borrower’s or such Restricted Subsidiary’s client at which equipment is located;

(q) Liens on accounts receivable and related assets incurred in connection with a Receivables Facility;

(r) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness permitted by Section 6.01 and secured by any Lien referred to in the foregoing clauses (f), (g), (h) and (i); provided, however, that (i) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (ii) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (f), (g), (h) and (i) at the time the original Lien became a Permitted Lien hereunder, and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

(s) deposits made in the ordinary course of business to secure liability to insurance carriers;

(t) other Liens securing obligations incurred in the ordinary course of business which obligations do not exceed $150,000,000 at any one time outstanding;

(u) Liens securing judgments for the payment of money not constituting an Event of Default so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(v) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(w) Liens (i) of a collection bank arising under Section 4-210 of the UCC on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, and (iii) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(x) Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 6.01; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(y) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(z) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the US Borrower or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the US Borrower and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the US Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(aa) Liens securing the Obligations and the Secured Obligations; and

(bb) Liens incurred to secure any Junior Lien Obligations permitted to be incurred under Section 6.01; provided that at the time of incurrence and after giving pro forma effect thereto, the Consolidated Secured Debt Ratio would be no greater than 4.25 to 1.0;

provided that with respect to any Liens incurred in reliance on clauses (h), (i) and (r) (but only to the extent clause (r) relates to clauses (h) and (i)) above, either (1) the aggregate principal amount of all Indebtedness secured by such Liens, together with all Refinancing Indebtedness in respect thereof, shall not exceed $250,000,000 (for this purpose, excluding Capitalized Lease Obligations and purchase money Indebtedness secured by Liens incurred in reliance on such clauses) or (2) after giving pro forma effect to the respective acquisition of a Person or property, the Consolidated Secured Debt Ratio is less than the Consolidated Secured Debt Ratio immediately prior to such acquisition.

“Person” shall mean any natural person, corporation, business trust, joint venture, association, company, limited liability company, partnership, Governmental Authority or other entity.

“Pledged Collateral” shall have the meaning assigned to such term in the applicable Guarantee and Collateral Agreement.

“PPSA” shall mean, collectively, the Personal Property Security Act (Ontario), including the regulations promulgated thereunder, and other personal property security legislation of the applicable Canadian province or provinces where Collateral or any Canadian Loan Party is located (including the Civil Code of the Province of Quebec and the regulation respecting the registration of personal and movable real rights promulgated thereunder), as all such legislation now exists or may from time to time hereafter be amended, modified, recodified, supplemented or replaced.

“Preferred Stock” shall mean any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Prepayment Asset Sale” shall mean any Asset Sale, to the extent that (a) the aggregate Net Cash Proceeds realized in a single transaction or series of related transactions exceed $10,000,000 and (b) the aggregate Net Cash Proceeds of all such Asset Sales during any fiscal year exceed $20,000,000.

“Pricing Certificate” shall mean a certificate delivered pursuant to Section 5.04(c).

“Principal Amount” shall mean (i) the stated principal amount of each Loan or L/C Disbursement denominated in US Dollars, and (ii) the US Dollar Equivalent of the stated principal amount (or Face Amount, as applicable) of each Loan or L/C Disbursement denominated in an Alternate Currency, as the context may require.

“Pro Rata Percentage” shall mean (i) as to any US Revolving Credit Lender at any time, the percentage of the Total US Revolving Credit Commitment represented by such Lender’s US Revolving Credit Commitment; provided that in the event the US Revolving Credit Commitments shall have expired or been terminated, the Pro Rata Percentages of any US Revolving Credit Lender shall be determined on the basis of the US Revolving Credit Commitments most recently in effect, giving effect to any subsequent assignments and (ii) as to any Multicurrency Revolving Credit Lender at any time, the percentage of the Total Multicurrency Revolving Credit Commitment represented by such Lender’s Multicurrency Revolving Credit Commitment; provided that in the event the Multicurrency Revolving Credit Commitments shall have expired or been terminated, the Pro Rata Percentages of any Multicurrency Revolving Credit Lender shall be determined on the basis of the Multicurrency Revolving Credit Commitments most recently in effect, giving effect to any subsequent assignments.

“Property Loss Event” shall mean any event that gives rise to the receipt by the US Borrower or any of its Restricted Subsidiaries of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property to the extent that the aggregate Net Cash Proceeds (a) realized as a result of a single event or a series of related events exceed $10,000,000 and (b) of all such events during any fiscal year exceed $20,000,000.

“Qualified Capital Stock” of any Person shall mean any Equity Interest of such Person that is not Disqualified Stock.

“Qualified Proceeds” shall mean assets that are used or useful in, or Capital Stock of any Person engaged in, a Similar Business; provided that the fair market value of any such assets or Capital Stock shall be determined by the US Borrower in good faith.

“Qualified Public Offering” shall mean the issuance by the US Borrower or any direct or indirect parent of the US Borrower of its common Equity Interests in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the U.S. Securities and Exchange Commission in accordance with the Securities Act of 1933, as amended.

“Quebec Secured Obligations” shall have the meaning assigned to such term in Article VIII.

“Quebec Secured Parties” shall have the meaning assigned to such term in Article VIII.

“Rating Agencies” shall mean Moody’s and S&P or if Moody’s or S&P or both shall not make a rating on the Senior Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the US Borrower which shall be substituted for Moody’s or S&P or both, as the case may be.

“Ratio Calculation Date” shall have the meaning assigned to such term in Section 1.11(b).

“Re-Allocation Event” shall mean (i) the occurrence of any Event of Default with respect to any Borrower pursuant to Section (g) or (h), (ii) the declaration of the termination of any Commitment, or the acceleration of the maturity of any Loans, in each case pursuant to the provisions of Article VII hereof or (iii) the failure of any Borrower to pay any principal (or Face Amount, as applicable) of, or interest on, any Loans of any Class or any L/C Disbursements on the Term Loan Maturity Date or the Revolving Credit Maturity Date, as applicable.

“Receivables Facility” shall mean any of one or more receivables financing facilities as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, the obligations of which are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to the US Borrower or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) pursuant to which the US Borrower or any of its Restricted Subsidiaries sells their accounts receivable to either (A) a Person that is not a Restricted Subsidiary or (B) a Receivables Subsidiary that in turn sells its accounts receivable to a Person that is not a Restricted Subsidiary. The “amount” of any Receivables Facility shall be deemed at any time to be the aggregate principal, or stated amount, of the “indebtedness”, fractional undivided interests (which stated amount may be described as a “net investment” or similar term reflecting the amount invested in such undivided interest) or other securities incurred or issued pursuant to such Receivables Facility, in each case outstanding at such time. Each Lender authorizes each of the Administrative Agent and Collateral Agent to enter into an intercreditor agreement in respect of each Receivables Facility from time to time in effect and to take all actions it deems appropriate or necessary in connection with any such intercreditor agreement.

“Receivables Facility Threshold Amount” shall mean (i) with respect to Local Fueling Receivables Facilities, the sum of (a) $0 and (b) the amount of all mandatory repayments and/or commitment reductions previously made pursuant to Section 2.13(e) as a result of the receipt of Net Cash Proceeds in respect of Local Fueling Receivables Facilities in excess of the Receivables Facility Threshold Amount for Local Fueling Receivables Facilities as theretofore in effect; provided, that the US Borrower and its Restricted Subsidiaries shall be permitted to increase the Receivables Facility Threshold Amount for Local Fueling Receivables Facilities from time to time, at its option, by an aggregate amount for all such increases not to exceed $400,000,000, by delivering written notice to the Administrative Agent specifying the amount of such increase and (ii) with respect to all other Receivables Facilities, the sum of (a) $0 and (b) the amount of all mandatory repayments and/or commitment reductions previously made pursuant to Section 2.13(e) as a result of the receipt of Net Cash Proceeds in respect of such other Receivables Facilities in excess of the Receivables Facility Threshold Amount for such other Receivables Facilities as theretofore in effect; provided, that the US Borrower and its Restricted Subsidiaries shall be permitted to increase the Receivables Facility Threshold Amount for such other Receivables Facilities from time to time, at its option, by an aggregate amount for all such increases not to exceed $75,000,000, by delivering written notice to the Administrative Agent specifying the amount of such increase. No written notice described herein may be given after a date on which Net Cash Proceeds in respect a Receivables Facility are received and required to be applied as a mandatory repayment pursuant to Section 2.13(e).

“Receivables Fees” shall mean distributions or payments made directly or by means of discounts with respect to any accounts receivable or participation interest therein issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Facility.

“Receivables Subsidiary” shall mean any subsidiary formed for the purpose of, and that solely engages only in one or more Receivables Facilities and other activities reasonably related thereto.

“Reference Discount Rate” shall mean, in respect of any Bankers’ Acceptances or completed Drafts to be accepted and/or purchased by a Multicurrency Revolving Credit Lender as contemplated by Section 2.02(b) and Schedule 2.02(b) hereto, (i) that is a Schedule I Canadian chartered bank, the CDOR Rate; and (ii) that is not a Schedule I Canadian chartered bank, the lesser of (x) the rate specified in (i) plus 0.10% and (y) the discount rate (calculated on an annual basis and rounded to the nearest one-hundredth of 1%, with five-thousandths of 1% being rounded up) quoted by DB Canada at 10:00 A.M. (Toronto time) as the discount rate at which

DB Canada would purchase, on the relevant Drawing Date, its own bankers’ acceptances having an aggregate face amount equal to, and with a term to maturity the same as, the Bankers’ Acceptances or Drafts, as the case may be, to be acquired by such Multicurrency Revolving Credit Lender on such Drawing Date.

“Refinanced Term Loans” shall have the meaning assigned to such term in Section 9.08(e).

“Refinancing Indebtedness” shall have the meaning assigned to such term in Section 6.01(b)(xii).

“Refunding Capital Stock” shall have the meaning set forth in Section 6.03(b)(ii).

“Register” shall have the meaning assigned to such term in Section 9.04(d).

“Registration Rights Agreements” means the Registration Rights Agreements with respect to the Senior Notes, each dated the Closing Date, among the US Borrower, the US Subsidiary Guarantors and Deutsche Bank Securities Inc. and Credit Suisse Securities (USA) LLC, as initial purchasers of the Senior Notes and any similar registration rights agreements with respect to any additional Senior Notes.

“Regulated Subsidiary” shall mean Comdata Bank, Inc., a subsidiary of the US Borrower, which subsidiary shall remain a “Regulated Subsidiary” so long as such subsidiary is pursuing or has regulatory licenses as a “bank” under the Utah Industrial Bank Act or the laws of another state of the United States.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Business Assets” shall mean assets (other than cash or Cash Equivalents) used or useful in a Similar Business, provided that any assets received by the US Borrower or a Restricted Subsidiary in exchange for assets transferred by the US Borrower or the Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Related Fund” shall mean, with respect to any Lender that is a fund or commingled investment vehicle that invests in bank loans or similar extensions of credit, any other fund that invests in bank loans or similar extensions of credit and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, trustees, agents and advisors of such Person and such Person’s Affiliates.

“Release” shall mean any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment.

“Replacement Term Loans” shall have the meaning assigned to such term in Section 9.08(e).

“Required Lenders” shall mean, at any time, Lenders having Revolving Credit Exposure, Unused Revolving Credit Commitments, Term Loans and Term Loan Commitments representing more than 50% of the sum of all Revolving Credit Exposure, Unused Revolving Credit Commitments, Term Loans and Term Loan Commitments at such time; provided that any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” of any Person shall mean any executive officer or Financial Officer of such Person and any other officer or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement and, as to any document delivered on the Closing Date, any secretary or assistant secretary of such Person.

“Restricted Guarantor” shall mean a US Subsidiary Guarantor that is a Restricted Subsidiary.

“Restricted Investment” shall mean an Investment other than a Permitted Investment.

“Restricted Payment” shall mean:

(a) the declaration or payment of any dividend or distribution or the making of any payment on account of the US Borrower’s or a Restricted Subsidiary’s Equity Interests, including any dividend or distribution payable in connection with any merger, amalgamation or consolidation other than:

(i) dividends or distributions payable solely in Equity Interests (other than Disqualified Stock) of the US Borrower or a Restricted Subsidiary; or

(ii) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly-Owned Subsidiary, the US Borrower or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities;

(b) the purchase, redemption, defeasance or other acquisition or retirement for value of any Equity Interests of US Borrower, including in connection with any merger, amalgamation or consolidation;

(c) the making of any principal payment on, or redemption, repurchase, defeasance or other acquisition or retirement for value in each case, prior to any scheduled repayment, sinking fund payment or maturity, of any Senior Notes or any Subordinated Indebtedness other than:

(i) Indebtedness permitted under Section 6.01(b)(vii), except to the extent prohibited by the Intercompany Subordination Agreement; or

(ii) the purchase, repurchase or other acquisition of any Senior Notes or Subordinated Indebtedness of the US Borrower or a Restricted Subsidiary purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year (or, in the case of the Senior Notes, 9 months) of the date of purchase, repurchase or acquisition; or

(d) the making of any Restricted Investment.

“Restricted Payment Applicable Amount” shall mean, at any time, an amount equal to the sum (without duplication) of:

(a) the greater of (i) 50% of the Consolidated Net Income of the US Borrower (taken as one accounting period) from the first day of the fiscal quarter in which the Closing Date occurs to the last day of the US Borrower’s most recently ended fiscal quarter or fiscal year, as applicable, for which Section 5.04 Financials have been delivered at the time of such Restricted Payment and (ii) Cumulative Retained Excess Cash Flow Amount at such time; plus

(b) 100% of the aggregate net proceeds (including cash and the fair market value, as determined in good faith by the US Borrower, of marketable securities or other property) received by the US Borrower or a Restricted Subsidiary since immediately after the Closing Date (other than (i) to the extent used to fund the Transactions and (ii) net cash proceeds to the extent such net cash proceeds have been used pursuant to Section 6.01(b)(xi)(A)) from the issue or sale of:

(i) (A) Equity Interests of the US Borrower, including Treasury Capital Stock, but excluding proceeds and the fair market value, as determined in good faith by the US Borrower, of marketable securities or other property received from the sale of:

(x) Equity Interests to directors, officers, employees, members of management or consultants of the US Borrower, its Restricted Subsidiaries and any direct or indirect parent company of the US Borrower, after the Closing Date to the extent such amounts have been applied to Restricted Payments made in accordance with Section 6.03(b)(iv); and

(y) Designated Preferred Stock; and

(B) to the extent such proceeds are actually contributed to the capital of the US Borrower or a Restricted Subsidiary, Equity Interests of the US Borrower’s direct or indirect parent companies (excluding contributions of the proceeds from the sale of Designated Preferred Stock of such companies or contributions to the extent such amounts have been applied to Restricted Payments made in accordance with Section 6.03(b)(iv)); or

(ii) debt of the US Borrower or a Restricted Subsidiary that has been converted into or exchanged for such Equity Interests of the US Borrower or a direct or indirect parent company of the US Borrower;

provided, however, that this paragraph (b) shall not include the proceeds from (v) the exercise of any Cure Right, (w) Refunding Capital Stock, (x) Equity Interests or convertible debt securities sold to the US Borrower or a Restricted Subsidiary, as the case may be, (y) Disqualified Stock or debt securities that have been converted into Disqualified Stock or (z) Excluded Contributions; plus

(c) 100% of the aggregate amount of net proceeds (including cash and the fair market value, as determined in good faith by the US Borrower, of marketable securities or other property) contributed to the capital of the US Borrower following the Closing Date (other than (i) net cash proceeds to the extent utilized pursuant to Section 6.01(b)(xi)(A), (ii) to the extent applied to fund the Transactions, (iii) by a Restricted Subsidiary, (iv) Equity Cure Proceeds and (v) any Excluded Contributions); plus

(d) 100% of the aggregate amount of proceeds (including cash and the fair market value, as determined in good faith by the US Borrower, of marketable securities or other property) received by the US Borrower or a Restricted Subsidiary by means of:

(i) the sale or other disposition (other than to the US Borrower or a Restricted Subsidiary) of Restricted Investments made by the US Borrower or any of its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the US Borrower or any of its Restricted Subsidiaries and repayments of loans or advances, and releases of guarantees, which constitute Restricted Investments by the US Borrower or any of its Restricted Subsidiaries, in each case after the Closing Date; or

(ii) the sale or other disposition (other than to the US Borrower or a Restricted Subsidiary) of the stock of an Unrestricted Subsidiary (other than to the extent the Investment in such Unrestricted Subsidiary was made by the US Borrower or a Restricted Subsidiary pursuant to Section 6.03(b)(vii) or to the extent such Investment constituted a Permitted Investment) or a dividend or distribution from an Unrestricted Subsidiary after the Closing Date; plus

(e) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary after the Closing Date, the fair market value of the Investment in such Unrestricted Subsidiary, as determined by the US Borrower in good faith or if such fair market value may exceed $75,000,000, in writing by an Independent Financial Advisor, at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary, other than an Unrestricted Subsidiary to the extent the Investment in such Unrestricted Subsidiary was made by the US Borrower or a Restricted Subsidiary pursuant to Section 6.03(b)(vii) or to the extent such Investment constituted a Permitted Investment.

“Restricted Subsidiary” shall mean, at any time, each Canadian Borrower and each other direct and indirect subsidiary of the US Borrower (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided, however, that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary”.

“Revaluation Date” means (a) with respect to any Revolving Loan or Swingline Loan, each of the following: (i) each date of a borrowing of a Revolving Loan or Swingline Loan, (ii) each date of a continuation of a Revolving Loan pursuant to the terms of this Agreement, (iii) the last Business Day of each calendar month, and (iv) the date of any voluntary reduction of a Revolving Credit Commitment pursuant to Section 2.09(b) or any mandatory reduction of a Revolving Credit Commitment pursuant to Section 2.13(e); (b) with respect to any Letter of Credit, each of the following: (i) each date of issuance of a Letter of Credit, (ii) each date of an amendment of a Letter of Credit, (iii) each date of any payment by an Issuing Bank with respect to a Letter of Credit, and (iv) the last Business Day of each calendar month; (c) such additional dates as the Administrative Agent or the respective Issuing Bank shall determine, or the Required Lenders shall require, at any time when (i) an Event of Default has occurred and is continuing, (ii) the Aggregate US Revolving Credit Exposure exceeds 90% of the Total US Revolving Credit Commitment (for such purpose, determined using the US Dollar Equivalent in effect for the most recent Revaluation Date) or (iii) the Aggregate Multicurrency Revolving Credit Exposure exceeds 90% of the Total Multicurrency Revolving Credit Commitment (for such purpose, determined using the US Dollar Equivalent in effect for the most recent Revaluation Date); and (d) with respect to the Unused Revolving Credit Commitment of a given Lender pursuant to Section 2.05(a)(i) or (ii), each day of the applicable period such Unused Revolving Credit Commitment is in effect.

“Revolving Commitment Increase” shall have the meaning assigned to such term in Section 2.26(a).

“Revolving Commitment Increase Lender” shall have the meaning assigned to such term in Section 2.26(b).

“Revolving Credit Commitment” shall mean, with respect to each Lender, the US Revolving Credit Commitment and/or Multicurrency Revolving Credit Commitment of such Lender, as the context may require.

“Revolving Credit Exposure” shall mean, with respect to any Lender at any time, the sum of the US Revolving Credit Exposure and the Multicurrency Revolving Credit Exposure of such Lender at such time.

“Revolving Credit Lender” shall mean a US Revolving Credit Lender and/or a Multicurrency Revolving Credit Lender, as the context may require.

“Revolving Credit Maturity Date” shall mean May 9, 2014.

“Revolving Loans” shall mean US Revolving Loans and/or Multicurrency Revolving Loans, as the context may require.

“S&P” shall mean Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“Sale and Lease-Back Transaction” shall mean any arrangement providing for the leasing by the US Borrower or any of its Restricted Subsidiaries of any real or tangible personal property, which property has been or is to be sold or transferred by the US Borrower or a Restricted Subsidiary to a third Person in contemplation of such leasing.

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Section 5.04 Financials” shall mean the financial statements delivered, or required to be delivered, pursuant to Section 5.04(a) or (b).

“Secured Indebtedness” shall mean any Indebtedness of the US Borrower or any of its Restricted Subsidiaries secured by a Lien.

“Secured Obligations” shall mean all “Obligations” as defined in the applicable Guarantee and Collateral Agreement or any other Security Document.

“Secured Parties” shall mean the “Secured Parties” as defined in the applicable Guarantee and Collateral Agreement.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Security Documents” shall mean the Mortgages, each Guarantee and Collateral Agreement, the Holdings Pledge Agreement, the Intellectual Property Security Agreements and each of the other instruments and documents executed and delivered with respect to the Collateral pursuant to Section 5.09.

“Senior Notes” shall mean, collectively, the US Borrower’s 11-1/4% Senior Notes due 2015 in the original principal amount of $825,000,000 and the US Borrower’s 12-1/4% Senior Toggle Notes due 2015 in an original principal amount of $475,000,000, as such principal amount may be increased from time to time in respect of the payment of interest thereunder and any additional notes issued pursuant to the terms of the Senior Notes Documentation representing the payment of interest (and includes any Refinancing Indebtedness in respect thereof permitted by Section 6.01 (but without duplication of any amounts otherwise permitted by clause (b)(ii) thereof) and any notes issued in exchange or replacement of any of the foregoing on substantially identical terms).

“Senior Notes Documentation” shall mean any indenture and/or other agreement governing the Senior Notes and all documentation delivered pursuant thereto.

“Similar Business” shall mean any business conducted or proposed to be conducted by the US Borrower and its subsidiaries on the Closing Date or any business that is similar, reasonably related, incidental, ancillary or complementary thereto.

“Solvent” shall mean, with respect to any Person, (a) the consolidated fair value of the assets of such Person and its subsidiaries, at a fair valuation, will exceed their consolidated debts and liabilities, subordinated, contingent or otherwise; (b) the consolidated present fair saleable value of the property of such Person and its subsidiaries will be greater than the amount that will be required to pay the probable liability of their consolidated debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) such Person and its subsidiaries will be able to pay their consolidated debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) such Person and its subsidiaries, taken as a whole, will not have unreasonably small capital with which to conduct the business in which they are engaged. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“SPC” shall have the meaning assigned to such term in Section 9.04(i).

“Special Interest” shall mean all additional interest then owing pursuant to the Registration Rights Agreements.

“Specified Default” shall mean an Event of Default under Section 7.01(b), (c), (g)(i), or (h).

“Sponsor Management Agreement” shall mean the management agreement between certain management companies associated with the Sponsors and the US Borrower and any direct or indirect parent company, as in effect on the Closing Date and giving effect to amendments thereto that, taken as a whole, are not materially adverse to the interests of the Lenders.

“Sponsors” shall mean (a) Fidelity National Financial, Inc. and Thomas H. Lee Partners, L.P. and each of their respective Affiliates but not including, however, any operating portfolio companies of any of the foregoing and (b) any Person that acquires Capital Stock of Foundation Holdings, Inc. on or prior to the Closing Date and any Affiliate of such Person.

“Spot Rate” means, for any currency, on any Revaluation Date or other relevant date of determination, the rate determined by the Administrative Agent to be the rate quoted by the Administrative Agent as the spot rate for the purchase by the Administrative Agent of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on such date; provided that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if the Administrative Agent does not have as of the date of determination a spot buying rate for any such currency.

“Stated Amount” shall mean, with respect to each Letter of Credit, at any time, the maximum amount available to be drawn thereunder, in each case determined (x) as if any future automatic increases in the maximum available amount provided for in any such Letter of Credit had in fact occurred at such time and (y) without regard to whether any conditions to drawing could then be met but after giving effect to all previous drawings made thereunder, provided that, except for purposes of Section 2.05(d), the “Stated Amount” of each Letter of Credit denominated in an Alternate Currency shall be, on any date of calculation, the US Dollar Equivalent of the maximum amount available to be drawn in such Alternate Currency thereunder, in each case, determined (x) as if any future automatic increases in the maximum available amount provided for in any such Letter of Credit had in fact occurred at such time and (y) without regard to whether any conditions to drawing could then be met but after giving effect to all previous drawings made thereunder.

“Statutory Reserves” shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) applicable on the interest rate determination date (expressed as a decimal) established by the Board and applicable to any member of bank of the Federal Reserve System in respect of Eurocurrency Liabilities (as defined in Regulation D of the Board).

“Sterling” and “£” shall mean freely transferable lawful money of the United Kingdom (expressed in pounds sterling).

“Sterling LIBO Rate” shall mean, with respect to any Sterling LIBOR Borrowing for any Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is 1 Business Day prior to the commencement of such Interest Period by reference to the British Bankers Association Interest Settlement Rate that appears on the Reuters Screen LIBOR01 for deposits in Sterling (or such other comparable page as may, in the opinion of the Administrative Agent, replace such page for the purpose of displaying such rates) for a period equal to such Interest Period and for an amount approximately equal to the proposed Sterling LIBOR Borrowing; provided that to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “Sterling LIBO Rate” shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in Sterling are offered for such relevant Interest Period to major banks in the London interbank market by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is 1 Business Day prior to the beginning of such Interest Period.

“Sterling LIBOR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted Sterling LIBO Rate.

“St. Petersburg Sale and Lease-Back Transaction” shall mean the sale and leaseback of the Company’s facility located in St. Petersburg, Florida.

“Subject Letter of Credit” shall have the meaning assigned to such term in Section 2.22.

“Subordinated Indebtedness” shall mean any Indebtedness of any Borrower and any Guarantor which is by its terms subordinated in right of payment to the Obligations of such Borrower or such Guarantor, as applicable.

“subsidiary” shall mean, with respect to any Person (herein referred to as the “parent”), any corporation, partnership, limited liability company, association or other business entity of which securities or other ownership interests representing more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, owned or held by the parent, one or more subsidiaries of the parent or a combination thereof. Unless otherwise specified, “subsidiary” shall mean any subsidiary of the US Borrower.

“Subsidiary Guarantor” shall mean each US Subsidiary Guarantor and/or each Canadian Subsidiary Guarantor, as the context may require.

“Successor Company” shall have the meaning assigned to such term in Section 6.04(a)(i).

“Successor Subsidiary Person” shall have the meaning assigned to such term in Section 6.04(c)(i).

“Swingline Commitment” shall mean a US Swingline Commitment and/or a Multicurrency Swingline Commitment, as the context may require.

“Swingline Exposure” shall mean, at any time, the sum of the US Swingline Exposure and the Multicurrency Swingline Exposure at such time.

“Swingline Lender” shall mean the US Swingline Lender and/or the Multicurrency Swingline Lender, as the context may require.

“Swingline Loans” shall mean the US Swingline Loans and/or the Multicurrency Swingline Loans, as the context may require.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges, liabilities or withholdings imposed by any Governmental Authority.

“Term Borrowing” shall mean a Borrowing comprised of Canadian Term Loans or US Term Loans, as the case may be.

“Term Lender” shall mean a US Term Lender and/or a Canadian Term Lender, as the context may require.

“Term Loan Commitment” shall mean, with respect to each Lender, its Canadian Term Loan Commitment and/or its US Term Loan Commitment.

“Term Loan Maturity Date” shall mean November 9, 2014.

“Term Loans” shall mean the Canadian Term Loans and the US Term Loans.

“Termination Date” shall mean the date upon which all Commitments have terminated, no Letters of Credit are outstanding (or if Letters of Credit remain outstanding, as to which an L/C Backstop exists), and the Loans and L/C Exposure, together with all interest, Fees and other non-contingent Obligations, have been paid in full in cash.

“Total Assets” shall mean total assets of the US Borrower and its Restricted Subsidiaries on a consolidated basis prepared in accordance with GAAP, shown on the most recent balance sheet of the US Borrower and its Restricted Subsidiaries as may be expressly stated, without giving effect to any amortization of the amount of intangible assets since the Closing Date (for such purpose, excluding all Customer Funds).

“Total Multicurrency Revolving Credit Commitment” shall mean, at any time, the aggregate amount of the Multicurrency Revolving Credit Commitments, as in effect at such time. The Total Multicurrency Revolving Credit Commitment as of the Closing Date is $75,000,000.

“Total US Revolving Credit Commitment” shall mean, at any time, the aggregate amount of the US Revolving Credit Commitments, as in effect at such time. The Total US Revolving Credit Commitment as of the Closing Date is $225,000,000.

“Transaction Expenses” shall mean any fees or expenses incurred or paid by the Sponsors, the US Borrower (or any direct or indirect parent of the US Borrower), the Canadian Borrowers or any of their subsidiaries in connection with the Transactions (including expenses in connection with hedging transactions), this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby.

“Transactions” shall mean, collectively, (a) the Merger and the Canadian Acquisition, (b) the Equity Investment, (c) the issuance of the Senior Notes, (d) the funding of the Loans and the other transactions contemplated by this Agreement and the other Loan Documents, (e) the consummation of the refinancing of the Existing Debt and (f) the payment of Transaction Expenses.

“Treasury Capital Stock” shall have the meaning set forth in Section 6.03(b)(ii).

“Type”, when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest (or, in the case of a Bankers’ Acceptance Loan, the discount rate) on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, the term “Rate” shall mean the Adjusted LIBO Rate, the Alternate Base Rate, the Canadian Prime Rate or the Reference Discount Rate.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as in effect in any applicable jurisdiction from time to time.

“Unrestricted Subsidiary” shall mean:

(a) any subsidiary of the US Borrower which at the time of determination is an Unrestricted Subsidiary (as designated by the US Borrower, as provided in Section 5.10); and

(b) any subsidiary of an Unrestricted Subsidiary.

“Unused Multicurrency Revolving Credit Commitment” of any Lender, at any time, shall mean the remainder of Multicurrency Revolving Credit Commitment of such Lender at such time, if any, less the sum of (i) the aggregate outstanding Principal Amount of Multicurrency Revolving Loans made by such Lender and then outstanding, (ii) such Lender’s Multicurrency L/C Exposure and (iii) except for purposes of Section 2.05(a)(ii), such Lender’s Pro Rata Share of the aggregate outstanding Principal Amount of Multicurrency Swingline Loans then outstanding.

“Unused Revolving Credit Commitment” of any Lender, at any time, shall mean the sum of the Unused US Revolving Credit Commitment and the Unused Multicurrency Revolving Credit Commitment of such Lender at such time.

“Unused US Revolving Credit Commitment” of any Lender, at any time, shall mean the remainder of US Revolving Credit Commitment of such Lender at such time, if any, less the sum of (i) the aggregate outstanding principal amount of US Revolving Loans made by such Lender and then outstanding, (ii) such Lender’s US L/C Exposure at such time and (iii) except for purposes of Section 2.05(a)(i), such Lender’s Pro Rata Share of the aggregate outstanding principal amount of US Swingline Loans then outstanding.

“US Borrower” shall mean (a) prior to the consummation of the Merger, Merger Sub and (b) upon and after consummation of the Merger, the Company.

“US Commitment Fee” shall have the meaning assigned to such term in Section 2.05(a)(i).

“US Dollar Equivalent” shall mean, at any time, (a) with respect to any amount denominated in US Dollars, such amount and (b) with respect to any amount denominated in any currency other than US Dollars, the equivalent amount thereof in US Dollars as determined by the Administrative Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date or other relevant date of determination) for the purchase of US Dollars with such other currency.

“US Dollar-Denominated Loans” shall mean any Loans denominated in US Dollars.

“US Dollars” or “$” shall mean lawful money of the United States of America.

“US Guarantee and Collateral Agreement” shall mean the US Guarantee and Collateral Agreement, substantially in the form of Exhibit D, among the US Loan Parties party thereto and the Collateral Agent for the benefit of the Secured Parties referred to therein.

“US Issuing Bank” shall mean, as the context may require, (a) DBNY, acting through any of its Affiliates or branches, in its capacity as the issuer of US Letters of Credit hereunder, (b) Bank of America, N.A., in respect of the Existing Letters of Credit and (c) any other Person that may become a US Issuing Bank pursuant to Section 2.24(i) or 2.24(k), with respect to US Letters of Credit issued at the time such Person was a Lender. The US Issuing Bank may, in its discretion, arrange for one or more US Letters of Credit to be issued by Affiliates or branches of the US Issuing Bank, in which case the term “US Issuing Bank” shall include any such Affiliate or branch with respect to US Letters of Credit issued by such Affiliate or branch.

“US Issuing Bank Fees” shall have the meaning assigned to such term in Section 2.05(c).

“US L/C Commitment” shall mean the commitment of a US Issuing Bank to issue US Letters of Credit pursuant to Section 2.24.

“US L/C Disbursement” shall mean a payment or disbursement made by a US Issuing Bank pursuant to a US Letter of Credit.

“US L/C Exposure” shall mean, at any time, the sum of (a) the aggregate Stated Amount of all outstanding US Letters of Credit at such time and (b) the aggregate Principal Amount of all US L/C Disbursements that have not yet been reimbursed at such time. The US L/C Exposure of any US Revolving Credit Lender at any time shall equal its Pro Rata Percentage of the aggregate US L/C Exposure at such time.

“US L/C Participation Fee” shall have the meaning assigned to such term in Section 2.05(c).

“US Letter of Credit” shall mean any letter of credit issued (or, in the case of an Existing Letter of Credit, deemed issued) for the account of the US Borrower pursuant to Section 2.24.

“US Letter of Credit Application” shall have the meaning assigned to such term in Section 2.24(b).

“US Letter of Credit Expiration Date” shall have the meaning assigned to such term in Section 2.24(c).

“US Loan Parties” shall mean the US Borrower and the US Subsidiary Guarantors.

“US Prime Rate” shall mean the rate of interest per annum announced from time to time by DBNY as its prime rate in effect at its principal office in New York City; each change in the US Prime Rate shall be effective as of the opening of business on the date such change is announced as being effective. The US Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually available.

“US Revolving Commitment Increase” shall have the meaning assigned to such term in Section 2.26(a).

“US Revolving Credit Borrowing” shall mean a Borrowing comprised of US Revolving Loans.

“US Revolving Credit Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make US Revolving Loans (and acquire participations in US Letters of Credit and US Swingline Loans) hereunder as set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender assumed its US Revolving Credit Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.09, 2.13(e) or 2.22(a) and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.

“US Revolving Credit Exposure” shall mean, with respect to any Lender at any time, the aggregate Principal Amount at such time of all outstanding US Revolving Loans of such Lender, plus the aggregate amount at such time of such Lender’s US L/C Exposure, plus the aggregate amount at such time of such Lender’s US Swingline Exposure.

“US Revolving Credit Lender” shall mean a Lender with a US Revolving Credit Commitment or any US Revolving Credit Exposure.

“US Revolving Loans” shall mean the revolving loans made by the Lenders to the US Borrower pursuant to Section 2.01(b)(i).

“US Subsidiary Guarantor” shall mean each subsidiary listed on Part A of Schedule 1.01(a), and each other Domestic Subsidiary that is or becomes a party to the US Guarantee and Collateral Agreement pursuant to Section 5.09 or otherwise, excluding any Excluded Subsidiary.

“US Swingline Commitment” shall mean the commitment of the US Swingline Lender to make loans pursuant to Section 2.23(a)(i), as the same may be reduced from time to time pursuant to Section 2.09.

“US Swingline Exposure” shall mean, at any time, the aggregate principal amount at such time of all outstanding US Swingline Loans. The US Swingline Exposure of any US Revolving Credit Lender at any time shall equal its Pro Rata Percentage of the aggregate US Swingline Exposure at such time.

“US Swingline Lender” shall mean DBNY, acting through any of its Affiliates or branches, in its capacity as lender of US Swingline Loans hereunder.

“US Swingline Loan” shall mean any loan made by the Swingline Lender pursuant to Section 2.23(a)(i).

“US Term Borrowing” shall mean a Borrowing comprised of US Term Loans.

“US Term Lender” shall mean a Lender with a US Term Loan Commitment or an outstanding US Term Loan.

“US Term Loan Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make US Term Loans hereunder as set forth on Schedule 2.01, or as the same may be (a) reduced from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.

“US Term Loans” shall mean the term loans made by the Lenders to the US Borrower pursuant to Section 2.01(a)(i).

“USA PATRIOT Act” shall mean The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing:

(a) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment; by

(b) the sum of all such payments.

“Wholly-Owned Subsidiary” of any Person shall mean a subsidiary of such Person, 100% of the Equity Interests of which (other than directors’ qualifying shares) shall be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

Section 1.02. Terms Generally. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”; and the words “asset” and “property” shall be construed as having the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. The words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision of this Agreement unless the context shall otherwise require. All references herein to Articles, Sections, paragraphs, clauses, subclauses, Exhibits and Schedules shall be deemed references to Articles, Sections, paragraphs, clauses and subclauses of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, the Adjusted Consolidated Secured Debt Ratio, the Adjusted Consolidated Leverage Ratio, the Consolidated Leverage Ratio, and the Consolidated Secured Debt Ratio (and the financial definitions used therein) shall be construed in accordance with GAAP, as in effect on the Closing Date; provided, however, that if the US Borrower notifies the Administrative Agent that the US Borrower wishes to amend the Adjusted Consolidated Secured Debt Ratio, the Adjusted Consolidated Leverage Ratio, the Consolidated Leverage Ratio, the Consolidated Secured Debt Ratio or any financial definition used therein to implement the effect of any change in GAAP or the application thereof occurring after the Closing Date on the operation thereof (or if the Administrative Agent notifies the US Borrower that the Required Lenders wish to amend the Adjusted Consolidated Secured Debt Ratio, the Adjusted Consolidated Leverage Ratio, the Consolidated Leverage Ratio, the Consolidated Secured Debt Ratio or any financial definition used therein for such purpose), then the US Borrower and the Administrative Agent shall negotiate in good faith to amend the Adjusted Consolidated Secured Debt Ratio, the Adjusted Consolidated Leverage Ratio, the Consolidated Leverage Ratio, the Consolidated Secured Debt Ratio or the definitions used therein (subject to the approval of the Required Lenders) to preserve the original intent thereof in light of such changes in GAAP; provided that all determinations made pursuant to the Adjusted Consolidated Secured Debt Ratio, the Adjusted Consolidated Leverage Ratio, the Consolidated Leverage Ratio, the Consolidated Secured Debt Ratio or any financial definition used therein shall be determined on the basis of GAAP as applied and in effect immediately before the relevant change in GAAP or the application thereof became effective, until the Adjusted Consolidated Secured Debt Ratio, the Adjusted Consolidated Leverage Ratio, the Consolidated Leverage Ratio, the Consolidated Secured Debt Ratio or such financial definition is amended.

Section 1.03. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “US Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar US Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “US Revolving Credit Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar US Revolving Credit Borrowing”).

Section 1.04. Rounding. The calculation of any financial ratios under this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-down if there is no nearest number).

Section 1.05. References to Agreements and Laws. Unless otherwise expressly provided herein, (a) all references to documents, instruments and other agreements (including the Loan Documents and organizational documents) shall be deemed to include all subsequent amendments, restatements, amendments and restatements, supplements and other modifications thereto, but only to the extent that such amendments, restatements, amendments and restatements, supplements and other modifications are not prohibited by any Loan Document and (b) references to any law, statute, rule or regulation shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such law.

Section 1.06. Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Section 1.07. Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day and such extension of time shall be reflected in computing interest or fees, as the case may be; provided that with respect to any payment of interest on or principal of Euro Rate Loans, if such extension would cause any such payment to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.

Section 1.08. [Reserved].

Section 1.09. Exchange Rate; Currency Equivalents Generally. The Administrative Agent shall determine the Spot Rates as of each Revaluation Date to be used for calculating the US Dollar Equivalent amounts of Loans and other Obligations denominated in an Alternate Currency. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between an Alternate Currency and Dollars until the next Revaluation Date to occur. Except as provided above in this Section 1.09 and except for purposes of financial statements delivered by the US Borrower hereunder or calculating compliance with a financial ratio hereunder or except as otherwise provided herein, the applicable amount of any currency (other than US Dollars) for purposes of determining compliance with the provisions of the Loan Documents on any date of determination shall be such US Dollar Equivalent amount as so determined by the Administrative Agent on such date. Notwithstanding the foregoing, for purposes of determining compliance with Sections 2.01, 2.24, 2.25, 6.01, 6.02 and 6.03 of this Agreement with respect to any amount of Indebtedness or Investment denominated in a currency other than US Dollars, no Default shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Indebtedness or Investment is incurred or made; provided that, for the avoidance of doubt, the foregoing provisions of this Section 1.09 shall otherwise apply to such Article and such Sections, including with respect to determining whether any Indebtedness or Investment (not previously incurred or made on any date) may be incurred or made under such Article and such Sections.

Section 1.10. Approved Alternate L/C Currencies. (a) The US Borrower may from time to time request that US Letters of Credit be issued in an Approved Alternate L/C Currency (subject to the approval of the relevant US Issuing Bank), provided that such requested currency is a lawful currency that is readily available and freely transferable and convertible into US Dollars. Any such request shall be made to the Administrative Agent, and the Administrative Agent shall promptly notify the relevant US Issuing Bank thereof. The relevant US Issuing Bank shall notify the Administrative Agent, not later than 1:00 p.m., 10 Business Days after receipt of such request whether it consents to the issuance of US Letters of Credit in such requested currency. Any failure by the relevant US Issuing Bank to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by the relevant US Issuing Bank to permit US Letters of Credit to be issued in such requested currency. If the relevant US Issuing Bank consents to the issuance of US Letters of Credit in such requested currency, the Administrative Agent shall so notify the US Borrower and such currency shall thereupon be deemed for all purposes to be an Approved Alternate L/C Currency hereunder for the purposes of any US Letter of Credit issuances by such US Issuing Bank. If the relevant US Issuing Bank does not consent to any request for an additional currency under this Section 1.10, the Administrative Agent shall promptly so notify the US Borrower.

(b) Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify with the US Borrower’s consent to appropriately reflect a change in currency of any country and any relevant market conventions or practices relating to such change in currency.

Section 1.11. Pro Forma Calculations. For purposes of determining whether any action is otherwise permitted to be taken hereunder or compliance with the Adjusted Consolidated Secured Debt Ratio, the Adjusted Consolidated Leverage Ratio, the Consolidated Leverage Ratio, the Consolidated Secured Debt Ratio and Total Assets shall be calculated in each case on a pro forma basis as follows:

(a) In the event that the US Borrower or any Restricted Subsidiary (i) incurs, redeems, retires or extinguishes any Indebtedness or (ii) issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which such ratio or amount is being calculated but prior to or simultaneously with the event for which the calculation of such ratio or amount is made (a “Ratio Calculation Date”), then such ratio or amount shall be calculated giving pro forma effect to such incurrence, redemption, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business made (or committed to be made pursuant to a definitive agreement) during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the relevant Ratio Calculation Date, and other operational changes that the US Borrower or any of its Restricted Subsidiaries has determined to make and/or made during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with such Ratio Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations, discontinued operations and other operational changes had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged or amalgamated with or into the US Borrower or any of its Restricted Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, merger, amalgamation, consolidation, discontinued operation or operational change, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then such ratio or amount shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation, discontinued operation or operational change had occurred at the beginning of the applicable four-quarter period.

(b) For purposes of this Section 1.11, whenever pro forma effect is to be given to any Investment, acquisition, disposition, merger, amalgamation, consolidation, discontinued operation or operational change, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the US Borrower. Any such pro forma calculation may include adjustments appropriate, in the reasonable determination of the Borrower, to reflect (i) any operating expense reductions and other operating improvements or synergies projected in good faith to result from any acquisition, amalgamation, merger or operational change (including, to the extent applicable, from the Transactions) and (ii) all adjustments of the nature used in connection with the calculation of “Adjusted EBITDA” as set forth in footnote 3 to the “Summary Historical and Pro Forma Consolidated Financial Data” under “Offering Memorandum Summary” in the offering circular for the Senior Notes (as if, in each case, such operating expense reductions, other operating improvements, synergies or adjustments had been realized on the first day of such period); provided that (x) such operating expense reductions and other operating improvements or synergies are reasonably identifiable and factually supportable (y) with respect to operational changes (not resulting from an acquisition), such actions are taken or committed to be taken no later than 27 months after the Closing Date and (z) the aggregate amount of projected operating expense reductions, operating improvements and synergies in respect of operational changes (not resulting from an acquisition) included in any pro forma calculation shall not exceed $150.0 million for any four consecutive fiscal quarter period.

(c) For purposes of determining whether the incurrence, issuance or making of any Indebtedness, Disqualified Stock, Preferred Stock, Equity Interest, Restricted Payment, Investment, acquisition, disposition, merger, amalgamation, consolidation, discontinued operation or operational change is permitted hereunder, Total Assets shall be determined at the time such Indebtedness, Disqualified Stock, Preferred Stock, Equity Interest, Restricted Payment, Investment, acquisition, disposition, merger, amalgamation, consolidation, discontinued operation or operational change is incurred, issued or made, and no Default shall be deemed to have occurred solely as a result of a change in Total Assets occurring after the time such Indebtedness, Disqualified Stock, Preferred Stock, Equity Interest, Restricted Payment, Investment, acquisition, disposition, merger, amalgamation, consolidation, discontinued operation or operational change is incurred, issued or made.

ARTICLE II

The Credits

Section 2.01. Commitments. Subject to the terms and conditions herein set forth, each Lender agrees, severally and not jointly, (a)(i) to make US Term Loans to the US Borrower on the Closing Date in US Dollars in a principal amount not to exceed its US Term Loan Commitment and (ii) to make Canadian Term Loans to the Canadian Term Borrower on the Closing Date in US Dollars in a principal amount not to exceed its Canadian Term Loan Commitment and (b) (i) to make US Revolving Loans to the US Borrower in US Dollars, at any time and from time to time on and after the Closing Date, and until the earlier of the Revolving Credit Maturity Date and the termination of the US Revolving Credit Commitment of such Lender in accordance with the terms hereof, in an aggregate Principal Amount at any time outstanding that will not result in such Lender’s US Revolving Credit Exposure exceeding such Lender’s US Revolving Credit Commitment and (ii) to make Multicurrency Revolving Loans to the US Borrower and/or the Canadian Revolver Borrower in the Available Currency requested by such Borrower, at any time and from time to time after the Closing Date, and until the earlier of the Revolving Credit Maturity Date and the termination of the Multicurrency Revolving Credit Commitment of such Lender in accordance with the terms hereof, in an aggregate Principal Amount at any time outstanding that will not result in such Lender’s Multicurrency Revolving Credit Exposure exceeding such Lender’s Multicurrency Revolving Credit Commitment; provided, however, that the aggregate Principal Amount of Revolving Loans and Swingline Loans made on the Closing Date to pay a portion of the cash consideration for the Merger, to refinance existing Indebtedness and to pay Transaction Expenses shall not exceed $50,000,000. Within the limits set forth in clause (b) of the preceding sentence and subject to the terms, conditions and limitations set forth herein, (x) the US Borrower may borrow, pay or prepay and reborrow US Revolving Loans and Multicurrency Revolving Loans and (y) the Canadian Revolver Borrower may borrow, pay or prepay and reborrow Multicurrency Revolving Loans. Amounts paid or prepaid in respect of Term Loans may not be reborrowed.

Section 2.02. Loans. (a) Each Loan (other than Swingline Loans) shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their applicable Commitments; provided, however, that the failure of any Lender to make any Loan shall not relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender). Except for Loans deemed made pursuant to Section 2.02(f) or (g) and subject to Section 2.23, the Loans comprising any Borrowing shall be in an aggregate principal amount that is not less than (i) the Minimum Applicable Borrowing Amount for such Loans or (ii) the remaining available balance of the applicable Commitments.

(b) Subject to Sections 2.02(f), 2.02(g), 2.08 and 2.16, each Borrowing shall (i) be comprised entirely of (x) in the case of US Dollar-Denominated Loans, ABR Loans or Eurodollar Loans or (y) in the case of Alternate Currency Denominated Loans, Canadian Prime Rate Loans, Bankers’ Acceptance Loans, EURIBOR Loans or Sterling LIBOR Loans, in each case as the applicable Borrower may request pursuant to Section 2.03. Each Borrowing of Canadian Dollar-Denominated Revolving Loans shall be incurred (x) as Canadian Prime Rate Loans or (y) (A) in the case of a B/A Lender, by way of the creation of Bankers’ Acceptances on the terms and conditions provided for herein and in Schedule 2.02(b) or (B) in a case of a Non-B/A Lender, by way of the purchase of completed Drafts and the exchange of such Drafts for B/A Equivalent Notes, in each case on the terms and conditions provided for herein and in Schedule 2.02(b). Each Lender may at its option make any Euro Rate Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the relevant Borrower to repay such Loan in accordance with the terms of this Agreement. Borrowings of more than one Type may be outstanding at the same time; provided, however, that the Borrowers shall not be entitled to request any Borrowing that, if made, would result in more than (x) twenty Euro Rate Borrowings (or such greater number as the Administrative Agent may agree in its sole discretion) outstanding hereunder at any time and (y) ten different maturity dates in the aggregate for all outstanding Bankers’ Acceptance Loans (or such greater number as the Administrative Agent may agree in its reasonable sole discretion).

(c) Except with respect to Loans deemed made pursuant to Sections 2.02(f) and (g) and subject to Sections 2.03 and 2.23, each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds in the Applicable Currency to the applicable Payment Office of the Administrative Agent not later than 1:00 p.m., and the Administrative Agent shall promptly credit the amounts so received to an account designated by the relevant Borrower in the applicable Borrowing Request or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders.

(d) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with paragraph (c) above and the Administrative Agent may, in reliance upon such assumption, make available to the relevant Borrower on such date a corresponding amount. If the Administrative Agent shall have so made funds available then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, such Lender and the relevant Borrower, other than the Canadian Term Borrower, severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the relevant Borrower to but excluding the date such amount is repaid to the Administrative Agent at (i) in the case of a Borrower, a rate per annum equal to the interest rate applicable to the Loans comprising such Borrowing at the time and (ii) in the case of such Lender, (x) for the first such day, the Overnight Rate and (y) for each day thereafter, (A) in the case of US Dollar-Denominated Loans, the Alternate Base Rate plus the Applicable Percentage for ABR US Revolving Loans, (B) in the case of Canadian Dollar-Denominated Revolving Loans, the Canadian Prime Rate plus the Applicable Percentage for Canadian Prime Rate Multicurrency Revolving Loans and (C) in the case of any other Alternate Currency Denominated Loans, the rate per annum equal to the interest rate applicable to such Loans made to the applicable Borrower. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement and (x) the relevant Borrower’s obligation to repay the Administrative Agent such corresponding amount pursuant to this Section 2.02(d) shall cease and (y) if the relevant Borrower pays such amount to the Administrative Agent, the amount so paid shall constitute a repayment of such Borrowing by such amount.

(e) Notwithstanding any other provision of this Agreement, the Borrowers shall not be entitled to request any Euro Rate Borrowing if the Interest Period requested with respect thereto would end after the Revolving Credit Maturity Date or the Term Loan Maturity Date, as applicable.

(f) If the relevant US Issuing Bank shall not have received from the US Borrower the payment required to be made by Section 2.24(e) within the time specified in such Section, such US Issuing Bank will promptly notify the Administrative Agent of the US L/C Disbursement and the Administrative Agent will promptly notify each US Revolving Credit Lender of such US L/C Disbursement and its Pro Rata Percentage thereof (with the amount of any US L/C Disbursement made in an Approved Alternate L/C Currency to be calculated using the US Dollar Equivalent of such US L/C Disbursement, as determined on the date on which such US L/C Disbursement was made by the relevant US Issuing Bank). Each US Revolving Credit Lender shall pay by wire transfer of immediately available funds in US Dollars to the Administrative Agent not later than 2:00 p.m. on such date (or, if such US Revolving Credit Lender shall have received such notice later than 12:00 (noon) on any day, not later than 10:00 a.m. on the immediately following Business Day), an amount equal to such Lender’s Pro Rata Percentage of such US L/C Disbursement as determined above (it being understood that such amount shall be deemed to constitute an ABR US Revolving Loan of such Lender and such payment shall be deemed to have reduced the US L/C Exposure), and the Administrative Agent will promptly pay to the relevant US Issuing Bank amounts so received by it from the US Revolving Credit Lenders. The Administrative Agent will promptly pay to the relevant US Issuing Bank any amounts received by it from the US Borrower pursuant to Section 2.24(e) prior to the time that any US Revolving Credit Lender makes any payment pursuant to this paragraph (f); any such amounts received by the Administrative Agent thereafter will be promptly remitted by the Administrative Agent to the US Revolving Credit Lenders that shall have made such payments and to such US Issuing Bank, as their interests may appear. If any US Revolving Credit Lender shall not have made its Pro Rata Percentage of such US L/C Disbursement available to the Administrative Agent as provided above, such Lender and the US Borrower severally agree to pay interest on such amount, for each day from and including the date such amount is required to be paid in accordance with this paragraph to but excluding the date such amount is paid, to the Administrative Agent for the account of the relevant US Issuing Bank at (i) in the case of the US Borrower, a rate per annum equal to the interest rate applicable to US Revolving Loans pursuant to Section 2.06(a), and (ii) in the case of such Lender, for the first such day, the Overnight Rate, and for each day thereafter, the interest rate applicable to ABR US Revolving Loans.

(g) If the relevant Multicurrency Issuing Bank shall not have received from the Canadian Revolver Borrower the payment required to be made by Section 2.25(e) within the time specified in such Section, such Multicurrency Issuing Bank will promptly notify the Administrative Agent of the Multicurrency L/C Disbursement and the Administrative Agent will promptly notify each Multicurrency Revolving Credit Lender of such Multicurrency L/C Disbursement and its Pro Rata Percentage thereof. Each Multicurrency Revolving Credit Lender shall pay by wire transfer of immediately available funds in the Applicable Currency to the Administrative Agent not later than 2:00 p.m. on such date (or, if such Multicurrency Revolving Credit Lender shall have received such notice later than 12:00 (noon) on any day, not later than 10:00 a.m. on the immediately following Business Day), an amount equal to such Lender’s Pro Rata Percentage of such Multicurrency L/C Disbursement as determined above (it being understood that such amount shall be deemed to constitute a Multicurrency Revolving Loan of such Lender and such payment shall be deemed to have reduced the Multicurrency L/C Exposure), and the Administrative Agent will promptly pay to the relevant Multicurrency Issuing Bank amounts so received by it from the Multicurrency Revolving Credit Lenders. The Administrative Agent will promptly pay to the relevant Multicurrency Issuing Bank any amounts received by it from the Canadian Revolver Borrower pursuant to Section 2.25(e) prior to the time that any Multicurrency Revolving Credit Lender makes any payment pursuant to this paragraph (g); any such amounts received by the Administrative Agent thereafter will be promptly remitted by the Administrative Agent to the Multicurrency Revolving Credit Lenders that shall have made such payments and to such Multicurrency Issuing Bank, as their interests may appear. If any Multicurrency Revolving Credit Lender shall not have made its Pro Rata Percentage of such Multicurrency L/C Disbursement available to the Administrative Agent as provided above, such Lender and the Canadian Revolver Borrower severally agree to pay interest on such amount, for each day from and including the date such amount is required to be paid in accordance with this paragraph to but excluding the date such amount is paid, to the Administrative Agent for the account of the relevant Multicurrency Issuing Bank at (i) in the case of the Canadian Revolver Borrower, (A) if such Multicurrency L/C Disbursement is payable in US Dollars, a rate per annum equal to the interest rate applicable to Multicurrency Revolving Loans pursuant to Section 2.06(a), (B) if such Multicurrency L/C Disbursement is payable in Canadian Dollars, a rate per annum equal to the interest rate applicable to Multicurrency Revolving Loans pursuant to Section 2.06(b), and (C) if such Multicurrency L/C Disbursement is payable in any other Alternate Borrowing Currency, a rate per annum equal to the Overnight Rate and (ii) in the case of such Lender, (A) if such Multicurrency L/C Disbursement is payable in US Dollars, for the first such day, the Overnight Rate and for each day thereafter, the interest rate applicable to Multicurrency ABR Revolving Loans, and (B) if such Multicurrency L/C Disbursement is payable in any Alternate Borrowing Currency, for the first such day, a rate per annum equal to the Overnight Rate and, for each day thereafter, the interest rate applicable to Multicurrency Revolving Loans denominated in the respective Alternate Borrowing Currency under the applicable clause of Section 2.06 (using, in the case of Canadian Dollar-Denominated Revolving Loans, the interest rate applicable to a Canadian Prime Rate Borrowing).

Section 2.03. Borrowing Procedure. In order to request a Borrowing (other than a Swingline Loan or a deemed Borrowing pursuant to Section 2.02(f) or (g) or a Borrowing of Canadian Prime Rate Loans to the extent resulting from automatic conversions of Bankers’ Acceptance Loans as provided in Schedule 2.02(b), as to which this Section 2.03 shall not apply), the relevant Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Euro Rate Borrowing or Bankers’ Acceptance Borrowing, not later than 1:00 p.m. 3 Business Days before a proposed Borrowing (or, in the case of a Bankers’ Acceptance Borrowing with a term in excess of 180 days, 5 Business Days), and (b) in the case of an ABR Borrowing or a Canadian Prime Rate Borrowing, not later than 1:00 p.m. 1 Business Day before a proposed Borrowing. Each such telephonic request shall be irrevocable, shall be confirmed promptly by hand delivery or fax to the Administrative Agent of a written Borrowing Request and shall specify the following information: (i) whether the Borrowing then being requested is to be a US Term Borrowing, a Canadian Term Borrowing, a US Revolving Credit Borrowing or a Multicurrency Revolving Credit Borrowing, and whether such Borrowing is to be a Eurodollar Borrowing, a EURIBOR Borrowing, a Sterling LIBOR Borrowing, an ABR Borrowing, a Canadian Prime Rate Borrowing or a Bankers’ Acceptance Borrowing; (ii) the date of such Borrowing (which shall be a Business Day); (iii) the number and location of the account to which funds are to be disbursed; (iv) the amount (or Face Amount, as applicable) of such Borrowing (stated in the relevant Available Currency); (v) if such Borrowing is to be a Euro Rate Borrowing, the Interest Period with respect thereto; and (vi) if such Borrowing is to be a Bankers’ Acceptance Borrowing, the term thereof (which shall comply with the requirements of Schedule 2.02(b)); provided, however, that notwithstanding any contrary specification in any Borrowing Request, each requested Borrowing shall comply with the requirements set forth in Section 2.02. Except as otherwise provided in Section 2.10(b), if no election as to the Type of Borrowing is specified in any such notice, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period with respect to any Euro Rate Borrowing is specified in any such notice, then the relevant Borrower shall be deemed to have selected an Interest Period of 1 month’s duration. If no term with respect to any Bankers’ Acceptance Borrowing is specified in any such notice, then the Canadian Revolver Borrower shall be deemed to have selected a term of 1 month’s duration. The Administrative Agent shall promptly advise the applicable Lenders of any notice given pursuant to this Section 2.03 (and the contents thereof), and of each Lender’s portion of the requested Borrowing.

Section 2.04. Evidence of Debt; Repayment of Loans. (a) (i) The US Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each US Term Lender, the principal amount of each US Term Loan of such Lender as provided in Section 2.11, (ii) the Canadian Term Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Canadian Term Lender, the principal amount of each Canadian Term Loan of such Lender as provided in Section 2.11, and (iii) the US Borrower and the Canadian Revolver Borrower hereby unconditionally promise to pay (on a several but not joint basis) to the Administrative Agent for the account of each Lender on the Revolving Credit Maturity Date, the then unpaid principal amount of each Revolving Loan made by such Lender to such Borrower. The US Borrower hereby promises to pay to the US Swingline Lender on the Revolving Credit Maturity Date the then unpaid principal amount of each US Swingline

Loan made to the US Borrower. The US Borrower and the Canadian Revolver Borrower hereby unconditionally promise to pay (on a several but not joint basis) to the Multicurrency Swingline Lender on the Revolving Credit Maturity Date the then unpaid principal amount of each Multicurrency Swingline Loan made to such Borrower.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the relevant Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c) The Administrative Agent shall maintain accounts in which it will record (i) the relevant Borrower, (ii) the principal amount (or, Face Amount, as applicable) of each Loan made hereunder, the Class and Type thereof and, if applicable, the Interest Period applicable thereto, (iii) the amount of any principal or interest (or Face Amount, as applicable) due and payable or to become due and payable from the relevant Borrower to each Lender hereunder and (iv) the amount of any sum received by the Administrative Agent hereunder from any Borrower or any Guarantor and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraphs (b) and (c) above shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrowers to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans made by it hereunder be evidenced by a promissory note. In such event, the relevant Borrower shall execute and deliver to such Lender a promissory note payable to such Lender and its permitted registered assigns in form and substance reasonably acceptable to the Administrative Agent. Notwithstanding any other provision of this Agreement, in the event any Lender shall request and receive such a promissory note, the interests represented by such note shall at all times (including after any assignment of all or part of such interests pursuant to Section 9.04) be represented by one or more promissory notes payable to the payee named therein or its registered assigns.

Section 2.05. Fees. (a) (i) The US Borrower agrees to pay to each US Revolving Credit Lender, through the Administrative Agent, on the last day of March, June, September and December of each year, commencing December 31, 2007, and on each date on which the US Revolving Credit Commitment of such Lender shall expire or be terminated as provided herein, a commitment fee (a “US Commitment Fee”) equal to the Applicable Percentage per annum on the daily amount of the Unused US Revolving Credit Commitment of such Lender during the preceding quarter (or other period commencing with the Closing Date or ending with the Revolving Credit Maturity Date or the date on which the US Revolving Credit Commitment of such Lender shall be terminated); provided that any US Commitment Fee accrued with respect to the US Revolving Credit Commitment of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the US Borrower so long as such Lender shall be a Defaulting Lender, except to the extent that such US Commitment Fee shall otherwise have been due and payable by the US Borrower prior to such time; and provided, further, that no US Commitment Fee shall accrue on the US Revolving Credit Commitment of a Defaulting Lender so long as such Lender shall be a Defaulting Lender. For purposes of calculating the US Commitment Fee only, no portion of the US Revolving Credit Commitments shall be deemed utilized as a result of outstanding US Swingline Loans.

(ii) The Canadian Revolver Borrower agrees to pay to each Multicurrency Revolving Credit Lender, through the Administrative Agent, on the last day of March, June, September and December of each year, commencing December 31, 2007, and on each date on which the Multicurrency Revolving Credit Commitment of such Lender shall expire or be terminated as provided herein, a commitment fee (a “Multicurrency Commitment Fee”) equal to the Applicable Percentage per annum on the daily amount of the Unused Multicurrency Revolving Credit Commitment of such Lender during the preceding quarter (or other period commencing with the Closing Date or ending with the Revolving Credit Maturity Date or the date on which the Multicurrency Revolving Credit Commitment of such Lender shall be terminated); provided that any Multicurrency Commitment Fee accrued with respect to the Multicurrency Revolving Credit Commitment of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Canadian Revolver Borrower so long as such Lender shall be a Defaulting Lender, except to the extent that such Multicurrency Commitment Fee shall otherwise have been due and payable by the Canadian Revolver Borrower prior to such time; and provided, further, that no Multicurrency Commitment Fee shall accrue on the Multicurrency Revolving Credit Commitment of a Defaulting Lender so long as such Lender shall be a Defaulting Lender. For purposes of calculating the Multicurrency Commitment Fee only, no portion of the Multicurrency Revolving Credit Commitments shall be deemed utilized as a result of outstanding Multicurrency Swingline Loans.

(b) The US Borrower agrees to pay to the Administrative Agent, for its own account, the administrative fees set forth in the Fee Letter at the times and in the amounts specified therein (the “Administration Fee”).

(c) The US Borrower agrees to pay (i) to each US Revolving Credit Lender, through the Administrative Agent, on the last day of March, June, September and December of each year, commencing December 31, 2007, and on the date on which the US Revolving Credit Commitment of such Lender shall be terminated as provided herein, a fee (each, a “US L/C Participation Fee”) calculated on such Lender’s Pro Rata Percentage of the daily aggregate Stated Amounts of all outstanding US Letters of Credit during the preceding quarter (or shorter period commencing with the Closing Date or ending with the Revolving Credit Maturity Date or the date on which all US Letters of Credit have been canceled or have expired and the US Revolving Credit Commitments of all Lenders shall have been terminated) at a rate per annum equal to the Applicable Percentage from time to time used to determine the interest rate on Eurodollar US Revolving Credit Borrowings minus the US Issuing Bank Fees referred to in clause (ii)(A) below, and (ii) to each US Issuing Bank (A) with respect to each outstanding US Letter of Credit a fronting fee that shall accrue at a rate of 0.125% per annum (or such lesser rate as shall be separately agreed upon between the US Borrower and such US Issuing Bank) on the Stated Amount of such US Letter of Credit, payable quarterly in arrears on the last day of March, June, September and December of each year, commencing December 31, 2007, and upon expiration of the applicable US Letter of Credit or any earlier termination of the US Revolving

Credit Commitment and (B) within 30 days after demand therefor such US Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any US Letter of Credit issued by such US Issuing Bank or processing of drawings thereunder (the fees in this clause (ii) being collectively the “US Issuing Bank Fees”).

(d) The Canadian Revolver Borrower agrees to pay (i) to each Multicurrency Revolving Credit Lender, through the Administrative Agent, on the last day of March, June, September and December of each year, commencing December 31, 2007, and on the date on which the Multicurrency Revolving Credit Commitment of such Lender shall be terminated as provided herein, a fee (each, a “Multicurrency L/C Participation Fee”) calculated on such Lender’s Pro Rata Percentage of the daily aggregate Stated Amounts of all outstanding Multicurrency Letters of Credit during the preceding quarter (or shorter period commencing with the Closing Date or ending with the Revolving Credit Maturity Date or the date on which all Multicurrency Letters of Credit have been canceled or have expired and the Multicurrency Revolving Credit Commitments of all Lenders shall have been terminated) at a rate per annum equal to the Applicable Percentage from time to time used to determine the interest rate on Euro Rate Multicurrency Revolving Credit Borrowings minus the Multicurrency Issuing Bank Fees referred to in clause (ii)(A) below, and (ii) to each Multicurrency Issuing Bank (A) with respect to each outstanding Multicurrency Letter of Credit a fronting fee that shall accrue at a rate of 0.125% per annum (or such lesser rate as shall be separately agreed upon between the Canadian Revolver Borrower and such Multicurrency Issuing Bank) on the Stated Amount of such Multicurrency Letter of Credit, payable quarterly in arrears on the last day of March, June, September and December of each year, commencing December 31, 2007, and upon expiration of the applicable Multicurrency Letter of Credit or any earlier termination of the Multicurrency Revolving Credit Commitment and (B) within 30 days after demand therefor such Multicurrency Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Multicurrency Letter of Credit issued by such Multicurrency Issuing Bank or processing of drawings thereunder (the fees in this clause (ii) being collectively the “Multicurrency Issuing Bank Fees”).

(e) The Drawing Fees in respect of the Face Amount of each Bankers’ Acceptance Loan shall be paid by the Canadian Revolver Borrower to the Administrative Agent for distribution to each Multicurrency Revolving Credit Lender which accepts and/or purchases such Bankers’ Acceptance Loan at the time of the incurrence by the Canadian Revolver Borrower of each Bankers’ Acceptance Loan, which payment shall be made by deducting the Drawing Fees in calculating the B/A Discount Proceeds pursuant to clause (ii) of the definition of “B/A Discount Proceeds” contained herein.

(f) All Fees (other than Drawing Fees) shall be computed on the basis of the actual number of days elapsed in a year of 360 days, and shall be paid, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders and the relevant Issuing Bank, except that the Issuing Bank Fees shall be paid directly to the relevant Issuing Bank. Once paid, none of the Fees shall be refundable under any circumstances.

Section 2.06. Interest on Loans. (a) Subject to the provisions of Section 2.07, the Loans comprising each ABR Borrowing, including each US Swingline Loan and each Multicurrency Swingline Loan incurred in US Dollars, shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Percentage in effect from time to time.

(b) Subject to the provisions of Section 2.07, the Loans comprising each Canadian Prime Rate Borrowing, including each Multicurrency Swingline Loan incurred in Canadian Dollars, shall bear interest at a rate per annum equal to the Canadian Prime Rate plus the Applicable Percentage in effect from time to time.

(c) Subject to the provisions of Section 2.07, the Loans comprising each Eurodollar Borrowing shall bear interest at a rate per annum equal to the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Percentage in effect from time to time.

(d) Subject to the provisions of Section 2.07, the Loans comprising each EURIBOR Borrowing shall bear interest at a rate per annum equal to the Adjusted EURIBOR for the Interest Period in effect for such Borrowing plus the Applicable Percentage in effect from time to time.

(e) Subject to the provisions of Section 2.07, the Loans comprising each Sterling LIBOR Borrowing shall bear interest at a rate per annum equal to the Adjusted Sterling LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Percentage in effect from time to time.

(f) Interest, including interest payable pursuant to Section 2.07, shall be computed on the basis of the actual number of days elapsed over a year of 360 days (or, when interest is based on (i) the Canadian Prime Rate or the Alternate Base Rate is determined by reference to the US Prime Rate, over a year of 365 or 366 days, as applicable, or (ii) Sterling LIBOR, over a year of 365 days) and shall be calculated from and including the date of the relevant Borrowing to, but excluding, the date of repayment thereof. Interest on each Loan shall be payable on the Interest Payment Dates applicable to such Loan, except as otherwise provided in this Agreement. The applicable Alternate Base Rate, Canadian Prime Rate, Reference Discount Rate or Euro Rate for each Interest Period or day within an Interest Period, as the case may be, shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

(g) For purposes of the Interest Act (Canada), (i) whenever any interest or fee under this Agreement is calculated using a rate based on a year of 360 days or 365 days, as the case may be, the rate determined pursuant to such calculation, when expressed as an annual rate, is equivalent to (x) the applicable rate based on a year of 360 days or 365 days, as the case may be, (y) multiplied by the actual number of days in the calendar year in which such annual rate is to be ascertained, and (z) divided by 360 or 365, as the case may be; (ii) the principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement; and (iii) the rates of interest stipulated in this Agreement are intended to be nominal rates and not effective rates or yields.

(h) If any provision of this Agreement or of any of the other Loan Documents would obligate a Canadian Borrower to make any payment of interest with respect to the Obligations or other amount payable to any Lender in an amount or calculated at a rate which would result in a receipt by that Lender of “interest” with respect to the Obligations at a “criminal rate” (as such terms are construed under the Criminal Code (Canada)) then, notwithstanding such provision, such amount or rates shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not so result in a receipt by that Lender of interest with respect to the Obligations at a criminal rate, such adjustment to be effected, to the extent necessary, as follows: (i) first, by reducing the amount or rates of interest required to be paid to the affected Lender under Section 2.06; and (ii) thereafter, by reducing any charges, fees, commissions, expenses, premiums and other amounts required to be paid to the affected Lender which would constitute “interest” with respect to the Obligations for purposes of Section 347 of the Criminal Code (Canada). Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if any Lender shall have received from a Canadian Borrower an amount in excess of the maximum permitted by that section of the Criminal Code (Canada), then such Canadian Borrower shall be entitled, by notice in writing to the affected Lender, to obtain reimbursement from that Lender in an amount equal to such excess, and pending such reimbursement, such amount shall be deemed to be an amount payable by that Lender to such Canadian Borrower. Any amount or rate of interest on the Obligations referred to in this Section 2.06(f) shall be determined in accordance with generally accepted actuarial practices and principles as an effective annual rate of interest over the term that the applicable Loan or Loans remain outstanding on the assumption that any charges, fees, commissions, expenses, premiums and other amounts that fall within the meaning of “interest” (as defined in the Criminal Code (Canada)) shall, if they relate to a specific period of time, be pro-rated over that period of time and otherwise be pro-rated over the period from the Closing Date to the relevant final stated maturity of the applicable Loans and, in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by the Administrative Agent shall be conclusive for the purposes of such determination.

Section 2.07. Default Interest. If the Borrowers shall default in the payment when due of any principal (or Face Amount, as applicable) of or interest on any Loan or reimbursement of any L/C Disbursement or payment of any Fee or other amount due hereunder, by acceleration or otherwise, then, upon the request of the Required Lenders, until such defaulted amount shall have been paid in full, to the extent permitted by law, such overdue amount shall bear interest (after as well as before judgment), payable on demand, (a) in the case of overdue principal of, and interest or other overdue amounts owing with respect to, Loans and other amounts owing in Canadian Dollars, at the rate otherwise applicable to a Loan denominated in Canadian Dollars pursuant to Section 2.06(b) plus 2.0% per annum, (b) in the case of overdue principal of, and interest or other overdue amounts owing with respect to, Loans and other amounts owing in Euros or Sterling, at the rate otherwise applicable to a Loan denominated in such currency pursuant to Section 2.06(d) or (e), as applicable (for such purpose using the Adjusted EURIBOR or the Adjusted Sterling LIBO Rate for successive periods not exceeding one month as the Administrative Agent may determine from time to time in respect of amounts comparable to the amount not paid), plus 2.0% per annum and (c) in all other cases, at the rate otherwise applicable to such Loan pursuant to Section 2.06 plus 2.0% per annum (or, if the overdue amount does not relate to any specific Class of Loans, at a rate per annum equal to the rate that would be applicable to an ABR US Revolving Loan plus 2.0% per annum).

Section 2.08. Alternate Rate of Interest; Bankers’ Acceptances Availability. In the event, and on each occasion, that (a) on the day 2 Business Days prior to the commencement of any Interest Period for a Euro Rate Borrowing the Administrative Agent shall have reasonably determined that deposits in the Applicable Currency in the principal amounts of the Loans comprising such Borrowing are not generally available in the relevant interbank market, or that the rates at which deposits in the Applicable Currency are being offered in the relevant interbank market will not adequately and fairly reflect the cost to any participating Lender of making or maintaining its Euro Rate Loan during such Interest Period, or that reasonable means do not exist for ascertaining the Euro Rate for such Interest Period, or (b) for any reason a normal market for the purchase and sale of bankers’ acceptances does not exist at any time as determined in good faith by the Administrative Agent, the Administrative Agent shall, as soon as practicable thereafter, give written or fax notice of such determination to the US Borrower (and, in the case of clause (b) above, the Canadian Revolver Borrower) and the Lenders. In the event of any such determination, until the Administrative Agent shall have advised the relevant Borrowers and the participating Lenders that the circumstances giving rise to such notice no longer exist (which the Administrative Agent agrees to give promptly after such circumstances no longer exist), in the case of clause (a) above, any request by the Borrowers for a Euro Rate Borrowing shall be deemed to be a request for an ABR Borrowing and in the case of clause (b) above, Bankers’ Acceptance Loans (exclusive of Bankers’ Acceptance Loans which have theretofore been funded) shall no longer be available and any request for such a Borrowing given by any Canadian Revolver Borrower with respect to such Bankers’ Acceptance Loans which have not been incurred shall either: (x) at the election of the Canadian Revolver Borrower, in its sole and absolute discretion, be cancelled and the requested Bankers’ Acceptance Loan shall not be made or (y) at the direction of the Canadian Revolver Borrower, be deemed a notice of Borrowing for Canadian Prime Rate Loans. Each determination by the Administrative Agent under this Section 2.08 shall be conclusive absent manifest error.

Section 2.09. Termination and Reduction of Commitments. (a) The Term Loan Commitments shall automatically terminate upon the making of the Term Loans on the Closing Date. The Revolving Credit Commitments and the Swingline Commitment shall automatically terminate on the Revolving Credit Maturity Date. The US L/C Commitment shall automatically terminate on the earlier to occur of (i) the termination of the US Revolving Credit Commitments and (ii) the date 5 days prior to the Revolving Credit Maturity Date, unless otherwise agreed by each US Issuing Bank and the US Borrower. The Multicurrency L/C Commitment shall automatically terminate on the earlier to occur of (i) the termination of the Multicurrency Revolving Credit Commitments and (ii) the date 5 days prior to the Revolving Credit Maturity Date, unless otherwise agreed by each Multicurrency Issuing Bank and the Canadian Revolver Borrower.

(b) Upon at least 3 Business Days’ prior written or fax notice to the Administrative Agent, the US Borrower may at any time in whole permanently terminate, or from time to time in part permanently reduce, the US Revolving Credit Commitments, the Multicurrency Revolving Credit Commitments, the US Swingline Commitment or the Multicurrency Swingline Commitment; provided, however, that (i) each partial reduction of the Revolving Credit Commitments shall be in an integral multiple of $250,000 and in a minimum amount of $1,000,000 (and $250,000 in the case of a Swingline Commitment), (ii) the Total US Revolving Credit Commitment shall not be reduced to an amount that is less than the Aggregate

US Revolving Credit Exposure then in effect (after giving effect to any repayment or prepayment effected simultaneously therewith), and (iii) the Total Multicurrency Revolving Credit Commitment shall not be reduced to an amount that is less than the Aggregate Multicurrency Revolving Credit Exposure then in effect (after giving effect to any repayment or prepayment effected simultaneously therewith). Any notice given by the US Borrower pursuant to this Section 2.09(b) shall be irrevocable; provided that any such notice delivered by the US Borrower may state that such notice is conditioned upon the effectiveness of other financing arrangements, in which case such notice may be revoked by the US Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

(c) Each reduction of Revolving Credit Commitments of a given Class hereunder shall be made ratably among the relevant Lenders in accordance with their respective applicable US Revolving Credit Commitments or Multicurrency Revolving Credit Commitments, as the case may be. In the case of a reduction to the US Revolving Credit Commitments or the Multicurrency Revolving Credit Commitments, the US Swingline Commitment or the Multicurrency Swingline Commitment, as the case may be, shall not be reduced unless the US Revolving Credit Commitments or the Multicurrency Revolving Credit Commitments, as the case may be, are reduced to an amount less than the US Swingline Commitment or the Multicurrency Swingline Commitment, as the case may be, then in effect (and then only to the extent of such deficit). The US Borrower shall pay to the Administrative Agent for the account of the applicable Revolving Credit Lenders, on the date of each termination or reduction of a given Class of Revolving Credit Commitments, the applicable Commitment Fees on the amount of such Revolving Credit Commitments so terminated or reduced accrued to but excluding the date of such termination or reduction.

Section 2.10. Conversion and Continuation of Borrowings. The Borrowers shall have the right at any time upon prior written or fax notice (or telephone notice promptly confirmed by written or fax notice) to the Administrative Agent (a) not later than 1:00 p.m., 1 Business Day prior to conversion, to convert any Eurodollar Borrowing into an ABR Borrowing or any Bankers’ Acceptance Borrowing into a Canadian Prime Rate Borrowing (upon the maturity of the underlying B/A Instrument), (b) not later than 1:00 p.m., 3 Business Days prior to conversion or continuation, to convert any ABR Borrowing into a Eurodollar Borrowing or to continue any Eurodollar Borrowing as a Eurodollar Borrowing for an additional Interest Period, (c) not later than 1:00 p.m., 3 Business Days prior to conversion, to the extent provided for in, and subject to, Schedule 2.02(b), to convert any Canadian Prime Rate Borrowing to a Bankers’ Acceptance Borrowing or to continue any Bankers’ Acceptance Borrowing as a Bankers’ Acceptance Borrowing (upon the maturity of the underlying B/A Instrument) for an additional term (or, in the case of a Bankers’ Acceptance Borrowing with a term in excess of 180 days, 5 Business Days), or (d) not later than 1:00 p.m., 3 Business Days prior to continuation, to continue any Euro Rate Borrowing of a given Type (other than a Eurodollar Borrowing) as a Euro Rate Borrowing of the same Type for an additional Interest Period, subject in each case to the following:

(i) subject to Section 2.16, each conversion and continuation shall be made pro rata among the relevant Lenders in accordance with the respective principal amounts (or Face Amounts, as applicable) of the Loans comprising the converted or continued Borrowing;

(ii) if less than all the outstanding principal amount (or, Face Amount, as applicable) of any Borrowing shall be converted or continued, then each resulting Borrowing shall satisfy the limitations specified in Sections 2.02(a) and 2.02(b) regarding the principal amount and maximum number of Borrowings of the relevant Type;

(iii) each conversion shall be effected by each Lender and the Administrative Agent recording, for the account of such relevant Lender, the Type of such Loan resulting from such conversion and reducing the Loan (or portion thereof) of such Lender being converted by an equivalent principal amount; accrued interest on any Euro Rate Loan (or portion thereof) being converted shall be paid by the relevant Borrower at the time of conversion;

(iv) if any Eurodollar Borrowing is converted at a time other than the end of the Interest Period applicable thereto, the relevant Borrower shall pay, upon demand, any amounts due to the Lenders pursuant to Section 2.17; and

(v) for the avoidance of doubt, any such conversion and/or continuation shall not constitute the repayment or reborrowing of any particular loan and the original loan shall be considered to continue with full force and effect in the new form.

Each notice pursuant to this Section 2.10 shall be irrevocable (subject to Sections 2.08 and 2.16) and shall refer to this Agreement and specify (i) the identity and amount of the Borrowing that the relevant Borrower requests be converted or continued, (ii) whether such Borrowing is to be converted to or continued as a Eurodollar Borrowing, EURIBOR Borrowing, Sterling LIBOR Borrowing, an ABR Borrowing, a Canadian Prime Rate Borrowing or a Bankers’ Acceptance Borrowing, (iii) if such notice requests a conversion, the date of such conversion (which shall be a Business Day), (iv) if such Borrowing is to be converted to or continued as a Euro Rate Borrowing, the Interest Period with respect thereto and (v) if such Borrowing is to be converted to a Bankers’ Acceptance Borrowing, the term of the proposed Borrowing (which, in each case, shall comply with the requirements of Schedule 2.02(b)). If no Interest Period is specified in any such notice with respect to any conversion to or continuation as a Euro Rate Borrowing, the relevant Borrower shall be deemed to have selected an Interest Period of 1 month’s duration. If no term is specified in any such notice with respect to any conversion to or continuation as a Bankers’ Acceptance Borrowing, the Canadian Revolver Borrower shall be deemed to have selected a term of 1 month’s duration. The Administrative Agent shall advise the Lenders of any notice given pursuant to this Section 2.10 and of each Lender’s portion of any converted or continued Borrowing. If the relevant Borrower shall not have given notice in accordance with this Section 2.10 to continue any Euro Rate Borrowing of a given Type into a subsequent Interest Period (and shall not otherwise have given notice in accordance with this Section 2.10 to convert such Borrowing), such Borrowing shall, at the end of the Interest Period applicable thereto (unless repaid pursuant to the terms hereof), automatically be continued into a Euro Rate Borrowing of the same Type with an Interest Period of 1 month’s duration. If the Canadian Revolver Borrower shall not have given notice in accordance with this Section 2.10 to continue any Bankers’ Acceptance Borrowing into a subsequent term (and shall not otherwise have given notice in accordance with this Section 2.10 to convert such Borrowing), such Borrowing shall, at the end of the term applicable thereto (unless repaid pursuant to the terms hereof), automatically be continued into a Canadian Prime Rate Borrowing. This Section shall not apply to Swingline Loans.

Mandatory and voluntary conversions and continuations of Bankers’ Acceptance Loans into Canadian Prime Rate Loans shall be made in the circumstances, and to the extent, provided in Schedule 2.02(b). Except as otherwise provided under Section 2.28 upon a Re-Allocation Event, Bankers’ Acceptance Loans shall not be permitted to be converted into any other Type of Loan prior to the maturity date of the relevant underlying Bankers’ Acceptance.

Section 2.11. Repayment of Borrowings. (a) (i) The US Borrower shall repay to the Administrative Agent in US Dollars for the ratable account of the US Term Lenders on March 31, June 30, September 30 and December 31 of each year, commencing with the first full fiscal quarter ended after the first anniversary of the Closing Date, an aggregate amount equal to 0.25% (or, in the case of installments due in the fifth year following the Closing Date, 0.50%) of the aggregate principal amount of the US Term Loans advanced on the Closing Date, which payments in each case shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Sections 2.12(b) and 2.13(f).

(ii) Subject to Section 2.14, the Canadian Term Borrower shall repay to the Administrative Agent in US Dollars for the ratable account of the Canadian Term Lenders on March 31, June 30, September 30 and December 31 of each year, commencing with the first full fiscal quarter ended after the first anniversary of the Closing Date, an aggregate amount equal to 0.25% (or, in the case of installments due in the fifth year following the Closing Date, 0.50%) of the aggregate principal amount of the Canadian Term Loans advanced on the Closing Date, which payments in each case shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Sections 2.12(b) and 2.13(f).

(b) To the extent not previously paid, all Term Loans shall be due and payable on the Term Loan Maturity Date, together with accrued and unpaid interest on the principal amount to be paid to but excluding the date of payment.

(c) The US Borrower shall repay to the Administrative Agent in US Dollars for the ratable account of the US Revolving Lenders on the Revolving Credit Maturity Date the aggregate principal amount of the US Revolving Loans outstanding on such date. The US Borrower and the Canadian Revolver Borrower, as applicable, shall repay to the Administrative Agent in the Applicable Currency for the ratable account of the Multicurrency Revolving Lenders on the Revolving Credit Maturity Date the aggregate principal amount of the Multicurrency Revolving Loans outstanding on such date.

(d) All repayments pursuant to this Section 2.11 shall be subject to Section 2.17, but shall otherwise be without premium or penalty.

Section 2.12. Optional Prepayment. (a) The Borrowers shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, upon at least 3 Business Days’ prior written or fax notice by the applicable Borrower (or telephone notice promptly confirmed by written or fax notice) in the case of Euro Rate Loans, or written or fax notice by the applicable Borrower (or telephone notice promptly confirmed by written or fax notice) at least 1 Business Day prior to the date of prepayment in the case of ABR Loans and Canadian Prime Rate Loans, to the Administrative Agent before 1:00 p.m.; provided, however, that (i) each partial prepayment shall be in an amount that not less than the Minimum Applicable Borrowing Amount, and (ii) optional prepayments of Bankers’ Acceptance Loans may not be made prior to the maturity date of the respective underlying Bankers’ Acceptance.

(b) Optional prepayments of Term Loans of any Class shall be applied against the remaining scheduled installments of principal due in respect of such Term Loans under Section 2.11 in the manner specified by the relevant Borrower or, if not so specified on or prior to the date of such optional prepayment, in direct order of maturity. Optional prepayments of the US Term Loans and any Incremental US Term Loans shall be applied ratably among the outstanding US Term Loans and Incremental US Term Loans (if any). Optional prepayments of the Canadian Term Loans and any Incremental Canadian Term Loans shall be applied ratably among the outstanding Canadian Term Loans and Incremental Canadian Term Loans (if any).

(c) Each notice of prepayment shall specify the prepayment date and the principal amount (or Face Amount, as applicable) of each Borrowing (or portion thereof) to be prepaid, shall be irrevocable and shall commit the relevant Borrower to prepay such Borrowing by the amount stated therein on the date stated therein; provided that any such notice delivered by the relevant Borrower may state that such notice is conditioned upon the effectiveness of other financing arrangements, in which case such notice may be revoked by such Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. All prepayments under this Section 2.12 shall be subject to Section 2.17 but otherwise without premium or penalty. All Euro Rate Loan prepayments under this Section 2.12 shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment.

Section 2.13. Mandatory Prepayments. (a) (i) If, on any date, the Aggregate US Revolving Credit Exposure would exceed the Total US Revolving Credit Commitment, then the US Borrower shall, on such date, repay or prepay US Revolving Credit Borrowings or US Swingline Loans (or a combination thereof) and, after the US Revolving Credit Borrowings and US Swingline Loans shall have been repaid or prepaid in full, replace or cause to be canceled (or provide an L/C Backstop or make other arrangements reasonably satisfactory to the relevant US Issuing Bank with respect to) US Letters of Credit in an amount sufficient to eliminate such excess.

(ii) If, on any Revaluation Date, the Aggregate Multicurrency Revolving Credit Exposure would exceed the Applicable Prepayment Percentage of the Total Multicurrency Revolving Credit Commitment, then (A) the US Borrower and/or the Canadian Revolver Borrower shall, on such Revaluation Date, repay or prepay Multicurrency Revolving Credit Borrowings or Multicurrency Swingline Loans (or a combination thereof) owing by such Borrower (other than Bankers’ Acceptance Loans where the underlying B/A Instrument has not matured) in a Principal Amount such that, after giving effect to such repayment or prepayment, the Aggregate Multicurrency Revolving Credit Exposure does not exceed the Total Multicurrency Revolving Credit Commitment, (B) after the Multicurrency Revolving Credit Borrowings and Multicurrency Swingline Loans shall have been repaid or prepaid in full (other than such Bankers’ Acceptance Loans), the Canadian Revolver Borrower shall pay to the

Administrative Agent on such date an amount of cash in Canadian Dollars equal to the lesser of (x) the Face Amount of all outstanding Bankers’ Acceptance Loans and (y) amount of such remaining excess over the Total Multicurrency Revolving Credit Commitment, such cash to be held as security for all Obligations of the Canadian Revolver Borrower hereunder in a cash collateral account pursuant to cash collateral arrangements reasonably satisfactory to the Collateral Agent and (C) after the Multicurrency Revolving Credit Borrowings and Multicurrency Swingline Loans shall have been repaid or prepaid in full and outstanding Bankers’ Acceptance Loans have been cash collateralized pursuant to arrangements reasonably satisfactory to the Administrative Agent, the US Borrower, and/or the Canadian Revolver Borrower shall replace or cause to be canceled (or provide an L/C Backstop or make other arrangements reasonably satisfactory to the relevant Multicurrency Issuing Bank with respect to) Multicurrency Letters of Credit in an amount sufficient to eliminate such excess.

(b) Not later than the tenth Business Day following the receipt by the US Borrower or any of its Restricted Subsidiaries of Net Cash Proceeds in respect of any Prepayment Asset Sale or Property Loss Event, the US Borrower or the Canadian Term Borrower, as applicable, shall apply an amount equal to 100% of the Net Cash Proceeds with respect thereto (subject to the restrictions set forth herein) to (x) except with respect to Canadian Term Loans and Incremental Canadian Term Loans at any time on or prior to the 5/25 Sunset Date, prepay its outstanding Term Loans in accordance with Section 2.13(f) and (y) with respect to any Canadian Term Loans and Incremental Canadian Term Loans on or prior to the 5/25 Sunset Date, in the case of the Canadian Term Borrower, make an Offer to Prepay Canadian Term Loans with the Net Cash Proceeds received by the Canadian Term Borrower or any Canadian Subsidiary of the Canadian Term Borrower in accordance with the requirements of Section 2.13(f); provided, however, that, the foregoing percentage shall be reduced to (i) 50% if the Adjusted Consolidated Leverage Ratio is less than or equal to 6.50 to 1.00 but greater than 4.50 to 1.00 and (ii) 0% if the Adjusted Consolidated Leverage Ratio is less than or equal to 4.50 to 1.00, in each case, determined by reference to the most recently delivered Pricing Certificate at the time of receipt of such Net Cash Proceeds; and provided, further, that, except as provided in the next sentence, if (x) prior to the date any such prepayment or Offer to Prepay Canadian Term Loans is required to be made, the US Borrower or the Canadian Term Borrower notifies the Administrative Agent of the intention to reinvest such Net Cash Proceeds in assets of a kind then used or usable in the business of the US Borrower and its Restricted Subsidiaries and (y) no Event of Default shall have occurred and be continuing at the time of such notice, and no Specified Default shall have occurred and shall be continuing at the time of proposed reinvestment (unless, in the case of such Specified Default, such reinvestment is made pursuant to a binding commitment entered into at a time when no Specified Default was continuing), then the US Borrower or the Canadian Term Borrower, as applicable, shall not be required to prepay its Term Loans and/or make an Offer to Prepay Canadian Term Loans, as applicable, hereunder in respect of such Net Cash Proceeds to the extent that such Net Cash Proceeds are so reinvested within 15 months after the date of receipt of such Net Cash Proceeds (or within such 15 month period, the US Borrower or any of its Restricted Subsidiaries enters into a binding commitment to so reinvest in such Net Cash Proceeds, and such Net Cash Proceeds are so reinvested within 180 days after such binding commitment is so entered into); provided, however, that (I) if any Net Cash Proceeds are not reinvested on or prior to the last day of the applicable application period, such Net Cash Proceeds shall be applied within 5 Business Days to prepay and/or make an offer to prepay, as applicable, its Term Loans as set forth above (without regard to the immediately preceding proviso) and (II) if, as a result of any Prepayment Asset Sale or Property Loss Event, the US Borrower would be required to make an “offer to purchase” any Material Indebtedness pursuant to the terms thereof, in any such case prior to the expiry of the foregoing reinvestment periods, the US Borrower and the Canadian Term Borrower shall apply the relevant percentage of such Net Cash Proceeds as required above by this paragraph (b) to prepay and/or make an offer to prepay, as applicable, its Term Loans in accordance with Section 2.13(f) on the day immediately preceding the date of such required “offer to purchase” (without regard to the immediately preceding proviso).

(c) No later than the tenth Business Day following the delivery of the Section 5.04 Financials in respect of any fiscal year pursuant to Section 5.04(a) (commencing with the fiscal year ended December 31, 2008), the US Borrower shall prepay its outstanding Term Loans in accordance with Section 2.13(f) in an aggregate principal amount equal to the excess, if any, of (i) the applicable ECF Percentage of Excess Cash Flow for the fiscal year then ended over (ii) the aggregate Principal Amount of Term Loans and Revolving Loans (to the extent accompanied by a permanent reduction of the Revolving Credit Commitments) prepaid pursuant to Section 2.12 during such fiscal year or on or prior to the date such payment is required to be made (without duplication), in each case to the extent such prepayments are not funded with the proceeds of long-term Indebtedness (other than revolving Indebtedness); provided that no prepayment shall be required with respect to the portion of Excess Cash Flow attributable to a Restricted Subsidiary that is required to maintain a minimum net worth or similar requirement under applicable law, rule or regulation or by order, decree or power of any Governmental Authority, to the extent (and only to the extent) that the payment of cash by such Restricted Subsidiary to the US Borrower in respect of such portion of Excess Cash Flow (by way of dividend, intercompany loan or otherwise) would result in such Restricted Subsidiary’s failure to comply with such requirement.

(d) In the event that the US Borrower or any of its Restricted Subsidiaries shall receive Net Cash Proceeds from the issuance or incurrence of Indebtedness (other than any cash proceeds from the issuance or incurrence of Indebtedness permitted pursuant to Section 6.01), the US Borrower and/or the Canadian Term Borrower, as applicable, shall no later than the tenth Business Day next following the receipt of such Net Cash Proceeds, apply an amount equal to 100% of such Net Cash Proceeds to prepay its outstanding Term Loans in accordance with Section 2.13(f).

(e) In the event that the US Borrower or any of its Restricted Subsidiaries shall enter into any Receivables Facility, each of the US Borrower and the Canadian Term Borrower shall no later than the tenth Business Day following receipt of Net Cash Proceeds from any Receivables Facility in excess of the applicable Receivables Facility Threshold Amount then in effect, apply an amount equal to 100% of such excess Net Cash Proceeds to prepay its outstanding Term Loans and/or to reduce permanently the Total US Revolving Credit Commitment or Total Multicurrency Revolving Credit Commitment in accordance with Section 2.13(f).

(f) (i) Subject to clause (ii) of this Section 2.13(f) and Section 2.14 below, (A) all prepayments required by Section 2.13(c) shall be applied on a pro rata basis to each Class of US Term Loans and Incremental US Term Loans until paid in full, (B) all prepayments and/or

Offers to Prepay Canadian Term Loans required by Section 2.13(b) shall be applied or made, as applicable, (x) in the case of any Prepayment Asset Sale or Property Loss Event relating to an asset of the Canadian Term Borrower and any of its Canadian Subsidiaries, first, on a pro rata basis to each Class of Canadian Term Loans and Incremental Canadian Term Loans (if any) until paid in full and, second, on a pro rata basis to each Class of US Term Loans and Incremental US Term Loans until paid in full and (y) in the case of any Prepayment Asset Sale or Property Loss Event relating to an asset of the US Borrower or any Restricted Subsidiary (other than the Canadian Term Borrower and any of its Canadian Subsidiaries), first, on a pro rata basis to each Class of US Term Loans and Incremental US Term Loans (if any) until paid in full and, second, on a pro rata basis to each Class of Canadian Term Loans and Incremental Canadian Term Loans until paid in full, (C) all prepayments required by Section 2.13(d) shall be applied or made, as applicable, (x) in the case of any Indebtedness issued or incurred by any Canadian Subsidiary of the US Borrower, first, on a pro rata basis to each Class of Canadian Term Loans and Incremental Canadian Term Loans (if any) until paid in full and, second, on a pro rata basis to each Class of US Term Loans and Incremental US Term Loans until paid in full and (y) in the case of any Indebtedness issued or incurred by the US Borrower or any Restricted Subsidiary (other than a Canadian Subsidiary), first, on a pro rata basis to each Class of US Term Loans and Incremental US Term Loans (if any) until paid in full and, second, on a pro rata basis to each Class of Canadian Term Loans and Incremental Canadian Term Loans until paid in full, (D) all prepayments and/or commitment reductions required by Section 2.13(e) shall be applied (x) in the case of any Net Cash Proceeds received by any Canadian Subsidiary of the US Borrower in respect of a Receivables Facility, (1) if to be applied as a repayment of Term Loans, first, on a pro rata basis to each Class of Canadian Term Loans and Incremental Canadian Term Loans (if any) until paid in full and, second, on a pro rata basis to each Class of US Term Loans and Incremental US Term Loans until paid in full, and (2) if to be applied as a permanent reduction to the Revolving Credit Commitments, first, to reduce permanently the Total Multicurrency Revolving Credit Commitment in accordance with the requirements of Section 2.09(c) until reduced to zero and, second, to reduce permanently the Total US Revolving Credit Commitment in accordance with the requirements of Section 2.09(c) until reduced to zero, with any required payments in connection with such commitment reductions to be made concurrently with such reductions as provided in Section 2.13(a) and (y) in the case of any Net Cash Proceeds received by the US Borrower or any Restricted Subsidiary (other than a Canadian Subsidiary) in respect of a Receivables Facility, (1) if to be applied as a repayment of Term Loans, first, on a pro rata basis to each Class of US Term Loans and Incremental US Term Loans (if any) until paid in full and, second, on a pro rata basis to each Class of Canadian Term Loans and Incremental Canadian Term Loans until paid in full, and (2) if to be applied as a permanent reduction to the Revolving Credit Commitments, first, to reduce permanently the Total US Revolving Credit Commitment in accordance with the requirements of Section 2.09(c) until reduced to zero and, second, to reduce permanently the Total Multicurrency Revolving Credit Commitment in accordance with the requirements of Section 2.09(c) until reduced to zero, with any required payments in connection with such commitment reductions to be made concurrently with such reductions as provided in Section 2.13(a), and (E) all prepayments and/or offers to prepay required by Sections 2.13(b), (c), (d) and (e) shall be applied against the remaining scheduled installments of principal due in respect of the relevant Term Loans being prepaid in the direct order of maturity.

(ii) Each amount required to be used to make an offer to repay Canadian Term Loans and Incremental Canadian Term Loans pursuant to Section 2.13(b)(y) in accordance with this Section 2.13(f)(ii) (with any such offer to prepay being herein called an “Offer to Prepay Canadian Term Loans”) shall be subject to the following requirements: (A) the Canadian Term Borrower shall deliver a notice (each, an “Offer to Prepay Notice”) to the Administrative Agent (for distribution to the relevant Lenders) irrevocably and unconditionally offering to prepay Canadian Term Loans and Incremental Canadian Term Loans made by such Lenders in an aggregate amount equal to the Net Cash Proceeds received by the Canadian Term Borrower or any of its Canadian Subsidiaries of the applicable Prepayment Asset Sale or Property Loss Event, as the case may be, giving rise to such Offer to Prepay Canadian Term Loans pursuant to Section 2.13(b), which notice shall set forth (i) the date of the proposed consummation of such Offer to Prepay Canadian Term Loans (which shall be no later than the fifth Business Day following delivery of the respective Offer to Prepay Notice), (ii) the last Business Day on which such Offer to Prepay Canadian Term Loans may be accepted or declined (which shall in no event be later than the date occurring three Business Days after the date of delivery of such Offer to Prepay Notice) and (iii) the aggregate principal amount of the Canadian Term Loans and Incremental Canadian Term Loans subject to such Offer to Prepay Canadian Term Loans; and (B) on or prior to the last Business Day on which such Offer to Prepay Canadian Term Loans may be accepted or declined, the Canadian Term Borrower shall repay Canadian Term Loans and Incremental Canadian Term Loans subject to the respective Offer to Prepay Canadian Term Loans, with such prepayment of Canadian Term Loans and Incremental Canadian Term Loans to be applied in accordance with the requirements of sub-clause (f)(i)(B) above; provided, however, to the extent that any Lender declines such Offer to Prepay Canadian Term Loans in circumstances where the Net Cash Proceeds are sufficient to repay in full principal of all outstanding Canadian Term Loans and Canadian Incremental Term Loans and any US Term Loans and/or Incremental US Term Loans remain outstanding, the US Borrower shall prepay the US Term Loans and the Incremental US Term Loans in an amount equal to the aggregate amount of the Net Cash Proceeds (taking into account taxes that would be payable by the US Borrower upon repatriation of such funds) in excess of the amount that otherwise would have been applied to pay in full the Canadian Term Loans or Incremental Canadian Term Loans of such Canadian Term Lender in accordance with the provisions set forth in sub-clause (f)(i)(B)(x) above. Each Canadian Term Lender, the Administrative Agent and the Canadian Term Borrower hereby agree that nothing in this Agreement shall be understood to mean or suggest that the Canadian Term Loans subject to an Offer to Prepay Canadian Term Loans constitute “securities” for purposes of either the Securities Act or the Securities Exchange Act.

(g) For greater certainty, the US Borrower shall only be required to repay any outstanding US Term Loans and the Canadian Term Borrower shall only be required to prepay or make an offer to repay Canadian Term Loans or Incremental Canadian Term Loans.

Section 2.14. Limitation on Mandatory Prepayments. Notwithstanding anything contained in Sections 2.11(a)(ii) and 2.13(d) and (e) or any other provision in this Agreement, (i) the amount of all scheduled repayments of any Canadian Term Loan or Incremental Canadian Term Loan required to be paid pursuant to Section 2.11(a)(ii) on or prior to the earlier of (x) the 5/25 Sunset Date and (y) the day following the fifth anniversary of the date of incurrence of such Canadian Term Loan or Incremental Canadian Term Loan (as the case may be) plus (ii) the amount of all mandatory prepayments of such Canadian Term Loan or Incremental Canadian Term Loan (as the case may be) made or required to be made pursuant to Section 2.13(d) and (e) or any other provision of this Agreement shall not, in the aggregate, at any time on or prior to the earlier of (x) the 5/25 Sunset Date and (y) the day following the fifth anniversary of the date of incurrence of such Canadian Term Loan or Incremental Canadian Term Loan (as the case may be), exceed an amount equal to 25% of the principal amount of such Canadian Term Loan or Incremental Canadian Term Loan (as the case may be) on the date of incurrence of such Canadian Term Loan or Incremental Canadian Term Loan (as the case may be). Any mandatory prepayments of the principal of Canadian Term Loans or Incremental Canadian Term Loans of a given Class to be repaid (or portion thereof) in excess of such amount (the “Excess Amount”) shall instead be applied (x) to the extent that any US Term Loans or Incremental US Term Loans are then outstanding, to the repayment of the US Term Loans and Incremental US Term Loans by way of repayment by the US Borrower of outstanding principal of US Term Loans and Incremental US Term Loans and (y) after all US Term Loans Incremental US Term Loans have been repaid in full and no further application may be made pursuant to preceding clause (x), after the earlier of (A) the 5/25 Sunset Date and (B) the first day following the fifth anniversary of the day of the incurrence of a particular Canadian Term Loan or Incremental Canadian Term Loan, to the repayment of such Canadian Term Loan or Incremental Canadian Term Loan (as the case may be).

Section 2.15. Reserve Requirements; Change in Circumstances. (a) Notwithstanding any other provision of this Agreement, if any Change in Law shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of or credit extended by any Lender or any Issuing Bank (except any such reserve requirement which is reflected in the Adjusted LIBO Rate) or shall impose on such Lender or such Issuing Bank or the applicable interbank market any other condition affecting this Agreement or Euro Rate Loans made by such Lender or any Letter of Credit or participation therein, and the result of any of the foregoing shall be to increase the cost to such Lender or such Issuing Bank of making or maintaining any Euro Rate Loan or increase the cost to any Lender of issuing or maintaining any Letter of Credit or purchasing or maintaining a participation therein or to reduce the amount of any sum received or receivable by such Lender or such Issuing Bank hereunder (whether of principal, interest or otherwise) by an amount deemed by such Lender or such Issuing Bank to be material, then the relevant Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or any Issuing Bank shall have determined that any Change in Law regarding capital adequacy has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made or participations in Loans purchased by such Lender pursuant hereto or the Letters of Credit issued by such Issuing Bank pursuant hereto to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy) by an amount deemed by such Lender or such Issuing Bank to be material, then the relevant Borrower shall pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as applicable, as specified in paragraph (a) or (b) above shall be delivered to the US Borrower, shall describe the applicable Change in Law, the resulting costs incurred or reduction suffered (including a calculation thereof), certifying that such Lender is generally charging such amounts to similarly situated borrowers and shall be conclusive absent manifest error. The relevant Borrower shall pay such Lender or such Issuing Bank, as applicable, the amount shown as due on any such certificate delivered by it within 30 days after its receipt of the same.

(d) Failure or delay on the part of any Lender or any Issuing Bank to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the relevant Borrower shall not be under any obligation to compensate any Lender or any Issuing Bank under paragraph (a) or (b) above with respect to increased costs or reductions with respect to any period prior to the date that is 180 days prior to such request; provided, further, that the foregoing limitation shall not apply to any increased costs or reductions arising out of the retroactive application of any Change in Law within such 180-day period. The protection of this Section 2.15 shall be available to each Lender and the respective Issuing Bank regardless of any possible contention of the invalidity or inapplicability of the Change in Law that shall have occurred or been imposed; provided that if, after the payment of any amounts by the Borrowers under this Section 2.15, any Change of Law in respect of which a payment was made is thereafter determined to be invalid or inapplicable to the relevant Lender or Issuing Bank, then such Lender or Issuing Bank shall, within 30 days after such determination, repay any amounts paid to it by the Borrowers hereunder in respect of such Change in Law.

(e) Notwithstanding anything in this Section 2.15 to the contrary, this Section 2.15 shall not apply to (i) any Change in Law with respect to Taxes, which shall be governed exclusively by Section 2.21 or (ii) any costs attributable to the implementation or application of or compliance with Basel II.

Section 2.16. Change in Legality. (a) Notwithstanding any other provision of this Agreement, if any Change in Law shall make it unlawful for any Lender to make or maintain any Euro Rate Loan or to give effect to its obligations as contemplated hereby with respect to any Euro Rate Loan, then, by written notice to the US Borrower and to the Administrative Agent:

(i) such Lender may declare that Euro Rate Loans will not thereafter (for the duration of such unlawfulness) be made by such Lender hereunder (or be continued for additional Interest Periods) and ABR Loans will not thereafter (for such duration) be converted into Eurodollar Loans, whereupon any request for a Euro Rate Borrowing (or to convert an ABR Borrowing to a Eurodollar Borrowing or to continue a Euro Rate Borrowing for an additional Interest Period) shall, as to such Lender only, be deemed a request for an ABR Loan (or a request to continue an ABR Loan as such for an additional Interest Period or to convert a Euro Rate Loan into an ABR Loan, as the case may be), unless such declaration shall be subsequently withdrawn; and

(ii) such Lender may require that all outstanding Euro Rate Loans made by such Lender shall be converted to ABR Loans, in which event all such Euro Rate Loans shall be automatically converted to ABR Loans as of the effective date of such notice as provided in paragraph (b) below.

In the event any Lender shall exercise its rights under clause (i) or (ii) above, all payments and prepayments of principal that would otherwise have been applied to repay the Euro Rate Loans that would have been made by such Lender or the converted Euro Rate Loans of such Lender shall instead be applied to repay the ABR Loans made by such Lender in lieu of, or resulting from the conversion of, such Euro Rate Loans.

(b) For purposes of this Section 2.16, a notice to the US Borrower by any Lender shall be effective as to each Euro Rate Loan made by such Lender, if lawful, on the last day of the Interest Period then applicable to such Euro Rate Loan; in all other cases such notice shall be effective on the date of receipt by the US Borrower. Such Lender shall withdraw such notice promptly following any date on which it becomes lawful for such Lender to make and maintain Euro Rate Loans or give effect to its obligations as contemplated hereby with respect to any Euro Rate Loan.

Section 2.17. Indemnity. The Borrowers shall indemnify each Lender against any loss or expense that such Lender may sustain or incur as a consequence of (a) any event, other than a default by such Lender in the performance of its obligations hereunder, which results in (i) such Lender receiving or being deemed to receive any amount on account of the principal of any Euro Rate Loan prior to the end of the Interest Period in effect therefor, (ii) the conversion of any Euro Rate Loan to an ABR Loan, or the conversion of the Interest Period with respect to any Euro Rate Loan, in each case other than on the last day of the Interest Period in effect therefor, (iii) any Euro Rate Loan or Bankers’ Acceptance Loan to be made by such Lender (including any Euro Rate Loan or Bankers’ Acceptance Loan to be made pursuant to a conversion or continuation under Section 2.10) not being made after notice of such Loan shall have been given by the relevant Borrower hereunder or (iv) any repayment (including any repayment made pursuant to Section 2.28 or as a result of an acceleration of the Loans pursuant to Article VII) of any Bankers’ Acceptance Loan occurs on a date which is not the maturity date of the respective Bankers’ Acceptance Loan (any of the events referred to in this clause (a) being called a “Breakage Event”) or (b) any default in the making of any payment or prepayment required to be made hereunder. In the case of any Breakage Event, such loss shall include an amount equal to the excess, as reasonably determined by such Lender, of (i) its cost of obtaining funds for the Loan that is the subject of such Breakage Event for the period from the date of such Breakage Event to the last day of the Interest Period in effect (or that would have been in effect) for such Loan over (ii) the amount of interest likely to be realized by such Lender in redeploying the funds released or not utilized by reason of such Breakage Event for such period (exclusive of any loss of anticipated profits). A certificate of any Lender setting forth any amount or amounts which such Lender is entitled to receive pursuant to this Section 2.17 shall be delivered to the US Borrower and shall be conclusive absent manifest error.

Section 2.18. Pro Rata Treatment. Except as provided below in this Section 2.18 with respect to Swingline Loans and as required under Section 2.15, 2.16, 2.17, 2.21 or 2.22, each Borrowing, each payment or prepayment of principal (or Face Amount, as applicable) of any Borrowing, each payment of interest on the Loans, each payment of a Drawing Fee, a Commitment Fee and an L/C Participation Fee and each reduction of the Revolving Credit Commitments under a given Class and each conversion of any Borrowing to or continuation of any Borrowing as a Borrowing of any Type shall be allocated pro rata among the relevant Lenders in accordance with their respective applicable Commitments (or, if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their respective applicable outstanding Loans). For purposes of determining the available US Revolving Credit Commitments of the relevant Lenders at any time (but subject to the last sentence of Section 2.05(a)(i)), each outstanding US Swingline Loan shall be deemed to have utilized the relevant US Revolving Credit Commitments of such Lenders (including those Lenders which shall not have made US Swingline Loans) pro rata in accordance with such respective US Revolving Credit Commitments. For purposes of determining the available Multicurrency Revolving Credit Commitments of the relevant Lenders at any time (but subject to the last sentence of Section 2.05(a)(ii)), each outstanding Multicurrency Swingline Loan shall be deemed to have utilized the relevant Multicurrency Revolving Credit Commitments of such Lenders (including those Lenders which shall not have made Multicurrency Swingline Loans) pro rata in accordance with such respective Multicurrency Revolving Credit Commitments. Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Borrowing to the next higher or lower whole dollar amount.

Section 2.19. Sharing of Setoffs. Each Lender agrees that if it shall, through the exercise of a right of banker’s lien, setoff or counterclaim against any Borrower or any other Loan Party, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any relevant Loan or L/C Disbursement as a result of which the unpaid principal portion of its relevant Loans and participations in L/C Disbursements shall be proportionately less than the unpaid principal portion of the relevant Loans and participations in L/C Disbursements of any other Lender, it shall be deemed simultaneously to have purchased from such other relevant Lender at face value, and shall promptly pay to such other relevant Lender the purchase price for, a participation in the relevant Loans and L/C Exposure of such other relevant Lender, so that the aggregate unpaid principal amount of the relevant Loans and L/C Exposure and participations in relevant Loans and L/C Exposure held by each Lender shall be in the same proportion to the aggregate unpaid principal amount of all relevant Loans and L/C Exposure then outstanding as the principal amount of its relevant Loans and L/C Exposure prior to such exercise of banker’s lien, setoff or counterclaim or other event was to the principal amount of all relevant Loans and L/C Exposure outstanding prior to such exercise of banker’s lien, setoff or counterclaim or other event; provided, however, that (i) if any such purchase or purchases or adjustments shall be made pursuant to this Section 2.19 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest and (ii) the provisions of this Section 2.19 shall not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant. The Borrowers expressly consent to the foregoing arrangements and agrees that any Lender holding a participation in a Loan or L/C Disbursement deemed to have been so purchased may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by the Borrowers to such Lender by reason thereof as fully as if such Lender had made a Loan directly to the Borrowers in the amount of such participation.

Section 2.20. Payments. The Borrowers shall make each payment (including principal of or interest on any Borrowing or any L/C Disbursement or any Fees or other amounts) hereunder and under any other Loan Document not later than 2:00 p.m. on the date when due in the Applicable Currency and in immediately available funds, without setoff (except as otherwise provided herein), defense or counterclaim. Each such payment (other than (i) Issuing Bank Fees, which shall be paid directly to the relevant Issuing Bank and (ii) principal of and interest on Swingline Loans, which shall be paid directly to the relevant Swingline Lender, except as otherwise provided in Section 2.23(e) or (f)) shall be made to the Administrative Agent at its office (the “Payment Office”) at 100 Plaza One, 8th Floor, Jersey City, NJ 07311-3901, Attention of: Ershad Sattar (Phone No. (201) 593-4558, Fax No. (210) 593-2314, Email: ershad.sattar@db.com), provided, that, in the case of the payment of any amount owing by the Canadian Revolver Borrower, such payment shall be made to the Canadian Sub-Agent at its offices [located at 222 Bay Street, Toronto, M5K 1E7, Canada, Attention of: Marcellus Leung; (Phone No. (416) 682-8252, Fax No. (416) 682-8484, Email: marcellus.leung@db.com). The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.

Section 2.21. Taxes. (a) Any and all payments by or on account of any obligation of any Borrower or any other Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if any Indemnified Taxes or Other Taxes are required to be withheld or deducted from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions or withholdings (including deductions or withholdings applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) such Borrower or such Loan Party shall make such deductions or withholdings and (iii) such Borrower or such Loan Party shall pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Borrowers shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Borrowers shall indemnify the Administrative Agent, each Lender and each Issuing Bank, within 30 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or such Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrowers or any other Loan Party hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, in each case, whether or not such Indemnified Taxes (but not Other Taxes) were correctly or legally imposed or asserted by the relevant Governmental

Authority; provided that the Borrowers shall not be under any obligation to compensate the Administrative Agent, any Lender or any Issuing Bank under this paragraph (c) with respect to any Indemnified Taxes or Other Taxes incurred more than 180 days prior to the date that such Person demands, or notifies the applicable Borrower of its intention to demand, compensation therefor, provided, further, that, if the circumstance giving rise to such Indemnified Tax or Other Tax is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrowers or any other Loan Party to a Governmental Authority, the relevant Borrower shall deliver to the Administrative Agent the original or a copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Each Foreign Lender (other than a Lender to the Canadian Revolver Borrower) shall (a) furnish to the Borrowers (with a copy to the Administrative Agent) on or before the date it becomes a party to the Agreement either (i) 2 accurate and complete originally executed copies of U.S. Internal Revenue Service (“IRS”) Form W-8BEN (or successor form), (ii) 2 accurate and complete originally executed copies of IRS Form W-8ECI (or successor form) or (iii) 2 accurate and complete originally executed copies of IRS Form W-8IMY (or successor form) together with any required attachments, certifying, in any case, to such Foreign Lender’s legal entitlement to an exemption or reduction from U.S. federal withholding tax with respect to all payments hereunder and (b) provide to the Borrowers (with a copy to the Administrative Agent) a new Form W-8BEN (or successor form), Form W-8ECI (or successor form) or Form W-8IMY (or successor form) together with any required attachments upon (i) the expiration or obsolescence of any previously delivered form to reconfirm any complete exemption from, or any entitlement to a reduction in, U.S. federal withholding tax with respect to any payment hereunder, (ii) the occurrence of any event requiring a change in the most recent form previously delivered by it and (iii) from time to time if requested by the Borrowers or the Administrative Agent; provided that any Foreign Lender that is relying on the so-called “portfolio interest exemption” shall also furnish a “Non-Bank Certificate” in the form of Exhibit E together with a Form W-8BEN. Notwithstanding any other provision of this paragraph, a Foreign Lender shall not be required to deliver any form pursuant to this paragraph that such Foreign Lender is not legally able to deliver.

(f) Any Lender or Issuing Bank that is a United States Person, as defined in Section 7701(a)(30) of the Code, shall (unless such Lender or Issuing Bank may be treated as an exempt recipient based on the indicators described in Treasury Regulation Section 1.6049-4(c)(1)(ii)(A)(1)) deliver to the Borrowers (with a copy to the Administrative Agent), at the times specified in Section 2.21(e), 2 accurate and complete original signed copies of IRS Form W-9, or any successor form that such Person is entitled to provide at such time, in order to qualify for an exemption from United States back-up withholding requirements.

(g) Any Multicurrency Revolving Credit Lender, Multicurrency Swingline Lender and Multicurrency Issuing Bank or any assignee thereof that is not a Canadian Resident or a Canadian Branch shall, on or before the date it becomes a party to the Agreement, deliver to the Canadian Revolver Borrower (with a copy to the Administrative Agent) two copies of the relevant forms necessary to establish a reduced rate of withholding by way of a treaty, if applicable. Notwithstanding any other provision of this paragraph, a Multicurrency Revolving Credit Lender shall not be required to deliver any form pursuant to this paragraph that such Multicurrency Revolving Credit Lender is not legally able to deliver.

(h) If the Administrative Agent, a Lender or an Issuing Bank determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by a Borrower or with respect to which a Borrower has paid additional amounts pursuant to this Section, it shall pay to the relevant Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or such Issuing Bank, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that (i) the relevant Borrower, upon the request of the Administrative Agent, such Lender or such Issuing Bank, agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or such Issuing Bank in the event the Administrative Agent, such Lender or such Issuing Bank is required to repay such refund to such Governmental Authority and (ii) nothing herein contained shall interfere with the right of a Lender or the Administrative Agent to arrange its tax affairs in whatever manner it thinks fit nor oblige any Lender or the Administrative Agent to claim any tax refund or to make available its tax returns or disclose any information relating to its tax affairs or any computations in respect thereof or require any Lender or Administrative Agent to do anything that would prejudice its ability to benefit from any other refunds, credits, reliefs, remissions or repayments to which it may be entitled.

Section 2.22. Assignment of Commitments under Certain Circumstances; Duty to Mitigate. (a) In the event (i) any Lender or any Issuing Bank requests compensation pursuant to Section 2.15, (ii) any Lender or any Issuing Bank delivers a notice described in Section 2.16, (iii) any Borrower is required to pay any additional amount to any Lender or the Issuing Bank or any Governmental Authority on account of any Lender or any Issuing Bank pursuant to Section 2.21, (iv) any Lender shall become a Defaulting Lender or (v) any Lender refuses to consent to any amendment, waiver or other modification of any Loan Document requested by the US Borrower that requires the consent of all affected Lenders in accordance with the terms of Section 9.08 or all the Lenders with respect to a certain Class of Loans and such amendment, waiver or other modification is consented to by the Required Lenders (any such Lender, a “Non-Consenting Lender”), the US Borrower may, at its sole cost and expense, upon notice to such Lender or such Issuing Bank, as the case may be, and the Administrative Agent, either:

(x) replace such Lender or Issuing Bank, as the case may be, by causing such Lender or Issuing Bank to (and such Lender or Issuing Bank shall be obligated to) assign 100% of its relevant Commitments and the principal of its relevant outstanding Loans plus any accrued and unpaid interest and fees pursuant to Section 9.04 (with the assignment fee to be waived in such instance) all of its relevant rights and obligations under this Agreement to one or more Persons (which Persons shall otherwise be subject to the approval rights set forth in Section 9.04(b)); provided that (A) the replacement Lender shall agree to the consent, waiver or amendment to which the Non-Consenting

Lender did not agree, (B) neither the Administrative Agent nor any Lender shall have any obligation to the Borrowers to find a replacement Lender or other such Person, (C) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.21, such assignment will result in a reduction in such compensation or payments and (D) if any Bankers’ Acceptance Loans of such replaced Lender are outstanding at the time of such replacement (which do not mature at the time of such replacement), at the option of such replaced Lender, (I) the Canadian Revolver Borrower shall repay the Face Amount of such Bankers’ Acceptance Loans to such replaced Lender, (II) the Canadian Revolver Borrower shall enter into cash collateral arrangements with the replaced Lender and the Administrative Agent as are reasonably satisfactory to them in respect of such Bankers’ Acceptance Loans or (III) such replaced Lender and the respective replacement Lender shall enter into such indemnity or other arrangements as mutually agreed upon by such replaced Lender and such replacement Lender in respect of such Bankers’ Acceptance Loans; or

(y) terminate the Commitment of such Lender or Issuing Bank, as the case may be, and (1) in the case of a Lender (other than an Issuing Bank), repay all Obligations of each Borrower owing to such Lender relating to the Loans and participations held by such Lender as of such termination date and (2) in the case of an Issuing Bank, repay all Obligations of each Borrower owing to such Issuing Bank relating to the Loans and participations held by the Issuing Bank as of such termination date other than any Obligations pertaining to any Subject Letters of Credit.

Notwithstanding anything to the contrary contained above in this Section 2.22, unless an Issuing Bank is removed and replaced with a successor Issuing Bank at the time the US Borrower exercises its rights under this Section 2.22 (in which case the provisions of Section 2.24(i) or 2.25(i), as applicable, shall apply), any Issuing Bank having undrawn Letters of Credit issued by it (the “Subject Letters of Credit”) whose Commitments and Obligations are to be repaid or terminated pursuant to the foregoing provisions of this Section 2.22 shall (x) remain a party hereto until the expiration or termination of the Subject Letters of Credit, (y) not issue (or be required to issue) any further Letters of Credit hereunder and (z) continue to have all rights and obligations of an Issuing Bank under this Agreement and the other Loan Documents solely with respect to the Subject Letters of Credit until all of the Subject Letters of Credit have expired, been terminated or become subject to an L/C Backstop (including all rights of reimbursement pursuant to Sections 2.24(d), (e), (f) and (h) and Sections 2.25(d), (e), (f) and (h) for any L/C Disbursement made by such Issuing Bank and all voting rights of an Issuing Bank (but such voting rights shall be limited to pertain solely to L/C Disbursements in respect of the Subject Letters of Credit, any Fee payable to the Issuing Bank in respect of the Subject Letters of Credit, and the rights or duties of the Issuing Bank in respect of the Subject Letters of Credit), but excluding any consent rights as an Issuing Bank under Section 9.04(b)).

Each Lender hereby grants to the Administrative Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender as assignor, any Assignment and Acceptance necessary to effectuate any assignment of such Lender’s interests hereunder in respect of the circumstances contemplated by this Section 2.22.

(b) If (i) any Lender or any Issuing Bank requests compensation under Section 2.15, (ii) any Lender or any Issuing Bank delivers a notice described in Section 2.16 or (iii) any Borrower is required to pay any additional amount to any Lender or any Issuing Bank or any Governmental Authority on account of any Lender or any Issuing Bank, pursuant to Section 2.21, then such Lender or such Issuing Bank shall use reasonable efforts (which shall not require such Lender or such Issuing Bank to take any action inconsistent with its internal policies or legal or regulatory restrictions or suffer any disadvantage or burden deemed by it to be material) (x) to file any certificate or document reasonably requested by the US Borrower or (y) to assign its rights and delegate and transfer its obligations hereunder to another of its offices, branches or affiliates, if such filing or assignment would reduce its claims for compensation under Section 2.15 or enable it to withdraw its notice pursuant to Section 2.16 or would reduce amounts payable pursuant to Section 2.21, as the case may be, in the future.

Section 2.23. Swingline Loans. (a) Subject to the terms and conditions herein set forth, (i) the US Swingline Lender agrees to make loans to the US Borrower in US Dollars at any time and from time to time on or after the Closing Date and until the earlier of the Revolving Credit Maturity Date and the termination of the US Revolving Credit Commitments, in an aggregate principal amount at any time outstanding that will not result in (x) the principal amount of all US Swingline Loans exceeding $75,000,000 in the aggregate or (y) the Aggregate US Revolving Credit Exposure exceeding the Total US Revolving Credit Commitment and (ii) the Multicurrency Swingline Lender agrees to make loans to the US Borrower or the Canadian Revolver Borrower in the Available Currency requested by such Borrower at any time and from time to time on or after the Closing Date and until the earlier of the Revolving Credit Maturity Date and the termination of the Multicurrency Revolving Credit Commitments, in an aggregate Principal Amount at any time outstanding that will not result in (x) the Principal Amount of all Multicurrency Swingline Loans exceeding $25,000,000 in the aggregate or (y) the Aggregate Multicurrency Revolving Credit Exposure exceeding the Total Multicurrency Revolving Credit Commitment; provided that notwithstanding the foregoing, no Swingline Lender shall be obligated to make any US Swingline Loans or Multicurrency Swingline Loans at a time when a US Revolving Credit Lender or Multicurrency Revolving Credit Lender, as the case may be, is a Defaulting Lender, unless such Swingline Lender has entered into arrangements reasonably satisfactory to it and the applicable Borrower or Borrowers to eliminate such Swingline Lender’s risk with respect to the Defaulting Lender’s participation in such Swingline Loans, including by cash collateralizing such Defaulting Lender’s Pro Rata Percentage of the outstanding amount of US Swingline Loans or Multicurrency Swingline Loans, as the case may be (which cash collateralization may be made with the proceeds of a simultaneous borrowing of additional Swingline Loans incurred from Non-Defaulting Lenders and otherwise in compliance with the provisions of this Section 2.23). Each Swingline Loan shall be in a principal amount not less than the Minimum Applicable Borrowing Amount. Each Swingline Commitment may be terminated or reduced from time to time as provided herein. Within the foregoing limits, the US Borrower may borrow, pay or prepay and reborrow Swingline Loans hereunder and the Canadian Revolver Borrower may borrow, pay or prepay and reborrow Multicurrency Swingline Loans hereunder, in each case, subject to the terms, conditions and limitations set forth herein.

(b) Each Borrower requesting a Swingline Loan shall notify the applicable Swingline Lender by fax, or by telephone (promptly confirmed by fax), not later than 1:00 p.m. on the day of a proposed Swingline Loan. Such notice shall be delivered on a Business Day, shall be irrevocable and shall refer to this Agreement and shall specify the requested date (which shall be a Business Day) and amount of such Swingline Loan. Each Swingline Lender shall make each Swingline Loan available to the applicable Borrower by means of a credit to an account designated by such Borrower promptly on the date such Swingline Loan is so requested.

(c) Each Borrower shall have the right at any time and from time to time to prepay any Swingline Loan made to it, in whole or in part, upon giving written or fax notice by such Borrower (or telephone notice promptly confirmed by written, or fax notice) to the relevant Swingline Lender before 1:00 p.m. on the date of prepayment at such Swingline Lender’s address for notices specified in Section 9.01; provided that any such notice delivered by such Borrower may state that such notice is conditioned upon the effectiveness of other financing arrangements, in which case such notice may be revoked by such Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

(d) Each US Swingline Loan shall be an ABR Loan and, subject to the provisions of Section 2.07, shall bear interest as provided in Section 2.06(a). Each Multicurrency Swingline Loan shall be an ABR Loan (if denominated in US Dollars) or a Canadian Prime Rate Loan (if denominated in Canadian Dollars) and, subject to the provisions of Section 2.07, shall bear interest as provided in Section 2.06(a) or (b), as the case may be.

(e) The US Swingline Lender may by written notice given to the Administrative Agent not later than 11:00 a.m. on any Business Day require the US Revolving Credit Lenders to acquire participations on such Business Day in all or a portion of the US Swingline Loans outstanding. Such notice shall specify the aggregate amount of US Swingline Loans in which US Revolving Credit Lenders will participate. The Administrative Agent will, promptly upon receipt of such notice, give notice to each US Revolving Credit Lender, specifying in such notice such Lender’s Pro Rata Percentage of such US Swingline Loan. In furtherance of the foregoing, each US Revolving Credit Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the US Swingline Lender, such US Revolving Credit Lender’s Pro Rata Percentage of such US Swingline Loan. Each US Revolving Credit Lender acknowledges and agrees that its obligation to acquire participations in US Swingline Loans pursuant to this Section 2.23(e) is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or an Event of Default, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each US Revolving Credit Lender shall comply with its obligation under this Section 2.23(e) by wire transfer of immediately available funds, in the same manner as provided in Section 2.02(c) with respect to US Revolving Loans made by such Lender (and Section 2.02(c) shall apply, mutatis mutandis, to the payment obligations of the Lenders) and the Administrative Agent shall promptly pay to the US Swingline Lender the amounts so received by it from the US Revolving Credit Lenders. The Administrative Agent shall notify the US Borrower of any participations in any US Swingline Loan acquired pursuant to this Section 2.23(e) and thereafter payments in respect of such US Swingline Loan shall be made to the Administrative Agent and not to the US Swingline Lender. Any amounts received by the US Swingline Lender from the US Borrower (or other party on behalf of the US Borrower) in respect of a US Swingline Loan after receipt by the US Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent and be distributed by the Administrative Agent to the US

Revolving Credit Lenders that shall have made their payments pursuant to this Section 2.23(e) and to the US Swingline Lender, as their interests may appear. The purchase of participations in a US Swingline Loan pursuant to this Section 2.23(e) shall not relieve the US Borrower (or other party liable for obligations of the US Borrower) of any default in the payment thereof.

(f) The Multicurrency Swingline Lender may by written notice given to the Administrative Agent not later than 11:00 a.m. on any Business Day require the Multicurrency Revolving Credit Lenders to acquire participations on such Business Day in all or a portion of the Multicurrency Swingline Loans outstanding. Such notice shall specify the aggregate amount (and the relevant currency) of Multicurrency Swingline Loans in which Multicurrency Revolving Credit Lenders will participate. The Administrative Agent will, promptly upon receipt of such notice, give notice to each Multicurrency Revolving Credit Lender, specifying in such notice such Lender’s Pro Rata Percentage of such Multicurrency Swingline Loan. In furtherance of the foregoing, each Multicurrency Revolving Credit Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent in the Applicable Currency, for the account of the Multicurrency Swingline Lender, such Multicurrency Revolving Credit Lender’s Pro Rata Percentage of such Multicurrency Swingline Loan. Each Multicurrency Revolving Credit Lender acknowledges and agrees that its obligation to acquire participations in Multicurrency Swingline Loans pursuant to this Section 2.23(f) is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or an Event of Default, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Multicurrency Revolving Credit Lender shall comply with its obligation under this Section 2.23(f) by wire transfer of immediately available funds in the Applicable Currency, in the same manner as provided in Section 2.02(c) with respect to Multicurrency Revolving Loans made by such Lender in the relevant Available Currency (and Section 2.02(c) shall apply, mutatis mutandis, to the payment obligations of the Multicurrency Revolving Credit Lenders) and the Administrative Agent shall promptly pay to the Multicurrency Swingline Lender the amounts so received by it from the Multicurrency Revolving Credit Lenders. The Administrative Agent shall notify each of the US Borrower and the Canadian Revolver Borrower of any participations in any Multicurrency Swingline Loan acquired pursuant to this Section 2.23(f) and thereafter payments in respect of such Multicurrency Swingline Loan shall be made to the Administrative Agent and not to the Multicurrency Swingline Lender. Any amounts received by the Multicurrency Swingline Lender from the US Borrower or the Canadian Revolver Borrower (or other party on behalf of such Borrower) in respect of a Multicurrency Swingline Loan after receipt by the Multicurrency Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent and be distributed by the Administrative Agent to the Multicurrency Revolving Credit Lenders that shall have made their payments pursuant to this Section 2.23(f) and to the Multicurrency Swingline Lender, as their interests may appear. The purchase of participations in a Multicurrency Swingline Loan pursuant to this Section 2.23(f) shall not relieve the US Borrower or the Canadian Revolver Borrower (or other party liable for obligations of such Borrower) of any default in the payment thereof.

Section 2.24. US Letters of Credit. (a) The US Borrower may request the issuance of US Letters of Credit on a sight basis for its own account or for the account of any of its subsidiaries, in a form reasonably acceptable to the Administrative Agent and the relevant US Issuing Bank, at any time and from time to time on or after the Closing Date and prior to the earlier to occur of (i) the termination of the US Revolving Credit Commitments and (ii) the date that is 5 Business Days prior to the Revolving Credit Maturity Date. This Section shall not be construed to impose an obligation upon any US Issuing Bank to issue any US Letter of Credit that is inconsistent with the terms and conditions of this Agreement. US Letters of Credit may be denominated in US Dollars or in one or more Approved Alternate L/C Currencies. On and as of the Closing Date, each Existing Letter of Credit shall be deemed to constitute a US Letter of Credit issued hereunder on the Closing Date.

(b) In order to request the issuance of a US Letter of Credit (or to amend, renew or extend an existing US Letter of Credit), the US Borrower shall deliver a notice (a “US Letter of Credit Application”) to the relevant US Issuing Bank and the Administrative Agent (reasonably, and in any event, unless waived by the relevant US Issuing Bank, no later than 2 Business Days in advance of the requested date of issuance, amendment, renewal or extension) requesting the issuance of a US Letter of Credit, or identifying the US Letter of Credit to be amended, renewed or extended and specifying (i) the date of issuance, amendment, renewal or extension, (ii) the date on which such US Letter of Credit is to expire (which shall comply with paragraph (c) below), (iii) the amount of such US Letter of Credit, if applicable pursuant to Section 1.10, (iv) the Available Currency in which such US Letter of Credit is requested to be denominated, (v) the name and address of the beneficiary thereof and (vi) such other information as the relevant US Issuing Bank may request with respect to such US Letter of Credit. A US Letter of Credit shall be issued, amended, renewed or extended only if, and upon issuance, amendment, renewal or extension of each US Letter of Credit the US Borrower shall be deemed to represent and warrant that, after giving effect to such issuance, amendment, renewal or extension (i) the US L/C Exposure shall not exceed $75,000,000 and (ii) the Aggregate US Revolving Credit Exposure shall not exceed the Total US Revolving Credit Commitment. Promptly after receipt of any US Letter of Credit Application, the relevant US Issuing Bank will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such US Letter of Credit Application from the US Borrower and, if not, such US Issuing Bank will provide the Administrative Agent with a copy thereof. Subject to the terms and conditions hereof, such US Issuing Bank shall, on the requested date, issue a US Letter of Credit for the account of the US Borrower or enter into the applicable amendment, as the case may be. Promptly after its delivery of any US Letter of Credit or any amendment to a US Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the relevant US Issuing Bank will also deliver to the US Borrower and the Administrative Agent a true and complete copy of such US Letter of Credit or amendment.

(c) Each US Letter of Credit shall expire at the close of business on the earlier of the date 1 year after the date of the issuance of such US Letter of Credit and the date that is 5 Business Days prior to the Revolving Credit Maturity Date, unless such US Letter of Credit expires by its terms on an earlier date (such date of expiration, the “US Letter of Credit Expiration Date”); provided, however, that a US Letter of Credit may, upon the request of the US Borrower, include a provision whereby such US Letter of Credit (an “Auto-Renewal US Letter of Credit”) shall be renewed automatically for additional consecutive periods of 12 months or less (but not beyond the date that is 5 Business Days prior to the Revolving Credit Maturity Date) unless the relevant US Issuing Bank notifies the beneficiary thereof at least 30 days (or such longer period as may be specified in such US Letter of Credit) prior to the then-applicable US Letter of Credit Expiration Date that such US Letter of Credit will not be renewed.

Once an Auto-Renewal US Letter of Credit has been issued, the US Revolving Credit Lenders shall be deemed to have authorized (but may not require) the relevant US Issuing Bank to permit the renewal of such US Letter of Credit at any time to an expiry date not later than the US Letter of Credit Expiration Date; provided that the relevant US Issuing Bank shall not permit any such renewal if (i) the relevant US Issuing Bank has determined that it would have no obligation at such time to issue such US Letter of Credit in its renewed form under the terms hereof (by reason of the provisions of Section 2.24(l) or otherwise) or (ii) it has received notice (which may be by telephone or in writing) 5 Business Days prior to the day that is 30 days (or such longer period as may be specified in such US Letter of Credit) prior to the then-applicable US Letter of Credit Expiration Date from the Administrative Agent, any US Revolving Credit Lender or the US Borrower that one or more of the applicable conditions specified in Section 4.01 is not then satisfied.

(d) By the issuance of a US Letter of Credit and without any further action on the part of a US Issuing Bank or the Lenders, such US Issuing Bank hereby grants to each US Revolving Credit Lender, and each such Lender hereby acquires from such US Issuing Bank, a participation in such US Letter of Credit equal to such Lender’s Pro Rata Percentage of the aggregate amount available to be drawn under such US Letter of Credit, effective upon the issuance of such US Letter of Credit. In consideration and in furtherance of the foregoing, each US Revolving Credit Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of such US Issuing Bank, such Lender’s Pro Rata Percentage of each US L/C Disbursement made by such US Issuing Bank and not reimbursed by the US Borrower (or, if applicable, another party pursuant to its obligations under any other Loan Document) forthwith on the date due as provided in Section 2.02(f). Each US Revolving Credit Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of US Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or an Event of Default, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Upon any change in the US Revolving Credit Commitments or Pro Rata Percentages of the US Revolving Credit Lenders pursuant to Section 2.22 or 9.04(b), it is hereby agreed that, with respect to all outstanding US Letters of Credit and unreimbursed US L/C Disbursements relating thereto, there shall be an automatic adjustment to the participations pursuant to this Section 2.24(d) to reflect the new Pro Rata Percentages of each US Revolving Credit Lender.

(e) If a US Issuing Bank shall make any US L/C Disbursement in respect of a US Letter of Credit, the US Borrower shall pay to the Administrative Agent an amount in the Applicable Currency equal to such US L/C Disbursement not later than 12:00 noon on the immediately following Business Day (it being understood that in a case of a US Letter of Credit denominated in an Approved Alternate L/C Currency, the amount such US L/C Disbursement shall be determined by taking the US Dollar Equivalent of such L/C Disbursement on the date such L/C Disbursement is made). The US Issuing Bank shall notify the US Borrower of the US Dollar Equivalent of the amount of the drawing promptly following the determination thereof.

(f) (i) The US Borrower’s obligations to reimburse US L/C Disbursements as provided in paragraph (e) above shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, under any and all circumstances whatsoever, and irrespective of the existence of any claim, setoff, defense or other right that the US Borrower or any other Person may at any time have against the beneficiary under any US Letter of Credit, any US Issuing Bank, the Administrative Agent or any Lender or any other Person, including any defense based on the failure of any draft or other document presented under a US Letter of Credit to comply with the terms of such US Letter of Credit; provided that the US Borrower shall not be obligated to reimburse the US Issuing Bank for any wrongful payment made by the US Issuing Bank as a result of the US Issuing Bank’s gross negligence, bad faith, willful misconduct or breach of its obligations in determining whether drafts and other documents presented under a US Letter of Credit comply with the terms thereof.

(ii) Each Lender and the US Borrower agree that, in paying any drawing under a US Letter of Credit, the relevant US Issuing Bank shall not have any responsibility to obtain any document (other than any draft, demand, certificate or other document expressly required by the US Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the US Issuing Banks, any Agent-Related Person nor any of the respective correspondents, participants or assignees of any US Issuing Bank shall be liable to any Lender for (x) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable, (y) any action taken or omitted in the absence of gross negligence or willful misconduct or (z) the due execution, effectiveness, validity or enforceability of any document or instrument related to any US Letter of Credit or US Letter of Credit Application. The US Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any US Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the US Borrower from pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.

(g) The relevant US Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a US Letter of Credit. The relevant US Issuing Bank shall as promptly as possible give telephonic notification, confirmed by fax, to the Administrative Agent and the US Borrower of such demand for payment and whether such US Issuing Bank has made or will make a US L/C Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the US Borrower of its obligations to reimburse such US Issuing Bank and the US Revolving Credit Lenders with respect to any such US L/C Disbursement.

(h) If a US Issuing Bank shall make any US L/C Disbursement in respect of a US Letter of Credit, then, unless the US Borrower shall reimburse such US L/C Disbursement in full on the same day that such US L/C Disbursement is made, the unpaid amount thereof shall bear interest for the account of such US Issuing Bank, for each day from and including the date of such US L/C Disbursement, to but excluding the earlier of the date of payment by the US Borrower or the date on which interest shall commence to accrue thereon as provided in Section 2.02(f), at the rate per annum that would apply to such amount if such amount were an ABR US Revolving Loan.

(i) A US Issuing Bank may be removed at any time by the US Borrower by notice from the US Borrower to such US Issuing Bank, the Administrative Agent and the Lenders. Upon the acceptance of any appointment as a US Issuing Bank hereunder by a Lender that shall agree to serve as successor US Issuing Bank (which Lender shall be reasonably acceptable to the Administrative Agent), such successor shall succeed to and become vested with all the interests, rights and obligations of the retiring US Issuing Bank. At the time such removal shall become effective, the US Borrower shall pay all accrued and unpaid fees pursuant to Section 2.05(c)(ii). The acceptance of any appointment as a US Issuing Bank hereunder by a successor Lender shall be evidenced by an agreement entered into by such successor, in a form reasonably satisfactory to the US Borrower and the Administrative Agent, and, from and after the effective date of such agreement, (i) such successor Lender shall have all the rights and obligations of the previous US Issuing Bank under this Agreement and the other Loan Documents and (ii) references herein and in the other Loan Documents to the term “US Issuing Bank” shall be deemed to refer to such successor or to any previous US Issuing Bank, or to such successor and all previous US Issuing Banks, as the context shall require. After the resignation or removal of a US Issuing Bank hereunder, the retiring US Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of a US Issuing Bank under this Agreement and the other Loan Documents with respect to US Letters of Credit issued by it prior to such removal, but shall not be required to issue additional US Letters of Credit.

(j) If the maturity of any of the Loans under the Credit Facilities has been accelerated pursuant to an Event of Default under Article VII, and the US Borrower shall have received notice from the Administrative Agent or the Required Lenders, the US Borrower shall deposit in an account with the Collateral Agent, for the benefit of the US Revolving Credit Lenders, an amount in cash equal to the US L/C Exposure as of such date. Such deposit shall be held by the Collateral Agent as collateral for the payment and performance of the Obligations. The Collateral Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits in Cash Equivalents, which investments shall be made at the option and sole discretion of the Collateral Agent, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall (i) automatically be applied by the Administrative Agent to reimburse the relevant US Issuing Bank for US L/C Disbursements for which it has not been reimbursed, (ii) be held for the satisfaction of the reimbursement obligations of the US Borrower for the US L/C Exposure at such time and (iii) subject to the consent of the Required Lenders, be applied to satisfy the Obligations. If the US Borrower is required to provide an amount of cash collateral hereunder as a result of the acceleration of the Loans under the Credit Facilities, such amount (to the extent not applied as aforesaid) shall be returned to the US Borrower within 3 Business Days to the extent any such acceleration has been rescinded.

(k) The US Borrower may, at any time and from time to time with the consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed) and such Lender, designate one or more additional Lenders to act as an issuing bank under the terms of this Agreement. Any Lender designated as an issuing bank pursuant to this paragraph (k) shall be deemed to be a “US Issuing Bank” (in addition to being a Lender) in respect of US Letters of Credit issued or to be issued by such Lender, and, with respect to such US Letters of Credit, such term shall thereafter apply to the other US Issuing Bank and such Lender.

(l) A US Issuing Bank shall be under no obligation to issue any US Letter of Credit if:

(i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such US Issuing Bank from issuing such US Letter of Credit, or any law applicable to such US Issuing Bank or any directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, or direct that such US Issuing Bank refrain from, the issuance of letters of credit generally or such US Letter of Credit in particular;

(ii) the issuance of such US Letter of Credit would violate any applicable laws binding upon such US Issuing Bank; or

(iii) any US Revolving Credit Lender is a Defaulting Lender at such time, unless such US Issuing Bank has entered into arrangements reasonably satisfactory to it and the US Borrower to eliminate such US Issuing Bank’s risk with respect to the participation in US Letters of Credit by such Defaulting Lender, including by cash collateralizing such Defaulting Lender’s Pro Rata Percentage of the US L/C Exposure.

(m) Notwithstanding anything else to the contrary in this Agreement, in the event of any conflict or inconsistency between the terms hereof and the terms of any US Letter of Credit Applications, reimbursement agreements or similar agreements, the terms hereof shall control and the US Issuing Bank shall not have any greater rights and remedies than the rights and remedies set for the herein.

Section 2.25. Multicurrency Letters of Credit. (a) The Canadian Revolver Borrower may request the issuance of Multicurrency Letters of Credit on a sight basis for its own account or for the account of any of its subsidiaries, in a form reasonably acceptable to the Administrative Agent and the relevant Multicurrency Issuing Bank, at any time and from time to time on or after the Closing Date and prior to the earlier to occur of (i) the termination of the Multicurrency Revolving Credit Commitments and (ii) the date that is 5 Business Days prior to the Revolving Credit Maturity Date. This Section shall not be construed to impose an obligation upon any Multicurrency Issuing Bank to issue any Multicurrency Letter of Credit that is inconsistent with the terms and conditions of this Agreement. Multicurrency Letters of Credit may be denominated in US Dollars or in one or more Alternate Borrowing Currencies.

(b) In order to request the issuance of a Multicurrency Letter of Credit (or to amend, renew or extend an existing Multicurrency Letter of Credit), the Canadian Revolver Borrower shall deliver a notice (a “Multicurrency Letter of Credit Application”) to the relevant Multicurrency Issuing Bank and the Administrative Agent (reasonably, and in any event, unless waived by the relevant Multicurrency Issuing Bank, no later than 2 Business Days in advance of the requested date of issuance, amendment, renewal or extension) requesting the issuance of a Multicurrency Letter of Credit, or identifying the Multicurrency Letter of Credit to be amended, renewed or extended and specifying (i) the date of issuance, amendment, renewal or extension, (ii) the date on which such Multicurrency Letter of Credit is to expire (which shall comply with paragraph (c) below), (iii) the amount of such Multicurrency Letter of Credit, if applicable pursuant to Section 1.10, (iv) the currency in which such Multicurrency Letter of Credit is requested to be denominated, (v) the name and address of the beneficiary thereof and (vi) such other information as the relevant Multicurrency Issuing Bank may request with respect to such Multicurrency Letter of Credit. A Multicurrency Letter of Credit shall be issued, amended, renewed or extended only if, and upon issuance, amendment, renewal or extension of each Multicurrency Letter of Credit the Canadian Revolver Borrower shall be deemed to represent and warrant that, after giving effect to such issuance, amendment, renewal or extension (i) the Multicurrency L/C Exposure shall not exceed $25,000,000 and (ii) the Aggregate Multicurrency Revolving Credit Exposure shall not exceed the Total Multicurrency Revolving Credit Commitment. Promptly after receipt of any Multicurrency Letter of Credit Application, the relevant Multicurrency Issuing Bank will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Multicurrency Letter of Credit Application from the Canadian Revolver Borrower and, if not, such Multicurrency Issuing Bank will provide the Administrative Agent with a copy thereof. Subject to the terms and conditions hereof, such Multicurrency Issuing Bank shall, on the requested date, issue a Multicurrency Letter of Credit for the account of the Canadian Revolver Borrower or enter into the applicable amendment, as the case may be. Promptly after its delivery of any Multicurrency Letter of Credit or any amendment to a Multicurrency Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the relevant Multicurrency Issuing Bank will also deliver to the Canadian Revolver Borrower and the Administrative Agent a true and complete copy of such Multicurrency Letter of Credit or amendment.

(c) Each Multicurrency Letter of Credit shall expire at the close of business on the earlier of the date 1 year after the date of the issuance of such Multicurrency Letter of Credit and the date that is 5 Business Days prior to the Revolving Credit Maturity Date, unless such Multicurrency Letter of Credit expires by its terms on an earlier date (such date of expiration, the “Multicurrency Letter of Credit Expiration Date”); provided, however, that a Multicurrency Letter of Credit may, upon the request of the Canadian Revolver Borrower, include a provision whereby such Multicurrency Letter of Credit (an “Auto-Renewal Multicurrency Letter of Credit”) shall be renewed automatically for additional consecutive periods of 12 months or less (but not beyond the date that is 5 Business Days prior to the Revolving Credit Maturity Date) unless the relevant Multicurrency Issuing Bank notifies the beneficiary thereof at least 30 days (or such longer period as may be specified in such Multicurrency Letter of Credit) prior to the then-applicable Multicurrency Letter of Credit Expiration Date that such Multicurrency Letter of Credit will not be renewed. Once an Auto-Renewal Multicurrency Letter of Credit has been issued, the Multicurrency Revolving Credit Lenders shall be deemed to have authorized (but may not require) the relevant Multicurrency Issuing Bank to permit the renewal of such Multicurrency Letter of Credit at any time to an expiry date not later than the Multicurrency Letter of Credit Expiration Date; provided that the relevant Multicurrency Issuing Bank shall not permit any such renewal if (i) the relevant Multicurrency Issuing Bank has determined that it would have no obligation at such time to issue such Multicurrency Letter of Credit in its renewed form under the terms hereof (by reason of the provisions of Section 2.25(l) or otherwise) or (ii) it has received notice (which may be by telephone or in writing) 5 Business Days prior to the day that is 30 days (or such longer period as may be specified in such Multicurrency Letter of Credit) prior to the then-applicable Multicurrency Letter of Credit Expiration Date from the Administrative Agent, any Multicurrency Revolving Credit Lender or the Canadian Revolver Borrower that one or more of the applicable conditions specified in Section 4.01 is not then satisfied.

(d) By the issuance of a Multicurrency Letter of Credit and without any further action on the part of an Multicurrency Issuing Bank or the Lenders, such Multicurrency Issuing Bank hereby grants to each Multicurrency Revolving Credit Lender, and each such Lender hereby acquires from such Multicurrency Issuing Bank, a participation in such Multicurrency Letter of Credit equal to such Lender’s Pro Rata Percentage of the aggregate amount available to be drawn under such Multicurrency Letter of Credit, effective upon the issuance of such Multicurrency Letter of Credit. In consideration and in furtherance of the foregoing, each Multicurrency Revolving Credit Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of such Multicurrency Issuing Bank, such Lender’s Pro Rata Percentage of each Multicurrency L/C Disbursement made by such Multicurrency Issuing Bank and not reimbursed by the Canadian Revolver Borrower (or, if applicable, another party pursuant to its obligations under any other Loan Document) forthwith on the date due as provided in Section 2.02(f). Each Multicurrency Revolving Credit Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Multicurrency Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or an Event of Default, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Upon any change in the Multicurrency Revolving Credit Commitments or Pro Rata Percentages of the Multicurrency Revolving Credit Lenders pursuant to Section 2.22 or 9.04(b), it is hereby agreed that, with respect to all outstanding Letters of Credit and unreimbursed Multicurrency L/C Disbursements relating thereto, there shall be an automatic adjustment to the participations pursuant to this Section 2.25(d) to reflect the new Pro Rata Percentages of each Multicurrency Revolving Credit Lender.

(e) If a Multicurrency Issuing Bank shall make any Multicurrency L/C Disbursement in respect of a Multicurrency Letter of Credit, the Canadian Revolver Borrower shall pay to the Administrative Agent an amount equal to such Multicurrency L/C Disbursement not later than 12:00 noon on the immediately following Business Day. In the case of a Multicurrency Letter of Credit denominated in an Alternate Borrowing Currency, the Canadian Revolver Borrower shall reimburse the relevant Multicurrency Issuing Bank in the relevant Borrowing Alternate Currency on the date of such Multicurrency L/C Disbursement. The Multicurrency Issuing Bank shall notify the Canadian Revolver Borrower of the amount of the drawing promptly following the determination thereof.

(f) (i) The Canadian Revolver Borrower’s obligations to reimburse Multicurrency L/C Disbursements as provided in paragraph (e) above shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, under any and all circumstances whatsoever, and irrespective of the existence of any claim, setoff, defense or other right that the Canadian Revolver Borrower or any other Person may at any time have against the beneficiary under any Multicurrency Letter of Credit, the Multicurrency Issuing Bank, the Administrative Agent or any Lender or any other Person, including any defense based on the failure of any draft or other document presented under a Multicurrency Letter of Credit to comply with the terms of such Multicurrency Letter of Credit; provided that the Canadian Revolver Borrower shall not be obligated to reimburse the

Multicurrency Issuing Bank for any wrongful payment made by the Multicurrency Issuing Bank as a result of the Multicurrency Issuing Bank’s gross negligence, bad faith, willful misconduct or breach of its obligations in determining whether drafts and other documents presented under a Multicurrency Letter of Credit comply with the terms thereof.

(ii) Each Lender and the Canadian Revolver Borrower agree that, in paying any drawing under a Multicurrency Letter of Credit, the relevant Multicurrency Issuing Bank shall not have any responsibility to obtain any document (other than any draft, demand, certificate or other document expressly required by the Multicurrency Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the Multicurrency Issuing Banks, any Agent-Related Person nor any of the respective correspondents, participants or assignees of any Multicurrency Issuing Bank shall be liable to any Lender for (x) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable, (y) any action taken or omitted in the absence of gross negligence or willful misconduct or (z) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Multicurrency Letter of Credit or Multicurrency Letter of Credit Application. The Canadian Revolver Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Multicurrency Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the Canadian Revolver Borrower from pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.

(g) The relevant Multicurrency Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Multicurrency Letter of Credit. The relevant Multicurrency Issuing Bank shall as promptly as possible give telephonic notification, confirmed by fax, to the Administrative Agent and the Canadian Revolver Borrower of such demand for payment and whether such Multicurrency Issuing Bank has made or will make a Multicurrency L/C Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Canadian Revolver Borrower of its obligations to reimburse such Multicurrency Issuing Bank and the Multicurrency Revolving Credit Lenders with respect to any such Multicurrency L/C Disbursement.

(h) If a Multicurrency Issuing Bank shall make any Multicurrency L/C Disbursement in respect of a Multicurrency Letter of Credit, then, unless the Canadian Revolver Borrower shall reimburse such Multicurrency L/C Disbursement in full on the same day that such Multicurrency L/C Disbursement is made, the unpaid amount thereof shall bear interest for the account of a Multicurrency Issuing Bank, for each day from and including the date of such Multicurrency L/C Disbursement, to but excluding the earlier of the date of payment by the Canadian Revolver Borrower or the date on which interest shall commence to accrue thereon as provided in Section 2.02(f), at the rate per annum that would apply to such amount if such amount were an ABR US Revolving Loan.

(i) A Multicurrency Issuing Bank may be removed at any time by the Canadian Revolver Borrower by notice from the Canadian Revolver Borrower to such Multicurrency Issuing Bank, the Administrative Agent and the Lenders. Upon the acceptance of any appointment as a Multicurrency Issuing Bank hereunder by a Lender that shall agree to serve as successor Multicurrency Issuing Bank (which Lender shall be reasonably acceptable to the Administrative Agent), such successor shall succeed to and become vested with all the interests, rights and obligations of the retiring Multicurrency Issuing Bank. At the time such removal shall become effective, the Canadian Revolver Borrower shall pay all accrued and unpaid fees pursuant to Section 2.05(c)(ii). The acceptance of any appointment as a Multicurrency Issuing Bank hereunder by a successor Lender shall be evidenced by an agreement entered into by such successor, in a form reasonably satisfactory to the Canadian Revolver Borrower and the Administrative Agent, and, from and after the effective date of such agreement, (i) such successor Lender shall have all the rights and obligations of the previous Multicurrency Issuing Bank under this Agreement and the other Loan Documents and (ii) references herein and in the other Loan Documents to the term “Multicurrency Issuing Bank” shall be deemed to refer to such successor or to any previous Multicurrency Issuing Bank, or to such successor and all previous Multicurrency Issuing Banks, as the context shall require. After the resignation or removal of a Multicurrency Issuing Bank hereunder, the retiring Multicurrency Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of a Multicurrency Issuing Bank under this Agreement and the other Loan Documents with respect to Multicurrency Letters of Credit issued by it prior to such removal, but shall not be required to issue additional Multicurrency Letters of Credit.

(j) If the maturity of any of the Loans under the Credit Facilities has been accelerated and the Canadian Revolver Borrower shall have received notice from the Administrative Agent or the Required Lenders, the Canadian Revolver Borrower shall deposit in an account with the Collateral Agent, for the benefit of the Multicurrency Revolving Credit Lenders, an amount in cash equal to the Multicurrency L/C Exposure as of such date. Such deposit shall be held by the Collateral Agent as collateral for the payment and performance of the Obligations (other than Obligations under the Canadian Term Loan). The Collateral Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits in Cash Equivalents, which investments shall be made at the option and sole discretion of the Collateral Agent, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall (i) automatically be applied by the Administrative Agent to reimburse relevant Multicurrency Issuing Bank for Multicurrency L/C Disbursements for which it has not been reimbursed, (ii) be held for the satisfaction of the reimbursement obligations of the Canadian Revolver Borrower for the Multicurrency L/C Exposure at such time and (iii) subject to the consent of the Required Lenders, be applied to satisfy the Obligations (other than Obligations under the Canadian Term Loan). If the Canadian Revolver Borrower is required to provide an amount of cash collateral hereunder as a result of the acceleration of the Loans under the Credit Facilities, such amount (to the extent not applied as aforesaid) shall be returned to Canadian Revolver Borrower within 3 Business Days to the extent any such acceleration has been rescinded.

(k) The Canadian Revolver Borrower may, at any time and from time to time with the consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed) and such Lender, designate one or more additional Multicurrency Revolving Credit Lenders to act as an issuing bank under the terms of this Agreement. Any Multicurrency Revolving Credit Lender designated as an issuing bank pursuant to this paragraph (k) shall be deemed to be a “Multicurrency Issuing Bank” (in addition to being a Multicurrency Revolving Credit Lender) in respect of Multicurrency Letters of Credit issued or to be issued by such Lender, and, with respect to such Multicurrency Letters of Credit, such term shall thereafter apply to the other Multicurrency Issuing Bank and such Lender.

(l) An Multicurrency Issuing Bank shall be under no obligation to issue any Multicurrency Letter of Credit if:

(i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Multicurrency Issuing Bank from issuing such Multicurrency Letter of Credit, or any law applicable to such Multicurrency Issuing Bank or any directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Multicurrency Issuing Bank shall prohibit, or direct that such Multicurrency Issuing Bank refrain from, the issuance of letters of credit generally or such Multicurrency Letter of Credit in particular;

(ii) the issuance of such Multicurrency Letter of Credit would violate any applicable laws binding upon such Multicurrency Issuing Bank; or

(iii) any Multicurrency Revolving Credit Lender is a Defaulting Lender at such time, unless such Multicurrency Issuing Bank has entered into arrangements reasonably satisfactory to it and the Canadian Revolver Borrower to eliminate such Multicurrency Issuing Bank’s risk with respect to the participation in Multicurrency Letters of Credit by such Defaulting Lender, including by cash collateralizing such Defaulting Lender’s Pro Rata Percentage of the Multicurrency L/C Exposure.

(m) Notwithstanding anything else to the contrary in this Agreement, in the event of any conflict or inconsistency between the terms hereof and the terms of any Multicurrency Letter of Credit Applications, reimbursement agreements or similar agreements, the terms hereof shall control and the Multicurrency Issuing Bank shall not have any greater rights and remedies than the rights and remedies set for the herein.

Section 2.26. Incremental Credit Extensions. (a) Any Borrower may at any time or from time to time after the Closing Date, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), request (i) in the case of a request by the US Borrower, (x) one or more additional tranches of term loans to be made available to the US Borrower (the “Incremental US Term Loans”) or (y) one or more increases in the amount of the US Revolving Credit Commitments (each such increase, a “US Revolving Commitment Increase”), (ii) in the case of a request by the Canadian Term Borrower, one or more additional tranches of term loans to be made available to the Canadian Term Borrower (the “Incremental Canadian Term Loans” and, together with Incremental US Term Loans, the “Incremental Term Loans”) and (iii) in the case of a request by both the US Borrower and the Canadian Revolver Borrower, one or more increases in the amount of the Multicurrency Revolving Credit Commitments (each such increase, a “Multicurrency Revolving Commitment Increase” and, together with a US Revolving Commitment Increase, each a “Revolving Commitment Increase”, with any Revolving Commitment Increases and any Incremental Term Loan being collectively called a “Credit Increase”); provided that both at the time of any such request and upon the effectiveness any Incremental Amendment referred to below, no Default or

Event of Default shall exist. Each Credit Increase shall be in an aggregate principal amount that is not less than $35,000,000 (or such lower amount that either (A) represents all remaining availability under the limit set forth in the next sentence or (B) is acceptable to the Administrative Agent). Notwithstanding anything to the contrary herein, the aggregate amount of the Credit Increases shall not exceed $300,000,000. Each Incremental Term Loan shall (I) in the case of an Incremental US Term Loan, (1) rank pari passu in right of payment and of security with the US Revolving Credit Loans and the then-existing US Term Loans and other Incremental US Term Loans, (2) not mature earlier than the Term Loan Maturity Date, (3) have an average life to maturity not shorter than the remaining weighted average life to maturity of the then-existing US Term Loans and (4) be treated in the same manner as the US Term Loans for purposes of Section 2.13(f) and (II) in the case of an Incremental Canadian Term Loan, (1) rank pari passu in right of payment and of security with the then-existing Canadian Term Loans and other Incremental Canadian Term Loans, (2) not mature earlier than the Term Loan Maturity Date, (3) have an average life to maturity not shorter than the remaining weighted average life to maturity of the then-existing Canadian Term Loans and (4) be treated in the same manner as the Canadian Term Loans for purposes of Sections 2.13 and 2.14. Each notice from the applicable Borrower or Borrowers pursuant to this Section 2.26 shall set forth the requested amount and proposed terms of the relevant Credit Increases. Incremental Term Loans may be made, and Revolving Commitment Increases may be provided, by any existing Lender with Loans and/or Commitments under the relevant Class or by any other bank or other financial institution which qualifies as an Eligible Assignee under Section 9.04(b) with respect to Loans and/or Commitments under the relevant Class (any such other bank or other financial institution being called an “Additional Lender”); provided that the relevant Persons under Section 9.04(b) shall have consented (in each case, not to be unreasonably withheld or delayed) to such Lender’s or Additional Lender’s making such Incremental Term Loans or providing such Revolving Commitment Increases, if such consent would be required under Section 9.04(b) for an assignment of Loans or Revolving Credit Commitments, as applicable, to such Lender or Additional Lender.

(b) Commitments in respect of Credit Increases shall become Commitments (or in the case of a US Revolving Commitment Increase or a Multicurrency Revolving Commitment Increase to be provided by an existing US Revolving Credit Lender or Multicurrency Revolving Credit Lender, as the case may be, an increase in such Lender’s applicable US Revolving Credit Commitment or Multicurrency Revolving Credit Commitment, as the case may be) under this Agreement pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by each Borrower, each Lender agreeing to provide such Commitment, if any, each Additional Lender, if any, and the Administrative Agent. The Incremental Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrowers, to effect the provisions of this Section 2.26. The effectiveness of any Incremental Amendment shall be subject to the satisfaction on the date thereof (each, an “Incremental Facility Closing Date”) of each of the conditions set forth in Section 4.01 (it being understood that all references to “the date of such Credit Event” or similar language in such Section 4.01 shall be deemed to refer to the effective date of such Incremental Amendment). The US Borrower and the Canadian Term Borrower may use the proceeds of Incremental US Term Loans or Incremental Canadian Term Loans, as the case may be, for any purpose not prohibited by this Agreement. No Lender shall be obligated to provide any Credit Increases unless it so agrees in its sole discretion. Upon each increase in the Revolving Credit Commitments of a given Class pursuant to this Section, (a) each Revolving Credit Lender with a Revolving Credit Commitment of such Class immediately prior to such increase will automatically and without further act be deemed to have assigned to each Lender providing a portion of such Revolving Commitment Increase (each, a “Revolving Commitment Increase Lender”) in respect of such increase, and each such Revolving Commitment Increase Lender will automatically and without further act be deemed to have assumed, a portion of such Revolving Credit Lender’s participations hereunder in outstanding Letters of Credit and Swingline Loans representing a utilization of such Class of Revolving Credit Commitments such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding (i) participations hereunder in the relevant Letters of Credit and (ii) participations hereunder in the relevant Swingline Loans held by each Revolving Credit Lender with a Revolving Credit Commitment of such Class (including each such Revolving Commitment Increase Lender) will equal the percentage of the aggregate Revolving Credit Commitments under such Class of all relevant Revolving Credit Lenders represented by such Revolving Credit Lender’s relevant Revolving Credit Commitment and (b) if, on the date of such increase, there are any Revolving Loans of such Class outstanding, such Revolving Loans shall on or prior to the effectiveness of such Revolving Commitment Increase be prepaid from the proceeds of additional Revolving Loans of such Class made hereunder (reflecting such increase in the applicable Revolving Credit Commitments), which prepayment shall be accompanied by accrued interest on the Revolving Loans being prepaid and any costs incurred by any Lender in accordance with Section 2.17.

(c) This Section 2.26 shall supersede any provisions in Sections 2.19 and 9.08 to the contrary.

Section 2.27. Provisions Regarding Bankers’ Acceptances, Drafts, etc. The parties hereto agree that the provisions of Schedule 2.02(b) shall apply to all Bankers’ Acceptances, Bankers’ Acceptance Loans and Drafts created pursuant to this Agreement, and that the provisions of Schedule 2.02(b) shall be deemed incorporated by reference into this Agreement as if such provisions were set forth in this Agreement in their entirety.

Section 2.28. Special Provisions Relating to a Re-Allocation Event. (a) On the date of the occurrence of a Re-Allocation Event, automatically (and without the taking of any action), (i) all then outstanding Alternate Currency Denominated Loans (which, for greater certainty, does not include the Canadian Term Loans) and all L/C Disbursements in respect of Letters of Credit issued for the account of a Borrower owed in an Alternate Currency, shall be automatically converted into Loans of the respective Class maintained in, and L/C Disbursements of the respective Class owing by the respective Borrower in, US Dollars (in an amount equal to the US Dollar Equivalent of the aggregate principal amount (or Face Amount, as applicable) of the respective Loans or L/C Disbursements on the date such Re-Allocation Event first occurred, which Loans or L/C Disbursements (x) shall continue to be owed by the respective Borrower, (y) shall at all times thereafter be deemed to be ABR Revolving Loans under the applicable Class and (z) shall be immediately due and payable on the date such Re-Allocation Event has occurred) and (ii) all principal (or Face Amount, as applicable), accrued and unpaid interest and other amounts owing with respect to such Alternate Currency Denominated Loans and L/C Disbursements shall be immediately due and payable in US Dollars, taking the US Dollar Equivalent of such principal amount (or Face Amount, as applicable), accrued and unpaid interest and other amounts. The occurrence of any conversion of Alternate Currency Denominated Loans or L/C Disbursements to ABR Revolving Loans as provided above in this Section 2.28(a) shall be deemed to constitute, for purposes of Section 2.17, a prepayment of Loans before the last day of any Interest Period or “term” relating thereto.

(b) Upon and after the occurrence of a Re-Allocation Event, all amounts from time to time accruing with respect to, and all amounts from time to time payable on account of, Alternate Currency Denominated Loans (including, without limitation, any interest and other amounts which were accrued but unpaid on the date of such Re-Allocation Event) and L/C Disbursements owing in an Alternate Currency shall be payable in US Dollars (taking the US Dollar Equivalents of all such amounts on the date of the occurrence of the respective Re-Allocation Event, with all calculations for periods after the Re-Allocation Event being made as if the respective such Loan or L/C Disbursement had originally been made in US Dollars) and shall be distributed by the Administrative Agent for the account of the relevant Lenders which made such Loans or are participating therein.

ARTICLE III

Representations and Warranties

Each Borrower represents and warrants (it being understood that, for purposes of the representations and warranties made in the Loan Documents on the Closing Date, such representations and warranties shall be construed as though the Transactions have been consummated) to the Administrative Agent, the Collateral Agent, each Issuing Bank and each of the Lenders that:

Section 3.01. Organization; Powers. The US Borrower and each of its Restricted Subsidiaries (a) is duly organized or formed, validly existing and in good standing (where relevant) under the laws of the jurisdiction of its organization or formation, except where the failure to exist (other than in the case of each Borrower) or be in good standing could not reasonably be expected to result in a Material Adverse Effect, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted, except where the failure to have such power and authority could not reasonably be expected to result in a Material Adverse Effect, (c) is qualified to do business in, and is in good standing (where relevant) in, every jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except where the failure to so qualify could not reasonably be expected to result in a Material Adverse Effect, and (d) has the requisite power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is a party.

Section 3.02. Authorization. The execution, delivery and performance of the Loan Documents (a) have been duly authorized by all requisite corporate or other organizational and, if required, stockholder or member action, (b) will not violate any provision of (i) any applicable law, statute, rule or regulation or order of any Governmental Authority, (ii) the certificate or articles of incorporation, bylaws or other constitutive documents of any Loan Party,

(iii) the Senior Notes Documentation, or (iv) any other indenture, agreement or other instrument to which the US Borrower or any of its Restricted Subsidiaries is a party or by which any of them or any of their property is bound, (c) will not be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under or give rise to any right to require the prepayment, repurchase or redemption of any obligation under (i) the Senior Notes Documentation, or (ii) any other such indenture, agreement or other instrument or (d) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by the US Borrower or any Restricted Subsidiary (other than Permitted Liens), except, with respect to clauses (b)(i), (b)(iv), (c)(ii) or (d), to the extent that such violation, conflict, breach, default, or creation or imposition of Lien could not reasonably be expected to result in a Material Adverse Effect.

Section 3.03. Enforceability. This Agreement and each other Loan Document (when delivered) have been duly executed and delivered by each Loan Party party thereto. This Agreement and each other Loan Document delivered on the Closing Date constitutes, and each other Loan Document when executed and delivered by each Loan Party party thereto will constitute, a legal, valid and binding obligation of such Loan Party enforceable against such Loan Party in accordance with its terms, except as may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, receivership, moratorium or similar laws of general applicability relating to or limiting creditors’ rights generally or by general equity principles.

Section 3.04. Governmental Approvals. Except to the extent the failure to obtain or make the same could not reasonably be expected to result in a Material Adverse Effect, no action, consent or approval of, registration or filing with or any other action by any Governmental Authority is necessary or will be required in connection with the Loan Documents, except for (a) filings and registrations necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Collateral Agent and (b) such as have been made or obtained and are in full force and effect.

Section 3.05. Financial Statements. (a) The Company’s consolidated balance sheets and related statements of income, stockholder’s equity and cash flows as of and for the fiscal years ended December 31, 2005 and December 31, 2006, audited by and accompanied by the report of KPMG LLP present fairly in all material respects the financial condition and results of operations and cash flows of the Company and its consolidated subsidiaries as of such dates and for such periods. Such financial statements were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise noted therein.

(b) The US Borrower has heretofore delivered to the Administrative Agent the unaudited pro forma consolidated balance sheet and related pro forma statements of income and cash flows of the Company for the four fiscal quarters ended June 30, 2007, prepared giving effect to the Transactions as if they had occurred, with respect to such balance sheet, on such date and, with respect to such other financial statements, on the first day of the four-fiscal quarter period ending on such date. Such pro forma financial statements have been prepared in good faith by the US Borrower, based on the assumptions believed by the US Borrower on the date of delivery thereof to be reasonable, are based in all material respects on the information reasonably available to the US Borrower as of the date of delivery thereof, reflect in all material respects the adjustments required to be made to give effect to the Transactions, it being understood that actual adjustments may vary from the pro forma adjustments and actual results may vary from such projected results and, in each case, such variations may be material.

Section 3.06. No Material Adverse Change. Since the Closing Date, no event, change or condition has occurred that (individually or in the aggregate) has had, or could reasonably be expected to have, a Material Adverse Effect.

Section 3.07. Title to Properties. Each of the US Borrower and its Restricted Subsidiaries has good and indefeasible title in fee simple to, or valid leasehold interests in, all its material properties and assets other than (i) minor defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes or (ii) where the failure to have such title or other property interests described above could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and all such material properties and assets are free and clear of Liens, other than Permitted Liens.

Section 3.08. Subsidiaries. Schedule 3.08 sets forth as of the Closing Date a list of all subsidiaries of the US Borrower, the jurisdiction of their formation or organization, as the case may be, and the percentage ownership interest of such subsidiary’s parent company therein, and such Schedule shall denote which subsidiaries as of the Closing Date are not Subsidiary Guarantors.

Section 3.09. Litigation; Compliance with Laws. (a) There are no actions, suits or proceedings at law or in equity or by or before any Governmental Authority now pending or, to the knowledge of the US Borrower, threatened in writing against the US Borrower or any Restricted Subsidiary or any business, property or rights of any such Person that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b) None of the US Borrower or any of its Restricted Subsidiaries or any of their respective material properties is in violation of any applicable law, rule or regulation, or is in default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority, where any such violation or default could reasonably be expected to result in a Material Adverse Effect.

Section 3.10. Federal Reserve Regulations. (a) None of the US Borrower or any of its Restricted Subsidiaries is engaged principally, or as one of its important activities, in the business of purchasing or carrying Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock.

(b) No part of the proceeds of any Loan or any Letter of Credit will be used (i) to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock or (ii) for a purpose in violation of Regulation U or Regulation X issued by the Board.

Section 3.11. Investment Company Act. None of the US Borrower or any Restricted Subsidiary is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

Section 3.12. Taxes. Each of the US Borrower and its Restricted Subsidiaries has filed or caused to be filed all Federal, state and other Tax returns required to have been filed by it and has paid, caused to be paid, or made provisions for the payment of all Taxes due and payable by it and all material assessments received by it, except for the filing of such returns or the payment of such Taxes and assessments, in each case, that are not overdue by more than 30 days, or if more than 30 days overdue, (i) the amount or validity of which are being contested in good faith by appropriate proceedings and for which the US Borrower or such Restricted Subsidiary, as applicable, shall have set aside on its books adequate reserves in accordance with GAAP or (ii) with respect to which the failure to so file or pay could not be reasonably expected to have a Material Adverse Effect.

Section 3.13. No Material Misstatements. As of the Closing Date, to the knowledge of the US Borrower, the written information, reports, financial statements, exhibits and schedules furnished (as modified or supplemented by other information so furnished) by or on behalf of the US Borrower to the Administrative Agent or the Lenders (other than projections and other forward looking information and information of a general economic or industry specific nature) on or prior to the Closing Date in connection with the transactions contemplated hereby (taken as a whole) did not and, as of the Closing Date, does not contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading. The Closing Date Projections were prepared in good faith on the basis of assumptions believed to be reasonable at the time furnished (it being understood that such Closing Date Projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the US Borrower, that actual results may vary from projected results and such variances may be material and that the US Borrower makes no representation as to the attainability of such Closing Date Projections or as to whether such Closing Date Projections will be achieved or will materialize).

Section 3.14. Employee Benefit Plans. No ERISA Event has occurred, or could reasonably be expected to occur, that could reasonably be expected to result in a Material Adverse Effect. Each Pension Plan and/or Foreign Plan is in compliance with the applicable provisions of ERISA, the Code and/or applicable law, except for such non-compliance that could not reasonably be expected to have a Material Adverse Effect. No Pension Event has occurred or could reasonably be expected to occur, which could reasonably be expected to result in a Material Adverse Effect.

Section 3.15. Environmental Matters. Except with respect to any matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, (i) the US Borrower and each of its Restricted Subsidiaries are in compliance with all applicable Environmental Laws, and have obtained, and are in compliance with, all permits required of them under applicable Environmental Laws, (ii) there are no claims, proceedings, investigations or actions by any Governmental Authority or other Person pending, or to the knowledge of the US Borrower, threatened in writing against the US Borrower or any of its Restricted Subsidiaries under any Environmental Law, (iii) neither the US Borrower nor any of its Restricted Subsidiaries has agreed to assume or accept responsibility, by contract, for any liability of any other Person under Environmental Laws and (iv) there are no facts, circumstances or conditions relating to the past or present business or operations of the US Borrower, any of its

Restricted Subsidiaries, or any of their respective predecessors (including the disposal of any wastes, hazardous substances or other materials), or to any past or present assets of the US Borrower or any of its Restricted Subsidiaries, that could reasonably be expected to result in the US Borrower or any Restricted Subsidiary incurring any claim or liability under any Environmental Law.

Section 3.16. Security Documents. All filings and other actions necessary to perfect the Liens on the Collateral created under, and in the manner contemplated and to the extent required by, the Security Documents have been duly made or taken or otherwise provided for in a manner reasonably acceptable to the Collateral Agent and the Security Documents create in favor of the Collateral Agent, for the benefit of the relevant Secured Parties, a valid, and together with such filings and other actions, perfected Lien in the relevant Collateral, securing the payment of the relevant Obligations, in each case, having the priority contemplated by and subject to the terms of the relevant Security Documents and subject to Permitted Liens.

Notwithstanding anything herein (including this Section 3.16) or in any other Loan Document to the contrary, neither the US Borrower nor any other Loan Party makes any representation or warranty as to the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest in any Equity Interests of any Foreign Subsidiary (other than, upon a pledge on the Closing Date or pursuant to Section 5.09(c), a Canadian Subsidiary), or as to the rights and remedies of the Collateral Agent or any Lender with respect thereto, under foreign law (other than the law of Canada and the applicable province or territory thereof).

Section 3.17. Location of Real Property and Leased Premises. (a) Schedule 3.17(a) lists completely and correctly (in all material respects) as of the Closing Date all real property owned by the US Borrower and its Restricted Subsidiaries and the addresses thereof, to the extent reasonably available. Except as otherwise provided in Schedule 3.17(a), the US Borrower and its Restricted Subsidiaries own in fee all the real property set forth on such schedule, except to the extent the failure to have such title could not reasonably be expected to result in a Material Adverse Effect.

(b) Schedule 3.17(b) lists completely and correctly (in all material respects) as of the Closing Date all material real property located in the United States or Canada and leased by the US Borrower and its Restricted Subsidiaries and the addresses thereof. Except as otherwise provided on Schedule 3.17(b), the US Borrower and its Restricted Subsidiaries have valid leasehold interests in all the real property set forth on such schedule, except to the extent the failure to have such valid leasehold interest could not reasonably be expected to have a Material Adverse Effect.

Section 3.18. Solvency. On the Closing Date, after giving effect to the Transactions, the US Borrower and its Restricted Subsidiaries, taken as a whole, are Solvent.

Section 3.19. Intellectual Property. The US Borrower and each of its Restricted Subsidiaries own, license or possess the right to use all intellectual property, free from burdensome restrictions, that are necessary for the operation of their respective businesses as currently conducted, except where the failure to obtain any such rights or the imposition of such restrictions could not reasonably be expected to have a Material Adverse Effect.

Section 3.20. Subordination of Junior Financing. The Obligations constitute “Senior Debt,” “Senior Indebtedness,” “Guarantor Senior Debt” or “Senior Secured Financing” (or any comparable term) under, and as defined in, any Junior Financing Documentation.

ARTICLE IV

Conditions of Lending

The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder are subject to the satisfaction (or waiver by the Arrangers and Bank of America, N.A. in the case of conditions applicable to the Closing Date and in accordance with Section 9.08 thereafter) of the following conditions:

Section 4.01. All Credit Events. On the date of the making of each Loan, including the making of a Swingline Loan and on the date of each issuance, amendment, extension or renewal of a Letter of Credit (other than any amendment, extension or renewal that does not increase the maximum face amount of such Letter of Credit) (each such event being called a “Credit Event”; it being understood that the conversion into or continuation of a Euro Rate Loan does not constitute a Credit Event):

(a) The Administrative Agent shall have received a notice of such Loan as required by Section 2.03 (or such notice shall have been deemed given in accordance with Section 2.02) or, in the case of the issuance, amendment, extension or renewal of a Letter of Credit, the relevant Issuing Bank and the Administrative Agent shall have received a notice requesting the issuance, amendment, extension or renewal of such Letter of Credit as required by Section 2.24(b) or Section 2.25(b) or, in the case of the Borrowing of a Swingline Loan, the relevant Swingline Lender and the Administrative Agent shall have received a notice requesting such Swingline Loan as required by Section 2.23(b).

(b) The representations and warranties set forth in Article III and in each other Loan Document shall be true and correct in all material respects on and as of the date of such Credit Event with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date; provided, however, that solely for purposes of representations and warranties made on the Closing Date, such representations and warranties shall be limited in all respects to the representations and warranties in Sections 3.01(d), 3.02(a), 3.03, 3.10, 3.11 and 3.20 and the Other Closing Date Representations.

(c) At the time of and immediately after such Credit Event (other than any Credit Event on the Closing Date), no Default or Event of Default shall have occurred and be continuing.

Each Credit Event shall be deemed to constitute a representation and warranty by the relevant Borrower to the relevant Lenders and/or Issuing Banks on the date of such Credit Event as to the matters specified in paragraphs (b) and (c) of this Section 4.01.

Section 4.02. First Credit Event. On the Closing Date:

(a) This Agreement shall have been duly executed and delivered by the Borrowers.

(b) The Administrative Agent shall have received, on behalf of itself, the Lenders and each Issuing Bank, an opinion of Weil, Gotshal & Manges LLP and Goodmans LLP, special counsel for the Loan Parties, dated the Closing Date and addressed to each Issuing Bank, the Administrative Agent and the Lenders, in form and substance reasonably satisfactory to the Administrative Agent.

(c) The Administrative Agent shall have received (i) a copy of the certificate or articles of incorporation or organization, including all amendments thereto, of each Loan Party (other than Canadian Loan Parties), certified as of a recent date by the Secretary of State of the state of its organization, and a certificate as to the good standing (where relevant) of each Loan Party as of a recent date, from such Secretary of State or similar Governmental Authority and (ii) a certificate of the Secretary, Assistant Secretary or other senior officer of each Loan Party dated the Closing Date and certifying (A) that attached thereto, in the case of Canadian Loan Parties, a certificate of the articles of incorporation or memorandum of association, as the case may be, including all amendments thereto, (B) that attached thereto is a true and complete copy of the bylaws (or articles of incorporation in the case of Canadian unlimited liability companies) or operating (or limited liability company) agreement of such Loan Party as in effect on the Closing Date, (C) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors (or equivalent body) or shareholders, as applicable, of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party and, in the case of the Borrowers, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (D) that (except in connection with the Transactions) the certificate or articles of incorporation or organization (or memorandum of association) of such Loan Party have not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (i) above or attached thereto, as the case may be, and (E) as to the incumbency and specimen signature of each officer executing any Loan Document on behalf of such Loan Party and countersigned by another officer as to the incumbency and specimen signature of the Secretary, Assistant Secretary or other senior officer executing the certificate pursuant to clause (ii) above.

(d) The Administrative Agent shall have received a certificate, dated the Closing Date and signed by a Responsible Officer of Merger Sub, certifying compliance with the conditions precedent set forth in paragraph (b) of Section 4.01.

(e) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced at least 3 Business Days prior to the Closing Date, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by Merger Sub hereunder or under any other Loan Document.

(f) The Security Documents (other than any Mortgages and the Canadian Guarantee and Collateral Agreement to which the Canadian Revolver Borrower is a party and the guarantee of the Canadian Term Borrower referred to in paragraph (i) of the definition of Canadian Guarantee and Collateral Agreement and the documents referred to in paragraph (iv) of the definition of the Canadian Guarantee and Collateral Agreement) shall have been duly executed and delivered by each Loan Party that is to be a party thereto and shall be in full force and effect. All actions necessary to establish that the Collateral Agent will have a perfected first priority Lien on the Collateral (subject to Permitted Liens) shall have been taken; provided that with respect to any Collateral the Lien in which may not be perfected by filing of a UCC or PPSA financing statement, if the perfection of the Collateral Agent’s security interest in such Collateral may not be accomplished prior to the Closing Date after use of commercially reasonable efforts to do so, then delivery of documents and instruments for perfection of such security interest shall not constitute a condition precedent to the initial Credit Event so long as the US Borrower agrees to deliver or cause to be delivered such documents and instruments, and take or cause to be taken such other actions as may be required to perfect such security interests, within the time frames set forth on Schedule 5.11.

(g) The Administrative Agent shall have received the results of (i) searches of the Uniform Commercial Code or PPSA filings (or equivalent filings) and (ii) judgment and tax lien searches, made with respect to the Loan Parties in the states of formation of such Person, together with, in the case of clause (i), copies of the financing statements (or similar documents) disclosed by such search; provided that with respect to any searches that may not be completed prior to the Closing Date after use of commercially reasonably efforts to do so, then delivery of such search results shall not constitute a condition precedent to the initial Credit Event so long as the US Borrower agrees to deliver or cause to be delivered such search results within the time frames set forth on Schedule 5.11.

(h) Since December 31, 2006, except as otherwise contemplated or permitted by the Merger Agreement, there shall not have occurred a Company Material Adverse Effect.

(i) The Administrative Agent shall have received a certificate as to coverage under the insurance policies required by Section 5.02; provided that with respect to any insurance certificate that may not be provided prior to the Closing Date after use of commercially reasonably efforts to do so, then delivery of such certificate shall not constitute a condition precedent to the initial Credit Event so long as the US Borrower agrees to deliver or cause to be delivered such certificate within the time frames set forth on Schedule 5.11.

(j) The Administrative Agent shall have received a certified copy of the Merger Agreement, duly executed by the parties thereto (together with all exhibits and schedules thereto). The Merger shall be consummated concurrently with the initial funding of Loans on the Closing Date in accordance with and on the terms described in the Merger Agreement, and no provision of the Merger Agreement shall have been amended or waived in any respect materially adverse to the interests of the Lenders without the prior written consent of the Arrangers, not to be unreasonably withheld or delayed.

(k) Substantially simultaneously with the initial funding of Loans on the Closing Date (i) the Equity Investment shall have been made and (ii) Merger Sub shall have received gross cash proceeds of not less than $1,300,000,000 from the issuance of Senior Notes.

(l) After giving effect to the Transactions, the US Borrower and its Restricted Subsidiaries will have no material Indebtedness for borrowed money other than (i) Indebtedness under the Loan Documents, (ii) Indebtedness under the Senior Notes Documentation, (iii) Indebtedness permitted under the Merger Agreement, (iv) immaterial Capitalized Lease Obligations and (v) other Indebtedness permitted by Section 6.01.

(m) The Administrative Agent shall have received a certificate, dated the Closing Date and signed by a Financial Officer of the US Borrower, certifying that the US Borrower and its Restricted Subsidiaries, on a consolidated basis after giving effect to the Transactions, are Solvent as of the Closing Date.

(n) The Lenders shall have received from the Loan Parties, to the extent requested, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

Section 4.03. Canadian Multicurrency Revolving Loans to Canadian Revolver Borrower. The obligations of the Lenders to make the initial Loans under the Multicurrency Revolving Credit Commitment available to the Canadian Revolver Borrower are subject to the satisfaction (or waiver by the Administrative Agent) of the following conditions which are in addition to the conditions set forth in Section 4.01:

(a) the Canadian Revolver Borrower shall have duly executed and delivered a joinder agreement substantially in the form of Exhibit H;

(b) the Administrative Agent shall have received on behalf of itself, the Lenders and each Issuing Bank an opinion of Weil, Gotshal & Manges LLP and Goodmans LLP, Canadian counsel for the Canadian Loan Parties, in form and substance reasonably satisfactory to the Administrative Agent;

(c) the Administrative Agent shall receive (i) a certificate of good standing of the Canadian Revolver Borrower from the applicable Governmental Authority, and (ii) a certificate of a senior officer of the Canadian Revolver Borrower and the Canadian Term Borrower certifying as to the matters set forth in Section 4.02(c);

(d) the Security Documents (other than any Mortgages and the documents referred to in paragraph (iv) of the definition of Canadian Guarantee and Collateral Agreement) shall have been duly executed and delivered by the Canadian Revolver Borrower and the guarantee of referred to in paragraph (i) of the definition of Canadian Guarantee and Collateral Agreement shall have been duly executed and delivered by the Canadian Term Borrower and, in each case, shall be in full force and effect; the Canadian Term Borrower shall provide updated schedules to the Canadian security agreement referred to in clause (iii) of the definition of Canadian Guaranty and Collateral Agreement, as applicable; all actions necessary to establish that the Collateral Agent will have a perfected first priority Lien on the Collateral (other than the Collateral subject to Security Documents specifically excluded in the first sentence in this Section 4.03(d)) (subject to Permitted Liens) shall have been taken; provided that with respect to any Collateral the Lien in which may not be perfected by filing of a UCC or PPSA financing statement, if the perfection of the Collateral Agent’s security interest in such Collateral may not be accomplished prior to the making of such initial Loan after use of commercially reasonably efforts to do so then delivery of documents and instruments for perfection of such security interest shall not constitute a condition precedent to such Credit Event so long as the Canadian Borrowers agree to deliver or cause to be delivered such documents and instruments, and take or cause to be taken such other actions as may be required to perfect such security interests, within time frames to be reasonably agreed between the Canadian Lenders and the Administrative Agent;

(e) the Canadian Term Borrower shall execute and deliver an acknowledgment and confirmation in favor of the Collateral Agent on behalf of the Secured Parties in form and substance satisfactory to the Collateral Agent that the Security Documents to which it is a party constitute a valid guarantee or security, as the case may be, for the Obligations of the Canadian Revolver Borrower and continue to be in full force and effect and enforceable in accordance with their respective terms notwithstanding the amalgamation of the Canadian Revolver Borrower; and

(f) the Administrative Agent shall have received all “know-your-client” information in respect of the Canadian Revolver Borrower as may be reasonably requested by the Lenders.

ARTICLE V

Affirmative Covenants

Each Borrower covenants and agrees with each Lender that until the Termination Date such Borrower will, and will cause each of the Restricted Subsidiaries to:

Section 5.01. Existence; Compliance with Laws; Businesses and Properties. (a) Do or cause to be done all things reasonably necessary to preserve, renew and keep in full force and effect its legal existence under the laws of its jurisdiction of organization, except (i) to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect or (ii) as otherwise expressly permitted under Section 6.04 or Section 6.05.

(b) Other than as could not reasonably be expected to have a Material Adverse Effect, (i) do or cause to be done all things reasonably necessary to obtain, preserve, renew, extend and keep in full force and effect the material rights, licenses, permits, franchises, authorizations, patents, copyrights, trademarks and trade names necessary or desirable to the conduct of its business, (ii) comply in all material respects with applicable laws, rules, regulations and decrees and orders of any Governmental Authority (including Environmental Laws and ERISA), whether now in effect or hereafter enacted, (iii) maintain and preserve all property necessary or desirable to the conduct of such business and keep such property in good repair, working order and condition, ordinary wear and tear, casualty and condemnation excepted, and (iv) from time to time make, or cause to be made, all needed repairs, renewals, additions, improvements and replacements thereto necessary or desirable to the conduct of its business.

Section 5.02. Insurance. (a) Keep its material insurable properties adequately insured in all material respects at all times by financially sound and reputable insurers to such extent and against such risks, including fire and other risks insured against by extended coverage, as is customary with Persons in the same or similar businesses operating in the same or similar locations.

(b) Cause all such policies covering any Collateral to be endorsed or otherwise amended to include a customary lender’s loss payable endorsement and, to the extent available on commercially reasonable terms, cause each such policy to provide that it shall not be canceled, modified or not renewed (i) by reason of nonpayment of premium unless not less than 10 days’ prior written notice thereof is given by the insurer to the Collateral Agent (giving the Collateral Agent the right to cure defaults in the payment of premiums) or (ii) for any other reason unless not less than 30 days’ prior written notice thereof is given by the insurer to the Collateral Agent.

Section 5.03. Taxes. Pay and discharge when due all Taxes imposed upon it or upon its income or profits or in respect of its property, before the same shall become overdue by more than 30 days; provided, however, that such payment and discharge shall not be required with respect to any such Tax (i) so long as the validity or amount thereof is being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves in accordance with GAAP have been established or (ii) with respect to which the failure to pay or discharge could not reasonably be expected to have a Material Adverse Effect.

Section 5.04. Financial Statements, Reports, etc. Furnish to the Administrative Agent (who will distribute to each Lender):

(a) within 90 days after the end of each fiscal year, its consolidated balance sheet and related statements of income, stockholders’ equity and cash flows showing the financial condition of the US Borrower and its consolidated subsidiaries as of the close of such fiscal year and the results of its operations and the operations of such Persons during such year, together with, for each fiscal year commencing with the fiscal year ended December 31, 2008, comparative figures for the immediately preceding fiscal year, all in reasonable detail and prepared in accordance with GAAP, all audited by KPMG LLP or other independent public accountants of recognized national standing and accompanied by an opinion of such accountants (which opinion shall be without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements fairly present in all material respects the financial condition and results of operations of the US Borrower and its consolidated subsidiaries on a consolidated basis in accordance with GAAP;

(b) within 45 days after the end of each of the first 3 fiscal quarters of each fiscal year, its consolidated balance sheet and related statements of income, stockholders’ equity and cash flows showing the financial condition of the US Borrower and its consolidated subsidiaries as of the close of such fiscal quarter and the results of its operations and the operations of such Persons during such fiscal quarter and the then elapsed portion of the fiscal year, and for each fiscal quarter occurring after the first anniversary of the Closing Date, comparative figures for the same periods in the immediately preceding fiscal year, all certified by a Financial Officer as fairly presenting in all material respects the financial condition and results of operations of the US Borrower and its consolidated subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes;

(c) concurrently with any delivery of Section 5.04 Financials, a certificate of a Financial Officer of the US Borrower (i) certifying that to such Financial Officer’s knowledge, no Event of Default or Default has occurred and is continuing or, if such an Event of Default or Default has occurred and is continuing, reasonably specifying the nature thereof and (ii) setting forth (x) to the extent applicable, computations in reasonable detail of the Adjusted Consolidated Leverage Ratio as of the last day of the fiscal quarter or year, as the case may be, covered by such Section 5.04 Financials and demonstrating compliance with Section 6.10 and (y) in the case of a certificate delivered with the financial statements required by paragraph (a) above (commencing with the fiscal year ended December 31, 2008), setting forth the US Borrower’s calculation of Excess Cash Flow;

(d) within 90 days after the commencement of each fiscal year of the US Borrower, a detailed consolidated budget for such fiscal year including a projected consolidated balance sheet and related statements of projected operations and cash flows as of the end of and for such fiscal year and setting forth the material assumptions used for purposes of preparing such budget;

(e) simultaneously with the delivery of the Section 5.04 Financials, the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries from such consolidated financial statements (but only to the extent such Unrestricted Subsidiaries would not be considered “minor” under Rule 3-10 of Regulation S-X under the Securities Act);

(f) simultaneously with the delivery of the Section 5.04 Financial Statements, management’s discussion and analysis of the important operational and financial developments of the US Borrower and its Restricted Subsidiaries during the respect fiscal year or fiscal quarter, as the case may be;

(g) after the request by any Lender (through the Administrative Agent), all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act;

(h) promptly, from time to time, such other information regarding the operations, business, legal or corporate affairs and financial condition of the US Borrower or any Restricted Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request;

(i) concurrently with the delivery of the certificate delivered pursuant to clause (c) above, the US Borrower shall deliver to the Collateral Agent a certificate executed by a Responsible Officer of the US Borrower attaching updated versions of the Schedules (other than Schedule IV) to each Guarantee and Collateral Agreement or in the alternative, setting forth any and all changes to (or confirming that there has been no change in) the information set forth in or contemplated by such Schedules since the date of the most recent certificate delivered pursuant to this paragraph (i); and

(j) within the time frame set forth in Section 7.02, on each occasion permitted therein, a Notice of Intent to Cure if a Cure Right will be exercised thereunder.

Information required to be delivered pursuant to this Section 5.04 shall be deemed to have been delivered if such information, or one or more annual or quarterly reports containing such information, shall have been posted by the Administrative Agent on a SyndTrak, IntraLinks or similar site to which the Lenders have been granted access or shall be available on the website of the Securities and Exchange Commission at http://www.sec.gov or on the website of the US Borrower. Information required to be delivered pursuant to this Section 5.04 may also be delivered by electronic communications pursuant to procedures approved by the Administrative Agent. Each Lender shall be solely responsible for timely accessing posted documents and maintaining its copies of such documents.

Section 5.05. Notices. Promptly upon any Responsible Officer of the US Borrower or any Restricted Subsidiary becoming aware thereof, furnish to the Administrative Agent notice of the following:

(a) the occurrence of any Event of Default or Default; and

(b) the occurrence of any event that has had, or could reasonably be expected to have, a Material Adverse Effect.

Section 5.06. Information Regarding Collateral. Furnish to the Administrative Agent notice of any change on or prior to the later to occur of (a) 30 days following the occurrence of such change and (b) the earlier of the date of the required delivery of the Pricing Certificate following such change and the date which is 45 days after the end of the most recently ended fiscal quarter following such change (or such later date as may be acceptable to the Administrative Agent in any given case) (i) in any Loan Party’s legal name, (ii) in the jurisdiction of organization or formation of any Loan Party or (iii) in any Loan Party’s identity or corporate structure.

Section 5.07. Maintaining Records; Access to Properties and Inspections. (a) Keep proper books of record and account in which full, true and correct entries in conformity with GAAP are made.

(b) Permit any representatives designated by the Administrative Agent (or any Lender if accompanying the Administrative Agent) to visit and inspect during normal business hours the financial records and the properties of the US Borrower or the Restricted Subsidiaries upon reasonable advance notice, and to make extracts from and copies of such financial records, and permit any such representatives to discuss the affairs, finances and condition of such Person with the officers thereof and independent accountants therefor; provided that the Administrative Agent shall give the US Borrower an opportunity to participate in any discussions with its accountants; provided, further, that in the absence of the existence of an Event of Default, the Administrative Agent shall not exercise its rights under this Section 5.07 more often than two times during any fiscal year and only one such time shall be at the expense of the US Borrower and its Restricted Subsidiaries; provided, further, that when an Event of Default exists, the Administrative Agent (or any Lender if accompanying the Administrative Agent) and their respective designees may do any of the foregoing at the expense of the US Borrower at any time during normal business hours and upon reasonable advance notice.

Section 5.08. Use of Proceeds. The proceeds of the Term Loans, together with the Equity Investment and the Senior Notes, shall be used solely to pay the cash consideration for the Merger and the Canadian Acquisition, to repay the Existing Debt and to pay Transaction Expenses. The proceeds of the Revolving Loans and Swingline Loans shall be used for working capital, general corporate purposes and any other purpose not prohibited by this Agreement; provided, however, that no more than $50,000,000 of the Revolving Loans may be drawn on the Closing Date and used to pay a portion of the consideration for the Merger and the Canadian Acquisition, to refinance the Existing Debt and to pay Transaction Expenses. The Letters of Credit shall be used solely to support obligations of the US Borrower and its subsidiaries incurred for working capital, general corporate purposes and any other purpose not prohibited by this Agreement.

Section 5.09. Further Assurances. (a) From time to time duly authorize, execute and deliver, or cause to be duly authorized, executed and delivered, such additional instruments, certificates, financing statements, agreements or documents, and take all reasonable actions (including filing UCC, PPSA and other financing statements but subject to the limitations set forth in the Security Documents), as the Administrative Agent or the Collateral Agent may reasonably request, for the purposes of perfecting the rights of the Administrative Agent, the Collateral Agent and the Secured Parties with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds or products thereof or with respect to any other property or assets hereafter acquired by the US Borrower or any other Loan Party which may be deemed to be part of the Collateral) pursuant hereto or thereto.

(b) With respect to any assets acquired by any Loan Party after the Closing Date of the type constituting Collateral under the Guarantee and Collateral Agreement to which such Loan Party is a party and as to which the Collateral Agent, for the benefit of the relevant Secured Parties, does not have a perfected security interest, on or prior to the later to occur of (i) 30 days following such acquisition and (ii) the earlier of the date of the required delivery of the Pricing Certificate following the date of such acquisition and the date which is 45 days after the end of the most recently ended fiscal quarter (or such later date as may be acceptable to the Administrative Agent in any given case), (x) execute and deliver to the Administrative Agent and the Collateral Agent such amendments to the applicable Guarantee and Collateral Agreement or such other Security Documents as the Administrative Agent deems necessary to grant to the Collateral Agent, for the benefit of the relevant Secured Parties, a security interest in such assets and (y) take all commercially reasonable actions necessary to grant to, or continue on behalf of, the Collateral Agent, for the benefit of the relevant Secured Parties, a perfected security interest in such assets (subject only to Permitted Liens), including the filing of UCC and PPSA financing statements in such jurisdictions as may be required by the applicable Guarantee and Collateral Agreement or as may be reasonably requested by the Administrative Agent or the Collateral Agent.

(c) With respect to (I) any Restricted Subsidiary that is a Domestic Subsidiary and a Wholly-Owned Subsidiary (other than an Excluded Subsidiary) or (II) any Restricted Subsidiary that is a Canadian Subsidiary and a Wholly-Owned Subsidiary (other than an Excluded Canadian Subsidiary), in either case created or acquired after the Closing Date (which for purposes of this paragraph (c) shall include any existing Restricted Subsidiary that is a Wholly-Owned Subsidiary of the type described in subclause (I) or (II) above that ceases to be an Excluded Subsidiary or an Excluded Canadian Subsidiary, as the case may be), on or prior to the later to occur of (i) 30 days following the date of such creation or acquisition and (ii) the earlier of the date of the required delivery of the Pricing Certificate following such creation or acquisition and the date which is 45 days after the end of the most recently ended fiscal quarter (or such later date as may be acceptable to the Administrative Agent in any given case), (x) execute and deliver to the Administrative Agent and the Collateral Agent such amendments to the relevant Guarantee and Collateral Agreement as the Administrative Agent deems necessary to grant to the Collateral Agent, for the benefit of the relevant Secured Parties, a valid, perfected security interest in the Equity Interests in such new subsidiary that are owned by any of the Loan Parties to the extent the same constitute Collateral under the terms of the applicable Guarantee and Collateral Agreement, (y) deliver to the Collateral Agent the certificates representing any of such Equity Interests that constitute certificated securities, together with undated transfer powers, in blank, executed and delivered by a duly authorized officer of the pledgor and (z) cause such Restricted Subsidiary (A) to become a party to the applicable Guarantee and Collateral Agreement, the Intercompany Subordination Agreement and, to the extent applicable, each Intellectual Property Security Agreement and (B) to take such actions necessary to grant to the Collateral Agent, for the benefit of the relevant Secured Parties, a perfected security interest in any assets required to be Collateral pursuant to the applicable Guarantee and Collateral Agreement and each Intellectual Property Security Agreement with respect to such Restricted Subsidiary, including, if applicable, the recording of instruments in the United States Patent and Trademark Office and the United States Copyright Office and the filing of UCC and PPSA financing statements in such jurisdictions as may be required by the applicable Guarantee and Collateral Agreement, any applicable Intellectual Property Security Agreement or as may be reasonably requested by the Administrative Agent or the Collateral Agent.

(d) With respect to any Equity Interests of any first-tier Foreign Subsidiary that is not (x) an Excluded Subsidiary by virtue of clause (a)(ii) of such definition thereof and the fact that such Equity Interests may not be pledged by the US Borrower or its subsidiary which owns such Equity Interests without the consent of any Person or by virtue of clauses (b) through (i) of such definition thereof or (y) an Excluded Canadian Subsidiary that, in any case, are acquired after the Closing Date by any Loan Party (including as a result of formation of a new Foreign Subsidiary), on or prior to the later to occur of (i) 30 days following the date of such acquisition and (ii) the earlier of the date of the required delivery of the Pricing Certificate following the date of such acquisition and the date which is 45 days after the end of the most recently ended fiscal quarter (or such later date as may be acceptable to the Administrative Agent in any given case), (A) execute and deliver to the Administrative Agent and the Collateral Agent such amendments to the relevant Guarantee and Collateral Agreement as the Administrative Agent reasonably deems necessary in order to grant to the Collateral Agent, for the benefit of the relevant Secured Parties, a perfected security interest (subject only to Permitted Liens) in the Equity Interests in such Foreign Subsidiary that are owned by the Loan Parties to the extent the same constitutes Collateral under the terms of the applicable Guarantee and Collateral Agreement (provided that in no event shall more than 65% of the total outstanding voting Equity Interests in any Foreign Subsidiary be required to be so pledged by any US Loan Party or the Canadian Term Borrower to secure the Obligations of the US Borrower or the Canadian Term Borrower or guarantee obligations in respect thereof) and (B) deliver to the Collateral Agent any certificates representing any such Equity Interests that constitute certificated securities, together with undated transfer powers, in blank, executed and delivered by a duly authorized officer of the pledgor, as the case may be, and take such other action as may be reasonably requested by the Administrative Agent or the Collateral Agent to perfect the security interest of the Collateral Agent thereon.

(e) With respect to any fee interest in any real property located in the United States or Canada with a book value (as determined in good faith by the US Borrower) in excess of $5,000,000 (as reasonably estimated by the US Borrower) acquired after the Closing Date by any Loan Party, within 90 days following the date of such acquisition (or such longer period as may be acceptable to the Administrative Agent in any given case) (i) execute and deliver Mortgages in favor of the Collateral Agent, for the benefit of the relevant Secured Parties, covering such real property and complying with the provisions herein and in the Security Documents and (ii) with respect to each such Mortgage, (x) an opinion of counsel in each State or Province in which any such Mortgage is to be recorded in form and substance reasonably satisfactory to the Administrative Agent, (y) a lender’s title insurance policy issued by a title insurer reasonably satisfactory to the Administrative Agent, insuring that each Mortgage is a valid and enforceable first lien on the property encumbered by the Mortgage, free and clear of all Liens other than Permitted Liens (provided that the Collateral Agent shall require a title search in lieu of a title insurance policy if the cost of obtaining the policy is excessive in relation to the benefit to the Secured Parties) and (z) with respect to real property owned by any US Loan Party, for properties located in the United States only, a Standard Flood Hazard Determination Form (FEMA Form 81-93) certifying whether the real property encumbered by such Mortgage is located in a special flood hazard area.

Notwithstanding anything to the contrary in this Section 5.09 or any other Security Document, (1) the Collateral Agent shall not require the taking of a Lien on, or require the perfection of any Lien granted in, those assets as to which the cost of obtaining or perfecting such Lien (including any mortgage, stamp, intangibles or other tax or expenses relating to such Lien) is excessive in relation to the benefit to the Lenders of the security afforded thereby as reasonably determined by the US Borrower and the Administrative Agent, (2) no Canadian Loan Party shall, or shall be required to, guarantee the Obligations of any US Loan Party or to grant a Lien on any of its assets to secure the Obligations of any US Loan Party, (3) neither the Canadian Revolver Borrower nor any Canadian Subsidiary Guarantor shall, or shall be required to, guarantee the Obligations of the Canadian Term Borrower or to grant a Lien on any of its assets to secure the Obligations of the Canadian Term Borrower, (4) no Canadian Loan Party is,

or shall be, obligated or liable (I) for any of the Obligations other than (A) in the case of the Canadian Term Borrower, the Obligations related to or arising from the Canadian Term Loans and any Incremental Canadian Term Loans and (B) in the case of any other Canadian Loan Party, the Obligations of the Canadian Loan Party (other than the Obligations of the Canadian Term Borrower), and (II) with respect to those covenants, representations and warranties, agreements, and other terms and conditions set forth herein and in the other Loan Documents applicable to (A) in the case of the Canadian Term Borrower, the Canadian Loan Parties and (B) in the case of the other Canadian Loan Parties, the Canadian Loan Parties other than the Canadian Term Borrower, or their respective assets or operations, and (5) Liens required to be granted pursuant to this Section 5.09 shall be subject to exceptions and limitations consistent with those set forth in the Security Documents.

Section 5.10. Designation of Subsidiaries. (a) The US Borrower may designate any subsidiary (including any existing subsidiary and any newly acquired or newly formed subsidiary but excluding any Canadian Borrower) to be an Unrestricted Subsidiary unless such subsidiary or any of its subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on any property of, the US Borrower or a Restricted Subsidiary (other than solely any Unrestricted Subsidiary of the subsidiary to be so designated); provided that

(i) any Unrestricted Subsidiary must be an entity of which the Equity Interests entitled to cast at least a majority of the votes that may be cast by all Equity Interests having ordinary voting power for the election of directors or Persons performing a similar function are owned, directly or indirectly, by the US Borrower;

(ii) such designation complies with the covenants described in Section 6.03(c);

(iii) no Default or Event of Default shall have occurred and be continuing; and

(iv) after giving pro forma effect to such designation, the US Borrower shall be in pro forma compliance with the financial covenant set forth in Section 6.10 (for purposes of any determination prior to December 31, 2008, using the covenant level specified for the fiscal quarter ended December 31, 2008);

(v) each of:

(A) the subsidiary to be so designated; and

(B) its subsidiaries

has not at the time of designation, and does not thereafter, incur any Indebtedness pursuant to which the lender has recourse to any of the assets of the US Borrower or a Restricted Subsidiary. Furthermore, no subsidiary may be designated as an Unrestricted Subsidiary hereunder unless it is also designated as an “Unrestricted Subsidiary” for purposes of the Senior Notes or any Junior Financing which is Material Indebtedness.

(b) The US Borrower may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing.

The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time for purposes of Section 6.01 or 6.02, as the case may be.

Any such designation by the US Borrower shall be notified by the US Borrower to the Administrative Agent by promptly filing with the Administrative Agent a copy of the resolution of the board of directors of the US Borrower or any committee thereof giving effect to such designation and an officer’s certificate certifying that such designation complied with the foregoing provisions.

Section 5.11. Post-Closing Obligations. Notwithstanding anything to the contrary contained in this Agreement or in the other Loan Documents, the US Borrower and its Restricted Subsidiaries acknowledge and agree that:

(a) UCC Filings; Filings with respect to Intellectual Property; etc. The US Borrower and its Restricted Subsidiaries are not required to have filed (or cause to have filed) on or prior to the Closing Date Financing Statements (Form UCC-1) or any filings with the United States Patent and Trademark Office or the United States Copyright Office necessary to perfect the security interest purported to be created by the Security Documents. Not later than the 10th day after the Closing Date (or such later date as the Administrative Agent shall agree), the US Borrower and its Restricted Subsidiaries shall have filed (or delivered to the Administrative Agent for filing) all of such Financing Statements (Form UCC-1) and any filings with the United States Patent and Trademark Office or the United States Copyright Office necessary to perfect the security interest purported to be created by the Security Documents, as the case may be.

(b) Other Post-Closing Actions. The US Borrower and its Restricted Subsidiaries shall be required to take the actions specified in Schedule 5.11 within the time periods set forth in Schedule 5.11. The provisions of Schedule 5.11 shall be deemed incorporated by reference herein as fully as if set forth herein in its entirety.

All conditions precedent and representations contained in this Agreement and the other Loan Documents shall be deemed modified to the extent necessary to effect the foregoing (and to permit the taking of the actions described above within the time periods required above, rather than as elsewhere provided in the Loan Documents), provided that (x) to the extent any representation and warranty would not be true because the foregoing actions were not taken on the Closing Date, the respective representation and warranty shall be required to be true and correct in all material respects at the time the respective action is taken (or was required to be taken) in accordance with the foregoing provisions of this Section 5.11 and (y) all representations and warranties relating to the Security Documents shall be required to be true immediately after the actions required to be taken by this Section 5.11 have been taken (or were required to be taken). The acceptance of the benefits of each Credit Event shall constitute a representation, warranty and covenant by the US Borrower to each of the Lenders that the actions required pursuant to this Section 5.11 will be, or have been, taken within the relevant time periods referred to in this Section 5.11.

ARTICLE VI

Negative Covenants

Each Borrower covenants and agrees that, until the Termination Date, such Borrower will not, nor will it cause or permit any of its Restricted Subsidiaries to:

Section 6.01. Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock. (a) Directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, “incur” and collectively, an “incurrence”) with respect to any Indebtedness (including Acquired Indebtedness) and the US Borrower and the Restricted Guarantors will not issue any shares of Disqualified Stock and will not permit any Restricted Subsidiary that is not a Restricted Guarantor to issue any shares of Disqualified Stock or Preferred Stock; provided, however, that the US Borrower and the Restricted Guarantors may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any Restricted Subsidiary that is not a Restricted Guarantor may incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock and issue shares of Preferred Stock, if the Consolidated Leverage Ratio at the time such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued would have been no greater than 7.25 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of the most recently ended four fiscal quarters for which internal financial statements are available; provided, further, that any incurrence of Indebtedness or issuance of Disqualified Stock or Preferred Stock by a Restricted Subsidiary that is not a Restricted Guarantor pursuant to this paragraph (a) is subject to the limitations of paragraph (g) below.

(b) The limitations set forth in paragraph (a) will not apply to the following items:

(i) the Indebtedness under the Loan Documents of the US Borrower or any of its Restricted Subsidiaries (including letters of credit and bankers’ acceptances thereunder);

(ii) the incurrence by the US Borrower and any Restricted Guarantor of Indebtedness represented by the Senior Notes;

(iii) Indebtedness of the US Borrower and its Restricted Subsidiaries in existence on the Closing Date (other than Indebtedness described in clauses (b)(i) and (ii)) of this Section 6.01) and set forth in all material respects on Schedule 6.01;

(iv) Indebtedness (including Capitalized Lease Obligations), Disqualified Stock and Preferred Stock incurred by the US Borrower or any of its Restricted Subsidiaries, to finance the purchase, lease or improvement of property (real or personal) or equipment that is used or useful in a Similar Business, whether through the direct purchase of assets or the Equity Interests of any Person owning such assets in an aggregate principal amount, and Indebtedness pursuant to any Sale and Leaseback Transaction, together with any Refinancing Indebtedness in respect thereof and all other Indebtedness, Disqualified Stock and/or Preferred Stock incurred and outstanding under this clause (iv), not to exceed the greater of $100,000,000 and 1.5% of Total Assets at any time outstanding;

(v) Indebtedness incurred by the US Borrower or a Restricted Subsidiary constituting reimbursement obligations with respect to bankers’ acceptances and letters of credit issued in the ordinary course of business, including letters of credit in respect of workers’ compensation laws, unemployment insurance laws or similar legislation, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation laws, unemployment insurance laws or similar legislation; provided, however, that upon the drawing of such bankers’ acceptances and letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

(vi) Indebtedness arising from agreements of the US Borrower or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case incurred or retained in connection with the disposition of any business, assets or a subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that such Indebtedness is not reflected on the balance sheet (other than by application of FIN 45 as a result of an amendment to an obligation in existence on the Closing Date) of the US Borrower or a Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (vi));

(vii) Indebtedness of (A) the US Borrower to a Restricted Subsidiary or (B) a Restricted Subsidiary to the US Borrower or to another Restricted Subsidiary; provided that (x) any such Indebtedness owing by the US Borrower or a US Subsidiary Guarantor to a Restricted Subsidiary that is not a US Subsidiary Guarantor is expressly subordinated in right of payment to the applicable Obligations on the terms of the Intercompany Subordination Agreement and (y) any such Indebtedness owing by a Canadian Borrower or a Canadian Subsidiary Guarantor to a Restricted Subsidiary that is not a Loan Party is expressly subordinated in right of payment to the applicable Obligations on the terms of the Intercompany Subordination Agreement; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the US Borrower or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien) shall be deemed, in each case, to be an incurrence of such Indebtedness not permitted by this clause (vii);

(viii) shares of Preferred Stock of a Restricted Subsidiary issued to the US Borrower or another Restricted Subsidiary; provided, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the US Borrower or a Restricted Subsidiary) shall be deemed in each case to be an issuance of such shares of Preferred Stock not permitted by this clause (viii);

(ix) Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes) for the purpose of limiting interest rate risk with respect to any Indebtedness permitted under this Section 6.01, exchange rate risk or commodity pricing risk;

(x) obligations in respect of customs, stay, performance, bid, appeal and surety bonds and completion guarantees and other obligations of a like nature provided by the US Borrower or any of its Restricted Subsidiaries in the ordinary course of business or consistent with past practice;

(xi) (A) Indebtedness or Disqualified Stock of the US Borrower or any Restricted Guarantor and Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary that is not a Restricted Guarantor in an aggregate principal amount or liquidation preference equal to 100.0% of the net cash proceeds received by the US Borrower and its Restricted Subsidiaries since immediately after the Closing Date from the issue or sale of Equity Interests of the US Borrower or cash contributed to the capital of the US Borrower (in each case, other than Equity Cure Proceeds, Equity Interests the proceeds of which are used to fund the Transactions and proceeds of Disqualified Stock or sales of Equity Interests to, or contributions received from, the US Borrower or any of its subsidiaries) as determined in accordance with paragraphs (b) and (c) of the definition of Restricted Payment Applicable Amount (to the extent such net cash proceeds or cash has not been applied pursuant to such clauses to make Restricted Payments or other Investments, payments or exchanges pursuant to Section 6.03(b) or to make Permitted Investments (other than Permitted Investments specified in clauses (a), (b), (c), (g) or (l) of the definition thereof) and (B) Indebtedness or Disqualified Stock of the US Borrower or a Restricted Guarantor and Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary that is not a Restricted Guarantor not otherwise permitted hereunder in an aggregate principal amount or liquidation preference, which when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and incurred pursuant to this clause (xi)(B), does not at any one time outstanding exceed $250,000,000;

(xii) the incurrence by the US Borrower or any Restricted Subsidiary of Indebtedness, Disqualified Stock or Preferred Stock which serves to refund or refinance any Indebtedness, Disqualified Stock or Preferred Stock permitted under Section 6.01(a) and clauses (ii), (iii), (iv), (xi)(A) and (xiii) of this Section 6.01(b) or any Indebtedness, Disqualified Stock or Preferred Stock issued to so refund or refinance such Indebtedness, Disqualified Stock or Preferred Stock, including, in each case, additional Indebtedness,

Disqualified Stock or Preferred Stock incurred to pay premiums (including tender premiums), defeasance costs and fees and expenses in connection therewith (collectively, the “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

(A) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being refunded or refinanced,

(B) to the extent such Refinancing Indebtedness refinances (1) Indebtedness subordinated or pari passu to the Obligations, such Refinancing Indebtedness is subordinated or pari passu to the Obligations at least to the same extent as the Indebtedness being refinanced or refunded or (2) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness must be Disqualified Stock or Preferred Stock, respectively, and

(C) shall not include:

(1) Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary that is not a Restricted Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of the US Borrower;

(2) Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary that is not a Restricted Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Guarantor; or

(3) Indebtedness, Disqualified Stock or Preferred Stock of the US Borrower or a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary;

provided, further, that any incurrence of Indebtedness or issuance of Disqualified Stock or Preferred Stock by any Restricted Subsidiary that is not a Restricted Guarantor pursuant to this clause (xii) shall be subject to the limitations set forth in Section 6.01(g) to the same extent as the Indebtedness refinanced;

(xiii) Indebtedness, Disqualified Stock or Preferred Stock of (x) the US Borrower or a Restricted Subsidiary incurred to finance an acquisition or (y) Persons that are acquired by the US Borrower or a Restricted Subsidiary or merged into or amalgamated with the US Borrower or a Restricted Subsidiary in accordance with the terms of this Agreement or that is assumed by the US Borrower or any Restricted Subsidiary in connection with such acquisition so long as:

(A) no Default exists or shall result therefrom;

(B) in the case of any Indebtedness, Disqualified Stock or Preferred Stock incurred in reliance on clause (x) of this Section 6.01(b)(xiii) above, (1)

such Indebtedness, Disqualified Preferred Stock or Preferred Stock shall not be Secured Indebtedness and shall not mature (and shall not be mandatorily redeemable in the case of Disqualified Stock of Preferred Stock) or require any payment of principal, in each case, prior to the date which is 91 days after the Term Loan Maturity Date, and (2) if the aggregate amount of Indebtedness at any one time outstanding under this clause (2), together with all Refinancing Indebtedness in respect thereof, exceeds $150,000,000, after giving pro forma effect to such acquisition, merger or amalgamation, either (x) the Consolidated Leverage Ratio is less than or equal to the Consolidated Leverage Ratio immediately prior to such acquisition, merger or amalgamation or (y) the US Borrower would be permitted to incur at least $1.00 of additional Indebtedness pursuant to Section 6.01(a); and

(C) in the case of any Indebtedness, Disqualified Stock or Preferred Stock incurred in reliance on clause (y) above, (1) such Indebtedness, Disqualified Preferred Stock or Preferred Stock shall not have been incurred in contemplation of such acquisition, (2) if such Indebtedness, Disqualified Preferred Stock or Preferred Stock constitutes Secured Indebtedness, (A) (I) such Indebtedness consists of Capitalized Lease Obligations or purchase money Indebtedness, (II) either (x) the aggregate principal amount of all such Indebtedness, Disqualified Stock or Preferred Stock constituting Secured Indebtedness, together with all Refinancing Indebtedness in respect thereof, shall not exceed $250,000,000 (for this purpose, excluding Capitalized Lease Obligations and purchase money Indebtedness) or (y) after giving pro forma effect to such acquisition, merger or amalgamation, the Consolidated Secured Debt Ratio is less than or equal to the Consolidated Secured Debt Ratio immediately prior to such acquisition, merger or amalgamation and (B) after giving pro forma effect to such acquisition, merger or amalgamation, the US Borrower shall be in pro forma compliance with the financial covenant set forth in Section 6.10 (for purposes of any determination prior to December 31, 2008, using the covenant level specified for the fiscal quarter ended December 31, 2008) and (3) if such Indebtedness, Disqualified Preferred Stock or Preferred Stock does not constitute Secured Indebtedness, after giving pro forma effect to such acquisition, merger or amalgamation, either (x) the Consolidated Leverage Ratio is less or equal to than the Consolidated Leverage Ratio immediately prior to such acquisition, merger or amalgamation or (y) the US Borrower would be permitted to incur at least $1.00 of additional Indebtedness pursuant to Section 6.01(a);

provided that any incurrence of Indebtedness or issuance of Disqualified Stock or Preferred Stock by a Restricted Subsidiary that is not a Restricted Guarantor pursuant to this clause (xiii) is subject to the limitations of paragraph (g) below;

(xiv) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within six Business Days of its incurrence;

(xv) Indebtedness of the US Borrower or any of its Restricted Subsidiaries supported by a Letter of Credit in a principal amount not to exceed the face amount of such Letter of Credit;

(xvi) (A) any guarantee by the US Borrower or a Restricted Subsidiary of Indebtedness or other obligations of any Restricted Subsidiary so long as such Indebtedness is permitted under this Agreement, or

(B) any guarantee by a Restricted Subsidiary of Indebtedness of the US Borrower;

provided that, in each case, (x) such Restricted Subsidiary shall comply with its obligations under Section 5.09 and (y) in the case of any guarantee of Material Indebtedness of the US Borrower or any US Subsidiary Guarantor by any Restricted Subsidiary that is not a Restricted Guarantor, such Restricted Subsidiary becomes a Restricted Guarantor under this Agreement;

(xvii) Indebtedness of any Foreign Subsidiary in an amount not to exceed at any one time outstanding, together with any other Indebtedness incurred under this clause (xvii), 5.0% of the Foreign Subsidiary Total Assets; provided, that any incurrence of Indebtedness or issuance of Disqualified Stock or Preferred Stock by a Restricted Subsidiary that is not a Restricted Guarantor pursuant to this clause (xvii) is subject to the limitations of paragraph (g) below;

(xviii) Indebtedness, Disqualified Stock or Preferred Stock of the US Borrower or a Restricted Subsidiary incurred to finance or assumed in connection with an acquisition in a principal amount not to exceed the greater of $150,000,000 or 2.5% of Total Assets in the aggregate at any one time outstanding together with all other Indebtedness, Disqualified Stock and/or Preferred Stock issued under this clause (xviii); provided, that any incurrence of Indebtedness or issuance of Disqualified Stock or Preferred Stock by a Restricted Subsidiary that is not a Restricted Guarantor pursuant to this clause (xviii) is subject to the limitations of paragraph (g) below;

(xix) Indebtedness issued by the US Borrower or any of its Restricted Subsidiaries to future, current or former directors, officers, employees, members of management and consultants thereof or any direct or indirect parent thereof, their respective estates, heirs, family members, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of the US Borrower, a Restricted Subsidiary or any of their respective direct or indirect parent companies to the extent described in Section 6.03(b)(iv);

(xx) cash management obligations and Indebtedness in respect of netting services, overdraft facilities, automated clearing-house arrangements, employee credit card programs and similar arrangements in connection with cash management and deposit accounts;

(xxi) Indebtedness consisting of (a) financing of insurance premiums or (b) take or pay obligations contained in supply arrangements, in each case in the ordinary course of business;

(xxii) Indebtedness consisting of obligations of the US Borrower or any of its Restricted Subsidiaries under deferred compensation or similar arrangements incurred by such Person in the ordinary course of business in connection with the Transactions or any Investment expressly permitted under this Agreement; and

(xxiii) Indebtedness arising from the St. Petersburg Sale and Lease-Back Transaction.

(c) For purposes of determining compliance with this Section 6.01:

(i) in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Stock or Preferred Stock described in Section 6.01(b), the US Borrower, in its sole discretion, may classify or reclassify such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) under Section 6.01(b) and will only be required to include the amount and type of such Indebtedness, Disqualified Stock or Preferred Stock in one of the above permitted clauses; and

(ii) at the time of incurrence or permitted reclassification, the US Borrower will be entitled to divide and classify an item of Indebtedness in one or more types of Indebtedness, Disqualified Stock or Preferred Stock described in Section 6.01(b).

(d) The accrual of interest, the accretion of accreted value and the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or Preferred Stock, as applicable, will not be deemed to be an incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this Section 6.01.

(e) For purposes of determining compliance with any US Dollar-denominated restriction on the incurrence of Indebtedness, the US Dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable US Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such US Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

(f) The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

(g) Notwithstanding anything to the contrary contained in Section 6.01(a) or (b), no Restricted Subsidiary of the US Borrower that is not a Restricted Guarantor shall incur any Indebtedness or issue any Disqualified Stock or Preferred Stock in reliance on Section 6.01(a) or (b)(xiii), (xvii) (except Indebtedness under any working capital facility or otherwise incurred in the ordinary course of business to finance the operations of such Restricted Subsidiary) or (b)(xviii) (the “Limited Non-Guarantor Debt Exceptions”) if the amount of such Indebtedness, Disqualified Stock or Preferred Stock, when aggregated with the amount of all other Indebtedness, Disqualified Stock or Preferred Stock outstanding under such Limited Non-Guarantor Debt Exceptions, together with any Refinancing Indebtedness in respect thereof, would exceed $400,000,000; provided that in no event shall any Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary that is not a Restricted Guarantor (i) existing at the time it became a Restricted Subsidiary or (ii) assumed in connection with any acquisition, merger, amalgamation or acquisition of minority interests of a non-Wholly-Owned Subsidiary (and in the case of clauses (i) and (ii), not created in contemplation of such Person becoming a Restricted Subsidiary or such acquisition, merger, amalgamation or acquisition of minority interests) be deemed to be Indebtedness outstanding under the Limited Non-Guarantor Debt Exceptions for purposes of this Section 6.01(g).

Section 6.02. Liens. Directly or indirectly, create, incur, assume or suffer to exist any Lien (except Permitted Liens) on any asset or property of the US Borrower or any Restricted Subsidiary, or any income or profits therefrom, or assign or convey any right to receive income therefrom.

Section 6.03. Restricted Payments. Directly or indirectly, make any Restricted Payment, other than:

(a) Restricted Payments in an amount, together with the aggregate amount of all other Restricted Payments made by the US Borrower and its Restricted Subsidiaries after the Closing Date (including Restricted Payments permitted by clauses (i), (ii) (with respect to the payment of dividends on Refunding Capital Stock pursuant to clause (C) thereof only), (vi)(C) and (ix) of Section 6.03(b), but excluding all other Restricted Payments permitted by Section 6.03(b)) not to exceed the Restricted Payment Applicable Amount; provided that (i) no Default shall have occurred and be continuing or would occur as a consequence thereof; and (ii) immediately after giving effect to such transaction on a pro forma basis, the US Borrower could incur $1.00 of additional Indebtedness pursuant to Section 6.01(a).

(b) Section 6.03(a) will not prohibit:

(i) the payment of any dividend within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of this Agreement;

(ii) (A) the redemption, repurchase, retirement or other acquisition of any (1) Equity Interests (“Treasury Capital Stock”) of the US Borrower or a Restricted Subsidiary or Subordinated Indebtedness of the US Borrower or a Restricted Guarantor or (2) Equity Interests of any direct or indirect parent company of the US Borrower, in the case of each of clause (1) and (2), in exchange for, or out of the proceeds of the substantially concurrent sale (other than to the US Borrower or a Restricted Subsidiary) of, Equity Interests of the US Borrower, or any direct or indirect parent company of the US Borrower to the extent contributed to the capital of the US Borrower or a Restricted Subsidiary (in each case, other than any Disqualified Stock) (“Refunding Capital Stock”), (B) the declaration and payment of dividends on the Treasury Capital Stock out of the proceeds of the substantially concurrent sale (other than to the US Borrower or a Restricted Subsidiary) of the Refunding Capital Stock, and (C) if immediately prior to the retirement of Treasury Capital Stock, the declaration and payment of dividends thereon was permitted under clauses (vi)(A) or (B) of this Section 6.03(b), the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of any direct or indirect parent company of the US Borrower) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that were declarable and payable on such Treasury Capital Stock immediately prior to such retirement;

(iii) the defeasance, redemption, repurchase or other acquisition or retirement of Subordinated Indebtedness of the US Borrower or a Restricted Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the US Borrower or a Restricted Guarantor, as the case may be, which is incurred in compliance with Section 6.01 so long as:

(A) the principal amount (or accreted value, if applicable) of such new Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus any accrued and unpaid interest on, the Subordinated Indebtedness being so defeased, redeemed, repurchased, acquired or retired for value, plus the amount of any premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness being so defeased, redeemed, repurchased, acquired or retired and any fees and expenses incurred in connection with the issuance of such new Indebtedness;

(B) such new Indebtedness is subordinated to the Obligations at least to the same extent as such Subordinated Indebtedness so purchased, exchanged, defeased, redeemed, repurchased, acquired or retired for value;

(C) such new Indebtedness has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Subordinated Indebtedness being so defeased, redeemed, repurchased, acquired or retired; and

(D) such new Indebtedness has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so defeased, redeemed, repurchased, acquired or retired;

(iv) a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests (other than Disqualified Stock) of the US Borrower or any of its direct or indirect parent companies held by any future, present or former director, officer, employee, member of management or consultant of the US Borrower, any of its subsidiaries or any of their respective direct or indirect parent companies (or their respective estates, heirs, family members, spouses or former spouses) pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or arrangement; provided, however, that the aggregate Restricted Payments made under this clause (iv) do not exceed in any calendar year $20,000,000 (which shall increase to $30,000,000 subsequent to the consummation of an underwritten public Equity Offering of common stock) (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum of $30,000,000 in any calendar year) (which shall increase to $50,000,000 subsequent to the consummation of an underwritten public Equity Offering of common stock); provided, further, that such amount in any calendar year may be increased by an amount not to exceed:

(A) the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the US Borrower and, to the extent contributed to the capital of the US Borrower, Equity Interests of any of the direct or indirect parent companies of the US Borrower, in each case to directors, officers, employees, members of management or consultants of the US Borrower, any of its subsidiaries or any of their respective direct or indirect parent companies (or their respective estates, heirs, family members, spouses or former spouses) that occurs after the Closing Date (other than Equity Interests the proceeds of which are used to fund the Transactions), to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of Section 6.03(a); plus

(B) the cash proceeds of key man life insurance policies received by the US Borrower or any of its Restricted Subsidiaries after the Closing Date; less

(C) the amount of any Restricted Payments previously made with the cash proceeds described in clauses (A) and (B) of this clause (iv);

and provided, further, that cancellation of Indebtedness owing to the US Borrower or any Restricted Subsidiary from directors, officers, employees, members of management or consultants of the US Borrower, any of its subsidiaries or its direct or indirect parent companies in connection with a repurchase of Equity Interests of the US Borrower or any of the US Borrower’s direct or indirect parent companies will not be deemed to constitute a Restricted Payment for purposes of this Agreement;

(v) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the US Borrower or any of its Restricted Subsidiaries issued in accordance with Section 6.01;

(vi) (A) the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by the US Borrower or any of its Restricted Subsidiaries after the Closing Date, provided that the amount of dividends paid pursuant to this clause (A) shall not exceed the aggregate amount of cash actually received by the US Borrower or a Restricted Subsidiary from the issuance of such Designated Preferred Stock;

(B) a Restricted Payment to a direct or indirect parent company of the US Borrower or any of the Restricted Subsidiaries, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of such parent company issued after the Closing Date, provided, that the amount of Restricted Payments paid pursuant to this clause (B) shall not exceed the aggregate amount of cash actually contributed to the capital of the US Borrower or a Restricted Subsidiary from the sale of such Designated Preferred Stock; or

(C) the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock in excess of the dividends declarable and payable thereon pursuant to clause (ii) of this Section 6.03(b);

provided, however, in the case of each of clause (A), (B) and (C) of this clause (vi), that for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock or the declaration of such dividends on Refunding Capital Stock that is Preferred Stock, after giving effect to such issuance or declaration on a pro forma basis, the US Borrower could incur $1.00 of additional Indebtedness pursuant to Section 6.01(a);

(vii) Investments in Unrestricted Subsidiaries having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (vii) that are at the time outstanding, without giving effect to any distribution pursuant to clause (xvi) of this Section 6.03(b) or the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities, not to exceed 1.5% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(viii) repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(ix) the declaration and payment of dividends on the US Borrower’s common stock (or a Restricted Payment to any direct or indirect parent entity to fund a payment of dividends on such entity’s common stock), following the first public Equity Offering of such common stock after the Closing Date, of up to 6% per annum of the cash proceeds received by (or, in the case of a Restricted Payment to a direct or indirect parent entity, contributed to the capital of) the US Borrower in or from any such public Equity Offering;

(x) Restricted Payments that are made with Excluded Contributions;

(xi) other Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (xi) not to exceed the greater of $200,000,000 or 2.0% of Total Assets at the time made;

(xii) distributions or payments of Receivables Fees;

(xiii) any Restricted Payment used to fund the Transactions and the fees and expenses related thereto or owed to Affiliates and, to the extent constituting Restricted Payments, the US Borrower and its Restricted Subsidiaries may enter into and consummate the Transactions, in each case to the extent permitted under Section 6.06;

(xiv) the repurchase, redemption or other acquisition or retirement for value of any Senior Notes or Subordinated Indebtedness upon the occurrence of a Change of Control (so long as such Change of Control has been waived by the Required Lenders);

(xv) the declaration and payment of dividends or the payment of other distributions by the US Borrower or a Restricted Subsidiary to, or the making of loans or advances to, any of the US Borrower’s direct or indirect parent companies in amounts required for any direct or indirect parent companies to pay, in each case without duplication,

(A) franchise taxes and other fees, taxes and expenses required to maintain their legal existence;

(B) federal, foreign, state and local income or franchise taxes; provided, that, in each fiscal year, the amount of such payments shall be equal to the amount that the US Borrower and its Restricted Subsidiaries would be required to pay in respect of federal, foreign, state and local income or franchise taxes if such entities were corporations paying taxes separately from any parent entity at the highest combined applicable federal, foreign, state, local or franchise tax rate for such fiscal year;

(C) customary salary, bonus and other benefits payable to officers and employees of any direct or indirect parent company of the US Borrower to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the US Borrower and its Restricted Subsidiaries;

(D) general corporate operating and overhead costs and expenses of any direct or indirect parent company of the US Borrower to the extent such costs and expenses are attributable to the ownership or operation of the US Borrower and its Restricted Subsidiaries;

(E) fees, indemnity and expenses incurred in connection with the Transactions or amounts payable to the Investors pursuant to the Sponsor Management Agreement;

(F) fees and expenses other than to Affiliates of the US Borrower related to (1) any equity or debt offering of such parent entity (whether or not successful) and (2) any Investment otherwise permitted under this covenant (whether or not successful);

(G) cash payments in lieu of issuing fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of the US Borrower or any direct or indirect parent; and

(H) to finance Investments otherwise permitted to be made pursuant to this Section 6.03; provided, that (1) such Restricted Payment shall be made substantially concurrently with the closing of such Investment; (2) such direct or indirect parent company shall, immediately following the closing thereof, cause (x) all property acquired (whether assets or Equity Interests) to be contributed to the capital of the US Borrower or one of its Restricted Subsidiaries or (y) the merger or amalgamation of the Person formed or acquired into the US Borrower or one of its Restricted Subsidiaries (to the extent not prohibited by Section 6.04) in order to consummate such Investment, in each case, subject to the limitations set forth in clauses (r), (h) and (m) of, and the proviso set forth at the end of, the definition of Permitted Investment; (3) such direct or indirect parent company and its Affiliates (other than the US Borrower or a Restricted Subsidiary) receives no consideration or other payment in connection with such transaction except to the extent the US Borrower or a Restricted Subsidiary could have given such consideration or made such payment in compliance with this Agreement; (4) any property received by the US Borrower shall not increase amounts available for Restricted Payments pursuant to Section 6.03(a) and (5) such Investment shall be deemed to be made by the US Borrower or a Restricted Subsidiary by another paragraph of this Section 6.03 or pursuant to the definition of “Permitted Investments” (other than clause (i) thereof);

(xvi) the distribution, by dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the US Borrower or a Restricted Subsidiary by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries, the primary assets of which are cash and/or Cash Equivalents that were contributed to such Unrestricted Subsidiaries as an Investment pursuant to clause (vii) of this Section 6.03(b));

(xvii) payments or distributions to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, merger, amalgamation or transfer of all or substantially all of the assets of the US Borrower and its Restricted Subsidiaries, taken as a whole, that complies with Section 6.04; provided that if as a result of such consolidation, merger, amalgamation or transfer of assets, a Change of Control has occurred, such Change of Control has been consented to or waived by the Required Lenders; and

(xviii) the prepayment, redemption, repurchase, defeasance or other acquisition for value of the Senior Notes; provided that at the time of such Restricted Payment and after giving pro forma effect thereto, the Consolidated Secured Debt Ratio would be no greater than 3.75 to 1.0;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (vii), (ix), (xi), (xvi) and (xviii), no Default shall have occurred and be continuing or would occur as a consequence thereof (determined, in the case of any payment of a dividend or other distribution made within 90 days of the declaration of such dividend or distribution, solely at the time of the declaration of such dividend or distribution).

(c) As of the Closing Date, all of the subsidiaries of the US Borrower will be Restricted Subsidiaries. The US Borrower will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to Section 5.10(a). For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the US Borrower and its Restricted Subsidiaries (except to the extent repaid) in the subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of “Investments.” Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time, whether pursuant to Section 6.03(a) or (b)(vii), (x) or (xi), or pursuant to the definition of “Permitted Investments,” and if such subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the mandatory prepayments, representations and warranties, covenants or events of default set forth in the Loan Documents.

Section 6.04. Fundamental Changes. (a) No Borrower may consolidate, merge or amalgamate with or into or wind up into (whether or not a Borrower is the surviving corporation), and no Borrower may sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the properties or assets of such Borrower and its Restricted Subsidiaries, taken as a whole, in one or more related transactions, to any Person unless:

(i) such Borrower is the surviving corporation or the Person formed by or surviving any such consolidation, merger or amalgamation (if other than such Borrower) or the Person to whom such sale, assignment, transfer, lease, conveyance or other disposition will have been made is organized or existing under the laws of (x) in the case of any such transaction involving the US Borrower, the United States, any state thereof, the District of Columbia or any territory thereof or (y) in the case of a transaction involving a Canadian Borrower, Canada or any province thereof (such Person, the “Successor Company”); provided that in the case of any such transaction involving the US Borrower and a Canadian Borrower, the US Borrower shall be the surviving corporation or the Person to whom such sale, assignment, transfer, lease, conveyance or other disposition shall have been made;

(ii) the Successor Company, if other than a Borrower, expressly assumes all the Obligations of such Borrower pursuant to documentation reasonably satisfactory to the Administrative Agent;

(iii) immediately after such transaction, no Default exists;

(iv) immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the applicable four-quarter period,

(A) the US Borrower or the Successor Company thereto would be permitted to incur at least $1.00 of additional Indebtedness pursuant to Section 6.01(a); or

(B) each of the Consolidated Leverage Ratio and the Consolidated Secured Debt Ratio for the US Borrower (or the Successor Company thereto) and its Restricted Subsidiaries would be equal to or less than the each ratio immediately prior to such transaction;

(v) each Subsidiary Guarantor, unless it is the other party to the transactions described above, in which case clause (i)(B) of Section 6.04(c) shall apply, shall have confirmed that its Obligations under the applicable Loan Documents to which it is a party pursuant to documentation reasonably satisfactory to the Administrative Agent; and

(vi) the US Borrower shall have delivered to the Administrative Agent an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger, amalgamation or transfer and such documentation relating to the Loan Documents, if any, comply with this Agreement;

provided that the US Borrower shall promptly notify the Administrative Agent of any such transaction and shall take all required actions either prior to or upon the later to occur of (x) 30 days following such transaction or (y) the earlier of the date of the required delivery of the next Pricing Certificate and the date which is 45 days after the end of the most recently ended fiscal quarter (or such longer period as to which the Administrative Agent may consent) in order to preserve and protect the Liens on the Collateral securing the Secured Obligations.

The Successor Company will succeed to, and be substituted for the relevant Borrower under the Loan Documents. Notwithstanding the foregoing, the Borrowers may consummate the Transactions (including the Merger).

(b) Notwithstanding the foregoing paragraphs (a)(iii) and (a)(iv) above (but subject to the other provisions of Section 6.04(a)),

(i) a Restricted Subsidiary may consolidate or amalgamate with or merge into or transfer all or part of its properties and assets to the US Borrower or a US Subsidiary Guarantor;

(ii) a Canadian Subsidiary may consolidate or amalgamate with or merge into or transfer all or part of its properties and assets to a Canadian Borrower or a Canadian Subsidiary Guarantor;

(iii) the US Borrower may merge with an Affiliate of the US Borrower solely for the purpose of reorganizing the US Borrower in a different State of the United States, so long as the amount of Indebtedness of the US Borrower and its Restricted Subsidiaries is not increased thereby; and

(iv) a Canadian Borrower may merge or amalgamate with an Affiliate of such Canadian Borrower solely for the purpose of reorganizing such Canadian Borrower in a different province of Canada, so long as the amount of Indebtedness of the US Borrower and its Restricted Subsidiaries is not increased thereby.

(c) No Subsidiary Guarantor will, and no Borrower will permit any Subsidiary Guarantor to, consolidate, merge or amalgamate with or into or wind up into (whether or not a Borrower or a Subsidiary Guarantor is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(i) (A) such Subsidiary Guarantor is the surviving corporation or the Person formed by or surviving any such consolidation, merger or amalgamation (if other than such Subsidiary Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is organized or existing under the laws of the jurisdiction of organization of such Subsidiary Guarantor or the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Subsidiary Guarantor or Person, the “Successor Subsidiary Person”); provided that in the case of any such transaction involving a US Subsidiary Guarantor and a Canadian Subsidiary Guarantor, the US Subsidiary Guarantor shall be the surviving corporation or the Person to whom such sale, assignment, transfer, lease, conveyance or other disposition shall have been made;

(B) the Successor Subsidiary Person, if other than such Subsidiary Guarantor, expressly assumes all the Obligations of such Subsidiary Guarantor pursuant to documentation reasonably satisfactory to the Administrative Agent;

(C) immediately after such transaction, no Default exists; and

(D) the US Borrower shall have delivered to the Administrative Agent an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger, amalgamation or transfer and such documentation relating to the Loan Documents, if any, comply with this Agreement;

(ii) the transaction does not violate Section 6.05;

provided that the US Borrower shall promptly notify the Administrative Agent of any such transaction and shall take (or cause to be taken) all required actions either prior to or upon the later to occur of (x) 30 days following such transaction or (y) the earlier of the date of the required delivery of the next Pricing Certificate and the date which is 45 days after the end of the most recently ended fiscal quarter (or such longer period as to which the Administrative Agent may consent) in order to preserve and protect the Liens on the Collateral securing the Secured Obligations.

In the case of clause (i)(A) above, the Successor Subsidiary Person will succeed to, and be substituted for, such Subsidiary Guarantor under the applicable Loan Documents. Notwithstanding the foregoing, (i) any US Subsidiary Guarantor may merge into, amalgamate with or transfer all or part of its properties and assets to another US Subsidiary Guarantor or the US Borrower or, to the extent constituting a Permitted Investment or a Restricted Investment permitted by Section 6.03, another US Subsidiary Guarantor, (ii) any Canadian Subsidiary Guarantor (other than the Canadian Term Borrower) may merge into, amalgamate with or transfer all or part of its properties and assets to another Canadian Subsidiary Guarantor or a Canadian Borrower or, to the extent constituting a Permitted Investment or a Restricted Investment permitted by Section 6.03, another Canadian Subsidiary Guarantor and (iii) any Restricted Subsidiary (other than a Canadian Borrower, unless all non-contingent Obligations of such Canadian Borrower under this Agreement are repaid in full and the Commitments available to, and Letters of Credit issued for the account of, such Canadian Borrower have terminated) may dissolve or liquidate its affairs if (x) the US Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrowers and is not materially disadvantageous to the Lenders and (y) any assets or business of such Restricted Subsidiary not otherwise disposed of or transferred in accordance with Section 6.05 or, in the case of any such business, discontinued, shall be transferred to, or otherwise owned or conducted by, a US Loan Party (if such Restricted Subsidiary is a US Loan Party or a Canadian Loan Party) or a Canadian Loan Party or its direct or indirect parent (if such Restricted Subsidiary is a Canadian Loan Party) after giving effect to such liquidation or dissolution.

Section 6.05. Asset Sales. Cause or make an Asset Sale, unless:

(a) the US Borrower or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined in good faith by the US Borrower) of the assets sold or otherwise disposed of; and

(b) except in the case of a Permitted Asset Swap, at least 75% of the consideration therefor received by the US Borrower or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; provided that the amount of:

(i) any liabilities (as shown on the US Borrower’s or such Restricted Subsidiary’s most recent balance sheet or in the footnotes thereto) of the US Borrower or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the Obligations or that are owed to the US Borrower or a Restricted Subsidiary, that are assumed by the transferee of any such assets and for which the US Borrower and all of its Restricted Subsidiaries have been validly released by all creditors in writing,

(ii) any securities received by the US Borrower or such Restricted Subsidiary from such transferee that are converted by the US Borrower or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of such Asset Sale, and

(iii) any Designated Non-Cash Consideration received by the US Borrower or such Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (iii) that is at that time outstanding, not to exceed the greater of $150,000,000 and 2.25% of Total Assets at the time of the receipt of such Designated Non-Cash Consideration, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash for purposes of this provision and for no other purpose;

(c) the aggregate fair market value of all property disposed of pursuant to all Asset Sales after the Closing Date shall not exceed 25% of Total Assets at the time of such disposition, unless the Net Cash Proceeds of all Asset Sales in excess of such threshold are promptly applied to the prepayment of Term Loans as provided in Section 2.13(b) (without giving effect to any reinvestment rights described therein).

To the extent any Collateral is disposed of as expressly permitted by this Section 6.05 to any Person other than a Loan Party, such Collateral shall be sold free and clear of the Liens created by the Loan Documents, and the Administrative Agent or the Collateral Agent, as applicable, shall be authorized to take any actions deemed appropriate in order to effect the foregoing.

Section 6.06. Transactions with Affiliates. Except for transactions by or among the Loan Parties (or by and among the US Borrower and its Restricted Subsidiaries), sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, in each case, involving aggregate payments or consideration in excess of $20,000,000 unless:

(a) such transaction is on terms that are not materially less favorable to the US Borrower or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the US Borrower or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis; and

(b) the US Borrower delivers to the Administrative Agent with respect to any such transaction or series of related transactions involving aggregate payments or consideration in excess of $40,000,000, a resolution adopted by the majority of the board of directors of the US Borrower approving such transaction and set forth in an Officer’s Certificate certifying that such transaction complies with clause (a) above.

(c) The foregoing provisions will not apply to the following:

(i) the US Borrower and its Restricted Subsidiaries may pay fees, expenses and make indemnification payments directly or indirectly to the Sponsors pursuant to and in accordance with the Sponsor Management Agreement;

(ii) the Transactions and the payment of the Transaction Expenses;

(iii) issuances by the US Borrower and its Restricted Subsidiaries of Equity Interests not prohibited under this Agreement;

(iv) reasonable and customary fees payable to any directors of the US Borrower and its Restricted Subsidiaries (or any direct or indirect parent of the US Borrower) and reimbursement of reasonable out-of-pocket costs of the directors of the US Borrower and its subsidiaries (or any direct or indirect parent of the US Borrower) in the ordinary course of business, in the case of any direct or indirect parent to the extent attributable to the operations of the US Borrower and its Restricted Subsidiaries);

(v) expense reimbursement and employment, severance and compensation arrangements entered into by the US Borrower and its Restricted Subsidiaries (or any direct or indirect parent of the US Borrower, to the extent attributable to the operations of the US Borrower and its Restricted Subsidiaries) with their directors, officers, employees, members of management and consultants in the ordinary course of business;

(vi) payments by the US Borrower (and any direct or indirect parent thereof) and its Restricted Subsidiaries to each other pursuant to tax sharing agreements or arrangements among Parent and its subsidiaries on customary terms, to the extent attributable to the operations of the US Borrower and its Restricted Subsidiaries;

(vii) the payment of reasonable and customary indemnities to directors, officers, employees, members of management and consultants of the US Borrower and its Restricted Subsidiaries (or any direct or indirect parent of the US Borrower) in the ordinary course of business, in the case of any direct or indirect parent to the extent attributable to the operations of the US Borrower and its Restricted Subsidiaries;

(viii) transactions pursuant to permitted agreements in existence on the Closing Date (other than the Sponsor Management Agreement) and any amendment thereto to the extent such an amendment is not adverse to the interests of the Lenders in any material respect;

(ix) Restricted Payments permitted under Section 6.03;

(x) payments by the US Borrower and its Restricted Subsidiaries to the Sponsors made for any monitoring, oversight, financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, which payments are approved by a majority of the board of directors of the US Borrower, in good faith;

(xi) loans and other transactions among the US Borrower and its subsidiaries (and any direct and indirect parent company of the US Borrower) to the extent permitted under this Article VI; provided that any Indebtedness of any Loan Party owed to a Restricted Subsidiary that is not a Loan Party shall be subject to subordination provisions no less favorable to the Lenders than the subordination provisions set forth in the Intercompany Subordination Agreement;

(xii) the existence of, or the performance by the US Borrower or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement, principal investors agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Closing Date and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the US Borrower or any of its Restricted Subsidiaries of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Closing Date shall only be permitted by this clause (xii) to the extent that the terms of any such amendment or new agreement are not otherwise materially more disadvantageous to the Lenders when taken as a whole;

(xiii) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, including consulting services, in each case in the ordinary course of business which are fair to the US Borrower and its Restricted Subsidiaries, in the reasonable determination of the board of directors of the US Borrower or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(xiv) sales of accounts receivable, or participations therein, in connection with any Receivables Facility;

(xv) payments or loans (or cancellation of loans) to directors, officers, employees, members of management or consultants of the US Borrower, any of its direct or indirect parent companies or any of its Restricted Subsidiaries which are approved by a majority of the board of directors of the US Borrower in good faith; and

(xvi) Investments by the Sponsors in debt securities of the US Borrower or any of its Restricted Subsidiaries so long as (i) the investment is being offered generally to other investors on the same or more favorable terms and (ii) the investment constitutes less than 5.0% of the proposed or outstanding issue amount of such class of securities.

Section 6.07. Restrictive Agreements. Enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon:

(a) the ability of the US Borrower or any Restricted Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets to secure the Obligations;

(b) the ability of any Restricted Subsidiary to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to the US Borrower or any other Restricted Subsidiary or to guarantee Indebtedness of the US Borrower or any other Restricted Subsidiary; or

(c) the ability of any Restricted Subsidiary to sell, lease or transfer any of its properties or assets to the US Borrower or any of its Restricted Subsidiaries;

provided that the foregoing shall not apply to:

(i) restrictions and conditions imposed by law, by any Loan Document, by any Senior Notes Documentation or which (x) exist on the date hereof and (y) to the extent contractual obligations permitted by clause (x) are set forth in an agreement evidencing Indebtedness, are set forth in any agreement evidencing any permitted renewal, extension or refinancing of such Indebtedness so long as such renewal, extension or refinancing does not materially expand the scope of such contractual obligation;

(ii) customary restrictions and conditions contained in agreements relating to any sale of assets pending such sale, provided such restrictions and conditions apply only to the Person or property that is to be sold;

(iii) restrictions and conditions (x) on any Foreign Subsidiary by the terms of any Indebtedness of such Foreign Subsidiary permitted to be incurred hereunder or (y) by the terms of the documentation governing any Receivables Facility that in the good faith determination of the US Borrower are necessary or advisable to effect such Receivables Facility;

(iv) restrictions or conditions imposed by any agreement relating to Secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the Person obligated under such Indebtedness and its subsidiaries or the property or assets intended to secure such Indebtedness;

(v) contractual obligations binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary, so long as such contractual obligations were not entered into solely in contemplation of such Person becoming a Restricted Subsidiary;

(vi) restrictions and conditions imposed by the terms of the documentation governing any Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary of the US Borrower that is not a Loan Party, which Indebtedness, Disqualified Stock or Preferred Stock is permitted by Section 6.01;

(vii) customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 6.03 and applicable solely to such joint venture entered into in the ordinary course of business;

(viii) negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 6.01 but only if such negative pledge or restriction expressly permits Liens for the benefit of the Administrative Agent and/or the Collateral

Agent and the Lenders with respect to the credit facilities established hereunder and the Obligations under the Loan Documents on a senior basis and without a requirement that such holders of such Indebtedness be secured by such Liens equally and ratably or on a junior basis;

(ix) restrictions on cash, other deposits or net worth imposed by customers or governmental or regulatory bodies under contracts entered into in the ordinary course of business;

(x) Secured Indebtedness otherwise permitted to be incurred under Sections 6.01 and 6.02 that limit the right of the obligor to dispose of the assets securing such Indebtedness;

(xi) any encumbrances or restrictions of the type referred to in clauses (a) and (b) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (i) through (x) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the US Borrower, no more restrictive with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing; and

(xii) customary provisions in leases, subleases, licenses, sublicenses and other contracts restricting the assignment thereof, in each case entered into in the ordinary course of business.

Section 6.08. Business of the US Borrower and its Restricted Subsidiaries; Canadian Term Borrower. (a) Engage in any material line of business other than Similar Businesses.

(b) Notwithstanding the foregoing or anything else in this Agreement to the contrary, with respect to the Canadian Term Borrower, engage in any business or own any assets (other than the Capital Stock of the Canadian Revolver Borrower, the intercompany note issued by the Canadian Revolver Borrower (or a predecessor thereof) to the Canadian Term Borrower on the Closing Date in an initial aggregate principal amount equal to $[110,000,000]) and assets relating to the foregoing or have any liabilities (other than those liabilities which it is responsible for under this Agreement, the other the Loan Documents to which it is a party and the other agreements contemplated hereby and thereby); provided that the Canadian Term Borrower may (i) receive and hold cash and Cash Equivalents from its Affiliates, and (ii) engage in those activities that are incidental to (w) the consummation of the Transactions, (x) the entering into, and performance of its obligations, under this Agreement and the other Loan Documents to which it is a party, (y) the maintenance of its existence in compliance with applicable law and (z) legal, tax and accounting matters in connection with any of the foregoing activities.

Section 6.09. Modification of Junior Financing Documentation. Directly or indirectly, amend, modify or change (a) the subordination provisions of any Junior Financing

Documentation (and the component definitions used therein) or (b) any other term or condition of the Senior Notes Documentation or any Junior Financing Documentation, in the case of this clause (b), in any manner materially adverse to the interests of the Lenders and, in each case, without the consent of the Administrative Agent (which consent shall not be unreasonably withheld).

Section 6.10. Financial Covenant. Commencing with the fiscal quarter ending on or around December 31, 2008, permit the Adjusted Consolidated Secured Debt Ratio as at the last day of any fiscal quarter set forth below to be greater than the ratio set forth below opposite such date below:

Fiscal Quarter Ending	Ratio
December 31, 2008	6.50:1
March 31, 2009	6.50:1
June 30, 2009	6.50:1
September 30, 2009	6.50:1
December 31, 2009	6.25:1
March 31, 2010	6.25:1
June 30, 2010	6.25:1
September 30, 2010	6.25:1
December 31, 2010	6.00:1
March 31, 2011	6.00:1
June 30, 2011	6.00:1
September 30, 2011	6.00:1
December 31, 2011	5.75:1
March 31, 2012	5.75:1
June 30, 2012	5.75:1
September 30, 2012	5.75:1
December 31, 2012	5.50:1
March 31, 2013	5.50:1
June 30, 2013	5.50:1
September 30, 2013	5.50:1
December 31, 2013	5.25:1
March 31, 2014	5.25:1
June 30, 2014	5.25:1

Fiscal Quarter Ending	Ratio
September 30, 2014	5.25:1
Thereafter	5.00:1

Section 6.11. Accounting Changes. Make any change in its fiscal year; provided, however, that the US Borrower may, upon written notice to the Administrative Agent, change its fiscal year to any other fiscal year reasonably acceptable to the Administrative Agent, in which case, the US Borrower and the Administrative Agent will, and are hereby authorized by Lenders to, make any adjustments to this Agreement and the other Loan Documents that are necessary to reflect such change in fiscal year.

ARTICLE VII

Events of Default

Section 7.01. Events of Default. In case of the happening of any of the following events (“Events of Default”):

(a) any representation or warranty made or deemed made in any Loan Document or any representation, warranty, statement or information contained in any document required to be furnished pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;

(b) default shall be made in the payment of any principal (or Face Amount, as applicable) of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for mandatory prepayment thereof or by acceleration thereof or otherwise;

(c) default shall be made in the payment of any reimbursement with respect to any L/C Disbursement, interest on any Loan or L/C Disbursement or any Fee or other amount (other than an amount referred to in paragraph (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of 5 Business Days;

(d) default shall be made in the due observance or performance by the Borrowers or any Restricted Subsidiary of any covenant, condition or agreement contained in Section 5.01(a) (with respect to any Borrower), 5.05(a) or in Article VI;

(e) default shall be made in the due observance or performance by any Loan Party or its Restricted Subsidiaries of any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraphs (b), (c) or (d) above) and such default shall continue unremedied for a period of 30 days after written notice thereof from the Administrative Agent to the US Borrower;

(f) (i) the Borrowers or any Restricted Subsidiary shall fail to pay any principal or interest, regardless of amount, due in respect of any Indebtedness, when and as the same shall become due and payable (after giving effect to an applicable grace period), which failure enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of such Indebtedness or any trustee or agent on its or their behalf to cause any Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity or that is a failure to pay such Indebtedness at its maturity or (ii) any other event or condition occurs that results in any Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Indebtedness or any trustee or agent on its or their behalf to cause any Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that (x) clause (ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if such sale or transfer is otherwise permitted hereunder and (y) it shall not be a Default or an Event of Default under this paragraph (f) unless the aggregate principal amount of all Indebtedness as described in preceding clauses (i) and (ii) is at least $50,000,000;

(g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of any Borrower or any Restricted Subsidiary (other than an Immaterial Subsidiary), or of a substantial part of the property or assets of any Borrower or a Restricted Subsidiary (other than an Immaterial Subsidiary), under Title 11 of the United States Code, the Companies’ Creditors Arrangement Act (Canada), the Bankruptcy and Insolvency Act (Canada), or any other Federal, state, provincial or foreign bankruptcy, insolvency, receivership, arrangement, restructuring or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator, monitor or similar official for any Borrower or any Restricted Subsidiary (other than an Immaterial Subsidiary) or for a substantial part of the property or assets of any Borrower or a Restricted Subsidiary (other than an Immaterial Subsidiary) or (iii) the winding up or liquidation of either Borrower or any Restricted Subsidiary (other than an Immaterial Subsidiary); and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(h) any Borrower or any Restricted Subsidiary (other than an Immaterial Subsidiary) shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, the Companies’ Creditors Arrangement Act (Canada), the Bankruptcy and Insolvency Act (Canada), or any other Federal, state, provincial or foreign bankruptcy, insolvency, receivership, arrangement, restructuring or similar law, (ii) consent to the institution of any proceeding or the filing of any petition described in paragraph (g) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator, monitor or similar official for any Borrower or any Restricted Subsidiary (other than an Immaterial Subsidiary) or for a substantial part of the property or assets of any Borrower or any Restricted Subsidiary (other than an Immaterial Subsidiary), (iv) file an answer admitting the material allegations of a petition filed against it or consent to any order requested in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) admit in writing its general inability or fail generally to pay its debts as they become due;

(i) one or more judgments for the payment of money in an aggregate amount exceeding $50,000,000 (to the extent not covered by insurance as to which an insurance company has not denied coverage) shall be rendered against any Borrower and/or any Restricted Subsidiary and the same shall either be final and non-appealable or shall not have been vacated, discharged or stayed or bonded pending an appeal for a period of 60 consecutive days;

(j) (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect or (ii) a Pension Event occurs with respect to a Foreign Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect;

(k) any material provision of any Loan Document, at any time after its execution and delivery, shall for any reason cease to be in full force and effect (other than in accordance with its terms or in accordance with the terms of the other Loan Documents), or any Loan Party contests in writing the validity or enforceability of any material provision of any Loan Document, or any Loan Party denies in writing that it has any or further liability thereunder (other than as a result of the discharge of such Loan Party in accordance with the terms of the Loan Documents);

(l) other than with respect to items of Collateral not exceeding $50,000,000 in the aggregate, any Lien purported to be created by any Security Document shall cease to be, or shall be asserted in writing by any Loan Party not to be, a valid, perfected Lien having the priority contemplated thereby (except as otherwise expressly provided in this Agreement or such Security Document) on the securities, assets or properties purported to be covered thereby, except to the extent that any lack of validity, perfection or priority results from any act or omission of the Collateral Agent, the Administrative Agent, or any Lender (so long as such act or omission does not result from the breach or non-compliance by a Loan Party with the Loan Documents);

(m) there shall have occurred a Change of Control; or

(n) failure to make an Offer to Prepay Canadian Term Loans, or to prepay if such offer is accepted, pursuant to Sections 2.13(b) and (f);

then, and in every such event (other than an event with respect to the Borrowers described in paragraph (g) or (h) above), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrowers, take either or both of the following actions, at the same or different times: (i) terminate forthwith the Commitments and (ii) declare the Loans (including the Face Amount of all Bankers’ Acceptance Loans) then outstanding to be forthwith due and payable in whole or in part, whereupon the principal (or Face Amount, as applicable) of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrowers accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrowers, anything contained herein or in any other Loan Document to the contrary notwithstanding; and in any event with respect to the Borrowers described in paragraph (g) or (h) above, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrowers accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrowers, anything contained herein or in any other Loan Document to the contrary notwithstanding.

Section 7.02. Right to Cure. Notwithstanding anything to the contrary contained in this Article VII, in the event that the US Borrower fails to comply with the requirements of Section 6.10 as of the end of any relevant fiscal quarter, the US Borrower shall have the right (the “Cure Right”) (at any time during such fiscal quarter or thereafter until the date that is 20 days after the date the Pricing Certificate is required to be delivered pursuant to Section 5.04(c)) to issue Equity Interests (other than Disqualified Stock) for cash or otherwise receive cash contributions to its equity for such Equity Interests (the “Cure Amount”), and thereupon the US Borrower’s compliance with Section 6.10 shall be recalculated giving effect to the following pro forma adjustments: (i) EBITDA shall be increased, solely for the purposes of determining compliance with Section 6.10, including determining compliance with Section 6.10 as of the end of such fiscal quarter and applicable subsequent periods that include such fiscal quarter by an amount equal to the Cure Amount and (ii) if, after giving effect to the foregoing recalculations (but not, for the avoidance of doubt, taking into account any repayment of Indebtedness in connection therewith), the requirements of Section 6.10 shall be satisfied, then the requirements of Section 6.10 shall be deemed satisfied as of the end of the relevant fiscal quarter with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of Section 6.10 that had occurred shall be deemed cured for the purposes of this Agreement. Notwithstanding anything herein to the contrary, (x) in each four fiscal quarter period there shall be a period of at least one fiscal quarter in which the Cure Right is not exercised, (y) the Cure Amount shall be no greater than the amount required for purposes of complying with Section 6.10 and (z) upon the Administrative Agent’s receipt of a notice from the US Borrower that it intends to exercise the Cure Right (a “Notice of Intent to Cure”), until the 20th day following date of delivery of the Pricing Certificate under Section 5.04(c) to which such Notice of Intent to Cure relates, none of the Administrative Agent or any Lender shall exercise the right to accelerate the Loans or terminate the Commitments and none of the Administrative Agent, the Collateral Agent or any other Lender or Secured Party shall exercise any right to foreclose on or take possession of the Collateral solely on the basis of an Event of Default having occurred and being continuing under Section 6.10.

ARTICLE VIII

The Administrative Agent and the Collateral Agent

Each of the Lenders and each Issuing Bank hereby irrevocably appoints the Administrative Agent and the Collateral Agent (the Administrative Agent and the Collateral Agent are referred to collectively, as the “Agents”) its agent and authorizes the Agents to take such actions on its behalf and to exercise such powers as are delegated to such Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. Without limiting the generality of the foregoing, the Agents are hereby expressly authorized to execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Security Documents.

The bank serving as the Administrative Agent and/or the Collateral Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrowers or any subsidiary or other Affiliate thereof as if it were not an Agent hereunder.

Neither Agent shall have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) neither Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing, (b) neither Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that such Agent is instructed in writing to exercise by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.08), (c) each Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the relevant Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the relevant Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action and (d) except as expressly set forth in the Loan Documents, neither Agent shall have any duty to disclose, nor shall it be liable for the failure to disclose, any information relating to Holdings, the Borrowers or any of the subsidiaries thereof that is communicated to or obtained by the bank serving as the Administrative Agent and/or the Collateral Agent or any of its Affiliates in any capacity. Neither Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.08) or in the absence of its own gross negligence, bad faith, willful misconduct or breach of the Loan Documents (as determined by a court of competent jurisdiction in a final and non-appealable judgment). Neither Agent shall be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof is given to such Agent by the US Borrower or a Lender, and neither Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the perfection or priority of any Lien or security interest created or purported to be created under the Collateral Documents or (vi) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to such Agent.

Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. Each

Agent may also rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. Each Agent may consult with legal counsel (who may be counsel for the Borrowers or any Affiliate thereof), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in good faith and in accordance with the advice of any such counsel, accountants or experts.

For purposes of determining compliance with the conditions specified in Section 4.02, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Each Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it. Each Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

Subject to the appointment and acceptance of a successor Agent as provided below, any Agent may resign at any time by notifying in writing the relevant Lenders, each Issuing Bank (if applicable) and the US Borrower. Upon receipt of any such notice of resignation of the Administrative Agent or the Collateral Agent, the Required Lenders shall have the right, with the consent of the US Borrower (such consent not to be unreasonably withheld, and provided that no such consent of the US Borrower shall be required if an Event of Default has occurred and is continuing under paragraphs (g)(i) or (h) of Article VII), to appoint a successor (other than a Disqualified Institution) which shall be a commercial banking institution organized under the laws of the United States or any State or a United States branch or agency of a commercial banking institution, in each case having a combined capital and surplus of at least $500,000,000.

If no successor agent is appointed prior to the effective date of resignation of the relevant Agent specified by such Agent in its notice (which shall not be less than 30 days after receipt of such notice), the resigning Agent may appoint, after consulting with the relevant Lenders and obtaining the consent of the US Borrower (such consent not to be unreasonably withheld, and provided that no such consent of the US Borrower shall be required if a Specified Default has occurred and is continuing), a successor agent from among the relevant Lenders. If no successor agent has accepted appointment as the successor agent by the date which is 30 days following the retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the relevant Lenders shall perform all of the duties of such Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. Upon the acceptance of any appointment as an Agent hereunder by a successor and upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to the Security Documents, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to (a) continue the perfection of the Liens granted or purported to be granted by the Security Documents or (b) otherwise ensure that the obligations under Section 5.09 are satisfied, the successor Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges, and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under the Loan Documents. The fees payable by the US Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the US Borrower and such successor. After an Agent’s resignation hereunder, the provisions of this Article and Section 9.05 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while acting as Agent.

None of Lenders or other Persons identified on the cover page or signature pages of this Agreement as a “syndication agent,” “documentation agent,” “bookrunner” or “arranger” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender.

Each Lender acknowledges that it has, independently and without reliance upon the Agents, the Arrangers or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agents, the Arrangers or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any other Loan Document, any related agreement or any document furnished hereunder or thereunder.

To the extent required by any applicable law, the Administrative Agent may withhold from any interest payment to any Lender an amount equivalent to any applicable withholding tax. If the Internal Revenue Service or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding tax ineffective or for any other reason, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred.

In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent and the Collateral Agent (irrespective of whether the Obligations shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether such Agent shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the Obligations and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and each Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of such Lenders and each such Agent and their respective agents and counsel and all other amounts due such Lenders and the Administrative Agent under Sections 2.05 and 9.05) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to such Agent and, in the event such Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due the Administrative Agent under Sections 2.05 and 9.05.

Nothing contained herein shall be deemed to authorize any Agent to authorize or consent to or accept or adopt on behalf of any relevant Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any relevant Lender to authorize such Agent to vote in respect of the claim of any such Lender in any such proceeding.

Each Issuing Bank shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each Issuing Bank shall have all of the benefits and immunities (i) provided to the Agents in this Article VIII with respect to any acts taken or omissions suffered by such Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Agent” as used in this Article VIII included such Issuing Bank with respect to such acts or omissions and (ii) as additionally provided herein with respect to such Issuing Bank.

Without limiting the powers of the Collateral Agent hereunder or under any of the other Loan Documents, each Lender (for its benefit and the benefit of its affiliates), each Issuing Bank, the Administrative Agent, the Collateral Agent and each other Agent (all such Lenders (for their benefit and the benefit of their respective affiliates), Issuing Banks, Administrative Agent, Collateral Agent and other Agents are collectively called, for purposes of this Article VIII, the “Quebec Secured Parties”) hereby acknowledges and agrees that DBNY shall, for purposes of holding any security granted by the Canadian Borrowers or by any Affiliate or Subsidiary of the Canadian Borrowers on property pursuant to the laws of the Province of Quebec to secure obligations of the Canadian Borrowers or such Affiliate or Subsidiary under any bond or debenture (the “Quebec Secured Obligations”), be the holder of an irrevocable power of attorney (fondé de pouvoir) (within the meaning of the Civil Code of Quebec) for all present and future Quebec Secured Parties and holders of any bond or debenture. Each of the Quebec Secured Parties, for itself and for all present and future affiliates that are or may become Quebec Secured Parties, hereby irrevocably constitutes, to the extent necessary, DBNY as the holder of an irrevocable power of attorney (fondé de pouvoir) (within the meaning of Article 2692 of the Civil Code of Quebec) in order to hold security granted by any of the Canadian Borrowers or by any of their Affiliates or Subsidiaries in the Province of Quebec to secure the Quebec Secured Obligations. Furthermore, each of the Quebec Secured Parties hereby appoints DBNY to act in the capacity of the holder and depositary of such bond or debenture on its own behalf as Collateral Agent and for and on behalf and for the benefit of all present and future Quebec Secured Parties. Each assignee (for itself and for all present and future affiliates) of a Quebec Secured Party shall be deemed to have confirmed and ratified the constitution of the Collateral Agent as the holder of such irrevocable power of attorney (fondé de pouvoir) by execution of the relevant Assignment and Acceptance or other relevant documentation relating to such assignment. Notwithstanding the provisions of Section 32 of the Act respecting the special powers of legal persons (Quebec), DBNY may acquire and be the holder of any bond or debenture. The Canadian Borrowers hereby acknowledge that such bond or debenture constitutes a title of indebtedness, as such term is used in Article 2692 of the Civil Code of Quebec. The execution by DBNY, acting as fondé de pouvoir and mandatory, prior to the date of this Agreement of any deeds of hypothec or other security documents is hereby ratified and confirmed. DBNY acting as fondé de pouvoir shall have the same rights, powers, immunities, indemnities and exclusions from liability as are prescribed in favor of any of the Agents hereunder, which shall apply mutatis mutandis to DBNY acting as fondé de pouvoir. Without limitation, the provisions of Article VIII of this Agreement shall apply mutatis mutandis to the resignation and appointment of a successor to DBNY acting as fondé de pouvoir.

ARTICLE IX

Miscellaneous

Section 9.01. Notices. Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax or, subject to the terms of the immediately succeeding paragraph, electronic mail, as follows:

(a)	if to the US Borrower, to them at:

3311 East Old Shakopee Road

Minneapolis, Minnesota 55425

Attention of: Treasurer

(Fax No. (952) 853-3932)

Email: David.b.kuhnau@ceridian.com

with a copy to (which shall not constitute notice):

3311 East Old Shakopee Road

Minneapolis, Minnesota 55425

Attention of: General Counsel

(Fax No. (952) 853-7272)

Email: michael.w.sheridan@ceridian.com

and

Angela L. Fontana, Esq.

Weil, Gotshal & Manges LLP

200 Crescent Court, Suite 300

Dallas, Texas 75201-6950

(Fax No. (214) 746-7777)

Email: angela.fontana@weil.com

Fidelity National Financial, Inc.

601 Riverside Avenue

Jacksonville, Florida 32204

Attention: Treasurer

(Fax No. (904) 357-1010)

Email: pfarenga@fnf.com

and

Mr. Scott Jaeckel

Thomas H. Lee Partners, L.P.

100 Federal Street, 35th Floor

Boston, Massachusetts 02110

(Fax No. (617) 227-3514)

Email: sjaeckel@thlee.com

(b)	if to the Canadian Borrowers, to them at:

125 Garry Street

Winnipeg, Manitoba

Canada R3C 3P2

Attention of: Chief Legal Counsel

(Fax No. (204) 975-8856)

Email: Scott_Kitching@ceridian.ca

with a copy to (which shall not constitute notice):

3311 East Old Shakopee Road

Minneapolis, Minnesota 55425

Attention of: General Counsel

(Fax No. (952) 853-7272)

Email: michael.w.sheridan@ceridian.com

and

Angela L. Fontana, Esq.

Weil, Gotshal & Manges LLP

200 Crescent Court, Suite 300

Dallas, Texas 75201-6950

(Fax No. (214) 746-7777)

Email: angela.fontana@weil.com

Fidelity National Financial, Inc.

601 Riverside Avenue

Jacksonville, Florida 32204

Attention: Treasurer

(Fax No. (904) 357-1010)

Email: pfarenga@fnf.com

and

Mr. Scott Jaeckel

Thomas H. Lee Partners, L.P.

100 Federal Street, 35th Floor

Boston, Massachusetts 02110

(Fax No. (617) 227-3514)

Email: sjaeckel@thlee.com

(c) if to DBNY as Administrative Agent (other than in its capacity as Canadian Sub-Agent), or as a US Issuing Bank or a Swingline Lender, to Deutsche Bank AG New York Branch, 100 Plaza One, 8th Floor, Jersey City, NJ 07311.3901, Attention of: Ershad Sattar (Phone No. (201) 593-4558, Fax No. (210) 593-2314, Email. ershad.sattar@db.com);

(d) if to DB Canada as Canadian Sub-Agent or as a Multicurrency Issuing Bank or a Multicurrency Swingline Lender, to Deutsche Bank AG Canada Branch 222 Bay Street, Toronto, M5K 1E7, Canada, Attention of: Marcellus Leung (Phone No. (416) 682-8252, Fax No. (416) 682-8484, Email. marcellus.leung@db.com); and

(e) if to a Lender, to it at its address (or fax number) set forth on Schedule 2.01 or in the Assignment and Acceptance pursuant to which such Lender shall have become a party hereto.

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by fax or on the date 3 Business Days after dispatch if sent by certified or registered mail, in each case, delivered, sent or mailed (properly addressed) to such party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01. As agreed to among the Borrowers, the Administrative Agent and the applicable Lenders from time to time in writing, notices and other communications may also be delivered or furnished by e-mail; provided that the foregoing shall not apply to notices pursuant to Article II or to Pricing

Certificates unless otherwise agreed by the Administrative Agent; provided, further, that approval of such procedures may be limited to particular notices or communications. All such notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient.

Section 9.02. Survival of Agreement. All covenants, agreements, representations and warranties made by the Borrowers herein or any other Loan Document shall be considered to have been relied upon by the Agents, the Lenders and the Issuing Banks, shall survive the making by the Lenders of the Loans and the issuance of Letters of Credit by each Issuing Bank and shall continue in force and effect until the Termination Date, regardless of any investigation made by the Agents, the Lenders or such Issuing Bank or on their behalf, and notwithstanding that any Agent, any Lender or any Issuing Bank may have had notice or actual knowledge of any Default at the time of any Credit Event. The provisions of Sections 2.15, 2.17, 2.21 and 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the expiration of any Letter of Credit, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent, any Lender or any Issuing Bank, but in each case subject to the express limitations set forth in this Agreement.

Section 9.03. Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrowers and the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto.

Section 9.04. Successors and Assigns. (a) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party, and all covenants, promises and agreements by or on behalf of the Borrowers, the Administrative Agent, the Collateral Agent, any Issuing Bank or the Lenders that are contained in this Agreement shall bind and inure to the benefit of their respective permitted successors and assigns.

(b) Each Lender may assign to one or more assignees (in each case, other than to Disqualified Institutions) all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided, however, that (i) each of the Administrative Agent and the US Borrower must give its prior written consent to such assignment (which consent shall not be unreasonably withheld or delayed); provided that no such consent shall be required to any such assignment made to a Lender or an Affiliate or Related Fund of a Lender (in each case, other than to Disqualified Institutions) (each, an “Eligible Assignee”) and the consent of the US Borrower shall not be required during the continuance of any Specified Default, (ii) in the case of any assignment of a US Revolving Credit Commitment or a Multicurrency Revolving Credit Commitment, each US

Issuing Bank or Multicurrency Issuing Bank, as the case may be, must, to the extent its L/C Exposure equals or exceeds $5,000,000, give its prior written consent (which consent shall not be unreasonably withheld or delayed), (iii) (A) in the case of any assignment, other than assignments to any Eligible Assignee, the amount of a Revolving Credit Commitment of the assigning Lender of a given Class (or, in the case of an assignment of Loans after such Revolving Credit Commitment has expired or been terminated, the aggregate Principal Amount of the Loans of the assigning Lenders of such Class) subject to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 (or, if less, the entire remaining amount (or, Principal Amount, as applicable) of such Lender’s Revolving Credit Commitment (or Loans) of such Class) and shall be in an amount (or, Principal Amount, as applicable) that is an integral multiple of $1,000,000 (or the entire remaining amount (or, Principal Amount, as applicable) of such Lender’s Revolving Credit Commitment (or Loans) of the applicable Class) and the amount of the Term Loan Commitment or Term Loans, as applicable, of the assigning Lender subject to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 (or, if less, the entire remaining amount of such Lender’s Term Loan Commitment or Term Loans) and shall be in an amount that is an integral multiple of $1,000,000 (or the entire remaining amount of such Lender’s Term Loan Commitment or Term Loans, as applicable), provided, however, that simultaneous assignments to two or more Related Funds shall be combined for purposes of determining whether the minimum assignment requirement is met, and (B) in the case of any assignment to any Eligible Assignee, after giving effect to such assignment, the aggregate US Revolving Credit Commitments (or Principal Amount of related Loans), Multicurrency Revolving Credit Commitments (or Principal Amount of related Loans), Term Loan Commitments or Term Loans, as applicable, of the assigning Lender and its Affiliates and Related Funds shall be zero or not less than $1,000,000 and the aggregate US Revolving Credit Commitments (or Principal Amount of related Loans), Multicurrency Revolving Credit Commitments (or Principal Amount of related Loans), Term Loan Commitments or Term Loans, as applicable, of the assignee Lender and its Affiliates and Related Funds shall be not less than $1,000,000, (iv) the parties to each such assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance (such Assignment and Acceptance to be (A) electronically executed and delivered to the Administrative Agent via an electronic settlement system then acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually), and (B) delivered together with a processing and recordation fee of $3,500, unless waived or reduced by the Administrative Agent in its sole discretion; provided that only one such fee shall be payable in connection with simultaneous assignments by or to two or more Related Funds) and (v) the assignee, if it shall not be a Lender immediately prior to the assignment, shall deliver to the Administrative Agent an Administrative Questionnaire and the tax forms required under Section 2.21(e), (f) or (g), as applicable. Upon acceptance and recording pursuant to paragraph (e) of this Section 9.04, from and after the effective date specified in each Assignment and Acceptance, (A) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement and (B) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.17, 2.21 and 9.05 with respect to facts and circumstances occurring prior to the effective date of such assignment, as well as to any Fees accrued for its account and not yet paid). Any assignment or transfer that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (f) of this Section 9.04, other than a sale to a Disqualified Institution which shall be void, ab initio.

(c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Term Loan Commitment and Revolving Credit Commitment, and the outstanding balances of its Term Loans and Revolving Loans, in each case without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Acceptance, (ii) except as set forth in clause (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of Holdings, the Borrowers or any subsidiary or the performance or observance by Holdings, the Borrowers or any subsidiary of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, (iii) such assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance, (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent Section 5.04 Financial Statements (or prior to the delivery thereof, the financial statements referred to in Section 3.05(a)) and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (v) such assignee will independently and without reliance upon the Administrative Agent, the Collateral Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, (vi) such assignee appoints and authorizes the Administrative Agent and Collateral Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent and the Collateral Agent, respectively, by the terms hereof, together with such powers as are reasonably incidental thereto, (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender and (viii) such assignee confirms that such assignee shall not be entitled to receive any greater payment under Sections 2.15, 2.17 or 2.21 than such assigning Lender would have been entitled to receive as of the date of such assignment with respect to the interest being assigned, except to the extent that the entitlement to any greater payment results from any Change in Law after the date of such assignment.

(d) The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders and any changes thereto, whether by assignment or otherwise, and the relevant Commitment of, and principal amount of the relevant Loans (and related interest amount and fees with respect to such Loan) owing and paid to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive in the absence of manifest error and the Borrowers, the Administrative Agent, each Issuing Bank, the Collateral Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers at any reasonable time and from time to time upon reasonable prior notice.

(e) Upon its receipt of, and consent to, a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, an Administrative Questionnaire completed in respect of the assignee (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) above, if applicable, and the written consent of the Administrative Agent, the Borrowers and the Issuing Banks to such assignment (in each case to the extent required pursuant to paragraph (b) above) and any applicable tax forms required by Section 2.21(e), (f) and/or (g), as applicable, the Administrative Agent shall (i) accept such Assignment and Acceptance and (ii) promptly record the information contained therein in the Register. No assignment shall be effective unless it has been recorded in the Register as provided in this paragraph (e).

(f) Each Lender may without the consent of the Borrowers, any Swingline Lender, any Issuing Bank or the Administrative Agent sell participations to one or more banks or other Persons (other than to Disqualified Institutions) in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it and its participations in the L/C Exposure and/or Swingline Loans); provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating banks or other Persons shall be entitled to the benefit of the cost protection provisions contained in Sections 2.15, 2.17 and 2.21 to the same extent as if they were Lenders (but, with respect to any particular participant, to no greater extent than the Lender that sold the participation to such participant and in the case of Section 2.21, only to the extent the taxes do not result from a failure by such participant to provide any form of information that it would have been required to provide under such Section if it were a Lender), (iv) to the extent permitted by applicable law, each participant also shall be entitled to the benefits of Section 9.06 as though it were a Lender, so long as such participant agrees to be subject to Section 2.19 as though it were a Lender and (v) the relevant Borrower, the Administrative Agent, each Issuing Bank, each Swingline Lender and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the relevant Borrower relating to the Loans or L/C Disbursements and to approve any amendment, modification or waiver of any provision of this Agreement (other than amendments, modifications or waivers described in clauses (i), (ii) and (iii) of Section 9.08(b) as it pertains to the Loans or Commitments in which such participant has an interest). Each Lender selling a participation to a participant shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, keep a register, meeting the requirements of Treasury Regulation Section 5f.103-1(c), of each such participation, specifying such participant’s name, address and entitlement to payments of principal and interest with respect to such participation (the

“Participant Register”). The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation as the owner thereof for all purposes of this Agreement notwithstanding any notice to the contrary. In addition, each such Lender shall provide the Administrative Agent and the Borrowers with the applicable forms, certificates and statements described in Section 2.21(e), (f) and /or (g) hereof, as applicable, as if such participant was a Lender hereunder. Any participation to a Disqualified Institution shall be void, ab initio.

(g) Any Lender or participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.04, disclose to the assignee or participant or proposed assignee or participant any non-public information relating to the Borrowers furnished to such Lender by or on behalf of the Borrowers; provided that prior to any such disclosure, each such assignee or participant or proposed assignee or participant shall execute an agreement whereby such assignee or participant shall agree (subject to customary exceptions) to preserve the confidentiality of such non-public information on terms no less restrictive than those applicable to the Lenders pursuant to Section 9.16.

(h) Any Lender may, without the consent of the relevant Borrower or the Administrative Agent, at any time assign all or any portion of its rights under this Agreement to secure extensions of credit to such Lender or in support of obligations owed by such Lender; provided that no such assignment shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto. Each party hereto hereby agrees that no such assignment by a Lender shall increase the costs or expenses or otherwise increase or change the obligations of the Borrowers hereunder.

(i) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrowers, the option to provide to the Borrowers all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrowers pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that (x) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrowers hereunder, (y) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender) and (z) the Granting Lender shall for all purposes remain the Lender of record hereunder. In addition, notwithstanding anything to the contrary contained in this Section 9.04, any SPC may (A) with notice to, but without the prior written consent of, the US Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender and (B) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC.

(j) None of the Borrowers other than a Canadian Borrower (if the US Borrower shall assume in writing all Obligations of such Canadian Borrower hereunder pursuant to documentation reasonably satisfactory to the Administrative Agent), shall assign or delegate any of its rights or duties hereunder (other than in a transaction permitted by Section 6.04) without the prior written consent of the Administrative Agent, each Issuing Bank and each Lender, and any attempted assignment without such consent shall be null and void.

Section 9.05. Expenses; Indemnity. (a) The US Borrower agrees to pay (i) if the Closing Date occurs, all reasonable and documented out-of-pocket expenses (but limited, as to legal fees and expenses, to those of White & Case LLP, counsel for the Agents and the Arrangers taken as a whole, and, if reasonably necessary, of one local counsel in any relevant material jurisdiction) incurred by the Arrangers and the Agents, in connection with the syndication of the Credit Facilities and the preparation and administration of this Agreement and the other Loan Documents or in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions hereby or thereby contemplated shall be consummated) and (ii) all reasonable and documented out-of-pocket expenses (but limited, as to legal fees and expenses, to one counsel for all such Persons taken as a whole, and, if reasonably necessary, of one local counsel to all such Persons taken as a whole in any relevant material jurisdiction) incurred by the Agents, any Issuing Bank, any Swingline Lender or any Lender in connection with the enforcement or protection of its rights or remedies in connection with this Agreement and the other Loan Documents or in connection with the Loans made or Letters of Credit issued hereunder.

(b) Each Borrower agrees to indemnify each Arranger, the Administrative Agent, the Collateral Agent, each Lender, each Issuing Bank, each Swingline Lender and each Related Party of any of the foregoing Persons and their successors and permitted assigns (each such Person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all costs, expenses (including reasonable and documented fees and out-of-pocket disbursements and other charges of one primary counsel to the Indemnitees, taken as a whole, and, if reasonably necessary, one local counsel in any relevant material jurisdiction; provided that if (i) one or more Indemnitees shall have reasonably concluded that there may be legal defenses available to it that are different from or in addition to those available to one or more other Indemnitees or (ii) the representation of the Indemnitees (or any portion thereof) by the same counsel would be inappropriate due to actual or potential differing interests between them, then such expenses shall include the reasonable and documented fees and out-of-pocket disbursements and other charges of one separate counsel to such Indemnitees, taken as a whole, in each relevant material jurisdiction), and liabilities of such Indemnitee arising out of or in connection with (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated thereby (including the syndication of the Credit Facilities), (ii) the use of the proceeds of the Loans or issuance of Letters of Credit, (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto (and regardless of whether such matter is initiated by a third party or by the Borrowers, any other Loan Party or any of their respective Affiliates), or (iv) any actual or alleged presence or Release of Hazardous Materials on any property currently or formerly owned or operated by Holdings, the Borrowers or any of the subsidiaries, or any liability under

Environmental Laws related in any way to Holdings, the Borrowers or the subsidiaries; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such costs, expenses or liabilities (x) resulted from the gross negligence, bad faith, fraud or willful misconduct of such Indemnitee (or its Related Parties) or breach of its (or its Related Parties’) obligations hereunder or under the other Loan Documents, (y) relate to the presence or Release of Hazardous Materials that first occur at any property owned by Holdings, the Borrowers or any subsidiary after such property is transferred to any Indemnitee or its successors or assigns by foreclosure, deed-in-lieu of foreclosure or similar transfer or (z) resulted from any dispute solely among Indemnitees and not involving the Borrowers, the Sponsors or their respective Affiliates. The Borrowers shall have no obligation to reimburse any Indemnitee for fees and expenses unless such Indemnitee provides the Borrowers with an undertaking in which such Indemnitee agrees to refund and return any and all amounts paid by the Borrowers to such Indemnitee to the extent any of the foregoing items in clauses (x) through (z) occurs. Notwithstanding the foregoing, this Section 9.05 shall not apply to Tax matters, which shall be governed exclusively by Section 2.21.

(c) To the extent that any Borrower fails to pay any amount required to be paid by it to any Arrangers, the Administrative Agent, the Collateral Agent, any Issuing Bank, any Swingline Lender or any other Indemnitee related thereto under paragraph (a) or (b) of this Section 9.05 (and without limiting its obligation to do so), each Lender (other than, in the case of the Issuing Banks and the Swingline Lenders, any Term Lender) severally agrees to pay to such Arranger, the Administrative Agent, the Collateral Agent, any Issuing Bank, any Swingline Lender or such related Indemnitee, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against an Arranger, the Administrative Agent, the Collateral Agent, any Issuing Bank, any Swingline Lender or a related Indemnitee in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based on its share of the sum of the Aggregate Revolving Credit Exposure, outstanding Term Loans and Unused Revolving Credit Commitments and Term Loan Commitments at the time.

(d) To the extent permitted by applicable law, no party hereto shall assert, and each party hereto hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e) The provisions of this Section 9.05 shall survive the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the expiration of any Letter of Credit, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent, any Lender or the Issuing Banks. All amounts due under this Section 9.05 shall be payable within 30 days after receipt of an invoice relating thereto setting forth such amounts in reasonable detail.

Section 9.06. Right of Setoff; Payments Set Aside. (a) If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, except to the extent prohibited by law, without prior notice to the relevant Borrower or any other Loan Party, any such notice being waived by the relevant Borrower (on its own behalf and on behalf of each Loan Party and its subsidiaries) to setoff and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the relevant Borrower against any of and all the obligations of the relevant Borrower now or hereafter existing under this Agreement and other Loan Documents held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such other Loan Document and although such obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or indebtedness. The rights of each Lender under this Section 9.06 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have. Each Lender agrees promptly to notify the US Borrower, the relevant Borrower (if other than the US Borrower) and the Administrative Agent after any such setoff and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such setoff and application.

(b) To the extent that any payment by or on behalf of any Borrower is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, then (i) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (ii) each relevant Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any relevant Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect.

Section 9.07. Applicable Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN LETTERS OF CREDIT AND AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. EACH LETTER OF CREDIT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED IN ACCORDANCE WITH, THE LAWS OR RULES DESIGNATED IN SUCH LETTER OF CREDIT, OR IF NO SUCH LAWS OR RULES ARE DESIGNATED, THE UNIFORM CUSTOMS AND PRACTICE FOR DOCUMENTARY CREDITS MOST RECENTLY PUBLISHED AND IN EFFECT, ON THE DATE SUCH LETTER OF CREDIT WAS ISSUED, BY THE INTERNATIONAL CHAMBER OF COMMERCE (THE “UNIFORM CUSTOMS”) AND, AS TO MATTERS NOT GOVERNED BY THE UNIFORM CUSTOMS, THE LAWS OF THE STATE OF NEW YORK.

Section 9.08. Waivers; Amendment. (a) No failure or delay of the Administrative Agent, the Collateral Agent, any Lender or any Issuing Bank in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Collateral Agent, each Issuing Bank and each Lender hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have under applicable law. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrowers or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by clause (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Borrowers in any case shall entitle the Borrowers to any other or further notice or demand in similar or other circumstances.

(b) Subject to Section 2.26 and clauses (c), (d), (e) and (f) below, and except for those actions expressly permitted to be taken by the Agents, neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Required Lenders and the Loan Parties that are party thereto and are affected by such waiver, amendment or modification; provided, however, that no such agreement shall (i) reduce the principal amount of, or extend or waive the final scheduled maturity date or date for the payment of any interest on, any Loan or any date for reimbursement of an L/C Disbursement, forgive any such payment or any part thereof, or decrease the rate of interest on any Loan or L/C Disbursement, without the prior written consent of each Lender directly and adversely affected thereby (it being understood that any change to the component definitions used in the definition of Adjusted Consolidated Leverage Ratio and affecting the determination of interest and any waiver of default interest shall only require the consent of the US Borrower and the Required Lenders), (ii) increase or extend the Commitment or decrease or extend the date for payment of any Fees of any Lender without the prior written consent of such Lender directly and adversely affected thereby (it being understood that any change to the component definitions used in the definition of Adjusted Consolidated Leverage Ratio and affecting the determination of any Fee shall only require the consent of the US Borrower and the Required Lenders and waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the aggregate Commitments (or any Commitment) or of a mandatory prepayment or required offer to prepay any Loans shall not constitute an increase of the Commitments of any Lender), (iii) amend or modify the pro rata requirements of Section 2.18, the provisions of Section 2.19, the provisions of Section 9.04(j) (it being understood that any change to Section 6.04 shall only require approval of the Required Lenders) or the provisions of this Section 9.08 (except as set forth below) or release all or substantially all of the Guarantors or all or substantially all of the Collateral (except as permitted by Section 9.17(a) or the relevant Guarantee and Collateral Agreement), without the prior written consent of each Lender, or (iv) reduce the percentage contained in the definition of the term “Required Lenders”, without the prior written consent of each Lender (it being understood that with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Commitments and extensions of credit thereunder on the date hereof and this Section 9.04 may be amended to reflect such extension of credit); provided, further, that (x) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Collateral Agent, any Issuing Bank or any Swingline Lender hereunder or under any other Loan Document without the prior written consent of the Administrative Agent, the Collateral Agent, such Issuing Bank or such Swingline Lender, as the case may be, and (y) Section 9.04(i) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification.

(c) Notwithstanding the foregoing, in addition to any credit extensions and related Incremental Amendments effectuated without the consent of Lenders in accordance with Section 2.26, this Agreement (including this Section 9.08 and Section 2.18) may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the relevant Borrower (i) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the relevant Term Loans and relevant Revolving Loans and the accrued interest and Fees in respect thereof and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and other definitions related to such new credit facilities.

(d) Notwithstanding the foregoing, any amendment, modification or waiver of, or consent with respect to Section 2.13(e) relating to the application of any mandatory prepayment that results in a Class of Term Lenders being allocated a lesser repayment than such Class would otherwise have been entitled to in the absence of such amendment, modification or waiver, shall require the consent of the Required Term Lenders for such affected Class (except in the case where additional extensions of terms loans are being afforded substantially the same treatment afforded to the relevant Term Loans pursuant to this Agreement on the Closing Date).

(e) In addition, notwithstanding the foregoing, this Agreement and the other Loan Documents may be amended (or amended and restated) with the written consent of the Administrative Agent, the relevant Borrower and the Lenders providing the relevant Replacement Term Loans to permit the refinancing of the outstanding US Term Loans or Canadian Term Loans (any such Term Loans, the “Refinanced Term Loans”) with replacement term loan tranches hereunder which shall be Loans hereunder (“Replacement Term Loans”); provided that (i) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans, (ii) the Applicable Margin for such Replacement Term Loans shall not be higher than the Applicable Margin for such Refinanced Term Loans, (iii) the weighted average life to maturity of such Replacement Term Loans shall not be shorter than the weighted average life to maturity of such Refinanced Term Loans at the time of such refinancing, (iv) the borrower of such Replacement Term Loan shall be the US Borrower or the same as the borrower of such Refinanced Term Loans and (v) all other terms applicable to such Replacement Term Loans shall be substantially identical to, or less favorable to the Lenders providing such Replacement Term Loans than, those applicable to such Refinanced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Term Loans in effect immediately prior to such refinancing.

(f) Further, notwithstanding anything to the contrary contained in this Section 9.08, if following the Closing Date, the Administrative Agent and the Borrowers shall have agreed in their sole and absolute discretion that there is an ambiguity, inconsistency, manifest error or any error or omission of a technical or immaterial nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and the Borrowers shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Documents if the same is not objected to in writing by the Required Lenders within five Business Days following receipt of notice thereof (it being understood that the Administrative Agent has no obligation to agree to any such amendment).

(g) Each waiver, amendment, modification, supplement or consent made or given pursuant to this Section 9.08 shall be effective only in the specific instance and for the specific purpose for which given, and such waiver, amendment, modification or supplement shall apply equally to each of the Lenders and shall be binding on the Loan Parties, the Lenders, the Agents and all future holders of the Loans and Commitments.

Section 9.09. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan or participation in any L/C Disbursement, together with all fees, charges and other amounts which are treated as interest on such Loan or participation in such L/C Disbursement under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan or participation in accordance with applicable law, the rate of interest payable in respect of such Loan or participation hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan or participation but were not payable as a result of the operation of this Section 9.09 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or participations or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount shall have been received by such Lender.

Section 9.10. Entire Agreement. This Agreement, the Fee Letter and the other Loan Documents constitute the entire contract between the parties relative to the subject matter hereof. Any other previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any Person (other than the parties hereto and thereto, their respective successors and assigns permitted hereunder (including any Affiliate of any Issuing Bank that issues any Letter of Credit) and, to the extent expressly contemplated hereby, the Indemnitees, the Arrangers, the Related Parties of each of the Administrative Agent, the Collateral Agent, the Issuing Banks and the Lenders) any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

Section 9.11. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE

FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

Section 9.12. Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 9.13. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 9.03. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 9.14. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Section 9.15. Jurisdiction; Consent to Service of Process. (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment rendered in respect thereof, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, the Collateral Agent, the Issuing Banks or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against the Borrowers, Holdings or their respective properties in the courts of any jurisdiction.

(b) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Each of the Canadian Term Borrower and the Canadian Revolver Borrower further irrevocably designates, appoints and empowers National Registered Agents, Inc., with offices on the date hereof at 100 Canal Pointe Blvd., Suite 108, Princeton, NJ 08540, as its authorized designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any and all legal process, summons, notices and documents which may be served in any action or proceeding solely in connection with this Agreement and the other Loan Documents and any actions arising out of or in connection herewith or therewith. If for any reason such authorized designee, appointee and agent shall cease to be available to act as such, each of the Canadian Term Borrower and the Canadian Revolver Borrower (as the case may be) agrees to designate a new authorized designee, appointee and agent in New York City on the terms and for the purposes of this provision reasonably satisfactory to the Administrative Agent under this Agreement. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 9.16. Confidentiality. Each of the Agents, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information, the Loan Documents and the terms and substance thereof, except that the Information and the Loan Documents may be disclosed (a) to its and its Affiliates’ trustees, officers, directors, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential) in connection with the transactions contemplated hereby, (b) to the extent requested by any Governmental Authority having jurisdiction over such Person (including any Governmental Authority regulating any Lender or its Affiliates), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (provided that such Agent, such Issuing Bank or such Lender that discloses any Information or any Loan Document pursuant to this clause (c) shall provide the US Borrower with prompt notice of such disclosure to the extent permitted by applicable law), (d) to the extent reasonably necessary in connection with the exercise of any remedies hereunder or under the other Loan Documents or any suit, action or proceeding relating to the enforcement of its rights hereunder or thereunder, (e) subject to an agreement containing provisions substantially the same as those of this Section 9.16 (or as otherwise may be acceptable to the US Borrower), to (i) any actual or prospective assignee of or participant in any of its rights or obligations under this Agreement and the other Loan Documents or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrowers, any subsidiary or any Affiliate thereof or any of their respective obligations, (f) with the written consent of the US Borrower, (g) to any Rating Agency when required by it (it being understood that, prior to any such disclosure, such Rating Agency shall undertake to preserve the confidentiality of the Loan Documents and/or any such Information relating to the Loan Parties received by it from such Person) or (h) to the extent such Information becomes publicly available other than as a result of a breach of this Section 9.16. For the purposes of this Section, “Information” shall mean all information received from the Borrowers, Holdings or their respective subsidiaries and related to the Borrowers, Holdings or their respective subsidiaries or business, other than any such information that is publicly available to any Agent, any Issuing Bank or any Lender, other than by reason of disclosure by any Agent, any Issuing Bank or any Lender in breach of this Section 9.16.

Section 9.17. Release of Collateral. (a) The Lenders irrevocably authorize the Agents (and the Agents agree):

(i) to release any Lien on any property granted to or held by the Collateral Agent or the Administrative Agent under any Loan Document (w) upon the Termination Date (and, concurrently therewith, to release all the Loan Parties from their obligations under the Loan Documents (other than those that specifically survive the Termination Date)), (x) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document to any Person other than a Loan Party (it being understood that the Lien on the assets of any transferee Loan Party shall only secure such Loan Party’s Obligations), (y) subject to Section 9.08, if approved, authorized or ratified in writing by the Required Lenders, or (z) owned by a Subsidiary Guarantor upon release of such Guarantor from its obligations under its Guarantee and Collateral Agreement pursuant to clause (iii) below;

(ii) at the request of any Borrower, to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by clauses (a), (d), (e), (f), (h), (i), (l), (p), (q), (r), (s), (t), (w), (y) and (z) of the definition of Permitted Liens;

(iii) to release any Subsidiary Guarantor from its obligations under any Loan Document to which it is a party if such Person ceases to be a Subsidiary as a result of a transaction or designation permitted hereunder; provided that no such release shall occur if such Guarantor continues to be a guarantor in respect of the Senior Notes, any Junior Financing which constitutes Material Indebtedness and any Refinancing Indebtedness in respect thereof unless and until such Guarantor is (or is being simultaneously) released from its guarantee with respect to the Senior Notes, such Junior Financing and any Refinancing Indebtedness in respect thereof; and

(iv) to enter into the intercreditor arrangements contemplated by the definition of “Junior Lien Obligations” or “Receivables Facility”.

(b) Upon request by any Agent at any time, the Required Lenders will confirm in writing such Agent’s authority to release its interest in particular types or items of property, or to release any Subsidiary Guarantor from its obligations under the Loan Documents pursuant to this Section 9.17. In each case as specified in this Section 9.17, the relevant Agent will, at the relevant Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Loan Documents, or to release such Loan Party from its obligations under the Loan Documents, in each case, in accordance with the terms of the Loan Documents and this Section 9.17.

Section 9.18. USA PATRIOT Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrowers in accordance with the USA PATRIOT Act.

Section 9.19. Lender Action. Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Loan Party or any other obligor under any of the Loan Documents or any Hedging Obligation (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Loan Party, without the prior written consent of the Administrative Agent. The provision of this Section 9.19 are for the sole benefit of the Lenders and shall not afford any right to, or constitute a defense available to, any Loan Party.

Section 9.20. Effectiveness of Merger. Upon the consummation of the Merger, the Company shall succeed to all the rights and obligations of Merger Sub under this Agreement, without any further action by any Person.

Section 9.21. Judgment Currency. (a) The Loan Parties’ obligations hereunder and under the other Loan Documents to make payments in the Applicable Currency (the “Obligation Currency”) shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by the Administrative Agent, the Collateral Agent or the respective Lender of the full amount of the Obligation Currency expressed to be payable to the Administrative Agent, the Collateral Agent or such Lender under this Agreement or the other Loan Documents. If, for the purpose of obtaining or enforcing judgment against any Loan Party in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in the Obligation Currency, the conversion shall be made at the US Dollar Equivalent thereof, determined, in each case, as of the Business Day immediately preceding the day on which the judgment is given (such Business Day being hereinafter referred to as the “Judgment Currency Conversion Date”).

(b) If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, the applicable Loan Party covenants and agrees to pay, or cause to be paid, such additional amounts, if any (but in any event not a lesser amount) as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Judgment Currency Conversion Date.

(c) For purposes of determining the US Dollar Equivalent or any other rate of exchange for this Section, such amounts shall include any premium and costs payable in connection with the purchase of the Obligation Currency.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

FOUNDATION MERGER SUB, INC.

By:	/s/ Gregory J. Macfarlane
Name: Gregory J. Macfarlane
Title: Chief Financial Officer

[SIGNATURE PAGE TO CREDIT AGREEMENT]

CERIDIAN CANADA HOLDINGS ULC

By:	/s/ Gary M. Nelson
Name: Gary M. Nelson
Title: Vice President

[SIGNATURE PAGE TO CREDIT AGREEMENT]

CERIDIAN CANADA LTD.

By:	/s/ Gary M. Nelson
Name: Gary M. Nelson
Title: Vice President

[SIGNATURE PAGE TO CREDIT AGREEMENT]

CERIDIAN CORPORATION HEREBY ABSOLUTELY, IRREVOCABLY AND UNCONDITIONALLY ASSUMES ALL PAYMENT AND PERFORMANCE OBLIGATIONS OF FOUNDATION MERGER SUB, INC. UNDER THE LOAN DOCUMENTS

CERIDIAN CORPORATION

By:	/s/ Gregory J. Macfarlane
Name: Gregory J. Macfarlane
Title: Chief Financial Officer,
Secretary and Treasurer

[SIGNATURE PAGE TO CREDIT AGREEMENT]

DEUTSCHE BANK AG NEW YORK BRANCH, individually and as Administrative Agent, Collateral Agent, Swingline Lender and a US Issuing Bank

By:	/s/ Scottye Lindsey
Name: Scottye Lindsey
Title: Director

By:	/s/ Erin Morrissey
Name: Erin Morrissey
Title: Vice President

[SIGNATURE PAGE TO CREDIT AGREEMENT]

DEUTSCHE BANK AG CANADA BRANCH, individually and as Canadian Sub-Agent and a Multicurrency Issuing Bank

By:	/s/ Robert A. Johnston
Name: Robert A. Johnston
Title: Vice President

By:	/s/ Marcellus Leung
Name: Marcellus Leung
Title: Assistant Vice President

[SIGNATURE PAGE TO CREDIT AGREEMENT]

DEUTSCHE BANK SECURITIES INC., as Joint Lead Arranger and Joint Bookrunner

By:	/s/ Mark E. Funk
Name: Mark E. Funk
Title: Managing Director

By:	/s/ Stephanie L. Perry
Name: Stephanie L. Perry
Title: Director

[SIGNATURE PAGE TO CREDIT AGREEMENT]

CREDIT SUISSE SECURITIES (USA) LLC, as Joint Lead Arranger and Joint Bookrunner,

By:	/s/ Christopher G. Cunningham
Name: Christopher G. Cunningham
Title: Managing Director

[SIGNATURE PAGE TO CREDIT AGREEMENT]

BANC OF AMERICA SECURITIES LLC, as Joint Bookrunner

By:	/s/ Bradford Jones
Name: Bradford Jones
Title: Managing Director

[SIGNATURE PAGE TO CREDIT AGREEMENT]

SIGNATURE PAGE TO THE CREDIT AGREEMENT DATED AS OF THE DATE FIRST WRITTEN ABOVE, AMONG FOUNDATION MERGER SUB, INC., CERIDIAN CANADA HOLDINGS ULC., CERIDIAN CANADA LTD., THE LENDERS PARTY HERETO FROM TIME TO TIME AND DEUTSCHE BANK AG NEW YORK BRANCH, AS ADMINISTRATIVE AGENT AND COLLATERAL AGENT

CREDIT SUISSE, CAYMAN ISLANDS BRANCH

By:	/s/ Jay Chall
Name: Jay Chall
Title: Director

By:	/s/ James Neira
Name: James Neira
Title: Associate

[SIGNATURE PAGE TO CREDIT AGREEMENT]

SIGNATURE PAGE TO THE CREDIT AGREEMENT DATED AS OF THE DATE FIRST WRITTEN ABOVE, AMONG FOUNDATION MERGER SUB, INC., CERIDIAN CANADA HOLDINGS ULC, CERIDIAN CANADA LTD., THE LENDERS PARTY HERETO FROM TIME TO TIME AND DEUTSCHE BANK AG NEW YORK BRANCH, AS ADMINISTRATIVE AGENT AND COLLATERAL AGENT

NAME OF INSTITUTION: BANK OF AMERICA, N.A.

By:	/s/ David H. Strickert
Name: David H. Strickert
Title: Senior Vice President

[SIGNATURE PAGE TO CREDIT AGREEMENT]

SIGNATURE PAGE TO THE CREDIT AGREEMENT DATED AS OF THE DATE FIRST WRITTEN ABOVE, AMONG FOUNDATION MERGER SUB, INC., CERIDIAN CANADA HOLDINGS ULC, CERIDIAN CANADA LTD., THE LENDERS PARTY HERETO FROM TIME TO TIME AND DEUTSCHE BANK AG NEW YORK BRANCH, AS ADMINISTRATIVE AGENT AND COLLATERAL AGENT

CREDIT SUISSE, TORONTO BRANCH

By:	/s/ Steve W. Fuh
Name: Steve W. Fuh
Title: Vice-President

By:	/s/ Bruce F. Wetherly
Name: Bruce F. Wetherly
Title: Director,
CREDIT SUISSE, TORONTO BRANCH

[SIGNATURE PAGE TO CREDIT AGREEMENT]

SIGNATURE PAGE TO THE CREDIT AGREEMENT DATED AS OF THE DATE FIRST WRITTEN ABOVE, AMONG FOUNDATION MERGER SUB, INC., CERIDIAN CANADA HOLDINGS ULC, CERIDIAN CANADA LTD., THE LENDERS PARTY HERETO FROM TIME TO TIME AND DEUTSCHE BANK AG NEW YORK BRANCH, AS ADMINISTRATIVE AGENT AND COLLATERAL AGENT

NAME OF INSTITUTION:
BANK OF AMERICA, N.A. (CANADA BRANCH)

By:	/s/ Medina Sales de Andrade
Name: Medina Sales de Andrade
Title: Vice President

[SIGNATURE PAGE TO CREDIT AGREEMENT]